As filed with the Securities and Exchange Commission on November 17, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Peet’s Coffee & Tea, Inc.

(Exact name of Registrant as specified in its charter)

Washington	2095	91-0863396
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. employer identification no.)

Peet’s Coffee & Tea, Inc.

1400 Park Avenue, Emeryville, CA 94608

(510) 594-2100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Thomas P. Cawley

Chief Financial Officer

Peet’s Coffee & Tea, Inc.

1400 Park Avenue, Emeryville, CA 94608

(510) 594-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kenneth L. Guernsey

David A. Lipkin

Gian-Michele a Marca

Cooley Godward Kronish LLP

101 California Street, 5th Floor, San Francisco, CA 94111

(415) 693-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the other conditions to the completion of the exchange offer described in the enclosed prospectus have been satisfied.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Maximum Amount of Registration Fee(4)
Common Stock, no par value	2,614,693	Not Applicable	$74,804,227.84	$4,174.08

(1)	This Registration Statement relates to common stock of Peet’s Coffee & Tea, Inc., no par value, issuable upon completion of the exchange offer for each outstanding share of common stock, $0.01 par value per share, of Diedrich Coffee, Inc., a Delaware corporation, and subsequent merger of Marty Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Peet’s Coffee & Tea, Inc., with and into Diedrich Coffee, Inc.
(2)	Represents the maximum number of shares of Peet’s Coffee & Tea, Inc. common stock estimated to be issuable upon completion of the exchange offer and subsequent merger.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and (f) under the Securities Act of 1933, as amended (the “Securities Act”), based on the product of (a) the excess of (i) the average of the high and low per share prices of Diedrich Coffee, Inc. common stock, $0.01 par value, as reported on the Nasdaq Capital Market on November 16, 2009, over (ii) $17.33 in cash to be paid for each share of Diedrich Coffee, Inc. common stock to be acquired by Peet’s Coffee & Tea, Inc. in the exchange offer and subsequent merger, multiplied by (b) the maximum number of shares of Diedrich Coffee, Inc. common stock to be acquired by Peet’s Coffee & Tea, Inc. upon completion of the exchange offer and subsequent merger.
(4)	Calculated by multiplying the proposed maximum aggregate offering price by 0.0000558, in accordance with Rule 457(o) under the Securities Act.

THE INFORMATION IN THIS PROSPECTUS/OFFER TO PURCHASE MAY BE CHANGED. PEET’S COFFEE & TEA, INC. MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS/OFFER TO PURCHASE IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS, DATED NOVEMBER 17, 2009

PROSPECTUS/OFFER TO PURCHASE

EACH OUTSTANDING SHARE OF COMMON STOCK

OF

DIEDRICH COFFEE, INC.

FOR A COMBINATION OF $17.33 IN CASH

AND

A FRACTION OF A SHARE OF COMMON STOCK

OF

PEET’S COFFEE & TEA, INC.

HAVING A VALUE EQUAL TO $8.67 BASED ON A FORMULA AS PROVIDED HEREIN

(SUCH FRACTION NOT TO EXCEED 0.315 OF A SHARE)

MADE BY

MARTY ACQUISITION SUB, INC.,

A WHOLLY-OWNED SUBSIDIARY OF

PEET’S COFFEE & TEA, INC.

THE OFFER COMMENCED ON TUESDAY, NOVEMBER 17, 2009. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (ONE MINUTE AFTER 11:59 P.M.), EASTERN TIME, ON TUESDAY, DECEMBER 15, 2009, UNLESS THE OFFER IS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

Pursuant to an Agreement and Plan of Merger, dated as of November 2, 2009, as amended from time to time (the “merger agreement”), by and among Peet’s Coffee & Tea, Inc., a Washington corporation (“Peet’s”), Marty Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Peet’s (the “Purchaser”), and Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), the Purchaser is offering to purchase each outstanding share of common stock, par value $0.01 per share, of Diedrich, for consideration consisting of $17.33 in cash, without interest, and a fraction of a share of common stock, no par value, of Peet’s having a value equal to $8.67 based on a formula as provided in the merger agreement and further described herein, provided that in no event will such fraction exceed 0.315 of a share of Peet’s common stock, subject to adjustment for stock splits, stock dividends and similar events. The payment of any consideration in the offer shall be on the terms and subject to the conditions described in this prospectus/offer to purchase and the related letter of transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “offer” described herein). Following the purchase by the Purchaser of shares of Diedrich common stock in the offer and the satisfaction or waiver of each of the conditions to such merger set forth in the merger agreement, the Purchaser will be merged with and into Diedrich (the “merger”), with Diedrich surviving the merger as a wholly-owned subsidiary of Peet’s. As a result of the merger, each share of Diedrich common stock (other than shares owned by Peet’s, the Purchaser or Diedrich or any wholly-owned subsidiary of Peet’s or Diedrich, or held in Diedrich’s treasury, or owned by any stockholder of Diedrich who properly exercises appraisal rights under the Delaware General Corporation Law (“Delaware law”) will be converted into the right to receive the same combination of cash and a fraction of a share of Peet’s common stock paid for each Diedrich share accepted for exchange pursuant to the offer (subject to adjustment for stock splits, stock dividends and similar events).

Notwithstanding anything to the contrary in this prospectus/offer to purchase, in the event that pursuant to Nasdaq Listing Rule 5635(a) (or its successor), the issuance of shares of Peet’s common stock (or rights with respect thereto) pursuant to the offer and the merger would otherwise require the approval of the shareholders of Peet’s, then the fraction of a share of Peet’s common stock issuable to Diedrich stockholders pursuant to the offer or the merger will be reduced to be the greatest fraction of a share of Peet’s common stock that would, if distributable to Diedrich stockholders pursuant to the offer and the merger, not require the approval of the shareholders of Peet’s with respect to such issuance.

The board of directors of Diedrich has, by the unanimous vote of all of the Diedrich directors, (1) determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to and in the best interests of the stockholders of Diedrich, (2) adopted and approved the merger agreement and approved the offer, the merger and the other transactions contemplated by the merger agreement, in accordance with the requirements of Delaware law, (3) declared that the merger agreement is advisable, (4) resolved to recommend that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the offer and (to the extent necessary) adopt the merger agreement, and (5) adopted a resolution rendering the limitations on business combinations contained in Section 203 of the Delaware General Corporation Law inapplicable to the stockholder agreements, the offer, the merger, the merger agreement and any of the other transactions contemplated by the merger agreement. Accordingly, the board of directors of Diedrich unanimously recommends that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the offer, and, to the extent necessary, vote to adopt the merger agreement. The factors considered by Diedrich’s board of directors in making the determinations and the recommendation described above are described in Diedrich’s solicitation/recommendation statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Diedrich together with this prospectus/offer to purchase. Diedrich stockholders are encouraged to review carefully the Schedule 14D-9, together with this prospectus/offer to purchase.

The offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration time of the offer (as it may be extended) shares of Diedrich common stock that, together with any shares of Diedrich common stock then owned by Peet’s or the Purchaser, or by any other subsidiaries of Peet’s, represent more than 50% of the sum of the aggregate number of shares of Diedrich common stock outstanding immediately prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer, plus, at the election of Peet’s, an additional number of shares up to (but not exceeding) the aggregate number of shares of Diedrich common stock issuable upon the exercise of all Diedrich stock options, Diedrich warrants and other rights to acquire Diedrich common stock that are outstanding immediately prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer and that are vested and exercisable or will be vested and exercisable prior to the completion of the merger (the foregoing condition is referred to as the “minimum condition” in this prospectus/offer to purchase). The offer is also subject to other conditions described under the caption entitled “The Offer—Conditions to the Offer” beginning on page 46 of this prospectus/offer to purchase.

As an inducement to Peet’s and the Purchaser’s entering into the merger agreement, certain of Diedrich’s officers and directors (including Paul C. Heeschen, Diedrich’s beneficial owner with the largest stockholdings) have entered into stockholder agreements with Peet’s (the “stockholder agreements”), pursuant to which they have agreed, among other things, solely in their respective capacities as stockholders of Diedrich, to tender all of their beneficially owned shares of Diedrich common stock to the Purchaser in the offer (except that Mr. Heeschen’s obligation to tender shares is limited to 1,832,580 of the shares beneficially owned by him, representing approximately 32% of the shares of Diedrich common stock outstanding as of November 16, 2009). The parties to the stockholder agreements have also agreed to vote all of their shares of Diedrich common stock (to the extent necessary) in favor of adoption of the merger agreement and otherwise in favor of the merger (except that

Mr. Heeschen’s obligation to vote shares is limited to 1,832,580 of the shares beneficially owned by him, to the extent not acquired in the offer). As of November 16, 2009, the stockholders who executed the stockholder agreements beneficially owned in the aggregate 2,454,463 shares of Diedrich common stock (excluding shares issuable upon the exercise of options and warrants beneficially owned by such stockholders). Of such shares, an aggregate of 1,843,000 shares are subject to the stockholder agreements. The shares subject to the stockholder agreements represent approximately 32.2% of the shares of Diedrich common stock outstanding as of November 16, 2009.

See “Risk Factors” beginning on page 15 of this prospectus/offer to purchase for a discussion of certain factors that you should consider in connection with the offer to exchange your shares of Diedrich common stock for the consideration described herein.

Peet’s common stock is traded on the Nasdaq Global Select Market under the symbol “PEET” and Diedrich common stock is traded on the Nasdaq Capital Market under the symbol “DDRX.” You are encouraged to obtain current market quotations for Peet’s common stock and Diedrich common stock in connection with your decision whether to tender your shares. Please carefully review the entire prospectus/offer to purchase, including the merger agreement attached as Annex A-1 and the amendment thereto attached as Annex A-2 to this prospectus/offer to purchase.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus/offer to purchase. Any representation to the contrary is a criminal offense.

IMPORTANT

The Purchaser is not asking you for a proxy and you are requested not to send the Purchaser a proxy. Any solicitation of proxies following the acceptance for exchange of Diedrich common stock pursuant to the offer will be made pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934, as amended.

Any stockholder of Diedrich who desires to tender all or any portion of such stockholder’s shares of Diedrich common stock to the Purchaser in the offer should either (1) complete and sign the letter of transmittal (or a photocopy of it) for the offer, which is enclosed with this prospectus/offer to purchase, in accordance with the instructions contained in the letter of transmittal (having such stockholder’s signature on the letter of transmittal guaranteed if required by Instruction 1 to the letter of transmittal), mail or deliver the letter of transmittal (or a photocopy of it) and any other required documents to the depositary for the offer, Continental Stock Transfer & Trust Company (the “Depositary”), which will serve as the “Exchange Agent” (as defined in the merger agreement) for the offer, and either deliver the certificates representing such shares to the Depositary along with the letter of transmittal (or a photocopy of it) or tender such shares by book-entry transfer by following the procedures described under the caption “The Offer—Procedures for Tendering Shares of Diedrich Common Stock in the Offer” beginning on page 36 of this prospectus/offer to purchase, in each case prior to the expiration time (as defined in this prospectus/offer to purchase) of the offer or (2) request such stockholder’s broker, dealer, bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder of Diedrich with shares of Diedrich common stock registered in the name of a broker, dealer, bank, trust company or other nominee must contact that institution in order to tender such shares to the Purchaser in the offer.

Any stockholder of Diedrich who desires to tender shares of Diedrich common stock to the Purchaser in the offer and whose certificates representing such shares are not immediately available, or who cannot comply in a timely manner with the procedures for tendering shares by book-entry transfer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the offer, may tender such shares to the Purchaser in the offer by following the procedures for guaranteed delivery described under the caption “The Offer—Procedures for Tendering Shares of Diedrich Common Stock in the Offer” of this prospectus/offer to purchase.

The Purchaser’s obligation to purchase shares of Diedrich common stock in exchange for cash and shares of Peet’s common stock is subject to the conditions described under the caption “The Offer—Conditions to the Offer” beginning on page 46 of this prospectus/offer to purchase.

ADDITIONAL INFORMATION

This document incorporates important business and financial information about Peet’s and Diedrich from documents that are filed with the SEC but are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You may read and copy any reports, statements or information that the companies file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the public reference room. Peet’s and Diedrich’s SEC filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at www.sec.gov.

You may also obtain copies of this information from Peet’s website, www.peets.com, or by sending an email to investorrelations@peets.com, or from Diedrich’s website, www.diedrich.com, or by sending an email to investorrelations@diedrich.com. Information contained on Peet’s or Diedrich’s respective websites does not constitute part of this prospectus/offer to purchase.

You may also request copies of these documents from the Purchaser, without charge, excluding all exhibits, unless the Purchaser has specifically incorporated by reference an exhibit in this prospectus/offer to purchase. You may obtain documents incorporated by reference in this prospectus/offer to purchase by requesting them in writing or by telephone from Laurel Hill Advisory Group, LLC (the “Information Agent”) at the address set forth below. You can also contact the Information Agent at its address and telephone number listed below for answers to your questions regarding the transaction.

Laurel Hill Advisory Group, LLC

100 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (917) 338-3181

All Others Call Toll Free: (888) 742-1305

In order to receive timely delivery of any SEC filings or documents incorporated by reference, you must make your request no later than December 8, 2009.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/offer to purchase together with the Schedule 14D-9 of Diedrich that has been mailed to you together with this prospectus/offer to purchase in deciding whether to tender your shares of Diedrich common stock in the offer. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/offer to purchase or the Schedule 14D-9. You should not assume that the information contained in, or incorporated by reference into, this prospectus/offer to purchase is accurate as of any date other than November 17, 2009.

THE DATE OF THIS PROSPECTUS/OFFER TO PURCHASE IS NOVEMBER 17, 2009

v

INTRODUCTION

Marty Acquisition Sub, Inc. (the “Purchaser”), a Delaware corporation and wholly-owned subsidiary of Peet’s Coffee & Tea, Inc., a Washington corporation (“Peet’s”), hereby offers to purchase each outstanding share of common stock, $0.01 par value per share, of Diedrich Coffee, Inc., a Delaware corporation (“Diedrich”), for consideration consisting of a combination of $17.33 in cash, without interest, and a fraction of a share of common stock, no par value, of Peet’s having a value equal to $8.67 based on a formula as described under the caption “The Offer,” provided that in no event will such fraction exceed 0.315 of a share of Peet’s common stock, subject to adjustment for stock splits, stock dividends and similar events. The payment of any consideration in the offer shall be on the terms and subject to the conditions described in this prospectus/offer to purchase and the related letter of transmittal.

The offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 2, 2009, as amended, by and among Peet’s, the Purchaser and Diedrich (the “merger agreement”). Following the purchase by the Purchaser of shares of Diedrich common stock in the offer and the satisfaction or waiver of each of the applicable merger conditions set forth in the merger agreement, the Purchaser will be merged with and into Diedrich (the “merger”), with Diedrich surviving the merger as a wholly-owned subsidiary of Peet’s. As a result of the merger, each then-outstanding share of Diedrich common stock (other than shares owned by Peet’s, the Purchaser or Diedrich or any wholly-owned subsidiary of Peet’s or Diedrich, or held in Diedrich’s treasury, or owned by any stockholder of Diedrich who properly exercises appraisal rights under the Delaware General Corporation Law (“Delaware law”) will be converted into the right to receive a combination of $17.33 in cash, without interest, and the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer, subject to adjustment for stock splits, stock dividends and similar events. As used in this prospectus/offer to purchase, the term “transaction” refers collectively to the offer and the merger.

The offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration time of the offer (as it may be extended) shares of Diedrich common stock that, together with any shares of Diedrich common stock then owned by Peet’s or the Purchaser, or by any other subsidiaries of Peet’s, immediately prior to the acceptance for exchange of shares pursuant to our offer, represent more than 50% of the sum of the aggregate number of shares of Diedrich common stock then outstanding, plus, at the election of Peet’s, an additional number of shares up to (but not exceeding) the aggregate number of shares of Diedrich common stock issuable upon the exercise of all Diedrich stock options, Diedrich warrants and other rights to acquire Diedrich common stock that are outstanding immediately prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer and that are vested and exercisable or will be vested and exercisable prior to the completion of the merger (the foregoing condition is referred to as the “minimum condition” in this prospectus/offer to purchase). The offer is also subject to other conditions described under the caption “The Offer—Conditions to the Offer” beginning on page 46 of this prospectus/offer to purchase.

If the minimum condition is satisfied and the Purchaser accepts for exchange the shares of Diedrich common stock tendered in the offer, Peet’s will be able to elect a majority of the members of the board of directors of Diedrich and to complete the merger without the affirmative vote of any other stockholders of Diedrich. See “The Offer—Purpose of the Transaction; Plans for Diedrich; The Merger; Appraisal Rights” beginning on page 42 of this prospectus/offer to purchase.

Peet’s currently owns 221,559 shares of Diedrich common stock. Diedrich has informed Peet’s and the Purchaser that as of November 16, 2009, there were issued and outstanding 5,726,813 shares of Diedrich common stock. Based on this number, and the number of shares of Diedrich common stock that are or will become vested prior to completion of the merger, and assuming for illustration (a) that no additional shares of Diedrich common stock are issued and no Diedrich stock options, no Diedrich warrants and no other rights to acquire Diedrich common stock vest after November 16, 2009 and (b) that Peet’s elects to include the maximum possible number of securities in the calculation of the minimum condition (other than the shares underlying warrants beneficially owned by Paul C. Heeschen which he has agreed not to exercise prior to the completion of the merger), the minimum condition would be satisfied if at least 2,995,515 shares of Diedrich common stock are validly tendered and not properly withdrawn prior to the expiration time of the offer. This figure includes the 1,843,000 shares held by stockholders who agreed to tender their shares pursuant to the stockholders agreements, as more fully described below.

As an inducement to Peet’s and the Purchaser’s entering into the merger agreement, certain of Diedrich’s officers and directors (including Paul C. Heeschen, Diedrich’s beneficial owner with the largest stockholdings) have entered into stockholder agreements with Peet’s (the “stockholder agreements”), pursuant to which they have agreed, among other things, solely in their respective capacities as stockholders of Diedrich, to tender all of their beneficially owned shares of Diedrich common stock to the Purchaser in the offer (except that Mr. Heeschen’s obligation to tender shares is limited to 1,832,580 of the shares beneficially owned by him, representing approximately 32% of the shares of Diedrich common stock outstanding as of November 16, 2009). The parties to the stockholder agreements have also agreed to vote all of their shares of Diedrich common stock (to the extent necessary) in favor of adoption of the merger agreement and otherwise in favor of the merger (except that Mr. Heeschen’s obligation to vote shares is limited to 1,832,580 of the shares beneficially owned by him, to the extent not acquired in the offer). As of November 16, 2009, the stockholders who executed the stockholder agreements beneficially owned in the aggregate 2,454,463 shares of Diedrich common stock (excluding shares issuable upon the exercise of options and warrants beneficially owned by such stockholders). Of such shares, an aggregate of 1,843,000 shares are subject to the stockholder agreements. The shares subject to the stockholder agreements represent approximately 32.2% of the shares of Diedrich common stock outstanding as of November 16, 2009.

The board of directors of Diedrich has, by the unanimous vote of all of the Diedrich directors, (1) determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to and in the best interests of the stockholders of Diedrich, (2) adopted and approved the merger agreement and approved the offer, the merger and the other transactions contemplated by the merger agreement, in accordance with the requirements of Delaware law, (3) declared that the merger agreement is advisable, (4) resolved to recommend that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the offer and (to the extent necessary) adopt the merger agreement. Accordingly, the board of directors of Diedrich unanimously recommends that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the offer, and, to the extent necessary, vote to adopt the merger agreement, and (5) adopted a resolution rendering the limitations on business combinations contained in section 203 of the Delaware General Corporation Law inapplicable to the stockholder agreements, the offer, the merger, the merger agreement and any of the other actions and the transactions contemplated by the merger agreement. The factors considered by Diedrich’s board of directors in making the determinations and the recommendation described above are described in Diedrich’s solicitation/recommendation statement on Schedule 14D-9, which has been filed with the Securities and Exchange Commission (the “SEC”) and is being mailed to you and other stockholders of Diedrich together with this prospectus/offer to purchase.

As required by SEC rules, Diedrich has filed a solicitation/recommendation statement on Schedule 14D-9 describing its recommendation in favor of the offer and the merger and the related matters. We urge all Diedrich stockholders to carefully review the Schedule 14D-9 and this prospectus/offer to purchase (as each may be amended form time to time).

If you are the record owner of your shares of Diedrich common stock and you tender your shares of Diedrich common stock directly to the Depositary (defined below), you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. Laurel Hill Advisory Group, LLC is acting as information agent (the “Information Agent”) and Continental Stock Transfer & Trust Company is acting as depositary (the “Depositary”). Contact information for the Information Agent and the Depositary appears on the back cover of this prospectus/offer to purchase. See “The Offer—Fees and Expenses.”

Completion of the merger is subject to a number of conditions, including the acceptance for exchange of shares of Diedrich common stock pursuant to the offer, and, if required by applicable legal requirements, the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Diedrich common stock. See “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 68 of this prospectus/offer to purchase. Please note, however, that if the Purchaser obtains ownership of at least 90% of the outstanding shares of Diedrich common stock (including any shares acquired by the Purchaser pursuant to the offer and the top-up option), the Purchaser would be able to complete the merger without the vote of any of the stockholders of Diedrich.

This prospectus/offer to purchase, the related letter of transmittal and Diedrich’s solicitation/recommendation statement on Schedule 14D-9 contain important information and should be read in their entirety before any decision is made with respect to the offer.

QUESTIONS AND ANSWERS REGARDING THE TRANSACTION

For the purposes of this section “Questions and Answers Regarding the Transaction,” the terms “we” and “our” refer to the Purchaser. The following are some of the questions you, as a stockholder of Diedrich, may have about our offer and the merger and our answers to those questions. The “Questions and Answers Regarding the Transaction” provide important and material information about our offer and the merger that is described in more detail elsewhere in this prospectus/offer to purchase, but the “Questions and Answers Regarding the Transaction” may not include all of the information about our offer and the merger that is important to you. We urge you to carefully read the remainder of this prospectus/offer to purchase and the letter of transmittal for our offer because the information in the “Questions and Answers Regarding the Transaction” is not complete. We have included cross-references in the “Questions and Answers Regarding the Transaction” to other sections of this prospectus/offer to purchase to direct you to the sections of this prospectus/offer to purchase in which a more complete description of the topics covered in the “Questions and Answers Regarding the Transaction” appear.

Who is offering to buy my Diedrich shares? (Page 73)

Our name is Marty Acquisition Sub, Inc., and we are offering to buy your shares of Diedrich common stock. We were organized as a wholly-owned subsidiary of Peet’s for the sole purpose of making an offer for all of the outstanding shares of common stock of Diedrich. Our principal executive offices are located at 1400 Park Avenue, Emeryville, CA 94608, and our telephone number is (510) 594-2100.

Peet’s is a specialty coffee roaster and marketer of fresh roasted whole bean coffee and tea. Peet’s sells its coffee under strict freshness standards through multiple channels of distribution including grocery stores, home delivery, office and foodservice accounts and Peet’s owned and operated stores in six states. Peet’s operates its business through two reportable segments: retail and specialty sales. As of November 2, 2009, Peet’s operated 195 retail stores in six states through which it sells whole bean coffee, beverages and pastries, tea, and other related items. In addition to sales through its retail stores, Peet’s sells its products through a network of grocery stores, including Safeway, Stop & Shop, Kroger, Publix and Whole Foods Market. Other sales channels include home delivery and Peet’s foodservice and office business. Peet’s principal executive offices are located at 1400 Park Avenue, Emeryville, CA 94608, and its telephone number is (510) 594-2100. See “Information Relating to Peet’s and the Purchaser” beginning on page 73 of this prospectus/offer to purchase.

Who is Diedrich? (Page 72)

Diedrich specializes in sourcing, roasting and selling high quality coffees. In recent years, the primary driver of Diedrich’s growth has been the sale of K-Cup® portion pack coffees and teas. Diedrich is one of only three independent roasters under non-exclusive license to produce K-Cups for the top-selling single-cup brewing system manufactured and sold by Keurig Incorporated (“Keurig”). Keurig is a wholly-owned subsidiary of Green Mountain Coffee Roaster, Inc. Diedrich markets its three leading brands of specialty coffees—Diedrich Coffee, Coffee People and Gloria Jean’s Coffees—through office coffee distributors, restaurants and specialty retailers and via Diedrich’s web stores. In addition, Diedrich operates a coffee roasting facility and a distribution center in central California that supplies freshly roasted coffee beans to its wholesale customers. Diedrich’s principal executive offices are located at 28 Executive Park, Suite 200, Irvine, CA 92614, and its telephone number is (949) 260-1600. See “Information Relating to Diedrich” beginning on page 72 of this prospectus/offer to purchase.

How many shares of Diedrich common stock are you offering to purchase? (Page 33)

We are making an offer to purchase all of the outstanding shares of Diedrich common stock.

How much are you offering to pay in exchange for my shares of Diedrich common stock, what is the form of payment and will I have to pay any fees or commissions if my shares are accepted for exchange in your offer? (Page 33)

We are offering consideration consisting of $17.33 in cash, without interest, and a fraction of a share of common stock of Peet’s having a value equal to $8.67 (based on a formula as described under the caption “The Offer”) for each of your shares of Diedrich common stock, provided that in no event will such fraction exceed 0.315 of a share of Peet’s common stock, subject to adjustment for stock splits, stock dividends and similar events. Because the fraction of a share of common stock of Peet’s is calculated based on the volume weighted average price for one share of Peet’s common stock as reported on the Nasdaq Global Select Market for the five trading day period ending immediately prior to (and excluding) the date on which shares of Diedrich common stock are accepted for exchange in our offer, the actual value of this fraction of a share at the time shares of Diedrich common stock are accepted for exchange in our offer will likely be greater or less than $8.67.

You will not receive any fractional shares of Peet’s common stock in our offer. Instead, if you would otherwise be entitled to receive a fraction of a share of Peet’s common stock in our offer, you will receive additional cash in an amount equal to such fraction multiplied by the closing trading price of a share of Peet’s common stock as reported on the Nasdaq Global Select Market on the trading day immediately before the date on which we accept shares of Diedrich common stock for exchange pursuant to our offer.

By way of illustration, if you validly tendered 1,000 shares of Diedrich common stock in our offer, and the relevant five trading day volume weighted average price of a share of Peet’s common stock were $36.00, the fraction of a share of Peet’s common stock issuable for each Diedrich share accepted for exchange pursuant to our offer would be 0.240833, which, when valued using such average price, would be $8.64 worth of Peet’s common stock for each share of Diedrich common stock held by you. This would result in you receiving 240 shares of Peet’s common stock. The value of the extra 0.833 of a share of Peet’s common stock would be paid in cash, based on the closing trading price of a share of Peet’s common stock as reported on the Nasdaq Global Select Market on the trading day immediately before the date on which we accept shares of Diedrich common stock for exchange pursuant to our offer. Assuming, for the purposes of this illustration only, that such closing trading price were equal to $36.00, you would receive approximately $30.00 in cash for the fractional share. In addition, you would receive $17,330 in cash, which when added to the value of the 240 shares of Peet’s common stock, $8,640 (valued at $8.64 per share), and the $30.00 for the 0.833 fractional share, would equal $26.00 per share of Diedrich common stock, or $26,000 in total. However, as an alternative illustration, if you validly tendered 1,000 shares of Diedrich common stock in our offer and the relevant five trading day volume weighted average price of a share of Peet’s common stock were $24.00, the fraction of a share of Peet’s common stock issuable for each Diedrich share accepted for exchange pursuant to our offer would, in the absence of a cap, exceed 0.315, and would therefore in accordance with the merger agreement, in the absence of a cap, exceed 0.315, and would therefore in accordance with the merger agreement be 0.315. You would thus receive 315 shares of Peet’s common stock for such shares of Diedrich common stock, which, when valued using such average price, would be $7,560 ($7.56 worth of Peet’s common stock for each share of Diedrich common stock held by you). In addition, you would receive $17,330 in cash, which when added to the $7,560 value of the 315 shares of Peet’s common stock, would equal $24.89 per share of Diedrich common stock, or $24,890 in total.

Notwithstanding anything to the contrary in this prospectus/offer to purchase, in the event that pursuant to Nasdaq Listing Rule 5635(a) (or its successor), the issuance of shares of Peet’s common stock (or rights with respect thereto) pursuant to our offer and the merger would otherwise require the approval of the shareholders of Peet’s, then the fraction of a share of Peet’s common stock issuable to Diedrich stockholders pursuant to our offer or the merger will be reduced to be the greatest fraction of a share of Peet’s common stock that would, if distributable to Diedrich stockholders pursuant to our offer and the merger, not require the approval of the shareholders of Peet’s with respect to such issuance.

Between the date of the merger agreement and the date on which shares of Diedrich common stock are accepted for exchange pursuant to our offer, (1) if the outstanding shares of Diedrich common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then both the cash and the stock components of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (2) if the outstanding shares of Peet’s common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the stock component of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

If you are the record owner of your shares and you tender them to us in our offer, you will not have to pay any brokerage fees or similar expenses. If you own your shares through a broker, dealer, bank, trust company or other nominee, and your broker, dealer, bank, trust company or other nominee tenders your shares in our offer on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether it will charge you a fee for tendering your shares in our offer.

Do you have the financial resources to pay for all of the shares of Diedrich common stock that you are offering to purchase? (Page 70)

We intend to use the proceeds from senior secured credit facilities, together with cash on hand, to finance the offer and the merger, the costs and expenses related to the offer and the merger and the ongoing working capital and other general corporate purposes of the combined organization after completion of the merger. With respect to debt financing, Peet’s has received a commitment letter from Wells Fargo Bank, National Association (“Wells Fargo”) and Wells Fargo Securities, LLC (“Wells Fargo Securities”) to provide up to $140.0 million of senior secured credit facilities, a portion of which would be available to finance a portion of the offer, including the payment of related transaction costs, charges, fees and expenses. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letter under which the financing will be provided. See “Other Agreements Related to the Transaction—Financing Commitment” beginning on page 70 of this prospectus/offer to purchase. We do not expect to draw down the entire senior secured credit facilities in connection with the completion of the offer. We expect that the funds available pursuant to the arrangements described above will be sufficient to complete the offer. The offer is not conditioned upon any financing arrangements.

Has the board of directors of Diedrich approved your offer and the merger? (Page 33)

Yes. The board of directors of Diedrich has, by unanimous vote:

•	determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to and in the best interests of the stockholders of Diedrich;

•	adopted and approved the merger agreement and approved the offer, the merger and the other transactions contemplated by the merger agreement, in accordance with the requirements of Delaware law,

•	declared that the merger agreement is advisable; and

•

resolved to recommend that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the offer and (to the extent necessary) adopt the merger agreement.

Accordingly, Diedrich’s board of directors unanimously recommends that you accept our offer and tender your shares of Diedrich common stock pursuant to our offer and, to the extent necessary (depending upon whether we acquire at least 90% of the outstanding shares of Diedrich common stock), vote to adopt the merger agreement.

The factors considered by Diedrich’s board of directors in making the determinations and the recommendation described above are described in Diedrich’s solicitation/recommendation statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Diedrich together with this prospectus/offer to purchase. The Schedule 14D-9 is also available on the SEC’s website at www.sec.gov. We urge all Diedrich stockholders to review carefully the Schedule 14D-9 and this prospectus/offer to purchase.

What percentage of Peet’s common stock will Diedrich equityholders own after the merger?

If we obtain all of the outstanding shares of Diedrich common stock pursuant to the offer and the merger, assuming the maximum exchange ratio, former equityholders of Diedrich will own approximately 17% of the outstanding shares of Peet’s common stock, based upon the capitalization of Peet’s and Diedrich on November 16, 2009.

Are Peet’s business, prospects and financial condition relevant to my decision to tender my shares in the offer?

Yes. Shares of Diedrich common stock accepted for exchange in the offer will be exchanged in part for Peet’s common stock; therefore, you should consider our business and financial condition before you decide to tender your shares of Diedrich common stock in the offer. In considering our business and financial condition, you should review the documents incorporated by reference in this prospectus because they contain detailed business, financial and other information about Peet’s.

How long do I have to tender my shares of Diedrich common stock in your offer? (Page 35)

Unless we extend our offer, you will have until 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on Tuesday, December 15, 2009, to tender your shares of Diedrich common stock in our offer. If you cannot deliver everything that is required to tender your shares by that time, you may be able to use a guaranteed delivery procedure to tender your shares.

Under what circumstances can or must you extend your offer beyond its original expiration time? (Page 35)

Subject to Peet’s (and Diedrich’s) termination rights under the merger agreement: (1) if, at any time as of which our offer is scheduled to expire, any condition to our offer has not been satisfied or waived, we are required to extend our offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond March 31, 2010); and (2) we are required to extend our offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to our offer.

In addition, if less than 90% of the number of outstanding shares of Diedrich common stock are accepted for exchange pursuant to our offer, we may, in our sole discretion (and without the consent of Diedrich or any other person), but are not required to, elect to provide for one or more subsequent offering periods (of up to 20 business days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act. During any subsequent offering period, if there is one, you would be permitted to tender your shares to us for the same consideration payable in our offer.

How will I be notified if you extend your offer? (Page 35)

If we extend our offer, we will inform the Depositary and will publicly announce the extension not later than 9:00 a.m., Eastern Time, on the business day after the day on which our offer was previously scheduled to expire.

What are the most significant conditions to your offer? (Page 46)

We are not obligated to purchase any shares of Diedrich common stock that are tendered in our offer unless, prior to the expiration time of our offer, the number of shares validly tendered and not properly withdrawn, together with any shares of Diedrich common stock then owned by Peet’s or us, or by any other subsidiaries of Peet’s, immediately prior to the acceptance for exchange of shares pursuant to our offer, represent more than 50% of the sum of the aggregate number of shares of Diedrich common stock then outstanding, plus, at the election of Peet’s, an additional number of shares up to (but not exceeding) the aggregate number of shares of Diedrich common stock issuable upon the exercise of all Diedrich stock options, Diedrich warrants and other rights to acquire Diedrich common stock that are outstanding immediately prior to the acceptance of shares of Diedrich common stock for exchange pursuant to our offer and that are vested and exercisable or will be vested and exercisable prior to the completion of the merger. The offer is also subject to other conditions described under the caption “The Offer—Conditions to the Offer” beginning on page 46 of this prospectus/offer to purchase.

Our offer is not subject to any financing condition (although as described under the caption “Source and Amount of Funds”, we are seeking financing for our offer and the merger), but it is subject to a number of other conditions, including conditions with respect to the accuracy of Diedrich’s representations and warranties in the merger agreement, Diedrich’s compliance with its covenants set forth in the merger agreement, no material adverse effect with respect to Diedrich having occurred and continuing, the expiration or termination of the waiting period applicable to our offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the effectiveness of the registration statement of which this prospectus/offer to purchase is a part, the absence of any order or injunction preventing the acquisition of or payment for Diedrich common stock pursuant to our offer or completion of the merger having been issued by any court and remaining in effect, there being no legal requirement making the acquisition of or payment for Diedrich common stock pursuant to our offer or completion of the merger illegal, the absence of any legal proceeding by a governmental body challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Diedrich common stock pursuant to our offer or completion of the merger, and no “triggering event” having occurred (see “The Offer—Conditions to the Offer” beginning on page 46 of this prospectus/offer to purchase).

Subject to applicable law, we can waive any condition to our offer without Diedrich’s consent, other than the minimum condition.

How do I tender my shares of Diedrich common stock for exchange in your offer? (Page 36)

To tender all or any portion of your shares of Diedrich common stock for exchange in our offer, you must either deliver the certificate or certificates representing your tendered shares, together with the letter of transmittal (or a photocopy of it) enclosed with this prospectus/offer to purchase, properly completed and duly executed, together with any required signature guarantees, and any other required documents, to the Depositary, or tender your shares using the book-entry procedure described herein prior to the expiration time of our offer.

If you hold your shares of Diedrich common stock in street name through a broker, dealer, bank, trust company or other nominee and you wish to tender all or any portion of your shares of Diedrich common stock in our offer, the broker, dealer, bank, trust company or other nominee that holds your shares must tender them to us on your behalf through the Depositary.

If you cannot deliver an item that is required to be delivered to the Depositary by the expiration time of our offer, you may obtain up to three additional trading days to do so by having a broker, bank or other fiduciary that is a member of the Securities Transfer Agent’s Medallion Program, the Stock Exchanges Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq Global Select Market trading days. You may use the Notice of Guaranteed Delivery enclosed with this prospectus/offer to purchase for this purpose. To tender shares of Diedrich common stock in this manner, however, the Depositary must receive the missing items within this three trading day period.

Can I withdraw shares that I previously tendered in your offer? Until what time may I withdraw previously tendered shares? (Page 40)

Yes. You can withdraw any of the shares of Diedrich common stock that you previously tendered in our offer at any time until the expiration time of our offer, as it may be extended. Further, if we have not accepted your shares for exchange by January 16, 2010, you can withdraw them at any time after that date. Once we accept your tendered shares for exchange upon the expiration of our offer, however, you will no longer be able to withdraw them. In addition, you will have no right to withdraw any shares tendered in any subsequent offering period (which is not the same as an extension of our offer), if one is provided.

How do I withdraw my previously tendered shares? (Page 40)

To withdraw any shares of Diedrich common stock that you previously tendered in our offer, you (or, if your shares are held in street name, the broker, dealer, bank, trust company or other nominee that holds your shares) must deliver a written notice of withdrawal (or a photocopy of one), with the required information, to the Depositary while you still have the right to withdraw your shares.

Have any stockholders of Diedrich already agreed to tender their shares in your offer? (Page 72)

Yes. Certain of Diedrich’s officers and directors (including Paul C. Heeschen, Diedrich’s beneficial owner with the largest stockholdings) have entered into stockholder agreements with Peet’s, pursuant to which they have agreed, among other things, solely in their respective capacities as stockholders of Diedrich, to tender all of their beneficially owned shares of Diedrich common stock to the Purchaser in the offer (except that Mr. Heeschen’s obligation of to tender shares is limited to 1,832,580 of the shares beneficially owned by him, representing approximately 32% of the shares of Diedrich common stock outstanding as of November 16, 2009). As of November 16, 2009, the stockholders who executed the stockholder agreements beneficially owned in the aggregate 2,454,463 shares of Diedrich common stock (excluding shares issuable upon the exercise of options and warrants beneficially owned by such stockholders). Of such shares, an aggregate of 1,843,000 shares are subject to the stockholder agreements. The shares subject to the stockholder agreements represent approximately 32.2% of the shares of Diedrich common stock outstanding as of November 16, 2009. See “Other Agreements Related to the Transaction—Stockholder Agreements” beginning on page 72 of this prospectus/offer to purchase.

Do the officers and members of the board of directors of Diedrich have interests in your offer and the merger that are different from stockholders generally? (Page 54)

You should be aware that some of the officers and directors of Diedrich may be deemed to have interests in the merger that are different from, or in addition to, your interests as a Diedrich stockholder. These interests may be deemed to exist because of employment agreements that the officers have previously entered into with Diedrich that provide for severance benefits and the acceleration of stock options in the event of a termination of employment in connection with a change in control, which would include our offer and/or the merger. See also Item 3—Past Contacts, Transactions, Negotiations and Agreements in Diedrich’s solicitation/recommendation statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Diedrich together with this prospectus/offer to purchase.

What are your plans if you successfully complete your offer but do not acquire all of the outstanding shares of Diedrich common stock in your offer? (Page 42)

If we successfully complete our offer, we intend to merge with and into Diedrich as soon as practicable following the successful completion of our offer. As a result of the merger, (1) all of the outstanding shares of Diedrich common stock that are not accepted for exchange in our offer, other than shares owned by Peet’s, the Purchaser or Diedrich or any wholly-owned subsidiary of Peet’s or Diedrich, or held in Diedrich’s treasury, or owned by any stockholder of Diedrich who properly exercises appraisal rights under Delaware law, will be canceled and converted into the right to receive the same amount of cash and fraction of a share of Peet’s common stock that was paid in our offer (subject to adjustment for stock splits, stock dividends and events), and (2) Diedrich will become a wholly-owned subsidiary of Peet’s.

Our obligation to merge with Diedrich following the successful completion of our offer is conditioned on the adoption of the merger agreement by Diedrich’s stockholders (if required by applicable legal requirements), no order or injunction preventing the completion of the merger having been issued by any court and remaining in effect, there being no legal requirement making completion of the merger illegal and the registration statement of which this prospectus/offer to purchase is a part (and an amendment thereto with respect to the merger) being effective. If we successfully complete our offer, we will hold a sufficient number of shares of Diedrich common stock to ensure the requisite adoption of the merger agreement by Diedrich stockholders under Delaware law to complete the merger. In addition, if we own at least 90% of the outstanding shares of Diedrich common stock, we will not be required to obtain stockholder approval to complete the merger.

If you successfully complete your offer, what will happen to Diedrich’s board of directors? (Page 42)

If we successfully complete our offer, under the merger agreement Peet’s is entitled to designate a majority of the members of the board of directors of Diedrich. In that case Diedrich has agreed (to the extent requested by Peet’s) to take all action necessary and reasonably available to cause Peet’s designees to be elected or appointed to Diedrich’s board of directors. Therefore, if we successfully complete our offer, Peet’s will obtain control over Diedrich shortly thereafter. However, we have also agreed in the merger agreement that, at all times until the completion of the merger, at least two of the members of Diedrich’s board of directors are required to be individuals who were directors of Diedrich on November 2, 2009, the date of the merger agreement (or their successors). The approval of these individuals, who were directors of Diedrich on November 2, 2009 (or their successors), will be required to authorize certain actions of Diedrich prior to the completion of the merger, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Diedrich common stock (other than Peet’s or us).

If I decide not to tender my shares of Diedrich common stock in your offer, how will the completion of the merger affect my shares? (Page 57)

If we successfully complete our offer, but you do not tender your shares in our offer, and the merger is completed, your shares will be canceled and converted into the right to receive the same amount of cash and fraction of a share of Peet’s common stock that was paid in our offer (subject to adjustment for stock splits, stock dividends and similar events), subject to your right to pursue appraisal rights under Delaware law. Therefore, if we complete the merger, unless you perfect your appraisal rights under Delaware law, and except as described below, the only difference to you between having your shares accepted for exchange in our offer and not doing so is that you will receive consideration for your shares of Diedrich common stock earlier if you have your shares accepted for exchange in our offer. However, because the merger will occur on a date subsequent to the date on which we accept shares of Diedrich common stock for exchange in our offer, the actual value of the fraction of a share of Peet’s common stock payable to Diedrich stockholders in the merger will likely be greater or less than the value of such fraction of a share at the time we complete our offer and will likely be greater or less than $8.67. The number of shares of Peet’s common stock you would receive in the merger, if you do not tender your shares, will be fixed based on a formula established at the time that shares of Diedrich common stock are accepted for exchange in our offer. Therefore, the value of the stock component of the consideration you would receive in the merger could be worth more or less than its value of $8.67 per share of Diedrich common stock based on the formula set forth in the merger agreement.

Are appraisal rights available in either your offer or the merger? (Page 44)

Appraisal rights are not available in connection with our offer. If you choose not to tender your shares of Diedrich common stock in our offer, however, and we purchase shares of Diedrich common stock in our offer, appraisal rights will be available to you at the time we complete the merger. If you choose to exercise appraisal rights in connection with the merger, and you comply with the applicable requirements under Delaware law (which include not voting in favor of the adoption of the merger agreement, in the event that a stockholder vote is necessary), you will be entitled to payment for your shares based on a judicially determined fair and independent appraisal of the value of your shares as of the time immediately prior to public announcement of our offer and the merger. This value may be more or less than the value of the consideration that we are offering to exchange and pay for each of your shares in our offer and the merger.

Why does the cover page state that this offer may be changed and that the shares of Peet’s common stock may not be sold until the registration statement filed with the SEC is effective? Does this mean that your offer has not commenced?

No. Completion of this prospectus/offer to purchase and effectiveness of the registration statement are not necessary for our offer to commence. Our offer commenced on November 17, 2009. However, we will not be entitled to accept for exchange and to deliver consideration for shares of Diedrich common stock tendered pursuant to the offer until the registration statement has been declared effective by the SEC, among other conditions to the completion of the offer.

What are the United States federal income tax consequences of having my shares of Diedrich common stock accepted for exchange in your offer or converted in the merger? (Page 53)

The offer and the merger will not qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 (the Code). Accordingly, you will recognize all of your gain or loss on the disposition of your shares of Diedrich common stock in our offer or the merger.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of our offer and the merger.

What is the market value of my shares of Diedrich common stock? (Page 87)

On November 2, 2009, the last trading day before Peet’s and Diedrich announced that they had entered into the merger agreement, the last sales price of Diedrich common stock reported on the Nasdaq Capital Market was $20.36 per share; therefore, the offer consideration valued at $26.00 per share represents a premium of approximately 27.7% over the last closing price of shares of Diedrich common stock prior to announcement of the merger agreement. On November 16, 2009, the last full trading day prior to the commencement of our offer, the last sales price of Diedrich common stock reported on the Nasdaq Capital Market was $26.16 per share. We advise you to obtain recent quotations for shares of Diedrich common stock and shares of Peet’s common stock when deciding whether to tender your shares in our offer. In addition, you should also consider Peet’s financial condition by reviewing the sections of this prospectus/offer to purchase entitled “Summary Selected Consolidated Financial Data” and “Risk Factors” and the documents incorporated by reference into this prospectus/offer to purchase because they contain detailed business, financial and other information about Peet’s.

Are there any regulatory clearances or approvals required to complete your offer?

Yes. Our acceptance of the tendered shares of Diedrich common stock in our offer and completion of our offer and the merger is subject to the expiration or termination of the waiting period under the HSR Act. In addition, the SEC must declare the registration statement of which this prospectus/offer to purchase is a part effective.

Whom can I contact if I have questions about your offer or the merger? (Page 100)

You should contact the Information Agent for our offer at the address and telephone numbers listed below if you have any questions about our offer or the merger.

Laurel Hill Advisory Group, LLC

100 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (917) 338-3181

All Others Call Toll Free: (888) 742-1305

In addition, please see “Where You Can Find Additional Information” beginning on page 100 of this prospectus/offer to purchase for instructions on how to obtain additional information about Peet’s, Diedrich, our offer and the merger.

SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA

The tables below present summary selected consolidated financial data of Peet’s prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The following selected financial data should be read in conjunction with Peet’s consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information in Peet’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008 as filed with the SEC on March 13, 2009, which is incorporated by reference into this prospectus/offer to purchase. Please refer to the section entitled “Where You Can Find Additional Information” beginning on page 100 of this prospectus/offer to purchase.

The summary selected consolidated statements of income for the thirty-nine weeks ended September 27, 2009 and September 28, 2008 and the summary selected consolidated balance sheet data as of September 27, 2009 and September 28, 2008, are derived from the unaudited consolidated financial statements of Peet’s and the related notes thereto that are incorporated by reference into this prospectus/offer to purchase. The summary selected consolidated statements of income for the fiscal years ended December 28, 2008, December 30, 2007 and December 31, 2006, and the summary selected consolidated balance sheet data as of December 28, 2008, December 30, 2007 and December 31, 2006, are derived from the audited financial statements of Peet’s and the related notes thereto that are incorporated by reference into this prospectus/offer to purchase. The summary selected consolidated statements of income for the fiscal years ended January 1, 2006 and January 2, 2005, and the summary selected consolidated balance sheet data as of January 1, 2006 and January 2, 2005 of Peet’s and the related notes thereto, are derived from audited financial statements not included in, or incorporated by reference into, this prospectus/offer to purchase.

(in thousands, except per share data)

	September 27, 2009 (39 weeks)	September 28, 2008 (39 weeks)	Year
			December 28, 2008 (52 weeks)	December 30, 2007 (52 weeks)	December 31, 2006 (52 weeks)	January 1, 2006 (52 weeks)	January 2, 2005 (53 weeks)
Statement of Income Data:
Net revenue	$219,575	$205,676	$284,822	$249,389	$210,493	$175,198	$145,683
Cost of sales and related occupancy expenses	99,812	96,478	133,537	118,389	98,928	80,837	67,806
Operating expenses	76,804	72,934	98,844	85,800	72,272	57,879	47,645
General and administrative expenses	17,782	16,233	22,519	22,682	20,634	13,341	11,439
Depreciation and amortization expenses	11,200	9,395	12,921	10,912	8,609	7,293	5,787

Income from operations	13,977	10,636	17,001	11,606	10,050	15,848	13,006
Interest income, net	111	636	726	1,446	2,456	1,769	922

Income before income taxes	14,088	11,272	17,727	13,052	12,506	17,617	13,928
Income tax provision	5,158	4,127	6,562	4,675	4,690	6,842	5,218

Net income	$8,930	$7,145	$11,165	$8,377	$7,816	$10,775	$8,710

Net income per share:
Basic	$0.69	$0.52	$0.81	$0.61	$0.57	$0.78	$0.65
Diluted	$0.67	$0.51	$0.80	$0.59	$0.55	$0.74	$0.62
Shares used in calculation of net income per share:
Basic	12,977	13,825	13,723	13,724	13,733	13,801	13,308
Diluted	13,267	14,111	13,997	14,120	14,202	14,469	13,949

Balance Sheet Data:
Cash and cash equivalents	$16,966	$3,889	$4,719	$15,312	$7,692	$20,623	$11,356
Working capital	50,242	41,984	36,422	38,380	37,254	62,584	16,726
Total assets	186,190	181,322	176,352	177,547	153,005	148,752	128,944
Total shareholders’ equity	154,838	149,411	143,907	147,253	127,439	126,878	109,905
Book value per outstanding share	11.93	10.94	10.92	10.57	9.43	9.13	8.14

SUMMARY SELECTED UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL DATA

The following table presents summary unaudited pro forma condensed combined financial data which gives effect to the proposed offer and acquisition by Peet’s of Diedrich. The summary unaudited pro forma condensed combined financial data is derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information and related notes thereto included in this prospectus/offer to purchase. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the offer and the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of Peet’s and Diedrich. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 75 of this prospectus/offer to purchase including the subsection thereof entitled “Notes to Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 79 of this prospectus/offer to purchase.

(in thousands, except per share data)

Unaudited Pro Forma Condensed Combined Statement of Operations Data:

	Nine Months Ended September 28, 2009	Year Ended December 28, 2008
Net revenue	$273,380	$331,854
Operating income (loss) from continuing operations	11,658	(2,802)
Income (loss) from continuing operations	5,725	(9,821)

Net income (loss) per share from continuing operations:
Basic	$0.39	$(0.64)
Diluted	$0.38	$(0.64)
Shares used in calculation of net income (loss) per share from continuing operations:
Basic	14,687	15,433
Diluted	14,985	15,433

As of September 28, 2009
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Cash and cash equivalents	$8,556
Working capital	34,448
Total assets	454,312
Long-term liabilities	193,613
Total stockholders’ equity	218,624
Book value per outstanding share	14.88

RISK FACTORS

In considering whether to tender your shares of Diedrich common stock pursuant to the offer, you should carefully consider the information in this prospectus, including the risk factors set forth below and those incorporated by reference. All of the risks set forth below, including those under the heading “Risks Relating to Diedrich” and “Risks Relating to Peet’s” are also risks of the combined company after the offer and merger are completed.

Risks Relating to the Transaction and the Combined Company

Peet’s may fail to realize the potential benefits of the acquisition of Diedrich.

Peet’s is pursuing the acquisition of Diedrich in an effort to realize certain potential benefits, including expansion of the combined businesses, broader market opportunities and operational and cost efficiencies. However, Peet’s ability to realize these potential benefits depends on Peet’s successfully combining the businesses of Peet’s and Diedrich. The combined company may fail to realize the potential benefits of the transaction for a variety of reasons, including the following:

•

inability or failure to effectively leverage Peet’s brands, infrastructure and direct store delivery selling and merchandising system to expand Diedrich’s business, including its K-Cup single serve business;

•	inability or failure to effectively coordinate sales and marketing efforts to communicate the capabilities of the combined company;

•	inability or failure to successfully integrate and harmonize financial reporting and information technology systems of Peet’s and Diedrich;

•	inability or failure to achieve the expected operational and cost efficiencies; and

•	loss of key employees.

The actual integration of Diedrich and expansion of the combined companies’ businesses may result in additional and unforeseen expenses or delays. The combined companies could experience such expenses or delays for a variety of reasons, including the loss of existing key customers, a slowdown in the growth of sales of Keurig brewers or existing K-Cups due to new competitive entries or other factors, or even attempts to interfere with the combined companies’ ability to successfully expand the K-Cup product line as provided for in Diedrich’s license agreement with Keurig. If Peet’s is not able to successfully integrate and expand Diedrich’s business and operations, or if there are unanticipated expenses or delays in combining the businesses or expanding Diedrich’s business, the anticipated benefits of the transaction may not be realized fully or at all or may take longer to realize than expected.

If Peet’s is unable to obtain sufficient financing, the acquisition of Diedrich by Peet’s will not be completed.

Peet’s intends to use the proceeds from senior secured credit facilities, together with cash on hand, to finance the offer and the merger, the costs and expenses related to the offer and the merger and the ongoing working capital and other general corporate purposes of the combined organization after completion of the merger. To this end, Peet’s has received a commitment letter from Wells Fargo and Wells Fargo Securities to provide an aggregate of up to $140.0 million in financing for the transaction, comprised of a revolving credit facility of $40.0 million and a term loan of $100.0 million. The commitment letter includes customary conditions to funding, including, without limitation, no material adverse effect having occurred with respect to Diedrich, the absence of debt other than certain permitted debt, the accuracy of specified representations and warranties, compliance with a minimum EBITDAR (as defined in the commitment letter) requirement and a maximum total leverage ratio after giving effect to the offer and the related transactions to the extent consummated as of the date of funding, and other customary conditions. Peet’s may not be able to satisfy these conditions. In the event that the financing described in the financing commitment letter is not available, other financing may not be available on acceptable terms, in a timely manner or at all. If other financing becomes necessary and Peet’s is unable to secure such other financing, the pending acquisition will not be completed. In the event of a termination of the merger agreement due to Peet’s inability to obtain the necessary financing for the transaction, Diedrich could seek monetary damages or specific performance.

Peet’s expects to take on substantial debt to finance the acquisition, which will decrease its business flexibility and increase its interest expense.

In connection with the acquisition of Diedrich, Peet’s expects to incur up to $140.0 million of debt. This substantial amount of debt, together with the financial and negative covenants imposed on Peet’s in connection with this debt, will have the effect, among other things, of reducing Peet’s flexibility to respond to changing business and economic conditions and increasing its interest expense. In addition, the actual terms and conditions of such debt may not be favorable to Peet’s, and as such, could further increase the cost of the acquisition of Diedrich. Unfavorable debt financing terms may also adversely affect Peet’s financial results.

The announcement and pendency of the acquisition of Diedrich could cause disruptions in the businesses of Peet’s and Diedrich, which could have an adverse effect on their respective business and financial results, and consequently on the combined company.

Peet’s and Diedrich have operated and, until the completion of the merger, will continue to operate, independently. Uncertainty about the effect of the acquisition on employees, customers, distributors, licensors and suppliers may have an adverse effect on Peet’s and Diedrich and consequently on the combined company. These uncertainties may impair Peet’s and Diedrich’s ability to retain and motivate key personnel and could cause customers, distributors, suppliers, licensors and others with whom each company deals to seek to change existing business relationships, which may materially and adversely affect their respective businesses. In addition, the attention of Peet’s management and Peet’s employees may be diverted from day-to-day operations as they focus on completing the acquisition of Diedrich. Due to the limited termination rights agreed to by the parties in the merger agreement, Peet’s may be obligated to complete the offer and the merger in spite of the adverse effects resulting from the disruption of Peet’s or Diedrich’s ongoing businesses. Furthermore, this disruption could adversely affect the combined company’s ability to maintain relationships with customers, distributors, licensors, suppliers and employees after the acquisition or to achieve the anticipated benefits of the acquisition. On November 10, 2009, an action, George Mendenhall v. J. Russell Phillips, et al., was filed in the Superior Court of the State of California for the County of Orange. In this action, the plaintiff named as defendants the members of the board of directors of Diedrich, Diedrich, Peet’s and the Purchaser. The complaint asserts claims on behalf of Diedrich’s stockholders who are similarly situated with the plaintiff. Among other things, the complaint alleges that the members of the Diedrich board of directors have breached their fiduciary duties to Diedrich’s stockholders in connection with the transaction, allegedly resulting in an unfair process and unfair price to Diedrich’s stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the completion of the transaction. Diedrich believes that the allegations of the complaint are without merit and intends to vigorously contest the action. However, there can be no assurances that the defendants will be successful in such defense. Peet’s and Diedrich could also be subject to further litigation related to the transaction. Each of these events could adversely affect Peet’s and Diedrich in the near term and the combined company if the acquisition is completed.

The integration of Diedrich into Peet’s may result in significant expenses and accounting charges that adversely affect Peet’s operating results and financial condition.

In accordance with generally accepted accounting principles, Peet’s will account for the acquisition of Diedrich using the acquisition method of accounting. Peet’s financial results may be adversely affected by the resulting accounting charges incurred in connection with the offer and the merger. Peet’s also expects to incur additional costs associated with combining the operations of Peet’s and Diedrich, which may be substantial. Additional costs may include: costs of employee redeployment; relocation and retention bonuses; accelerated amortization of deferred equity compensation and severance payments; reorganization or closure of facilities; taxes; advisor and professional fees; and termination of contracts that provide redundant or conflicting services. Some of these costs will be accounted for as expenses that would decrease Peet’s net income and earnings per share for the periods in which those adjustments are made. The price of Peet’s common stock could decline to the extent Peet’s financial results are materially affected by the foregoing charges and costs, or if the foregoing charges and costs are larger than anticipated. The completion of the offer and the merger may result in dilution of future earnings per share to Peet’s shareholders. It may also result in greater net losses or a weaker financial condition compared to that which would have been achieved by Peet’s on a stand-alone basis.

Integrating Peet’s and Diedrich may divert management’s attention away from the combined company’s operations.

Successful integration of Peet’s and Diedrich’s operations, products and personnel may place a significant burden on the combined company’s management and internal resources. Peet’s may also experience difficulty in effectively integrating the different cultures and practices of the two companies. Further, the difficulties of integrating the two companies could disrupt the combined company’s ongoing business, distract its management focus from other opportunities and challenges, and increase the combined company’s expenses and working capital requirements. The diversion of management attention and any difficulties encountered in the transition and integration process could harm the combined company’s business, financial condition and operating results.

The pending transaction and/or the delay or failure to complete the transaction with Peet’s could materially and adversely affect Diedrich’s results of operations and Diedrich’s stock price.

The obligation of the Purchaser to accept for exchange and to deliver consideration for shares of Diedrich common stock tendered pursuant to the offer is subject to the satisfaction or waiver by Peet’s of a number of conditions, all as described in “The Offer—Conditions to the Offer” beginning on page 46 of this prospectus/offer to purchase. Completion of the merger is subject to customary conditions, including the prior completion of the offer, and, if required under applicable legal requirements, adoption of the merger agreement by Diedrich’s stockholders. It cannot be assured that these conditions will be met or waived, that the necessary approvals will be obtained, or that Peet’s will be able to successfully complete the offer and the merger as currently contemplated under the merger agreement or at all. In addition:

•	as a result of the pending transaction, the attention of Diedrich’s management and employees may be diverted from day-to-day operations as they focus on completing the offer and the merger;

•	the merger agreement places a variety of restrictions and constraints on the conduct of Diedrich’s business prior to the completion of the merger or the termination of the merger agreement; and

•

Diedrich’s ability to attract new employees and retain its existing employees may be harmed by uncertainties associated with the offer and the merger, and Diedrich may be required to incur substantial costs to recruit replacements for lost personnel.

A delay in the completion of the offer and/or the merger may exacerbate the occurrence of these events.

Furthermore, in the event that the offer or merger is not completed:

•	Diedrich’s stockholders will not receive the consideration that Peet’s has agreed to deliver pursuant to the merger agreement, and Diedrich’s stock price may experience a decline;

•

Diedrich will have incurred significant transaction costs, including legal, accounting, financial advisory and other costs relating to the offer and the merger, that will not be reimbursed by Peet’s; and

•	under some circumstances, Diedrich may have to pay a termination fee to Peet’s (see “The Merger Agreement—Termination Fees,” beginning on page 69).

The occurrence of any of these events individually or in combination could have a material adverse effect on Diedrich’s business, financial condition, results of operations and cash flows, and its stock price.

Risks Relating to Peet’s

Peet’s may not be successful in the implementation of its business strategy or its business strategy may not be successful, either of which will impede its growth and operating results.

Peet’s business strategy emphasizes expansion through multiple channels of distribution. Peet’s ability to implement this business strategy is dependent on its ability to:

•	market its products on a national scale and over the internet;

•	enter into distribution and other strategic arrangements with third party retailers and other potential distributors of Peet’s coffee;

•	increase Peet’s brand recognition on a national scale;

•	identify and lease strategic locations suitable for new stores; and

•	manage growth in administrative overhead and distribution costs likely to result from the planned expansion of its retail and non-retail distribution channels.

Peet’s does not know whether it will be able to successfully implement its business strategy or whether its business strategy will be successful. Peet’s revenue may be adversely affected if it fails to implement its business strategy or if it diverts resources to a business strategy that ultimately proves unsuccessful.

Because Peet’s business is highly dependent on a single product, specialty coffee, if the demand for specialty coffee decreases, its business could suffer.

Sales of specialty coffee constituted approximately 83% of Peet’s 2008, 2007 and 2006 net revenue. Demand for specialty coffee is affected by many factors, including:

•	consumer tastes and preferences;

•	national, regional and local economic conditions;

•	demographic trends; and

•	perceived or actual health benefits or risks.

Because Peet’s is highly dependent on consumer demand for specialty coffee, a shift in consumer preferences away from specialty coffee would harm its business more than if it had more diversified product offerings. If customer demand for specialty coffee decreases, Peet’s sales would decrease accordingly.

If Peet’s fails to continue to develop and maintain its brand, its business could suffer.

Peet’s believes that maintaining and developing its brand is critical to its success and that the importance of brand recognition may increase as a result of competitors offering products similar to Peet’s products. Because the majority of Peet’s retail stores are located on the West Coast, primarily in California, Peet’s brand recognition remains largely regional. Peet’s brand building initiative involves increasing the availability of Peet’s products and opening new stores to increase awareness of its brand and create and maintain brand loyalty. If Peet’s brand building initiative is unsuccessful, it may never recover the expenses incurred in connection with these efforts and it may be unable to increase its future revenue or implement its business strategy.

Peet’s success in promoting and enhancing the Peet’s brand will also depend on its ability to provide customers with high quality products and customer service. The measures that Peet’s takes to ensure that it sells only fresh roasted whole bean coffee and that its retail employees properly prepare its coffee beverages may not be effective as Peet’s has no control over its whole bean coffee products once purchased by customers. Accordingly, customers may prepare coffee from Peet’s whole bean coffee inconsistent with Peet’s standards, store Peet’s whole bean coffee for long periods of time or resell Peet’s whole bean coffee without its consent, which in each case, potentially affects the quality of the coffee prepared from Peet’s products. If customers do not perceive Peet’s products and service to be of high quality, then the value of Peet’s brand may be diminished and, consequently, Peet’s ability to implement its business strategy may be adversely affected.

Increases in the cost and decreases in availability of high quality Arabica coffee beans could impact Peet’s profitability and growth of its business.

Green coffee is Peet’s largest single cost of sales. Peet’s does not purchase coffee on the commodity markets, but price movements in the trading of coffee do impact the price Peet’s pays. Coffee is a trade commodity and, in general, its price can fluctuate depending on:

•	weather patterns in coffee-producing countries;

•	economic and political conditions affecting coffee-producing countries;

•	foreign currency fluctuations;

•	the ability of coffee-producing countries to agree to export quotas; and

•	general economic conditions that make commodities more or less attractive investment options.

Coffee commodity costs began to decline in July 2008 after over four years of increases above the prior three to four year range. Peet’s expects the commodity market to continue to be volatile as worldwide demand, the strength of the dollar, and weather will continue to cause uncertainty in the market. If coffee costs increase and Peet’s is unable to pass along increased coffee costs, its margin will decrease and its profitability will suffer accordingly. If Peet’s is not able to purchase sufficient quantities of high quality Arabica beans due to any of the above factors, it many not be able to fulfill the demand for its coffee, its revenue may decrease and its ability to expand its business may also suffer.

The recent recession or a worsening of the United States and global economy could materially adversely affect Peet’s business.

Peet’s revenues and performance depends significantly on consumer confidence and spending, which have recently deteriorated due to the recent recession and may remain depressed for the foreseeable future. Some of the factors that could influence the levels of consumer confidence and spending include, without limitation, continuing conditions in the residential real estate and mortgage markets, access to credit, labor and healthcare costs, increases in fuel and other energy costs, consumer confidence and other macroeconomic factors affecting consumer spending behavior. These and other economic factors could have a material adverse effect on demand for Peet’s products and on its financial condition and operating results.

Because Peet’s business is based primarily in California, a worsening of economic conditions, a decrease in consumer spending or a change in the competitive conditions in this market may substantially decrease Peet’s revenue and may adversely impact its ability to implement its business strategy.

Peet’s California retail stores generated approximately 60% of Peet’s 2008, 2007 and 2006 net revenue and a substantial portion of the revenue from its other distribution channels is generated in California. Peet’s expects that its California operations will continue to generate a substantial portion of its revenue. In addition, Peet’s California retail stores provide Peet’s with means for increasing brand awareness, building customer loyalty and creating a premium specialty coffee brand. As a result, if the current economic downturn and decrease in consumer spending in California continues or worsens, it may not only lead to a substantial decrease in revenue, but may also adversely impact Peet’s ability to market its brand, build customer loyalty, or otherwise implement its business strategy.

Complaints or claims by current, former or prospective employees or governmental agencies could adversely affect Peet’s.

Peet’s is subject to a variety of laws and regulations which govern such matters as minimum wages, overtime and other working conditions, various family leave mandates and a variety of other laws enacted, or rules and regulations promulgated, by federal, state and local governmental authorities that govern these and other employment matters. Peet’s has been, and in the future may be, the subject of complaints or litigation from current, former or prospective employees or governmental agencies. In addition, successful complaints against Peet’s competitors may spur similar lawsuits against Peet’s. For instance, in 2003, two lawsuits (which have since been settled) were filed against Peet’s alleging misclassification of employment position and sought damages, restitution, reclassification and attorneys’ fees and costs. In addition, on July 14, 2008, a complaint was filed alleging that store managers based in California were not paid overtime wages, were not provided meal or rest periods, were not provided accurate wage statements and were not reimbursed for business expenses. These types of claims could divert Peet’s management’s time and attention from its business operations and might potentially result in substantial costs of defense, settlement or other disposition, which could have a material adverse effect on Peet’s business, financial condition, results of operations and cash flows and its stock price.

Potential claims and litigation could have a material adverse effect on Peet’s.

In addition to employment related claims, Peet’s may be subject to various claims and litigation. For example, in 2007 Peet’s was involved as defendants in lawsuits relating to Peet’s stock option granting practices. Although these actions have been dismissed, Peet’s could in the future become subject to other claims and litigation, which could involve, for example, securities law claims, commercial disputes, and disputes relating to intellectual property. On November 10, 2009, an action, George Mendenhall v. J. Russell Phillips, et al., was filed in the Superior Court of the State of California for the County of Orange. In this action, the plaintiff named as defendants the members of the board of directors of Diedrich, Diedrich, Peet’s and the Purchaser. The complaint asserts claims on behalf of Diedrich’s stockholders who are similarly situated with the plaintiff. Among other things, the complaint alleges that the members of the Diedrich board of directors have breached their fiduciary duties to Diedrich’s stockholders in connection with the transaction, allegedly resulting in an unfair process and unfair price to Diedrich’s stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the completion of the transaction. Diedrich believes that the allegations of the complaint are without merit and intends to vigorously contest the action. However, there can be no assurances that the defendants will be successful in such defense. This lawsuit and other potential lawsuits could divert management’s time and attention from day-to-day operations, result in significant legal expenses, and result in an outcome that could have a material adverse effect on Peet’s business, financial condition, results of operations and cash flows and its stock price.

Labor conditions in the grocery business could negatively impact Peet’s grocery business.

There have been grocery strikes in the past that have negatively impacted Peet’s grocery business and it is possible that future grocery strikes in places where Peet’s has large distribution may adversely impact its grocery business.

Government mandatory healthcare requirements could adversely affect Peet’s profits.

Peet’s offers healthcare benefits to all employees who work at least 21 hours a week and meet service eligibility requirements. In the past, some states, including California, have unsuccessfully proposed legislation mandating that employers pay healthcare premiums into a state run fund for all employees immediately upon hiring. If legislation similar to this were to be enacted in the states in which Peet’s does business, it could have an adverse affect on Peet’s business, financial condition, results of operations and cash flows, and its stock price.

Because Peet’s relies heavily on common carriers to ship its coffee on a daily basis, any disruption in their services or increase in shipping costs could adversely affect its business.

Peet’s relies on a number of common carriers to deliver coffee to its customers and retail stores. Peet’s considers roasted coffee a perishable product and it relies on these common carriers to deliver fresh roasted coffee on a daily basis. Peet’s has no control over these common carriers and the services provided by them may be interrupted as a result of labor shortages, contract disputes or other factors. If Peet’s experiences an interruption in these services, it may be unable to ship its coffee in a timely manner. A delay in shipping could:

•	have an adverse impact on the quality of the coffee shipped, and thereby adversely affect Peet’s brand and reputation;

•	result in the disposal of an amount of coffee that could not be shipped in a timely manner; and

•	require Peet’s to contract with alternative, and possibly more expensive, common carriers.

Any significant increase in shipping costs could lower Peet’s profit margins or force Peet’s to raise prices, which could cause its revenue and profits to suffer.

Peet’s depends on the expertise of key personnel. If these individuals leave or change their role within the company without effective replacements, Peet’s operations may suffer.

The success of Peet’s business is dependent to a large degree on its management and its coffee roasters and purchasers. If members of Peet’s management leave without effective replacements, its ability to implement its business strategy could be impaired. If Peet’s lost the services of its coffee roasters and purchasers, its ability to source and purchase a sufficient supply of high quality coffee beans and roast coffee beans consistent with its quality standards could suffer. In either case, Peet’s business and operations could be adversely affected.

Peet’s may not be able to hire or retain additional management and other personnel and its recruiting and training costs may increase as a result of turnover, both of which may increase Peet’s costs and reduce its profits and may adversely impact its ability to implement its business strategy.

The success of Peet’s business depends upon its ability to attract and retain highly motivated, well-qualified management and other personnel, including technical personnel and retail employees. Peet’s faces significant competition in the recruitment of qualified employees. Peet’s ability to execute its business strategy may suffer if:

•	Peet’s is unable to recruit or retain a sufficient number of qualified employees;

•	the costs of employee compensation or benefits increase substantially; or

•	the costs of outsourcing certain tasks to third party providers increase substantially.

A significant interruption in the operation of Peet’s roasting and distribution facilities could potentially disrupt its operations.

Peet’s currently only has one roasting and distribution facility. A significant interruption in the operation of Peet’s roasting and distribution facility, whether as a result of a natural disaster or other causes, could significantly impair Peet’s ability to operate its business. Since Peet’s only roasts its coffee to order, it does not carry inventory of roasted coffee in its roasting plant. Therefore, a disruption in service in Peet’s roasting facility would significantly impact its sales in its retail and specialty channels almost immediately.

A major earthquake could seriously disrupt Peet’s entire business.

Peet’s roasting and distribution facility, and several of its stores are located near several major earthquake faults in the San Francisco Bay area. The impact of a major earthquake in the San Francisco Bay area on Peet’s facilities, infrastructure and overall operations is difficult to predict, and an earthquake could seriously disrupt Peet’s entire business. Peet’s insurance may not adequately cover its losses and expenses in the event of an earthquake. As a result, a major earthquake in the San Francisco Bay area could not only seriously disrupt Peet’s business but may also lead to substantial losses.

Peet’s has a high deductible workers’ compensation insurance program and more claims and higher costs from these claims may adversely affect Peet’s profits.

For the policy years beginning March 2002 through February 2008, Peet’s workers’ compensation insurance program was a modified self-insured program with a high deductible with an overall program ceiling to limit exposure. The majority of Peet’s business is in California, which has experienced an unpredictable workers’ compensation environment. Therefore, Peet’s is highly exposed to this environment. Additionally, Peet’s has had to estimate its liability for existing claims whose outcome is uncertain. If a greater amount of claims occur or the settlement costs increase beyond what Peet’s anticipated, Peet’s expenses could increase and its profitability may decrease. For the policy years beginning March 1, 2008, Peet’s has purchased a guaranteed cost policy and therefore its self-insured claims exposure is limited to incidents prior to March 1, 2008.

Peet’s roasting methods are not proprietary, so competitors may be able to duplicate them, which could harm Peet’s competitive position.

Peet’s considers its roasting methods essential to the flavor and richness of its roasted whole bean coffee and, therefore, essential to its brand. Because Peet’s does not hold any patents for its roasting methods, it may be difficult for Peet’s to prevent competitors from copying its roasting methods. If Peet’s competitors copy its roasting methods, the value of its brand may be diminished, and it may lose customers to its competitors. In addition, competitors may be able to develop roasting methods that are more advanced than Peet’s roasting methods, which may also harm its competitive position.

Competition in the specialty coffee market is intense and could affect Peet’s profits.

The specialty coffee category is competitive, dominated by Starbucks Corporation, which is larger than all the competitors combined. In addition to Starbucks, Peet’s competitors include Green Mountain Coffee, Illy Caffè, Millstone (Smucker’s), Seattle’s Best (Starbucks), Dunkin’ Donuts and Coffee Bean & Tea Leaf. There are also numerous smaller, regional brands that compete in this category with either coffeehouses of their own or a presence in wholesale, or both. In addition, Peet’s indirectly competes with more mainstream brands as Maxwell House (Kraft) and Folgers (Smucker’s). In the grocery channel, Kraft and Smucker’s are the largest brands since Kraft distributes its own brands as well as Starbucks and Seattle’s Best while Smucker’s licenses and distributes the Dunkin’ Donut brand in addition to its Folgers and Millstone brands.

In every channel, Peet’s competes against at least one competitor who is much larger and has more financial resources than it does. There is always a risk that one of these competitors could undertake a strategy that involves very high spending or discounting that would negatively impact Peet’s operating results.

Adverse public or medical opinion about caffeine may harm Peet’s business.

Peet’s specialty coffee contains significant amounts of caffeine and other active compounds, the health effects of some of which are not fully understood. A number of research studies conclude or suggest that excessive consumption of caffeine may lead to increased heart rate, nausea and vomiting, restlessness and anxiety, depression, headaches, tremors, sleeplessness and other adverse health effects. An unfavorable report on the health effects of caffeine or other compounds present in coffee could significantly reduce the demand for coffee, which could harm Peet’s business and reduce its revenues and profits.

Adverse publicity regarding customer complaints may harm Peet’s business.

Peet’s may be the subject of complaints or litigation from customers alleging beverage and food-related illnesses, injuries suffered on the premises or other quality, health or operational concerns. Adverse publicity resulting from such allegations may materially adversely affect Peet’s, regardless of whether such allegations are true or whether Peet’s is ultimately held liable.

Risks Relating to Diedrich

Historical losses from continuing operations may continue and, as a result, the price of Diedrich’s common stock may be negatively affected.

Diedrich had net losses from continuing operations of $179,000 for the fiscal year ended June 24, 2009 and $11,385,000 for the fiscal year ended June 25, 2008. Diedrich could continue to suffer losses in the future, which may negatively affect Diedrich’s stock price.

If Diedrich is not able to grow its business, the results of its operations and its financial condition may be adversely impacted.

Diedrich is a specialty coffee roaster, wholesaler and ecommerce retailer. The majority of Diedrich’s revenue is generated from wholesale customers. To grow, Diedrich must:

•	expand Diedrich Coffee, Coffee People and Gloria Jean’s wholesale sales;

•	continue to add additional production capacity to meet planned product demands;

•	continue to upgrade inventory control, marketing and information systems; and

•	impose and maintain strict quality control from green coffee acquisition to the fresh cup of brewed coffee in a customer’s hand.

Future inability to grow Diedrich’s business resulting from, among other things, failing to execute any of the above factors may adversely affect its business, financial condition, results of its operations and cash flows, and its stock price.

Because Diedrich has only one roasting facility, a significant interruption in the operation of this facility could potentially disrupt its operations.

Diedrich currently operates one coffee roasting facility and one distribution facility. A significant interruption in the operation of either of these facilities, whether as a result of a natural disaster or other causes, could significantly impair its ability to operate its business on a day-to-day basis and could have a material adverse effect on its business, financial condition, results of operations and cash flows and its stock price.

Diedrich’s industry is highly competitive and it may not have the resources to compete effectively.

With low barriers to entry, competition in Diedrich’s industry is expected to increase from national and regional chains. Diedrich’s whole bean coffees compete directly against specialty coffees sold at specialty retailers, variety and discount stores, and a growing number of specialty coffee stores. Many specialty coffee companies, including Green Mountain Coffee Roasters, S&D Coffee, Boyd Coffee and Starbucks sell whole bean coffees through these channels. In addition, Diedrich competes to draw customers of standard or commercial coffee, and consumers of substitute coffee products manufactured by a number of nationwide coffee manufacturers, such as Kraft Foods, Proctor & Gamble and Nestlé, to specialty grade coffee.

Diedrich’s supply costs may be higher than it expects because of fluctuations in availability and cost of unroasted coffee.

Increases in the price of green coffee, or the unavailability of adequate supplies of green coffee of the quality Diedrich seeks, whether due to the failure of its suppliers to perform, conditions in coffee-producing countries, or otherwise, could have a material adverse effect on its business, financial condition, results of operations and cash flows and its stock price. Should this happen, Diedrich may not be able to maintain its gross margins by raising prices without affecting demand.

Compliance with government regulations applicable to Diedrich could have a material adverse effect on its business, financial condition and results of operations.

Diedrich’s roasting facility is subject to licensing and reporting requirements by a number of governmental authorities. These governmental authorities include federal, state and local health, environmental, labor relations, sanitation, building, zoning, fire, safety and other departments. Changes in any of these laws or regulations could have a material adverse effect on Diedrich’s business, financial condition, results of operations and cash flows and its stock price.

Diedrich’s lack of diversification may affect business if demand is reduced.

Diedrich’s business is primarily centered on one product: specialty grade coffee. Diedrich’s operations have been limited to primarily the roasting and packaging of green coffee beans and the sale of coffee in a variety of packaging formats, especially K-Cups, through its wholesale business channel. Any decrease in demand for specialty coffee would have a material adverse effect on Diedrich’s business, financial condition, results of operations and cash flows and its stock price.

Diedrich’s wholesales revenues are generated substantially all from the sale of K-Cups.

Diedrich generates substantially all of its revenues from the sale of K-Cups which is licensed from Keurig on a non-exclusive basis. Any issues with this licensing arrangement will have a material adverse effect on Diedrich’s operations. Keurig is also Diedrich’s largest customer. Diedrich’s relationship with Keurig is critical to the success of Diedrich’s business.

BACKGROUND OF THE TRANSACTION

Peet’s Expansion Strategy

Peet’s has been pursuing a strategy to develop a premium-quality, premium-priced brand (Peet’s) in the consumer packaged coffee business for many years. As part of that strategy, Peet’s developed its own direct store delivery (“DSD”) selling and merchandising system beginning in 2003. The DSD system enabled Peet’s to deliver significantly fresher Peet’s brand coffee to grocery store shelves than competitors and also provided Peet’s a selling and merchandising advantage at the store level since none of Peet’s competitors operated DSD systems.

This strategy proved successful, as Peet’s enjoyed strong sales and earnings growth from 2003 through 2005 driven primarily by the rapid growth of Peet’s brand coffee sales through the DSD system in the grocery channel. At the same time, Peet’s continued to grow its other channels of business, including expanding its e-commerce business and opening more of its own retail stores, primarily in California.

Consistent with the longer-term vision for Peet’s and the Peet’s brand, in 2006, Peet’s expanded the DSD system into a lead test market in New England to learn and qualify how to most profitably and effectively expand the Peet’s brand nationally in grocery stores. The lead market was a success, and beginning in late 2007 Peet’s began to more aggressively expand into grocery stores in major eastern, southern and midwestern markets, concurrently establishing the DSD system there.

From 2006 through 2008 (and into 2009), Peet’s made major infrastructure investments to support its growth, including the DSD system, a new roast-to-order roasting facility, a new enterprise resource planning (ERP) system and additional management talent. During this same time period, the board and management met regularly to discuss the long-term vision and strategy for Peet’s, since it had evolved from a small San Francisco Bay Area-based coffee retailer to a high growth, premium-quality, premium-priced brand in the consumer packaged coffee business with core competencies in high quality coffee sourcing and evaluation, roast-to-order production capability and a powerful competitive advantage in its DSD selling and merchandising system.

In 2008, the management and the board agreed to extend Peet’s vision beyond just the Peet’s brand to become, as they expressed it, the “gold standard specialty coffee and tea company” by leveraging Peet’s distribution and operating strengths. As part of this vision, Peet’s intent is to have leading premium-quality, premium-priced brands in the major consumer segments of the at-home specialty coffee and tea market, sold through grocery stores.

Peet’s first major initiative to further this strategy was licensing the Godiva® name and developing a premium-quality Godiva brand coffee line to capture the “high end” in the flavored and medium-roast consumer segment. In addition to this initiative, which Peet’s introduced nationally in October/November 2009, management identified other strategic consumer segments within the specialty coffee category that it planned to enter in a manner consistent with its broader vision.

One such segment was the small but rapidly growing market for cartridge-based single cup coffee designed to be compatible with a specific brewing platform. By the start of 2008, it became clear to Peet’s that Green Mountain Coffee Roasters’ Keurig brewer platform and its associated K-Cup cartridge format had become the leading single cup coffee brewing system in the United States by a wide margin and that this margin was likely to become larger given the existence of multiple, significant barriers to entry including: (1) the integrated brewer/cartridge economic model in which, to be successful, the manufacturer (Green Mountain) did not need to make a profit on the machines, just the K-Cup cartridges; (2) significant intellectual property protection associated with the design and functionality of the K-Cup cartridge, the machines that manufacture K-Cup cartridges and the machines that brew coffee using K-Cup cartridges, both individually and in how they work together as a system; and (3) the large capital investment required to create a competing brewer platform and cartridge system.

The success of the Keurig system was evident, as Green Mountain publicly stated that the Keurig brewer’s share of the single cup brewer market grew to over 80% by the end of 2008 and, according to a nationally recognized industry research organization, K-Cup cartridges were commanding a consumer price per pound of coffee in the range of $20-$24, a more than 100% premium to specialty coffee in the traditional bag form. In addition, Peet’s own research with consumers who had made the significant investment in a Keurig brewer indicated that they were satisfied and relatively insensitive to the higher price per pound they were paying for coffee in K-Cup cartridges.

Peet’s management and board of directors carefully reviewed the various alternatives for entering this market and concluded that acquiring Diedrich, one of only three remaining independent licensees that are able to produce K-Cup cartridges and sell them directly to customers, was in the best long-term interests of Peet’s and its shareholders. Peet’s believed such an acquisition would provide it a fast-start entry point into the K-Cup single cup market through Diedrich’s existing roasting and K-Cup packaging facility and also enable Peet’s to leverage its sales, marketing and DSD system to significantly build sales of Diedrich’s existing business, and then add new brands and products, including the Peet’s brand, to expand the K-Cup market and provide both trade customers and consumers with a broader choice.

Interactions Between Peet’s and Diedrich

In late June 2008, Patrick J. O’Dea, Peet’s Chief Executive Officer, through his assistant contacted the office of Paul C. Heeschen, Diedrich’s Chairman, to request an appointment for an introductory meeting with Mr. Heeschen. In July 2008, Messrs. O’Dea and Heeschen spoke by telephone to introduce themselves and agreed to meet in person later in the month to discuss potential business opportunities for Peet’s and Diedrich.

On July 21, 2008, Messrs. O’Dea and Heeschen met in Mr. Heeschen’s offices and discussed their respective companies’ businesses and various ways in which they might work together in the wholesale coffee business. In the course of this discussion, Mr. O’Dea mentioned Peet’s interest in potentially acquiring or entering into a commercial relationship with Diedrich, and Mr. Heeschen advised Mr. O’Dea that Diedrich was working on certain initiatives to reorganize its operations. Messrs. O’Dea and Heeschen agreed to speak again about a potential commercial relationship in the near future.

On July 23, 2008, Mr. Heeschen called Mr. O’Dea and advised him that it would not be practicable for Diedrich to have any active dialogue with Peet’s about a potential commercial relationship before the completion of the initiatives to reorganize its operations. Messrs. O’Dea and Heeschen agreed to speak again in the next few weeks.

In August or September 2008, Messrs. O’Dea and Heeschen arranged an in-person meeting for themselves and members of their management teams to be held in late September 2008. In anticipation of this meeting, between September 19, 2008 and September 27, 2008, Peet’s and Diedrich negotiated a mutual nondisclosure agreement that was executed as of September 27, 2008.

On September 29, 2008, representatives of Peet’s and Diedrich met at Peet’s roasting facility in Alameda, California. Participating in this meeting for Peet’s were: Mr. O’Dea; Thomas P. Cawley, Chief Financial Officer; James E. Grimes, Vice President, Supply Chain and Information Systems; and Jon S. Weinberg, Senior Director, Strategic Planning and Analysis; and for Diedrich were Mr. Heeschen; J. Russell Phillips, Chief Executive Officer; and Gregory D. Palmer, a member of Diedrich’s board of directors. In the course of this meeting, the participants toured the roasting facility and exchanged more detailed information about their respective businesses, and Peet’s reiterated its interest in entering into an extensive commercial relationship that would enable each of the companies to take advantage of the other’s capabilities through the production of each company’s branded products for sale through both companies’ channels of distribution. The parties agreed to continue discussions about a potential commercial relationship.

On December 10, 2008, Messrs. O’Dea and Heeschen spoke by telephone about various aspects of a potential commercial relationship between Peet’s and Diedrich.

On December 16, 2008, Mr. Grimes met with Mr. Phillips at Diedrich’s manufacturing facility in Castroville, California, to tour the facility and discuss the possibility of Diedrich becoming a contract roaster of flavored coffees for Peet’s.

On December 19, 2008, Messrs. O’Dea and Heeschen spoke by telephone about a potential commercial relationship between Peet’s and Diedrich, including a potential investment in Diedrich by Peet’s. Later that day, Mr. O’Dea emailed Mr. Heeschen a term sheet outlining potential terms of such a relationship. Mr. O’Dea also requested diligence material relating to Diedrich’s potential service as a contract roaster, and Diedrich subsequently provided certain cost estimates and historical financial information in response to this request.

On January 9, 2009, Messrs. O’Dea and Heeschen spoke by telephone, and Mr. Heeschen provided his reactions to the Peet’s term sheet. They agreed to continue exploring a commercial relationship of the type described in the term sheet.

Between January 23, 2009 and January 28, 2009, Messrs. O’Dea and Heeschen spoke by telephone and exchanged email messages generally continuing to explore a commercial relationship between Peet’s and Diedrich, discussing potential terms and outlining additional near-term steps to be taken in pursuit of a commercial relationship, including asking their respective legal counsel to review and discuss various aspects of the contemplated relationship.

On February 13, 2009, Messrs. O’Dea and Heeschen spoke by telephone about various issues to be resolved in connection with the contemplated commercial relationship.

On March 19, 2009, Messrs. Grimes and Cawley met with Mr. Phillips and Jack Hosier, Diedrich’s Vice President of Operations, at Diedrich’s manufacturing facility in Castroville, California, to tour the facility and discuss further the possibility of Diedrich becoming a contract roaster and/or packer for certain Peet’s products, including a new flavored coffee Peet’s was then developing and later introduced under the Godiva brand.

On March 23, 2009, Messrs. O’Dea and Heeschen spoke by telephone. They mutually concluded that continuing to pursue a potential commercial relationship in which Diedrich would contract roast and/or pack Peet’s products was no longer of interest. Mr. Heeschen indicated that he was optimistic about reaching an agreement to sell the Gloria Jean’s domestic franchise operations, after which time he would potentially be interested in having further discussions with Peet’s about a potential business combination.

On March 27, 2009, Diedrich announced that it had entered into an agreement for the sale of its Gloria Jean’s Coffees domestic franchise operations.

On April 13, 2009, Mr. O’Dea and H. William Jesse, Jr., Peet’s financial advisor, met with Mr. Heeschen in Mr. Heeschen’s offices. Messrs. O’Dea and Jesse expressed Peet’s interest in a possible acquisition of Diedrich. Mr. Heeschen stated that any such discussion would be a matter for Diedrich’s full board of directors and that any substantive discussion would have to be deferred until, at the earliest, after the completion of the pending sale of its domestic franchise operations. Mr. Heeschen indicated that it would be advisable for Mr. Jesse to meet Timothy J. Ryan, Diedrich’s Vice Chairman, and Mr. Heeschen subsequently arranged for an introductory meeting between Mr. Ryan and Mr. Jesse, which took place in Mr. Ryan’s offices on April 29, 2009.

On April 17, 2009, Peet’s board of directors created a Transaction Committee and delegated to it the board’s authority to, among other things, identify and evaluate proposed acquisitions by Peet’s of other companies. Between April 17, 2009 and the execution of the definitive merger agreement with Diedrich on November 2,

2009, the Transaction Committee held frequent formal meetings and informal discussions with Peet’s management, Mr. Jesse and representatives of Cooley Godward Kronish LLP (“Cooley”), Peet’s legal counsel.

On May 8, 2009, Mr. Jesse contacted Mr. Heeschen by telephone and inquired whether he felt that further discussions would be desirable. Mr. Heeschen indicated receptivity to further discussions but stated that all potential Diedrich participants would be fully occupied until the sale of the domestic franchise operations was complete.

On June 15, 2009, Diedrich announced that it had completed the sale of its Gloria Jean’s Coffees domestic franchise operations.

On June 19, 2009, Messrs. O’Dea and Jesse met with Messrs. Heeschen and Ryan and representatives of Cooley and Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), Diedrich’s legal counsel, at Gibson Dunn’s offices. Messrs. O’Dea and Jesse reiterated Peet’s interest in acquiring Diedrich and explained various potential benefits to Diedrich’s stockholders of a business combination between Peet’s and Diedrich. Messrs. Heeschen and Ryan stated that Diedrich’s board of directors had made no decision to pursue a sale of the company and was in the very early stages of considering Diedrich’s future strategic direction following the very recent completion of the divestiture of substantially all of its retail and franchise operations.

On the afternoon of June 26, 2009, Mr. O’Dea and Jean-Michel Valette, Peet’s Chairman, delivered a confidential letter to Diedrich’s board of directors reiterating Peet’s strong interest in acquiring Diedrich. The letter stated that Peet’s preliminary thinking about the potential per-share consideration to be paid to Diedrich’s stockholders was a combination of $9.00 in cash per share and a contingent value right with a value that could fall within a very broad range depending on the future success of the combined companies’ K-Cup business and the future value of Peet’s stock. The letter suggested that the companies enter into a period of exclusive negotiations with the objective of arriving at a definitive acquisition agreement.

On June 28, 2009, Mr. Heeschen delivered a letter to Messrs. O’Dea and Valette stating that Diedrich’s board of directors had discussed the Peet’s proposal, believed Peet’s and Diedrich had divergent views as to the valuation of Diedrich and considered it more prudent for Diedrich to continue its previously described process of evaluating its strategic direction than to enter into exclusive negotiations with Peet’s.

During the week of June 29, 2009, Messrs. Jesse and Heeschen spoke by telephone to review the status of the parties’ discussions. Mr. Jesse inquired whether, in light of Diedrich’s rejection of Peet’s expression of interest, the parties should continue discussing a potential transaction. Mr. Heeschen stated that, while further discussions would be welcome, the valuation reflected in Peet’s proposal was unacceptably low. Mr. Jesse responded that, in order to consider increasing its assessment of the appropriate valuation of Diedrich, Peet’s would require access to confidential information of Diedrich. They agreed to stay in contact.

During the same week, representatives of Cooley and Gibson Dunn spoke by telephone to clarify Diedrich’s understanding of certain aspects of Peet’s June 26, 2009 proposal.

Later in July or in August 2009, Messrs. Jesse and Heeschen spoke by telephone. Mr. Jesse suggested that the parties have another meeting to discuss the possibility of a business combination between Peet’s and Diedrich, and they agreed to schedule a meeting later in August. In anticipation of that meeting, on August 13, 2009, Diedrich provided Peet’s with an internal analysis of the market opportunity for Diedrich-branded K-Cups and financial projections for Diedrich as an independent company.

On August 19, 2009, Messrs. O’Dea, Jesse and Weinberg met with Messrs. Heeschen and Ryan and a representative of Gibson Dunn in Gibson Dunn’s offices. The Peet’s representatives made a presentation regarding Peet’s view of the K-Cup market opportunity, how the combined Peet’s and Diedrich businesses would be positioned to address the opportunity and the benefits to Diedrich’s stockholders of a business combination with Peet’s with the payment to Diedrich’s stockholders being structured as a combination of cash and contingent value rights. The Diedrich representatives indicated general concurrence with Peet’s assessment of the market opportunity and positioning of the combined companies to address it but expressed a negative reaction to the contingent value rights element of Peet’s proposal. They also indicated that Diedrich was conducting a strategic assessment that was expected to take several weeks and that further discussions should be deferred until after the completion of that assessment.

On September 15, 2009, Messrs. Jesse and Heeschen spoke by telephone. Mr. Heeschen advised Mr. Jesse that Diedrich had engaged Houlihan Lokey Howard & Zukin Capital, Inc. (“Houlihan Lokey”) as its financial advisor in connection with the evaluation of its strategic alternatives and that Diedrich was prepared to make available to Peet’s additional confidential information to enable Peet’s to develop an updated valuation of Diedrich.

On September 17, 2009, Diedrich provided Peet’s with access to an electronic “data room” and began populating the data room with various documents containing confidential information of Diedrich.

Between September 17, 2009 and November 2, 2009, representatives of Peet’s and Diedrich and their financial, legal, accounting and tax advisors had frequent meetings, telephone conferences and email exchanges for the purpose of enabling Peet’s to conduct its due diligence investigation, which continued until the time at which the definitive merger agreement was executed.

On October 9, 2009, Messrs. O’Dea and Jesse spoke by telephone with Mr. Ryan and representatives of Houlihan Lokey. The Peet’s representatives indicated that they were interested in developing a formal proposal for an acquisition of Diedrich for a combination of cash and Peet’s stock and that their updated preliminary assessment, based on due diligence completed to date, suggested a valuation of Diedrich in the mid-$20’s per share. Later that day, the Houlihan Lokey representatives contacted Mr. Jesse by telephone and indicated that Diedrich was prepared to participate in further due diligence to enable Peet’s to submit a formal acquisition proposal for consideration by Diedrich’s board of directors.

On October 13, 2009, Mr. O’Dea delivered a letter to Diedrich’s board of directors presenting a revised non-binding proposal. The letter described two alternative transaction structures for the acquisition of Diedrich by Peet’s and indicated that Peet’s would be amenable to pursuing either structure. One transaction structure contemplated a one-step merger in which each share of Diedrich’s common stock would be converted into $18.00 in cash and a fraction of a share of Peet’s common stock having a value (based on a formula to be set forth in the definitive agreement) of $8.32, subject to a cap on the share fraction at the level necessary to avoid the issuance of an aggregate number of shares large enough to require a vote of the Peet’s shareholders under applicable Nasdaq rules (the “share fraction cap”). The letter noted that the total purchase price of $26.32 per share represented a 20% premium to the 30-day volume-weighted average closing price of Diedrich’s common stock, which was $21.93 per share. Peet’s proposal for this transaction structure included a commitment by all Diedrich directors and officers to vote their owned and controlled shares in favor of the merger, no fiduciary termination right, a break-up fee of 4.5% of the transaction value, a material adverse change clause containing specific non-customary provisions favorable to Peet’s, and other customary terms and conditions. In the letter, Peet’s expressed the view that the one-step merger transaction would likely be completed within four to five months after the execution of the definitive agreement.

The alternative transaction structure presented in the letter was an all-cash acquisition at a price of $21.02 per share effected through a two-step structure comprising a cash tender offer followed by a second-step cash merger. The letter noted that the proposed purchase price per share was equal to the 90-day volume-weighted average closing price of Diedrich’s common stock. Peet’s proposal for this transaction structure included a commitment by all Diedrich directors and officers to tender their owned and controlled shares, a fiduciary termination right in favor of Diedrich, a break-up fee of 4.5% of the transaction value, a material adverse change clause containing only customary terms, and other customary terms and conditions. In the letter, Peet’s expressed the view that the tender offer portion of the two-step transaction could be completed in as little as five to six weeks after the execution of the definitive agreement.

On October 15, 2009, representatives of Houlihan Lokey and Mr. Jesse discussed various aspects of Peet’s proposals by telephone. The Houlihan Lokey representatives indicated a general willingness to explore the terms reflected in Peet’s proposal for a one-step merger transaction but stated that the price per share would need to be at least $28.50, representing a premium of approximately 30% to the 30-day volume-weighted average closing price of Diedrich’s common stock, the stockholder voting obligation would need to be less restrictive, the break-up fee could not exceed 2.5% of the transaction value and the material adverse change clause would have to be in customary form. They also requested the opportunity to discuss the status of Peet’s pending financing negotiations with the proposed lender, indicated that certain other transaction terms should be discussed by Cooley and Gibson Dunn and expressed a strong preference for a two-step transaction structure in view of the greater speed with which the first step of such a transaction could be completed.

On the afternoon of October 15, 2009, Messrs. O’Dea and Jesse spoke by telephone with Mr. Ryan and representatives of Houlihan Lokey to convey Peet’s response to the terms proposed by Diedrich. They stated that Peet’s was prepared to agree to a slightly increased price per share of $26.58, with the stock component being subject to the share fraction cap, a stockholder voting obligation that was less restrictive than its original proposal but still substantial, a break-up fee of 4.0% of the transaction value and a material adverse change clause in customary form so long as Diedrich’s representations and warranties were satisfactory to Peet’s. They also indicated that they would facilitate discussions between Houlihan Lokey and Peet’s proposed lender regarding the pending financing and between Cooley and Gibson Dunn regarding transaction terms and expressed a willingness to consider a two-step transaction structure.

On October 16, 2009, Diedrich provided Peet’s with a term sheet reflecting Diedrich’s position on selected terms of the transaction other than the price per share and the break-up fee percentage. The term sheet contemplated a one-step cash-and-stock merger similar to Peet’s one-step proposal, except that (i) the cash component of the merger consideration would be automatically increased on a dollar-for-dollar basis to offset any reduction of the stock component resulting from the application of the share fraction cap, (ii) there would be no contractual obligation on the part of Diedrich’s directors and officers to vote their owned and controlled shares in favor of the merger, (iii) Diedrich would have a fiduciary termination right, and (iv) the material adverse change definition would include specific non-customary provisions favorable to Diedrich.

Also on October 16, 2009, a representative of Houlihan Lokey discussed the status of Peet’s pending financing with a representative of the proposed lender.

Between October 16, 2009 and October 28, 2009, representatives of Peet’s, Diedrich and their respective financial and legal advisors spoke frequently by telephone and exchanged revised term sheet proposals, as well as proposals for an “exclusivity” agreement providing generally that Diedrich would not entertain acquisition proposals from any party other than Peet’s during a specified time period. In particular, on October 25, 2009, Messrs. O’Dea, Jesse and Ryan and representatives of Houlihan Lokey, Cooley and Gibson Dunn spoke by telephone. The Peet’s representatives indicated that Peet’s was prepared to proceed with a proposed transaction on the basis of a price per share of $27.00, approximately $18.00 of which would be paid in cash and the balance in Peet’s common stock subject to the share fraction cap, provided the other terms and conditions of the transaction were satisfactory to Peet’s. The Peet’s representatives noted that the proposed price represented premiums of approximately 14% and 21%, respectively, to the 30-day and 90-day volume-weighted average closing prices of Diedrich’s common stock. The Peet’s representatives also stated that Peet’s willingness to proceed with a transaction on the proposed terms was conditioned on a definitive agreement being executed no later than November 2, 2009. The parties agreed to continue their negotiations of the term sheet and exclusivity agreement.

Early on the morning of October 28, 2009, Peet’s and Diedrich completed negotiations with respect to the forms of the term sheet and the exclusivity agreement, and on the afternoon of October 28, 2009, they entered into the exclusivity agreement. That evening, Cooley delivered to Gibson Dunn a proposed form of definitive merger agreement to be signed by Peet’s and Diedrich and a proposed form of stockholder agreement to be signed by each of Diedrich’s directors and officers. Gibson Dunn subsequently provided copies of the proposed form of stockholder agreement to each of Diedrich’s directors and officers.

Between October 28, 2009 and November 2, 2009, representatives of Cooley and Gibson Dunn spoke by telephone and exchanged draft documents frequently in order to negotiate the terms of the merger agreement on behalf of Peet’s and Diedrich and the stockholder agreement on behalf of Peet’s and Diedrich’s directors and officers. In particular, on the afternoon of October 30, 2009, Messrs. O’Dea and Jesse and a representative of Cooley spoke by telephone with Mr. Ryan and representatives of Houlihan Lokey and Gibson Dunn and expressed their concerns about valuation in light of that day’s nearly 19% decline in the market price of Diedrich’s common stock price to $21.80. The Diedrich representatives stated that a reduction in the purchase price would not be acceptable to Diedrich’s board of directors. The Peet’s representatives indicated that Peet’s willingness to move forward with a transaction at a price of $27.00 per share would be highly dependent on the performance of Diedrich’s stock on the next trading day.

By the afternoon of November 1, 2009, the negotiating teams had reached substantial agreement on the material terms of the agreements other than the amount and composition of the consideration to be paid to Diedrich’s stockholders in the transaction, although negotiation of various details of the merger agreement and related documents continued for the rest of the day and through the night until the afternoon of November 2, 2009.

On November 1, 2009, the Peet’s board of directors met telephonically with members of senior management of Peet’s, Mr. Jesse and representatives of Cooley to discuss the merger agreement and the transactions contemplated thereby. At the meeting, the Peet’s board of directors determined that the transactions contemplated by the merger agreement were advisable and fair to, and in the best interests of, Peet’s and its shareholders, and the directors voted unanimously to approve the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

On the afternoon of November 2, 2009, Messrs. O’Dea, Jesse and Ryan and representatives of Houlihan Lokey, Cooley and Gibson Dunn spoke by telephone at approximately 12:00 p.m. PST and again slightly after the close of trading on the Nasdaq Stock Market. In the latter conversation, the Peet’s representatives noted that the market price of Diedrich’s common stock had declined that day by an additional 6.6% to $20.36 per share. They indicated that, in light of the significant recent stock price decline, Peet’s was prepared to proceed with the transaction only at a reduced price per share of $26.00, with $17.00 payable in cash and $9.00 payable in Peet’s common stock, with the stock component subject to the share fraction cap, and otherwise on the terms reflected in the form of definitive merger agreement that had been negotiated between the parties. The Peet’s representatives noted that the proposed price represented premiums of approximately 8% to the 30-day volume-weighted average closing price of Diedrich’s common stock of $24.17 per share and 28% to the closing price of Diedrich’s common stock on November 2, 2009.

A short while later, representatives of Houlihan Lokey spoke with Mr. Jesse by telephone and proposed a price of $26.50 per share, with $18.00 payable in cash and the balance in Peet’s common stock. After conferring with Mr. O’Dea, Mr. Jesse contacted the Houlihan Lokey representatives and stated that Peet’s would not increase the total price above $26.00 per share but would be willing to increase the cash component to $17.33 per share, leaving $8.67 per share to be paid in Peet’s common stock. The Houlihan Lokey representatives indicated that they would convey the proposal to Diedrich’s board of directors.

Later on the afternoon of November 2, 2009, the Diedrich board of directors met, together with members of Diedrich’s senior management and representatives of Houlihan Lokey and Gibson Dunn, to discuss the merger agreement and the transactions contemplated thereby. After full discussion, the Diedrich board of directors unanimously approved the merger agreement and the transactions contemplated thereby, as more fully described under “Unanimous Recommendation of the Diedrich Board of Directors” beginning on page 33 of this prospectus/offer to purchase.

The definitive merger agreement was executed and delivered by representatives of Peet’s, Marty Acquisition Sub, Inc. and Diedrich as of November 2, 2009. In addition, each of Diedrich’s directors and officers executed and delivered the appropriate form of stockholder agreement as of November 2, 2009.

The transaction was publicly announced on the afternoon of November 2, 2009.

Peet’s Reasons for the Transaction

In unanimously deciding to approve the merger agreement and related transactions, the Peet’s board of directors considered the factors listed below, as well as the information set forth under “Background of the Transaction” beginning on page 25 of this prospectus/offer to purchase. The following discussion of factors considered by the Peet’s board of directors is not intended to be exhaustive, but includes the material factors considered by the Peet’s board of directors. The factors considered included the following:

•

Consistent with Peet’s growth strategy, acquiring Diedrich would provide entry into the K-Cup market, where the proprietary Keurig and K-Cup cartridge brewing system had become the clear leader with over an 80% share of single cup brewers at the end of 2008.

•

Combining Peet’s sales, marketing, DSD, e-commerce and production capabilities with Diedrich’s existing K-Cup business may enable the combined companies to build the Diedrich business beyond what Diedrich could accomplish alone, given the lack of comparable infrastructure within Diedrich.

•

Combining Peet’s existing coffees and teas with Diedrich’s K-Cup production capabilities may enable the combined companies to grow within the distinct K-Cup single serve market beyond Diedrich’s existing brands and products.

•

Acquiring Diedrich would provide Peet’s with a second roasting and packaging facility with complementary capabilities to Peet’s existing facility, including the ability to package K-Cups and produce flavored coffees.

•

Combining Diedrich’s K-Cup cartridge manufacturing capability with Peet’s strength in selling products directly to retail trade customers, such as grocery stores, may position the combined companies to compete effectively in the market for K-Cup single serve cartridges, in which retail trade customers currently lack an effective supplier other than Keurig’s parent company, Green Mountain Coffee Roasters.

•	The scale of the combined companies may enable them to operate more efficiently in the future than either company is able to achieve independently.

•	The combined companies would achieve permanent cost savings from eliminating duplicate costs and functions.

In view of the wide variety of factors considered by the Peet’s board of directors in connection with its evaluation of the merger agreement and related transactions and the complexity of these factors, the Peet’s board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Peet’s board of directors made its recommendation based on the totality of information presented to, and the investigation conducted by, it. In considering the factors discussed above, individual directors may have given different weights to different factors.

There can be no assurance that the benefits of the potential growth, synergies or opportunities considered by the Peet’s board of directors will be achieved through completion of the offer and the merger. See “Risk Factors” beginning on page 15 of this prospectus/offer to purchase.

Diedrich’s Reasons for the Transaction

The factors considered by the Diedrich board of directors in making the determinations and the recommendation described below are described in Diedrich’s solicitation/recommendation statement on Schedule 14D-9, which has been filed with the SEC and is being mailed to you and other stockholders of Diedrich together with this prospectus/offer to purchase.

Unanimous Recommendation of the Diedrich Board of Directors

Based on all of the foregoing factors, the board of directors of Diedrich, by a unanimous vote of the members of the board of directors of Diedrich:

•	determined that the merger agreement and the transactions contemplated thereby, including the offer and the merger, are fair to and in the best interests of the stockholders of Diedrich;

•	adopted and approved the merger agreement and approved the offer, the merger and the other transactions contemplated by the merger agreement, in accordance with the requirements of Delaware law;

•	declared that the merger agreement is advisable; and

•

resolved to recommend that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the offer and (to the extent necessary) adopt the merger agreement.

Accordingly, the Diedrich board of directors unanimously recommends that the stockholders of Diedrich accept the offer and tender their shares of Diedrich common stock pursuant to the offer, and, to the extent necessary, vote to adopt the merger agreement.

As required by SEC rules, Diedrich has filed a solicitation/recommendation statement on Schedule 14D-9 describing its recommendation in favor of the offer and the merger and related matters. Diedrich stockholders are encouraged to carefully review the Schedule 14D-9 and this prospectus/offer to purchase.

THE OFFER

The Purchaser is offering to purchase each outstanding share of Diedrich common stock for a combination of Peet’s common stock and cash, subject to the terms and conditions described in this prospectus/offer to purchase and the related letter of transmittal. If the offer is completed, in exchange for each share of Diedrich common stock that you validly tender and do not properly withdraw, you will receive a combination of $17.33 in cash, without interest, and a fraction of a share of Peet’s common stock determined by dividing $8.67 by the volume weighted average price for one share of Peet’s common stock as reported on the Nasdaq Global Select Market for the five trading day period ending immediately prior to (and excluding) the date on which the Purchaser accepts any shares of Diedrich common stock for exchange pursuant to the offer, provided that in no event will such fraction exceed 0.315 of a share of Peet’s common stock. Because the fraction of a share of common stock of Peet’s is calculated based on future trading prices of Peet’s common stock that involve an averaging convention, the actual value of this fraction of a share at the time shares of Diedrich common stock are accepted for exchange in our offer will likely be greater or less than $8.67.

Notwithstanding anything to the contrary in this prospectus/offer to purchase, in the event that pursuant to Nasdaq Listing Rule 5635(a) (or its successor), the issuance of shares of Peet’s common stock (or rights with respect thereto) pursuant to the offer and the merger would otherwise require the approval of the shareholders of Peet’s, then the fraction of a share of Peet’s common stock issuable to Diedrich stockholders pursuant to the offer or the merger will be reduced to be the greatest fraction of a share of Peet’s common stock that would, if distributable to Diedrich stockholders pursuant to the offer and the merger, not require the approval of the shareholders of Peet’s with respect to such issuance.

You will not receive any fractional shares of Peet’s common stock in the offer. Instead, if you would otherwise be entitled to receive a fraction of a share of Peet’s common stock in the offer, you will receive additional cash in an amount equal to such fraction multiplied by the closing trading price of a share of Peet’s common stock as reported on the Nasdaq Global Select Market on the trading day immediately before the date on which the Purchaser accepts shares of Diedrich common stock for exchange pursuant to the offer.

By way of illustration, if you validly tendered 1,000 shares of Diedrich common stock in our offer, and the relevant five trading day volume weighted average price of a share of Peet’s common stock were $36.00, the fraction of a share of Peet’s common stock issuable for each Diedrich share accepted for exchange pursuant to our offer would be 0.240833, which, when valued using such average price, would be $8.64 worth of Peet’s common stock for each share of Diedrich common stock held by you. This would result in you receiving 240 shares of Peet’s common stock. The value of the extra 0.833 of a share of Peet’s common stock would be paid in cash, based on the closing trading price of a share of Peet’s common stock as reported on the Nasdaq Global Select Market on the trading day immediately before the date on which the Purchaser accepts shares of Diedrich common stock for exchange pursuant to the offer. Assuming, for the purposes of this illustration only, that such closing trading price were equal to $36.00, you would receive approximately $30.00 in cash for the fractional share. In addition, you would receive $17,330 in cash, which when added to the value of the 240 shares of Peet’s common stock, $8,640 (valued at $8.64 per share), and the $30.00 for the 0.833 fractional share, would equal $26.00 per share of Diedrich common stock, or $26,000 in total. However, as an alternative illustration, if you validly tendered 1,000 shares of Diedrich common stock in the offer and the relevant five trading day volume weighted average price of a share of Peet’s common stock were $24.00, the fraction of a share of Peet’s common stock issuable for each Diedrich share accepted for exchange pursuant to the offer would in the absence of a cap, exceed 0.315, and would therefore in accordance with the merger agreement, be 0.315. You would thus receive 315 shares of Peet’s common stock for such shares of Diedrich common stock, which, when valued using such average price, would be $7,560 ($7.56 worth of Peet’s common stock for each share of Diedrich common stock held by you). In addition, you would receive $17,330 in cash, which when added to the $7,560 value of the 315 shares of Peet’s common stock, would equal $24.89 per share of Diedrich common stock, or $24,890 in total.

The term “expiration time” means 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on Tuesday, December 15, 2009, unless the offer is extended, in which case the term “expiration time” means the latest time and date on which the offer, as so extended, expires.

If you are the record owner of your shares of Diedrich common stock and you tender your shares of Diedrich common stock directly to the Depositary, you will not be obligated to pay any charges or expenses of the Depositary or any brokerage commissions. If you own your shares of Diedrich common stock through a broker, dealer, bank, trust company or other nominee and your broker, dealer, bank, trust company or other nominee tenders the shares of Diedrich common stock on your behalf, your broker, dealer, bank, trust company or other nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any charges will apply. Except as otherwise provided in the instructions to the letter of transmittal, the Purchaser will pay transfer taxes, if any, on the purchase of Diedrich common stock pursuant to the Purchaser’s offer. However, as set forth in the instructions to the letter of transmittal, under certain circumstances you may be required to pay such transfer taxes and the Purchaser may deduct these taxes from the consideration otherwise payable to you.

Diedrich stockholders can call the Information Agent, Laurel Hill Advisory Group, LLC (between 9:00 a.m. and 5:30 p.m. Eastern Time) toll-free at (888) 742-1305 for answers to questions regarding the transaction.

Between the date of the merger agreement and the date on which shares of Diedrich common stock are accepted for exchange pursuant to the offer, (1) if the outstanding shares of Diedrich common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then both the cash and the stock components of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (2) if the outstanding shares of Peet’s common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the stock component of the offer consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

The Purchaser is making this offer in order to acquire all of the outstanding shares of Diedrich common stock. Peet’s intends, as soon as possible after completion of the offer, to have the Purchaser merge with and into Diedrich. The purpose of the merger is to enable Peet’s to acquire all remaining shares of Diedrich common stock not tendered and purchased pursuant to the offer. In the merger, each then-outstanding share of Diedrich common stock (other than shares owned by Peet’s, the Purchaser or Diedrich or any wholly-owned subsidiary of Peet’s or Diedrich, or held in Diedrich’s treasury, or owned by any stockholder of Diedrich who properly exercises appraisal rights under Delaware law) will be converted into the right to receive a combination of $17.33 in cash, without interest, and the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer (subject to adjustment for stock splits, stock dividends and similar events).

The Purchaser’s obligation to accept tendered shares of Diedrich common stock and to deliver shares of Peet’s common stock and cash in exchange for them is subject to the conditions referred to below under the caption “Conditions to the Offer,” including the minimum condition and other conditions that are discussed below.

Stockholder List

Diedrich has provided the Purchaser with a list and security position listings of Diedrich’s stockholders for the purpose of enabling the Purchaser to communicate with and distribute this prospectus/offer to purchase to holders of shares of Diedrich common stock. The Purchaser will send this prospectus/offer to purchase, the related letter of transmittal and other relevant materials to record holders of shares of Diedrich common stock and the Purchaser will also furnish such materials to brokers, dealers, banks, trust companies and other nominees whose names, or the names of whose nominees, appear on the list of Diedrich’s stockholders, or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of shares of Diedrich common stock.

Timing of the Offer; Extension, Termination and Amendment of the Offer

The offer is scheduled to expire at 12:00 midnight (one minute after 11:59 p.m.), Eastern Time, on Tuesday, December 15, 2009. However, subject to Peet’s and Diedrich’s termination rights under the merger agreement: (1) if, at any time as of which the offer is scheduled to expire, any condition to the offer has not been satisfied or waived, the Purchaser is required to extend the offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond March 31, 2010); and (2) the Purchaser is required to extend the offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the offer.

In addition, if less than 90% of the number of outstanding shares of Diedrich common stock are accepted for exchange pursuant to the offer, the Purchaser may, in its sole discretion (and without the consent of Diedrich or any other person), but is not required to, elect to provide for one or more subsequent offering periods (of up to 20 business days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act. During any subsequent offering period, if there is one, Diedrich stockholders would be permitted to tender their shares to the Purchaser for the same consideration payable in the offer.

The Purchaser may at any time increase the consideration to be paid for each share of Diedrich common stock in the offer and may, subject to applicable law, at any time waive or make any other changes to the terms and conditions of the offer except that, without the prior written consent of Diedrich:

•	the minimum condition may not be amended or waived; and

•

no change may be made to the offer that (1) changes the form of consideration to be delivered by the Purchaser pursuant to the offer, (2) decreases either the cash component or the stock component of the offer consideration, (3) decreases the number of shares of Diedrich common stock to be purchased by the Purchaser in the offer, (4) modifies the offer or the conditions to the offer in a manner adverse to the stockholders of Diedrich or imposes conditions to the offer in addition to the conditions to the offer set forth in the merger agreement, or (5) except as provided above, extends the expiration time of the offer.

The Purchaser will follow any extension, termination or amendment of the offer, as promptly as practicable, with a public announcement thereof. In the case of an extension of the offer, the Purchaser will make an announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration time of the offer. Without limiting the manner in which the Purchaser may choose to make any public announcement, subject to applicable law, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the PR Newswire and/or Dow Jones news services. The phrase “business day” as used in this paragraph has the meaning set forth in Rule 14d-1 under the Exchange Act.

If the Purchaser makes a material change in the terms of the offer, the Purchaser will distribute additional offer materials and extend the offer to the extent required by applicable law. The minimum period during which the offer must remain open following such a change will depend upon the relative materiality of the changed terms. However, with respect to a change in price or a change in the percentage of securities sought, the Purchaser must keep the offer open for at least ten business days from the date materials disclosing such change are made available to Diedrich stockholders.

In no event will interest be paid on the cash component of the offer consideration, regardless of any extension of or amendment to the offer.

Under Rule 14d-11 under the Exchange Act, the Purchaser may elect to provide for a subsequent offering period, immediately following the expiration time of the offer, of between three and 20 business days, in order to accept shares not tendered prior to the expiration time of the offer, provided that: (1) the initial period of the offer has expired; (2) the Purchaser offers the same form and amount of consideration for shares of Diedrich common stock in the subsequent offering period that were offered pursuant to the offer; (3) the Purchaser immediately accepts and promptly pays for all shares of Diedrich common stock that were validly tendered prior to the expiration time of the offer; (4) the Purchaser announces the results of the offer, including the approximate number and percentage of shares of Diedrich common stock that were validly tendered in the offer, no later than 9:00 a.m., Eastern Time, on the next business day after the expiration time of the offer; and (5) the Purchaser immediately accepts and promptly delivers consideration for all shares of Diedrich common stock as they are tendered during the subsequent offering period.

The Purchaser does not currently intend to provide for a subsequent offering period following the completion of the offer, although the Purchaser reserves the right to do so in its sole discretion.

Procedures for Tendering Shares of Diedrich Common Stock in the Offer

Valid Tender

For a stockholder to validly tender shares of Diedrich common stock in the offer, prior to the expiration time of the offer:

1.	each certificate representing the tendered shares, together with the letter of transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”) and any other required documents required by the letter of transmittal, must be received by the Depositary at one of its addresses listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer;

2.

in the case of a tender effected pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer,” (1) either the letter of transmittal, properly completed and duly executed, together with any required signature guarantees (as described below under the caption

“Signature Guarantees”), or an agent’s message (as described below under the caption “Book-Entry Transfer”), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer, and (2) the shares of Diedrich common stock to be tendered must be delivered pursuant to the book-entry transfer procedures described below under the caption “Book-Entry Transfer” and a book-entry confirmation (as described below under the caption “Book-Entry Transfer”) must be received by the Depositary prior to the expiration time of the offer; or

3.	the tendering stockholder must comply with the guaranteed delivery procedures described below under the caption “Guaranteed Delivery” prior to the expiration time of the offer.

Stockholders must use one of these methods to validly tender shares of Diedrich common stock in the offer. The valid tender of shares of Diedrich common stock in accordance with one of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms of and subject to the conditions to the offer.

The method of delivery of shares of Diedrich common stock to be tendered in the offer, the letter of transmittal and all other required documents, including delivery through the book-entry transfer facility described below, is at the election and risk of the tendering stockholder. Shares of Diedrich common stock to be tendered in the offer will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation described below). If delivery of shares of Diedrich common stock is made by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Book-Entry Transfer

The Depositary will notify The Depository Trust Company (the book-entry transfer facility) to establish an account with respect to the shares of Diedrich common stock for purposes of the offer as promptly as practicable after the date of this offer to purchase. Any financial institution that is a participant of the book-entry transfer facility’s system may effect a book-entry delivery of shares of Diedrich common stock in the offer by causing the book-entry transfer facility to transfer such shares into the Depositary’s account in accordance with the book-entry transfer facility’s procedures for such transfer. The confirmation of a book-entry transfer of shares into the Depositary’s account at the book-entry transfer facility is sometimes referred to in this prospectus/offer to purchase as a book-entry confirmation. The term “agent’s message” as used in this prospectus/offer to purchase means a message, transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that (1) the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares of Diedrich common stock that such participant has received, (2) the participant agrees to be bound by the terms of the letter of transmittal, and (3) the Purchaser may enforce such agreement against such participant.

Although delivery of shares of Diedrich common stock may be effected through book-entry transfer into the Depositary’s account at the book-entry transfer facility, the letter of transmittal (or a photocopy of it), properly completed and duly executed, together with any required signature guarantees (as described below under the caption “Signature Guarantees”), or an agent’s message (as described above), and any other required documents, must be received by the Depositary at one of its addresses listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer to effect a valid tender of shares by book-entry.

Delivery of documents to the book-entry transfer facility in accordance with the book-entry transfer facility’s procedures does not constitute delivery to the Depositary.

Signature Guarantees

No signature guarantee is required on the letter of transmittal that is being returned with shares of Diedrich common stock being tendered in the offer if (1) the letter of transmittal is signed by the registered holder(s) of the shares of Diedrich common stock tendered with such letter of transmittal, unless such registered holder(s) has completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on such letter of transmittal, or (2) shares of Diedrich common stock are tendered for the account of a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent’s Medallion Program, the Stock Exchange Medallion Program or by any other eligible guarantor institution, as such term is defined in Rule 17Ad-15 under the Exchange Act (which are sometimes referred to as eligible institutions in this prospectus/offer to purchase). A registered holder of shares of Diedrich common stock includes any participant in the book-entry transfer facility’s system whose name appears on a security position listing as the owner of such shares. In all other cases, all signatures on the letter of transmittal that is being returned with shares of Diedrich common stock being tendered in the offer must be guaranteed by an eligible institution. See Instructions 1 and 5 to the letter of transmittal enclosed with this prospectus/offer to purchase for more information. If certificates representing shares of Diedrich common stock being tendered in the offer are registered in the name of a person other than the signer of the letter of transmittal that is being returned with such shares, or if payment is to be made or certificates representing shares of Diedrich common stock not being tendered or not accepted for exchange are to be returned to a person other than the registered holder of the certificates surrendered, the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on such certificates, with the signatures on such certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the letter of transmittal enclosed with this prospectus/offer to purchase for more information.

Guaranteed Delivery

If a stockholder desires to tender shares of Diedrich common stock in the offer and such stockholder’s certificates representing such shares are not immediately available, or the book-entry transfer procedures described above under the caption “Book-Entry Transfer” cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the expiration time of the offer, such stockholder may tender such shares if all the following conditions are met:

•	the tender is made by or through an eligible institution (as described above under the caption “Signature Guarantees”);

•

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form enclosed with this prospectus/offer to purchase, is received by the Depositary at its addresses listed on the back cover of this prospectus/offer to purchase prior to the expiration time of the offer; and

•

either (1) the certificates representing tendered shares of Diedrich common stock being tendered in the offer, together with the letter of transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), and any other required documents, are received by the Depositary at one of its addresses listed on the back cover of this prospectus/offer to purchase within three trading days (as described below) after the date of execution of such Notice of Guaranteed Delivery or (2) in the case of a book-entry transfer effected pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer,” (i) either the letter of transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”), or an agent’s message (as described above under the caption “Book-Entry Transfer”), and any other required documents, is received by the Depositary at one of its addresses listed on the back cover of this prospectus/offer to purchase and (ii) such shares are delivered pursuant to the book-entry transfer procedures described above under the caption “Book-Entry Transfer” and a book-entry confirmation (as described above under the caption “Book-Entry Transfer”) is received by the Depositary, in each case within three trading days after the date of execution of such Notice of Guaranteed Delivery. For purposes of the foregoing, a trading day is any day on which The Nasdaq Global Select Market is open for business.

The Notice of Guaranteed Delivery may be delivered by mail or facsimile transmission to the Depositary, and must include a guarantee by an eligible institution in the form set forth in such Notice of Guaranteed Delivery. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The method of delivery of share certificates, the letter of transmittal and all other required documents is at the option and risk of the tendering stockholder, and delivery will be made only when actually received by the Depositary.

Appointment

By executing and returning the letter of transmittal (or a photocopy of it), or in the case of a book-entry transfer, by delivery of an agent’s message in lieu of the letter of transmittal as described above under the caption above under the caption “Book-Entry Transfer,” a stockholder tendering shares of Diedrich common stock in the offer will be irrevocably appointing a designee of the Purchaser as such stockholder’s attorneys-in-fact and proxies in the manner described in the letter of transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the shares of Diedrich common stock being tendered by such stockholder and accepted for exchange by the Purchaser and with respect to any and all other shares of Diedrich common stock or securities issued or issuable in respect of such shares on or after the date of this prospectus/offer to purchase. All such proxies will be considered coupled with an interest in the shares of Diedrich common stock being tendered. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for exchange the shares of Diedrich common stock being tendered by such stockholder as provided in this prospectus/offer to purchase. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such shares of Diedrich common stock will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given (and, if given, will not be effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such shares of Diedrich common stock in respect of any annual, special or adjourned meeting of Diedrich’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for shares of Diedrich common stock to be deemed validly tendered, immediately upon the Purchaser’s acceptance for exchange of such shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such shares, including voting at any meeting of stockholders.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares of Diedrich common stock in the offer will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of shares of Diedrich common stock determined by it not to be in proper form or the acceptance for exchange of or payment for which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right, subject to applicable law, to waive any defect or irregularity in the tender of any shares of Diedrich common stock of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares of Diedrich common stock in the offer will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Peet’s, Diedrich, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to any rights of Diedrich under the merger agreement, the Purchaser’s interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto and any other documents related to the offer) will be final and binding.

Backup Withholding

In order to avoid backup withholding of United States federal income tax on payments in connection with the offer, a stockholder whose shares of Diedrich common stock are accepted for exchange in the offer who is a U.S.

citizen, a U.S. resident alien or a business entity organized within the U.S. must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number on a Substitute Form W-9 and certify under penalty of perjury that such taxpayer identification number is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct taxpayer identification number or fails to provide the certifications described above, the United States Internal Revenue Service may impose a penalty on such stockholder and the payment to such stockholder in connection with the offer may be subject to backup withholding at a rate of 28%. All stockholders tendering shares of Diedrich common stock in the offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the letter of transmittal enclosed with this prospectus/offer to purchase to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Stockholders who are individuals and not U.S. citizens or U.S. resident aliens or are business entities organized outside the United States should complete, sign and return to the Depositary the main signature form and a Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (or other appropriate Form W-8), copies of which may be obtained by contacting the Depositary, to provide the information and certification necessary to avoid backup withholding. Stockholders that are not described in this section or otherwise have questions about whether they should execute a Form W-8 or Substitute Form W-9 should consult their tax advisors. See Instruction 9 to the letter of transmittal enclosed with this prospectus/offer to purchase.

Withdrawal Rights

Except as otherwise provided in this section, tenders of shares of Diedrich common stock in the offer are irrevocable. Shares of Diedrich common stock that are tendered in the offer may be withdrawn pursuant to the procedures described below at any time prior to the expiration time of the offer and shares that are tendered may also be withdrawn at any time after January 16, 2010, unless accepted for exchange on or before that date as provided in this prospectus/offer to purchase. In the event that the Purchaser provides for a subsequent offering period following the acceptance of shares of Diedrich common stock for exchange pursuant to the offer, (1) no withdrawal rights will apply to shares tendered during such subsequent offering period and (2) no withdrawal rights will apply to shares that were previously tendered in the offer and accepted for exchange.

For a withdrawal of shares of Diedrich common stock previously tendered in the offer to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to the expiration time at one of its addresses listed on the back cover of this prospectus/offer to purchase, specifying the name of the person having tendered the shares to be withdrawn, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the name of the person who tendered the shares. If certificates for shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such shares have been tendered by an eligible institution, any and all signatures on the notice of withdrawal must be guaranteed by an eligible institution. If shares have been tendered pursuant to the book-entry transfer procedures described above, any notice of withdrawal must also specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn shares and otherwise comply with the book-entry transfer facility’s procedures.

The Purchaser will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal in its sole discretion, which decision will be final and binding. Neither Peet’s nor the Purchaser, nor Diedrich, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

Withdrawals of shares of Diedrich common stock may not be rescinded. Any shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the offer. However, withdrawn shares may be re-tendered at any time prior to the expiration time of the offer (as it may be extended) or during any subsequent offering period by following one of the procedures for tendering described above.

Acceptance for Exchange of Diedrich Stock; Delivery of Cash and Peet’s Common Stock

On the terms of and subject to the conditions to the offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the offer, the Purchaser will accept for exchange, and will deliver consideration for, all shares of Diedrich common stock validly tendered to the Purchaser in the offer and not withdrawn prior to the expiration time of the offer. Subject to the terms of the merger agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for exchange of or the delivery of consideration for shares of Diedrich common stock that are tendered in the offer in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer).

In all cases, delivery of consideration for shares of Diedrich common stock that are accepted for exchange in the offer will be made only after timely receipt by the Depositary of:

•

the certificates representing such shares, together with the letter of transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described in above under the caption “Signature Guarantees”); or

•

in the case of a transfer effected pursuant to the book-entry transfer procedures as described above under the caption “Book-Entry Transfer” a book-entry confirmation and either the letter of transmittal enclosed with this prospectus/offer to purchase (or a photocopy of it), properly completed and duly executed, and any required signature guarantees (as described above under the caption “Signature Guarantees”) or an agent’s message, and any other required documents.

The per share consideration paid to any stockholder in the offer will be the highest per share consideration paid to any other stockholder in the offer.

For purposes of the offer, the Purchaser will be deemed to have accepted for exchange, and thereby purchased, shares of Diedrich common stock that are validly tendered in the offer and not withdrawn prior to the expiration time of the offer as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for exchange of such shares. On the terms of and subject to the conditions to the offer, the delivery of consideration for shares of Diedrich common stock that are accepted for exchange in the offer will be made by deposit of the cash component with and delivery of the stock component to the Depositary, which will act as an agent for stockholders tendering shares in the offer for the purpose of receiving the offer consideration from the Purchaser and transmitting payment to such stockholders whose shares of Diedrich common stock have been accepted for exchange in the offer.

If the Purchaser is delayed in its acceptance for exchange of, or delivery of consideration for, shares of Diedrich common stock that are tendered in the offer, or is unable to accept for exchange, or pay for, shares that are tendered in the offer for any reason, then, without prejudice to the Purchaser’s rights under the offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder’s obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer) and the terms of the merger agreement), the Depositary may, nevertheless, on behalf of the Purchaser, retain shares of Diedrich common stock that are tendered in the offer, and such shares may not be withdrawn except to the extent that stockholders tendering such shares are entitled to do so as described above under the caption “Withdrawal Rights” or as otherwise contemplated by federal securities laws.

If any shares of Diedrich common stock that are tendered in the offer are not accepted for exchange pursuant to the terms and conditions of the offer for any reason, the certificates for such shares will be returned (and, if certificates are submitted for more shares than are tendered, new certificates for the shares not tendered will be sent) in each case without expense to the stockholder tendering such shares (or, in the case of shares delivered by book-entry transfer of such shares into the Depositary’s account at the book-entry transfer facility pursuant to the book-entry transfer procedures, such shares will be credited to an account maintained at the book-entry transfer facility), in each case, promptly after the expiration or termination of the offer.

Purpose of the Transaction; Plans for Diedrich; The Merger; Appraisal Rights

Purpose of the Transaction

The purpose of the transaction is to enable Peet’s to acquire the entire equity interest in, and thus control of, Diedrich. The offer, as the first step in the acquisition of Diedrich, is intended to facilitate the acquisition of all of the outstanding shares of Diedrich common stock or, if fewer than all of the outstanding shares of Diedrich common stock are tendered and not properly withdrawn prior to the expiration time of the offer, such lesser number of shares of Diedrich common stock, subject to the conditions to the offer described below under the caption “Conditions to the Offer.” The purpose of the merger, as the second step in the acquisition of Diedrich, is for Peet’s to acquire any and all outstanding shares of Diedrich common stock that are not tendered in the offer and accepted for exchange by the Purchaser in the offer.

If the merger is completed, Peet’s common equity interest in Diedrich would increase to 100% and Peet’s would be entitled to all benefits resulting from that interest. These benefits include complete control of management with regard to the future conduct of Diedrich’s business and any increase in its value. Similarly, Peet’s also will bear the risk of any losses incurred in the operation of Diedrich and any decrease in its value.

Stockholders of Diedrich who tender their shares of Diedrich common stock in the offer will cease to have any equity interest in Diedrich and will not participate in its earnings or any future growth (except indirectly through ownership of Peet’s common stock received in the offer). If the merger is completed, the stockholders who have not tendered their shares of Diedrich common stock in the offer will cease to have an equity interest in Diedrich and will not participate in its earnings or any future growth (except indirectly through ownership of Peet’s common stock received in the merger). Similarly, the stockholders of Diedrich will not bear the risk of any decrease in the value of Diedrich common stock after tendering their shares of Diedrich common stock in the offer or having their shares of Diedrich common stock converted in the merger (except indirectly through ownership of Peet’s common stock received in the offer or the merger).

The primary benefit of the offer and the merger to the stockholders of Diedrich is that stockholders have the opportunity to sell all of their shares of Diedrich common stock for a combination of Peet’s stock and cash at a price that as of the date on which the merger agreement was announced, represented a premium of approximately 27.7% over the last closing price of Diedrich shares before the announcement of the merger agreement, which was $20.36 per share.

Plans for Diedrich

If the Purchaser purchases the shares of Diedrich common stock that are tendered in the offer, Peet’s intends and will have the right to designate representatives to Diedrich’s board of directors who will constitute a majority of the board of directors and each committee of the board of directors and therefore control Diedrich. However, if shares of Diedrich common stock are accepted for exchange pursuant to the offer, until the completion of the merger there are required to be at least two members of Diedrich’s board of directors who were directors of Diedrich on the date of the merger agreement (or their successors). If Peet’s designees constitute a majority of the Diedrich board of directors, prior to the completion of the merger, the affirmative vote of a majority of these directors, who were directors of Diedrich on the date of execution of the merger agreement (or their successors), will be required for the Diedrich board of directors to take any of the following actions, to the extent that any such action could reasonably be expected to adversely affect holders of shares of Diedrich common stock, other than Peet’s or the Purchaser:

•	action by Diedrich with respect to any amendment or waiver of any term or condition of the merger agreement, the merger, or the certificate of incorporation or bylaws of Diedrich;

•	termination of the merger agreement by Diedrich;

•

extension by Diedrich of the time for the performance of any of the obligations or other acts of Peet’s or the Purchaser, or any waiver or assertion of any of Diedrich’s rights under the merger agreement; or

•	other consent or action by Diedrich with respect to the offer, the merger or any of the other transactions contemplated by the merger agreement.

As a consequence of the merger, Diedrich’s certificate of incorporation and bylaws will be replaced with those of the Purchaser and Peet’s may further amend those documents. In addition, Diedrich’s board of directors will be replaced with the board of directors of the Purchaser and Peet’s may change the board of directors thereafter.

The merger agreement provides that the directors and officers of the Purchaser at the completion of the merger will, from and after the completion of the merger, be the initial directors and officers, respectively, of Diedrich, as the surviving corporation. Peet’s may also change the officers or directors of Diedrich at any time after the completion of the merger.

Peet’s intends to continue to review Diedrich’s assets, corporate structure, operations, properties, policies, management and personnel and, subject to the terms of the merger agreement, to consider whether any changes would be desirable in light of the circumstances then existing, and reserves the right to effect such changes as it deems desirable, although, except as disclosed in this prospectus/offer to purchase, Peet’s has no current plans with respect to any such matters.

Following successful completion of the offer and the merger, Peet’s intends to integrate Diedrich’s operations with those of Peet’s under the direction of Peet’s management.

Except as disclosed in this prospectus/offer to purchase, we do not have any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, or any material changes in Diedrich’s corporate structure or business.

The Merger

Approval of the Merger. Under Section 251 of the Delaware General Corporation Law, the approval of the board of directors of Diedrich and, except as discussed below, the affirmative vote of the holders of a majority of its outstanding common stock are required to approve a merger and adopt a merger agreement. The Diedrich board of directors has previously approved and declared advisable the merger and the merger agreement. If the Purchaser accepts for exchange shares of Diedrich common stock pursuant to the offer (after satisfaction of the minimum condition), the Purchaser would have a sufficient number of shares of Diedrich common stock to adopt the merger agreement without the affirmative vote of any other holder of shares of Diedrich common stock. Therefore, unless the merger is completed in accordance with the short-form merger provisions under Delaware law described below (in which case no action by the stockholders of Diedrich, other than the Purchaser, will be required to complete the merger), the only remaining corporate action of Diedrich to complete the merger will be the adoption of the merger agreement by Peet’s, as holder of a majority of the outstanding shares of Diedrich common stock. However, in connection with such adoption, Diedrich would be required to seek the approval of the adoption of the merger agreement by each of its other remaining stockholders as well.

Possible Short-Form Merger. Section 253 of the Delaware General Corporation Law would permit the merger to occur without a vote of Diedrich’s stockholders if the Purchaser were to acquire at least 90% of the outstanding shares of Diedrich common stock in the offer or otherwise (including as a result of purchases by the Purchaser during any subsequent offering period or upon exercise of the top-up option as described under the caption “The Merger Agreement—The Top-Up Option”). If, however, the Purchaser does not acquire at least 90% of the then outstanding shares of Diedrich common stock pursuant to the offer or otherwise, and a vote of

Diedrich’s stockholders is required under Delaware law, a longer period of time will be required to complete the merger. Peet’s has agreed in the merger agreement to complete the merger as promptly as practicable following the acceptance for exchange of Diedrich common stock pursuant to the offer, and to complete the merger as a short-form merger if the Purchaser obtains ownership of at least 90% of the issued and outstanding shares of Diedrich common stock in the offer or otherwise. Peet’s currently owns 221,559 shares of Diedrich common stock.

Appraisal Rights

Diedrich stockholders will not have appraisal rights in connection with the offer. However, under Delaware corporate law, Diedrich stockholders are entitled to appraisal rights in connection with the merger.

If the merger is completed, holders of Diedrich common stock are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, or Section 262, provided that they comply with the conditions established by Section 262.

The discussion below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this prospectus/offer to purchase as Annex C. Diedrich stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow precisely any of the statutory procedures set forth in Annex C may result in a termination or waiver of these rights.

A record holder of shares of Diedrich common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the date of completion of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement nor consents thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery, or the Delaware Court, of the fair value of his or her shares of Diedrich common stock. All references in this summary of appraisal rights to a “stockholder” or “holders of shares of Diedrich common stock” are to the record holder or holders of shares of Diedrich common stock.

Filing a Written Demand. Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. Those conditions include, without limitation, the following:

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In the event that any Diedrich stockholder vote is necessary to complete the merger, Diedrich stockholders electing to exercise appraisal rights must not vote “for” adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, the submission of a proxy not marked “against” or “abstain” will result in the waiver of appraisal rights.

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In the event that any Diedrich stockholder vote is necessary to complete the merger, Diedrich stockholders must deliver a written demand for appraisal of shares before the vote on the merger agreement is taken. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Diedrich common stock. The written demand for appraisal of shares is in addition to and separate from a vote against the adoption of the merger agreement or an abstention from such vote.

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If the Purchaser acquires 90% or more of the outstanding Diedrich common stock, then a vote of the Diedrich stockholders will not be required to complete the merger. In this case, every Diedrich stockholder entitled to appraisal rights will receive a notice of approval of the merger, and will have to deliver a written demand for appraisal within 20 days after the date that this notice is mailed to be entitled to any appraisal rights. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is thereby demanding appraisal of his or her Diedrich common stock.

•	A demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner. A person having a beneficial interest in Diedrich common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owners may have.

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Diedrich stockholders who wish to exercise appraisal rights in connection with the merger should mail or deliver a written demand to: Diedrich Coffee, Inc., 28 Executive Park, Suite 200, Irvine, CA 92614, Attn: Corporate Secretary.

Notice by the Surviving Corporation Within ten days after the completion of the merger, Diedrich, as the surviving corporation in the merger, must provide notice of the date of completion of the merger to all of its stockholders who have complied with Section 262 and have not voted for the adoption of the merger agreement.

Filing a Petition for Appraisal. Within 120 days after the date of completion of the merger, either Diedrich or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Delaware Court, with a copy served on Diedrich in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on the part of Diedrich or Peet’s (as its successor) to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that Diedrich will file such a petition or that Diedrich will initiate any negotiations with respect to the fair value of such shares. Accordingly, holders of Diedrich common stock who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

Within 120 days after the date of completion of the merger, any stockholder who has satisfied the requirements of Section 262 will be entitled, upon written request, to receive from Diedrich a statement setting forth the aggregate number of shares of Diedrich common stock not voting in favor of the adoption of the merger agreement and with respect to which demands for appraisal were received by Diedrich and the number of holders of such shares. Such statement must be mailed within 10 days after the stockholders’ request has been received by Diedrich or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

Proceedings and Determination of Fair Market Value. If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine which stockholders are entitled to appraisal rights. The Delaware Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Delaware Court may dismiss the proceedings as to such stockholder. Where proceedings are not dismissed, the Delaware Court will appraise the shares of Diedrich common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although the parties believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court and Diedrich stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the consideration they would receive pursuant to the merger agreement. Moreover, Diedrich does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Diedrich common stock is less than the merger consideration. In determining “fair value”, the Delaware Court is required to take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware Supreme Court has stated that such exclusion is a narrow exclusion that does not encompass known elements of value, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. The Delaware Supreme Court has construed Section 262 to mean that elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered. Diedrich stockholders should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262.

Costs of the Appraisal Proceeding. The cost of the appraisal proceeding may be determined by the Delaware Court and taxed against the parties as the Delaware Court deems equitable in the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares of stock entitled to appraisal.

Rights of Diedrich Stockholders Seeking Appraisal Rights. Any Diedrich stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote for any purpose any shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the date of completion of the merger.

Withdrawal of Demands for Appraisal Rights. At any time within 60 days after the date of completion of the merger, any former Diedrich stockholder that shall have preserved such stockholder’s appraisal rights with respect to the merger will have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for such stockholders’ shares of Diedrich common stock as provided in the merger agreement only with Diedrich’s consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as Diedrich has no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. Any stockholder may withdraw such stockholder’s demand for appraisal by delivering to Diedrich a written withdrawal of his or her demand for appraisal and acceptance of the merger consideration, except (i) that any such attempt to withdraw made more than 60 days after the date of completion of the merger will require written approval of Diedrich and (ii) that no appraisal proceeding in the Delaware Court shall be dismissed as to any stockholder without the approval of the Delaware Court, and such approval may be conditioned upon such terms as the Delaware Court deems just.

Failure by any Diedrich stockholder to comply fully with the procedures described above and set forth in Annex C to this prospectus/offer to purchase may result in termination of such stockholder’s appraisal rights. In view of the complexity of exercising your appraisal rights under Delaware law, if you are considering exercising these rights you should consult with your legal counsel.

Conditions to the Offer

Notwithstanding any other provision of the offer or the merger agreement to the contrary, the Purchaser will not be required to accept for exchange or deliver consideration for, and may delay the acceptance for exchange or the delivery of consideration for, any tendered shares of Diedrich common stock, if the minimum condition has not been satisfied by midnight (one minute after 11:59 pm), Eastern Time, on the expiration date of the offer, taking into account any extensions made or if any of the following additional conditions shall not be satisfied or have been waived in writing by Peet’s:

•

each of the representations and warranties of Diedrich contained in the merger agreement with respect to capitalization shall have been accurate in all material respects as of the date of the merger agreement and shall be accurate in all material respects at and as of the expiration time of the offer with the same force and effect as if made on at and as of such time (except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time);

•

each of the other representations and warranties of Diedrich contained in the merger agreement shall have been accurate in all respects as of the date of the merger agreement and shall be accurate in all respects at and as of the expiration time of the offer as if made on and as of such expiration time with the same force and effect as if made at and as of such time (except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), provided that, for purposes of determining the accuracy of all of the foregoing representations and warranties, all company material adverse effect (as defined below) and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded;

•

each covenant that Diedrich is required to comply with or to perform at or prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

•	since the date of the merger agreement, no company material adverse effect (as defined below) shall have occurred and be continuing;

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Peet’s and Diedrich shall have received a certificate executed by the Chief Executive Officer or Chief Financial Officer of Diedrich confirming that the conditions described in the three preceding paragraphs have been duly satisfied;

•	the waiting period applicable to the offer under the HSR Act shall have expired or been terminated;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Diedrich common stock pursuant to the offer or preventing completion of the merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not have been any legal requirement enacted or deemed applicable to the offer or the merger by a governmental authority that makes the acquisition of or payment for shares of Diedrich common stock pursuant to the offer or the completion of the merger illegal;

•

there shall not be pending, or threatened in writing, any legal proceeding by any governmental body challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Diedrich common stock pursuant to the offer or the completion of the merger or any of the other transactions contemplated by the merger agreement;

•	the registration statement of which this prospectus/offer to purchase is a part shall have become effective;

•	no triggering event (as defined below) shall have occurred; and

•	the merger agreement shall not have been validly terminated.

The term “company material adverse effect” means any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has had or could reasonably be expected to have or result in a material adverse effect on, (1) the business, financial condition or results of operations of Diedrich or (2) the ability of Diedrich to complete the transactions contemplated by the merger agreement. The term “company material adverse effect” does not include: (i) effects, changes, claims, events or circumstances resulting from (a) changes since the date of the merger agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (b) changes since the date of the merger agreement in conditions generally affecting the industry in which Diedrich operates, (c) changes since the date of the merger agreement in generally accepted accounting principles or the interpretation thereof, (d) changes since the date of the merger agreement in legal requirements, (e) any acts of terrorism or war since the date of the merger agreement, or (f) any stockholder class action or derivative litigation commenced against Diedrich since the date of the merger agreement and arising from allegations of breach of fiduciary duty of Diedrich’s directors relating to their approval of the merger agreement or from allegations of false or misleading public disclosure by Diedrich with respect to the merger agreement; (ii) any adverse impact on Diedrich’s relationships with employees, customers and suppliers of Diedrich that is attributable to the announcement or pendency of the merger agreement and the transactions contemplated by the merger agreement, or any other adverse impact on Diedrich that is directly (and to the extent) attributable to the announcement and pendency of the transactions contemplated by the merger agreement; (iii) any failure after the date of the merger agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of Diedrich common stock, in and of itself; or (iv) the taking of any action required to be taken by Diedrich pursuant to the merger agreement or specifically instructed or consented to, in advance and in writing, by Peet’s. In the case of each of clauses “(i)(a),” “(i)(b),” (i)(c),” (i)(d)” and “(i)(e)” above, the exception will apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact Diedrich relative to other participants in the industry or industries in which Diedrich conducts its business and any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(i)(f)” of the preceding sentence, or underlying, causing or contributing to any failure or decline of the type referred to in clause “(iii)” of the preceding sentence, in each case that are not otherwise excluded from the definition of a company material adverse effect, may be taken into account in determining whether there has been or would be a company material adverse effect.

A “triggering event” will be deemed to have occurred if: (1) the board of directors of Diedrich shall have failed to unanimously recommend that Diedrich’s stockholders accept the offer and tender their shares of Diedrich common stock pursuant to the offer and (to the extent necessary) adopt the merger agreement (the “Diedrich board recommendation”) or shall have withdrawn or modified in a manner adverse to Peet’s the Diedrich board recommendation or shall have taken any other action publicly that would cause a reasonable observer to conclude that the board of directors of Diedrich does not unanimously support the offer or the merger; (2) following the disclosure or announcement of a proposal or an inquiry with respect to an alternative acquisition transaction, the board of directors of Diedrich fails to reaffirm publicly the Diedrich board recommendation, within ten business days after Peet’s requests in writing that such recommendation be reaffirmed publicly; (3) the board of directors of Diedrich shall have publicly approved, endorsed or recommended any proposal for an alternative acquisition transaction; (4) Diedrich shall have entered into any letter of intent or contract contemplating or providing for any proposal for an alternative acquisition transaction (other than a confidentiality agreement executed and delivered in accordance with the merger agreement); or (5) a tender or exchange offer relating to securities of Diedrich shall have been commenced by a third party and Diedrich shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that Diedrich recommends rejection of such tender or exchange offer.

Legal Matters

Except as described below, based on information provided by Diedrich, neither Peet’s nor Diedrich is aware of any license or regulatory permit that appears to be material to the business of Diedrich that might be adversely affected by the acquisition of shares of Diedrich common stock in connection with the offer or the merger, or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of shares of Diedrich common stock by the Purchaser in connection with the offer or the merger. Should any such approval or other action be required, the

Purchaser currently contemplates that such approval or other action will be sought, except as described below under the caption “State Takeover Laws.” While, except as otherwise described in this prospectus/offer to purchase, the Purchaser does not currently intend to delay the acceptance for exchange of, or payment for, shares of Diedrich common stock that are tendered in the offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Diedrich’s business or that certain parts of Diedrich’s business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for exchange, or deliver consideration for, shares of Diedrich common stock that are tendered in the offer.

Delaware Law

In general, Section 203 of the Delaware General Corporation Law prevents an interested stockholder (generally, a stockholder owning 15% or more of a corporation’s outstanding voting stock or an affiliate thereof) from engaging in a business combination (generally defined to include a merger and certain other transactions as described below) with a Delaware corporation for a period of three years following the time when such stockholder became an interested stockholder unless certain board or stockholder approvals are obtained or the interested stockholder acquires at least 85% of the corporation’s voting stock outstanding under certain circumstances.

Diedrich’s board of directors has taken all actions necessary to exempt the offer and the merger and the other transactions contemplated by the merger agreement from the provisions of Section 203 of the Delaware General Corporation Law.

State Takeover Statutes

A number of states have adopted laws that purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Diedrich, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described in this prospectus/offer to purchase, it is not known whether any of these laws will, by their terms, apply to the offer or the merger and the Purchaser has not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the offer or the merger, it is believed that there are reasonable bases for contesting such laws. Diedrich has represented to Peet’s that no such laws apply to the offer or the merger.

Antitrust

United States Antitrust Law. Under the HSR Act, and the rules that have been promulgated under the HSR Act by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the “DOJ”) and the applicable waiting period requirements have been satisfied. The offer and the merger are subject to the filing and waiting period requirements of the HSR Act.

Pursuant to the requirements of the HSR Act, Peet’s, on behalf of itself and the Purchaser, filed a Notification and Report Form with respect to the offer and the merger with the FTC and the DOJ on November 13, 2009, and Diedrich filed a Notification and Report Form with respect to the offer and the merger on November 13, 2009. As a result, the waiting period applicable to the purchase of shares of Diedrich common stock pursuant to the offer is scheduled to expire at 11:59 p.m., Eastern Time, on December 14, 2009. However, prior to such time, the FTC or the DOJ may extend the waiting period by requesting additional information or documentary material relevant to the offer from Peet’s. If such a request is made, the waiting period will be extended until 11:59 p.m., Eastern Time, on the 30th day after substantial compliance by Peet’s with such request, or on the next business day following that date if the 30th day would fall on a weekend or federal holiday. Thereafter, such waiting period can be extended only by court order.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions such as the offer and the merger. At any time before the completion of the offer or the merger, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Purchaser’s acquisition of shares of Diedrich common stock in the offer, the merger or otherwise, or seeking the divestiture of shares of Diedrich common stock acquired by the Purchaser, or the divestiture of substantial assets of Peet’s, Diedrich or their respective subsidiaries. At any time after the Purchaser’s acquisition of shares of Diedrich common stock in the offer and the merger, the FTC or the DOJ could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking the divestiture of the shares of Diedrich common stock acquired by the Purchaser in the offer and the merger or the divestiture of substantial assets of Peet’s, Diedrich or their respective subsidiaries. In this regard, the merger agreement provides that at the request of Peet’s, Diedrich must agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of Diedrich, provided that any such action is conditioned upon the completion of the offer or the merger. However, the merger agreement provides that neither Peet’s nor the Purchaser has any obligation to take any of the following actions, if Peet’s determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Peet’s, any of Peet’s subsidiaries or Diedrich in any adverse way: (1) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Diedrich to dispose of or transfer any assets; (2) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Diedrich to discontinue offering any product or service; (3) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right, or to commit to cause Diedrich to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right; (4) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the completion of the merger), or to commit to cause Diedrich to hold separate any assets or operations; (5) to make or cause any of its subsidiaries to make any commitment, or to commit to cause Diedrich to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of Diedrich; or (6) to contest any legal proceeding or any order, writ, injunction or decree relating to the offer or the merger or any of the other transactions contemplated by the merger agreement. See “The Merger Agreement—Other Covenants” beginning on page 67 of this prospectus/offer to purchase.

Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Peet’s and Diedrich believe that the completion of the offer and the merger will not violate any antitrust laws. However, there can be no assurance that a challenge to the offer or the merger or other acquisition of shares of Diedrich common stock by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result, including any delay of the completion of the offer and the merger. See “The Offer—Conditions to the Offer” beginning on page 46 of this prospectus/offer to purchase for certain conditions to the offer, including conditions with respect to litigation and certain governmental actions.

Foreign Antitrust Law. The antitrust and competition laws of certain foreign countries often apply to transactions such as the offer and the merger and filings and notifications may be required when such laws are applicable. Peet’s and Diedrich do not believe that any such filings are required in connection with the offer or the merger.

Litigation Relating to the Transaction

On November 10, 2009, an action, George Mendenhall v. J. Russell Phillips, et al., was filed in the Superior Court of the State of California for the County of Orange. In this action, the plaintiff named as defendants the members of the board of directors of Diedrich, Diedrich, Peet’s and the Purchaser. The complaint asserts claims on behalf of Diedrich’s stockholders who are similarly situated with the plaintiff. Among other things, the complaint alleges that the members of the Diedrich board of directors have breached their fiduciary duties to Diedrich’s stockholders in connection with the transaction, allegedly resulting in an unfair process and unfair price to Diedrich’s stockholders. The complaint seeks class certification and certain forms of equitable relief, including enjoining the completion of the transaction. Diedrich believes that the allegations of the complaint are without merit and intends to vigorously contest the action. However, there can be no assurances that the defendants will be successful in such defense.

Certain Effects of the Offer

Market for the Shares of Diedrich Common Stock

The acceptance for exchange of shares of Diedrich common stock tendered in the offer will reduce the number of shares of Diedrich common stock that might otherwise trade publicly and also the number of holders of shares of Diedrich common stock. This could adversely affect the liquidity and market value of the remaining shares of Diedrich common stock held by the public.

Nasdaq Listing

Depending upon the number of shares of Diedrich common stock tendered to and accepted by the Purchaser in the offer, the shares of Diedrich common stock may no longer meet the published guidelines for continued inclusion on the Nasdaq Capital Market following completion of the offer. According to the published guidelines, the shares would only meet the criteria for continued listing on the Nasdaq Capital Market if Diedrich has at least 500,000 publicly held shares, held by at least 300 round lot stockholders, with a market value of at least $1,000,000, at least two market makers, a minimum bid price of $1 per share and either:

•	stockholders’ equity of at least $2,500,000; or

•	market capitalization of at least $35,000,000 or net income for its most recently completed fiscal year, or two of the last three most recently completed fiscal years, of at least $500,000.

If the Nasdaq Capital Market ceased publishing quotations for the shares of Diedrich common stock, it is possible that the shares of Diedrich common stock would continue to trade in the over-the-counter market and that price or other quotations would be reported by other sources. The extent of the public market for such shares of Diedrich common stock and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the shares of Diedrich common stock on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Peet’s cannot predict whether the reduction in the number of shares of Diedrich common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Diedrich common stock or whether it would cause future market prices to be greater or lesser than the price the Purchaser is offering.

Registration Under the Exchange Act

Shares of Diedrich common stock are currently registered under the Exchange Act. Diedrich can terminate that registration upon application to the SEC if the outstanding shares of Diedrich common stock are not listed on a national securities exchange and if there are fewer than 300 holders of record of shares of Diedrich common stock. Termination of registration of the shares of Diedrich common stock under the Exchange Act would reduce the information that Diedrich must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to the shares of

Diedrich common stock. In addition, if the shares of Diedrich common stock are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going-private” transactions would no longer be applicable to Diedrich. Furthermore, the ability of affiliates of Diedrich and persons holding restricted securities of Diedrich to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares of Diedrich common stock under the Exchange Act were terminated, the shares would no longer be eligible for Nasdaq listing or for continued inclusion on the Federal Reserve Board’s list of “margin securities,” which would make the shares ineligible to be collateral for margin loans by brokers.

Peet’s may seek to cause Diedrich to apply for termination of registration of the shares of Diedrich common stock under the Exchange Act as soon after the acceptance for exchange of shares of Diedrich common stock pursuant to the offer as the requirements for such termination are met. If the Nasdaq Capital Market listing and the Exchange Act registration of the shares of Diedrich common stock are not terminated prior to the merger, then the shares of Diedrich common stock will be delisted from the Nasdaq Capital Market and the registration of the shares of Diedrich common stock under the Exchange Act will be terminated following the completion of the merger.

Margin Requirements

Shares of Diedrich common stock are currently margin securities under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Diedrich common stock.

Fees and Expenses

The Purchaser has retained Laurel Hill Advisory Group, LLC to act as the Information Agent for the offer, and Continental Stock Transfer & Trust Company to serve as the Depositary for the offer. Each of the Information Agent and the Depositary will receive reasonable and customary compensation for its services, and will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with its services, including certain liabilities and expenses under United States federal securities laws.

The Information Agent may contact holders of Diedrich common stock by mail, telephone, facsimile, email, telegraph and personal interview and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the offer to beneficial owners of Diedrich common stock.

The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary, the Information Agent and in the event that the laws of one or more jurisdictions require the offer to be made by a broker or dealer licensed in such jurisdiction, to such broker or dealer) in connection with the solicitation of tenders of shares of Diedrich common stock in connection with the offer. Upon request, the Purchaser will reimburse brokers, dealers, banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding material to their customers.

ACCOUNTING TREATMENT OF THE TRANSACTION

Peet’s will account for the offer and the merger under the acquisition method of accounting for business combinations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

This discussion is based on the United States Internal Revenue Code (which is referred to in this discussion as the “Code”), the related Treasury regulations, administrative interpretations and court decisions, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and the conclusions discussed below and the tax consequences of the proposed acquisition. This discussion applies only to Diedrich stockholders that hold their shares of Diedrich common stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all federal income tax consequences of the proposed transaction that may be relevant to particular holders, including holders that are subject to special tax rules. Some examples of holders that are subject to special tax rules are:

•	dealers in securities;

•	financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	holders of shares of Diedrich holding stock as part of an integrated investment, including a “straddle,” consisting of shares of Diedrich stock and one or more other positions;

•	holders who are foreign persons;

•	holders who own their shares indirectly through partnerships, trusts or other entities that may be subject to special treatment; and

•	holders who acquired their shares of Diedrich common stock through stock option or stock purchase programs or otherwise as compensation.

In addition, this discussion does not address any consequences arising under the laws of any state, local or foreign jurisdiction or the tax consequences of transactions effectuated prior to, subsequent to or concurrently with the proposed transaction other than as set forth in this discussion, including any transaction in which shares of Diedrich common stock are acquired or shares of Peet’s common stock are disposed of, or the tax consequences to holders of Diedrich stock options, Diedrich warrants or other rights to acquire shares of Diedrich common stock.

DIEDRICH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO SPECIFIC TAX CONSEQUENCES TO THEM OF THE PROPOSED TRANSACTION, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

Neither Diedrich nor Peet’s intends to obtain a ruling from the Internal Revenue Service with respect to the federal income tax consequences of the exchange of shares of Diedrich common stock for Peet’s common stock and/or cash pursuant to the proposed transaction.

The acquisition of Diedrich will not qualify as a reorganization within the meaning of Section 368(a) of the Code, and accordingly, Diedrich stockholders will be required to recognize gain or loss with respect to each share of Diedrich common stock surrendered in the proposed transaction in an amount equal to the difference between (1) the sum of the fair market value of any Peet’s common stock and cash received in the proposed transaction and (2) the tax basis of the shares of Diedrich common stock surrendered in exchange therefor. The amount and character of gain or loss will be computed separately for each block of Diedrich common stock exchanged by the holder. A Diedrich stockholder’s tax basis in the shares of Peet’s common stock received in the proposed transaction would in this case equal their fair market value at the time of the completion of the offer or the merger, as applicable, and the holding period for the Peet’s common stock will begin the day after the completion of the offer or the merger, as applicable.

Certain U.S. holders may be subject to information reporting with respect to the cash received in exchange for Diedrich common stock, including cash received instead of a fractional share interest in shares of Peet’s common stock.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

Interests of Named Experts and Counsel. No expert named in this prospectus/offer to purchase as having prepared or certified any part hereof or counsel named in this prospectus/offer to purchase as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of such securities, was employed for such purpose on a contingent basis, or at the time of such preparation, certification or opinion or at any time thereafter through the date of effectiveness of this prospectus/offer to purchase or that part of this prospectus/offer to purchase to which such preparation, certification or opinion relates, had, or is to receive in connection with the offering, a substantial interest, direct or indirect, in Peet’s or any of its subsidiaries or was connected with Peet’s or any of its subsidiaries as a promoter, managing underwriter (or any principal underwriter), voting trustee, director, officer, or employee.

Interests of Certain Persons in the Transaction. Peet’s and the Purchaser have entered into material arrangements with certain officers and directors of Diedrich (including Diedrich’s largest stockholder) in connection with the offer and the merger, including the stockholder agreements described below in “Other Agreements Related to the Transaction.” In addition, Peet’s will continue in effect certain indemnification and insurance rights of the Diedrich directors and officers as described below in “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.” The information contained in the Solicitation/Recommendation Statement on Schedule 14D-9 of Diedrich dated November 17, 2009 and the Information Statement attached as Annex A thereto, is incorporated herein by reference. Each material agreement, arrangement or understanding and any actual or potential conflict of interest between Diedrich or its affiliates and Diedrich’s executive officers, directors or affiliates, or between Diedrich or its affiliates and Peet’s or the Purchaser or their respective executive officers, directors or affiliates is incorporated herein by reference pursuant to the preceding sentence.

SOURCE AND AMOUNT OF FUNDS

Peet’s intends to use the proceeds from senior secured credit facilities, together with cash on hand, to finance the offer and the merger, the costs and expenses related to the offer and the merger and the ongoing working capital and other general corporate purposes of the combined organization after completion of the merger. With respect to debt financing, Peet’s has received a commitment letter from Wells Fargo and Wells Fargo Securities to provide up to $140.0 million of senior secured credit facilities, a portion of which would be available to finance a portion of the offer, including the payment of related transaction costs, charges, fees and expenses. Funding of the debt financing is subject to the satisfaction of the conditions set forth in the commitment letters under which the financing will be provided. See “Other Agreements Related to the Transaction—Financing Commitment” beginning on page 70 of this prospectus/offer to purchase. Peet’s does not expect to draw down the entire senior secured credit facilities in connection with the completion of the offer. Peet’s expects that the funds available pursuant to the arrangements described above will be sufficient to complete the offer. The offer is not conditioned upon any financing arrangements.

THE MERGER AGREEMENT

Introduction

The following is a summary of certain material terms of the merger agreement. The following summary does not purport to be a complete description of the terms and conditions of the merger agreement and is qualified in its entirety by reference to the merger agreement attached as Annex A-1 and the amendment thereto attached as Annex A-2 to this prospectus/offer to purchase and is incorporated herein by reference.

STOCKHOLDERS OF DIEDRICH ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE OFFER AND THE MERGER BECAUSE IT IS THE LEGAL DOCUMENT THAT GOVERNS THE OFFER AND THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

The merger agreement is attached to this prospectus/offer to purchase to provide additional information regarding the terms of the transactions described herein and is not intended to provide any other factual information or disclosure about Diedrich, Peet’s or the Purchaser. The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of a specific date, were solely for the benefit of the parties to such agreement (except as to certain indemnification obligations), are subject to limitations agreed upon by the contracting parties, including being qualified by disclosure schedules, were made for the purposes of allocating contractual risk between and among the parties thereto instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Diedrich’s public disclosures. Investors are not third-party beneficiaries under the merger agreement and, in light of the foregoing reasons, should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Diedrich, Peet’s or the Purchaser or any of their respective subsidiaries or affiliates.

The Offer

The merger agreement provides for the commencement of the offer by the Purchaser as promptly as practicable after the date of the merger agreement and to the extent feasible and with the reasonable cooperation of Diedrich and Diedrich’s representatives, within ten business days after the date of the merger agreement. The obligation of the Purchaser to accept for exchange and to deliver consideration for shares of Diedrich common stock tendered pursuant to the offer is subject to the satisfaction of the minimum condition and certain other conditions described in “The Offer—Conditions to the Offer.” The merger agreement provides that without the prior written consent of Diedrich, (1) the minimum condition may not be amended or waived, (2) no change may be made to the offer that changes the form of consideration to be delivered by the Purchaser in the offer or that decreases any component of the consideration to be paid for each share of Diedrich common stock accepted for exchange in the offer, and (3) no change may be made to the offer that (a) decreases the number of shares of Diedrich common stock sought to be purchased by the Purchaser in the offer, (b) modifies the offer or the offer conditions in a manner adverse to the stockholders of Diedrich or imposes conditions to the offer in addition to those set forth in the merger agreement or (c) except as otherwise provided in the merger agreement, extends the expiration time of the offer beyond the initial expiration time of the offer.

The offer is initially scheduled to expire 20 business days following the date of the commencement of the offer. The merger agreement provides that subject to the parties’ respective termination rights under the merger agreement: (1) if, at any time as of which the offer is scheduled to expire, any condition to the offer has not been satisfied or waived, the Purchaser must extend the offer on one or more occasions for additional successive periods of up to 20 business days per extension (but not beyond March 31, 2010); and (2) the Purchaser must extend the offer at any time or from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the offer. In addition, if less than 90% of the number of outstanding shares of Diedrich common stock are accepted for exchange pursuant to the offer, the Purchaser may, in its sole discretion (and without the consent of Diedrich or any other person), elect to provide for one or more subsequent offering periods (of up to 20 business days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act.

The Top-Up Option

The merger agreement provides that Peet’s and the Purchaser have an assignable and irrevocable option (the “top-up option”) to purchase from Diedrich a number of shares of Diedrich common stock (the “top-up option shares”) that, when added to the number of shares of Diedrich common stock owned by Peet’s or the Purchaser at the time of exercise of the top-up option, constitutes the lesser of (1) the top-up number (as defined below) or (2) the aggregate number of shares of Diedrich common stock that Diedrich is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the top-up option. The “top-up number” means the number of shares of Diedrich common stock that, when added to the number of shares of Diedrich common stock owned of record by Peet’s or the Purchaser or any other subsidiaries of Peet’s at the time of exercise of the top-up option, constitutes a designated percentage of the number of shares of Diedrich common stock that would be outstanding immediately after the issuance of all shares of Diedrich common stock subject to the top-up option, which percentage shall be designated by Peet’s at its sole discretion, provided that such percentage may be greater than 90% but less than 91%. The top-up option may be exercised by Peet’s or the Purchaser, in whole or in part, at any time on or after the acceptance of shares of Diedrich common stock for exchange pursuant to the offer (the “acceptance time”). The aggregate purchase price payable for the shares of Diedrich common stock being purchased by Peet’s or the Purchaser pursuant to the top-up option may be determined by multiplying the number of such shares by an amount equal to the sum of (1) $17.33 plus (2) the amount determined by multiplying (A) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer, times (B) the “parent average stock price,” which is the volume weighted average price for one share of Peet’s common stock as reported on the Nasdaq Global Select Market for the five trading day period ending immediately prior to (and excluding) the date on which the acceptance for exchange of Diedrich common stock pursuant to the offer occurs. Peet’s or the Purchaser may elect, in their discretion, to pay the aggregate purchase price payable for the top-up option shares by delivering a promissory note to Diedrich in lieu of cash, which would bear interest at a rate of 3% per annum and have a maturity date of one year, and may be prepaid without premium or penalty.

Appointment of Peet’s Designees to Diedrich’s Board of Directors after Acceptance for Exchange of Shares Tendered in the Offer

The merger agreement provides that, effective upon the acceptance for exchange of shares of Diedrich common stock in the offer and from time to time thereafter, Peet’s will be entitled to designate the number of directors to serve on the board of directors of Diedrich, rounded up to the next whole number, equal to the product of (1) the total number of directors on Diedrich’s board of directors (giving effect to the election of any additional directors pursuant to these provisions) and (2) a fraction having a numerator equal to the aggregate number of shares of Diedrich common stock then beneficially owned by Peet’s or the Purchaser or any other subsidiaries of Peet’s (including all shares of Diedrich common stock accepted for exchange pursuant to the offer), and having a denominator equal to the total number of shares of Diedrich common stock then outstanding.

Promptly following a written request from Peet’s, Diedrich must take all actions necessary and reasonably available to Diedrich to cause Peet’s designees to be elected or appointed to Diedrich’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of Diedrich’s board of directors. Furthermore, after the acceptance time, Diedrich must (to the extent requested by Peet’s) cause individuals designated by Peet’s to constitute the number of members, rounded up to the next whole number, on (1) each committee of Diedrich’s board of directors and (2) the board of directors of each subsidiary of Diedrich (and each committee thereof) that represents at least the same percentage as individuals designated by Peet’s represent on Diedrich’s board of directors.

The merger agreement further provides that, at all times until the completion of the merger, at least two of the members of Diedrich’s board of directors are “continuing directors” who were directors of Diedrich on November 2, 2009, the date that the merger agreement was executed (the “continuing directors”). However, if at any time prior to the completion of the merger there is only one continuing director serving as a director of Diedrich for any reason, then Diedrich’s board of directors must cause an individual selected by the remaining continuing director to be appointed to serve on Diedrich’s board of directors (and such individual shall be deemed to be a continuing director for purposes of the merger agreement). Diedrich must designate, prior to the acceptance for exchange of Diedrich common stock pursuant to the offer, two alternate continuing directors that the board of directors of Diedrich must appoint in the event of death, disability or resignation of the continuing directors, each of whom shall, following such appointment to Diedrich’s board of directors, be deemed to be a continuing director of Diedrich.

After the election or appointment of the directors designated by Peet’s to Diedrich’s board of directors and prior to the completion of the merger, the approval of a majority of the continuing directors will be required to authorize any of the following actions of Diedrich, to the extent the action in question could reasonably be expected to affect adversely the holders of shares of Diedrich common stock (other than Peet’s or the Purchaser): (1) any action by Diedrich with respect to any amendment or waiver of any term or condition of the merger agreement, the merger or the certificate of incorporation or bylaws of Diedrich; (2) any termination of the merger agreement by Diedrich; (3) any extension by Diedrich of the time for the performance of any of the obligations or other acts of Peet’s or the Purchaser, or any waiver or assertion of any of Diedrich’s rights under the merger agreement; or (4) any other consent or action by Diedrich’s board of directors with respect to the offer, the merger or any of the transactions contemplated by the merger agreement.

The Merger

The merger agreement provides that, at the completion of the merger, subject to the terms and conditions thereof, the Purchaser will be merged with and into Diedrich, and Diedrich will continue as the surviving corporation and a wholly-owned subsidiary of Peet’s.

What Diedrich Stockholders will Receive in the Merger

At the completion of the merger, each outstanding share of Diedrich common stock (other than shares held by Diedrich, Peet’s or the Purchaser or any other wholly-owned subsidiary of Peet’s or Diedrich or shares as to which appraisal rights have been perfected) will be converted into the right to receive $17.33 in cash, without interest, and the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer.

No fractional shares of Peet’s common stock will be issued in connection with the merger. Instead, each Diedrich stockholder otherwise entitled to receive a fraction of a share of Peet’s common stock in the merger will receive an additional cash amount equal to such fraction multiplied by the closing trading price of a share of Peet’s common stock as reported on the Nasdaq Global Select Market on the trading day immediately before the date the merger is completed.

Between the date of the merger agreement and the completion of the merger, (1) if the outstanding shares of Diedrich common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then both the cash and the stock components of the merger consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (2) if the outstanding shares of Peet’s common stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the stock component of the merger consideration will be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

To the extent that any Diedrich stockholder owns shares of Diedrich common stock that are unvested, subject to repurchase by Diedrich or otherwise subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Diedrich or under which Diedrich has rights, then subject to any vesting of such shares of Diedrich common stock that may occur at or prior to the completion of the merger, the consideration deliverable with respect to such shares of Diedrich common stock in the merger will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition.

The merger agreement provides that promptly following the completion of the merger, Continental Stock Transfer & Trust Company, which has been selected by Peet’s to act as Depositary, will mail to each record holder of Diedrich common stock a letter of transmittal and instructions for use, which each remaining record holder can use to exchange Diedrich common stock certificates for the consideration described above and cash for any fractional share of Peet’s common stock. Diedrich common stock certificates that are not delivered for exchange in the offer should not be surrendered for exchange by Diedrich stockholders before the completion of the merger. After the completion of the merger, transfers of Diedrich common stock will not be registered on the stock transfer books of Diedrich.

After the completion of the merger, all previously outstanding shares of Diedrich common stock will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such shares of Diedrich common stock will cease to have any rights with respect thereto, except the right to receive the consideration described above and cash for any fractional share of Peet’s common stock. Peet’s will not pay dividends or other distributions on any shares of Peet’s common stock to be issued in exchange for any Diedrich common stock certificate that is not surrendered until the Diedrich common stock certificate is surrendered as provided in the merger agreement.

Possible Short-Form Merger

Section 253 of the Delaware General Corporation Law will permit the merger to occur without a vote of Diedrich’s stockholders if the Purchaser were to acquire ownership of at least 90% of the outstanding shares of Diedrich common stock in the offer or otherwise (including as a result of purchases by the Purchaser during any subsequent offering period or upon exercise of the top-up option). If, however, the Purchaser does not acquire ownership of at least 90% of the outstanding shares of Diedrich common stock, and a vote of Diedrich’s stockholders is required under Delaware law, a longer period of time will be required to complete the merger. Peet’s has agreed in the merger agreement to cause all shares of Diedrich common stock owned by Peet’s, the Purchaser or any other subsidiary of Peet’s to be voted in favor of the adoption of the merger agreement at any meeting of Diedrich’s stockholders to adopt the merger agreement, and to complete the merger as a short form merger as soon as practicable following the time such ownership is first obtained, without a stockholders’ meeting in accordance with Section 253 of the Delaware General Corporation Law, if the Purchaser obtains ownership of at least 90% of the outstanding shares of Diedrich common stock in the offer or otherwise.

Treatment of Diedrich Stock Options

Upon the acceptance for exchange of Diedrich common stock pursuant to the offer, each stock option to purchase shares of Diedrich common stock from Diedrich that is outstanding and unexercised immediately prior to such acceptance will automatically be cancelled and converted into the right to receive the following (without the need for any exercise of the stock option or other action on the part of Diedrich or any option holder):

•

if the exercise price per share of such stock option is less than $17.33, then (1) an amount of cash determined by multiplying (A) the number of shares of Diedrich common stock that were subject to such stock option immediately prior to such acceptance, times (B) the amount by which $17.33 exceeds the exercise price per share of such stock option, and (2) a number of shares of Peet’s common stock determined by multiplying (A) the number of shares of Diedrich common stock that were subject to such stock option immediately prior to such acceptance, times (B) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer;

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if the exercise price per share of such stock option is equal to $17.33, then (1) no cash and (2) a number of shares of Peet’s common stock determined by multiplying (A) the number of shares of Diedrich common stock that were subject to such stock option immediately prior to such acceptance, times (B) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer;

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if the exercise price per share of such stock option is greater than $17.33 but less than the total stock option value (as defined below), then (1) no cash and (2) a number of shares of Peet’s common stock determined by multiplying (A) the number of shares of Diedrich common stock that were subject to such stock option immediately prior to such acceptance, times (B) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer, times (C) the in-the-money option percentage (as defined below); and

•	if the exercise price per share of such stock option is greater than the total stock option value (as defined below), then (1) no cash and (2) no shares of Peet’s common stock.

For purposes of the foregoing: (1) the “in-the-money option percentage” with respect to a stock option means the percentage corresponding to a fraction (A) whose numerator is the sum of (a) an amount equal to the product of (i) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer, times (ii) the parent average stock price, minus (b) the amount by which the exercise price per share of such stock option exceeds $17.33, and (B) whose denominator is an amount equal to the product of the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer times the parent average stock price; and (2) the “total stock option value” means the sum of (A) $17.33, plus (B) the product of (i) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer times (ii) the parent average stock price.

Except in the case of any stock option whose exercise price per share is greater than the total stock option value (which will simply be cancelled without any consideration being payable therefor), the vesting terms previously applicable to any stock option that is cancelled and converted into a right as described above will continue in full force and effect and in all respects apply to such right, and the cash and shares of Peet’s common stock payable or issuable in respect of such right, as set forth above, will be delivered to the holder of such right at such times and in the same percentages as the cancelled stock option would have become vested in connection with or following the acquisition of shares of Diedrich common stock pursuant to the offer and/or completion of the merger. Any vesting of a stock option that occurs by reason of the acquisition of shares of Diedrich common stock pursuant to the offer and/or completion of the merger (whether alone or in combination with any other event) will be given effect by its application to the right into which such stock option is converted upon its cancellation.

Treatment of Diedrich Warrants

Upon the acceptance for exchange of Diedrich common stock pursuant to the offer, each Diedrich warrant that is outstanding immediately prior to such acceptance will automatically be cancelled and converted into the right to receive the following (without the need for any exercise of the warrant or other action on the part of Diedrich or any warrant holder):

(1) an amount of cash determined by multiplying (A) the number of shares of Diedrich common stock that were subject to such Diedrich warrant immediately prior to such acceptance, times (B) $17.33, times (C) the in-the-money warrant percentage (as defined below), plus

(2) a number of shares of Peet’s common stock determined by multiplying (A) the number of shares of Diedrich common stock that were subject to such Diedrich warrant immediately prior to such acceptance, times (B) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer, times (C) the in-the-money warrant percentage.

For purposes of the foregoing, the “in-the-money warrant percentage” with respect to a Diedrich warrant means the percentage corresponding to a fraction (1) whose numerator is the sum of (A) $17.33, plus (B) an amount equal to the product of (a) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer, times (b) the parent average stock price, minus (C) the exercise price per share of such Diedrich warrant, and (2) whose denominator is the sum of (A) $17.33, plus (B) an amount equal to the product of (a) the same fraction of a share of Peet’s common stock received by holders of shares of Diedrich common stock purchased in the offer, times (b) the parent average stock price.

Representations and Warranties

Diedrich made representations and warranties with respect to itself to Peet’s and the Purchaser in the merger agreement, relating to, among other things:

•	its due organization and valid existence, ownership of equity securities in other entities and qualification to do business as a foreign corporation;

•	its certificate of incorporation and bylaws;

•	its capitalization;

•	SEC filings, internal controls and procedures and financial statements;

•	the absence of certain changes since the end of Diedrich’s most recent full fiscal year;

•	its title to assets;

•	its receivables, customers, inventories and cash;

•	its real property and equipment;

•	its intellectual property;

•	its material contracts;

•	its products;

•	its undisclosed liabilities;

•	its compliance with legal requirements;

•	certain business practices;

•	governmental authorizations;

•	tax matters;

•	employee and labor matters and benefit plans;

•	environmental matters;

•	its insurance policies;

•	transactions with affiliates;

•	legal proceedings and orders;

•	its authority to enter into, and the enforceability of, the merger agreement;

•	the inapplicability of certain anti takeover statutes;

•	the vote required to adopt the merger agreement, approve the merger and complete the transactions contemplated by the merger agreement;

•	its non contravention of laws and agreements, and absence of needed consents;

•	the fairness opinion received by its board of directors from its financial advisor;

•	the financial advisory fees payable by it to its financial advisor; and

•	the absence of misleading information with respect to information regarding Diedrich provided to stockholders of Diedrich.

Each of Peet’s and, as applicable, the Purchaser made representations and warranties to Diedrich in the merger agreement, including representations relating to:

•	its due organization and valid existence;

•	its certificate of incorporation and bylaws;

•	its capitalization;

•	its SEC filings and financial statements;

•	its authority to enter into, and the enforceability of, the merger agreement;

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the absence of any required vote by Peet’s shareholders to issue Peet’s common stock in connection with the offer or the merger (please note that the fraction of a share of Peet’s common stock issuable to Diedrich stockholders pursuant to the offer or the merger is subject to reduction if the issuance of shares of Peet’s common stock (or rights with respect thereto) pursuant to the offer and the merger would otherwise require the approval of the shareholders of Peet’s);

•	the absence of certain changes since the end of Peet’s most recent fiscal quarter;

•	its non contravention of laws and agreements, and absence of needed consents;

•	the absence of misleading information with respect to information regarding Peet’s and the Purchaser provided to Diedrich stockholders; and

•	the sufficiency of funds to complete the transactions contemplated by the merger agreement.

Conduct of Business Pending the Merger

The merger agreement provides that prior to completion of the merger or the termination of the merger agreement, Diedrich must:

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provide Peet’s and its representatives with reasonable access to its personnel and assets and to its books, records and other documents, subject to the existing confidentiality agreement between Diedrich and Peet’s;

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conduct its business and operations in the ordinary course and in accordance with past practices, and in compliance, in all material respects, with all applicable legal requirements and the requirements of all material contracts;

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use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other persons having business relationships with Diedrich;

•	keep in full force all of its insurance policies (or reasonably equivalent policies); and

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promptly notify Peet’s of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with any of the transactions contemplated by the merger agreement, and any legal proceeding commenced, or, to Diedrich’s knowledge, threatened against, relating to or involving or otherwise affecting Diedrich that relates to the completion of the transactions contemplated by the merger agreement.

The merger agreement further provides that prior to the earlier of the completion of the merger or the termination of the merger agreement, without the prior written consent of Peet’s, subject to applicable law, Diedrich must not, and must not permit any of its subsidiaries to, take any of the following actions:

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declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

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sell, issue, grant or authorize the issuance or grant of any capital stock or other security, any option, call, warrant or right to acquire any capital stock or other security or any instrument convertible into or exchangeable for any capital stock or other security, except that Diedrich may issue shares of Diedrich common stock upon the exercise of outstanding options or warrants, and, in the ordinary course of business, grant to certain employees options having an exercise price equal to the fair market value of the Diedrich common stock at the time of the grant under its stock option plans;

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amend or waive any of its rights under, or accelerate the vesting under, or otherwise modify, any provision of any of Diedrich’s stock option plans or any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement;

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amend or permit the adoption of any amendment to its certificate of incorporation or bylaws, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

•	other than in the ordinary course of business consistent with past practices, enter into any material contract or amend, terminate or waive any material right or remedy under any material contract.

•	form any subsidiary or acquire any equity or other interest in any other entity;

•	make any capital expenditure, subject to certain permitted dollar thresholds;

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grant any exclusive license or right with respect to any material intellectual property and intellectual property rights that Diedrich owns, other than any grant that occurs in accordance with the terms of a contract in effect as of the date of the merger agreement;

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enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any contract the effect of which would be to grant to any person following the merger any right or license to any intellectual property right owned as of the date of the merger agreement by Diedrich or Peet’s;

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acquire, lease or license any right or other asset from any other person or sell or otherwise dispose of, lease or license any right or other asset to any other person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by Diedrich in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

•	other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

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make any pledge of any of its material assets or permit any of its material assets to become subject to any encumbrances, except for encumbrances that do not materially detract from the value of such assets or materially impair the operations of Diedrich;

•	permit any cash, cash equivalents or short-term investments of Diedrich to become subject to any encumbrance;

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lend money to any person, incur or guarantee any indebtedness (including capital lease obligations) or obtain or enter into any bond or letter of credit or any related contract, in each case in excess of $50,000 individually or $250,000 in the aggregate, or announce, offer, arrange, syndicate or issue any debt securities (including convertible securities) or announce, arrange or syndicate any bank financing;

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establish, adopt, enter into or amend any employee plan or employment agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees, subject to certain exceptions;

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hire any employee (1) at the director level with compensation that is inconsistent with Diedrich’s compensation guidelines or its past practices, (2) at the level of Vice President or above, or (3) with an annual base salary in excess of $150,000;

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other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

•	make any material tax election;

•	commence any legal proceeding, other than legal proceedings commenced for the routine collection of bills;

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settle any claim or legal proceeding, other than claims or legal proceedings against Diedrich that do not relate to tax or tax-related matters and with respect to which the settlement involves solely the payment by Diedrich of an amount less than $50,000 individually and less than $250,000 in the aggregate for all such claims and legal proceedings settled during the period prior to the completion of the merger;

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pay, discharge, settle or satisfy any claims (whether or not commenced prior to the date of the merger agreement), except that Diedrich may pay, discharge, settle or satisfy any claim if the only obligation involved on the part of Diedrich will be payment of money in an amount not to exceed $50,000 individually and not to exceed $250,000 in the aggregate for all such claims during the period prior to the completion of the merger; or

•	agree or commit to take any of the actions described above.

Diedrich is further required by the merger agreement to notify Peet’s of the discovery by Diedrich of: (1) any event, condition, fact or circumstance that occurred or existed on or prior to the date of the merger agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Diedrich in the merger agreement; (2) any event, condition, fact or circumstance that occurs, arises or exists after the date of the merger agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Diedrich in the merger agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the merger agreement; (3) any material breach of any covenant or obligation of Diedrich; and (4) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions to the offer or the merger impossible or would make the failure of any such condition reasonably likely. Diedrich is also obligated by the merger agreement to either renegotiate certain existing equipment leases that have change in control provisions so that the lessor no longer has the right to either demand accelerated rent or repossess the equipment by reason of the acceptance of shares of Diedrich common stock for exchange pursuant to the offer or the completion of the merger, or if Diedrich is unable to renegotiate all such leases in the manner described above, exercise its buyout option with respect to all of such leases that have not been renegotiated, with the result that Diedrich obtains fee ownership in all such equipment and the lessors’ rights with respect to such equipment are terminated. The merger agreement further provides that if Diedrich becomes obligated to exercise such buyout option, but determines in good faith that it has inadequate funds to do so, then Diedrich must promptly notify Peet’s of the amount of funds so required and provide Peet’s with reasonable documentary evidence supporting such calculation, and Peet’s must thereafter either (A) make such funds available to Diedrich (which Diedrich must use solely for the purpose of exercising such buyout option), or (B) waive Diedrich’s obligation to exercise such buyout option.

Prohibition on Solicitation of Alternative Transactions; Go-Shop Period

The merger agreement provides that until the completion of the merger, except during the go-shop period described below, Diedrich may not, directly or indirectly, and must not cause or permit any of its representatives to, directly or indirectly, (1) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any offer, proposal, inquiry, or indication of interest relating to an acquisition transaction (as defined below) (an “acquisition proposal”), (2) furnish any non-public information regarding Diedrich to any person in connection with or in response to any such offer, proposal, inquiry, request for information or indication of interest, (3) engage in discussions or negotiations with any person with respect to any such offer, proposal, inquiry, request for information or indication of interest, (4) approve, endorse or recommend any acquisition proposal or (5) enter into any letter of intent or similar document or any contract contemplating or providing for any acquisition proposal. An “acquisition transaction” is defined as any of the following:

•	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (a) in which Diedrich is a constituent corporation; (b) in which a person or group of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of Diedrich; or (c) in which Diedrich issues securities representing more than 15% of the outstanding securities of any class of voting securities of Diedrich; or

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any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of Diedrich.

However, the merger agreement also sets forth certain exceptions to the foregoing prohibitions. First, during the “go-shop period,” which is defined to be the period between the date of the merger agreement and 5:00 p.m. Pacific Time on November 23, 2009, Diedrich may (directly or through its representatives) take any of the actions set forth above, provided that (1) Diedrich may not take any of such actions with respect to any person unless Diedrich has informed Peet’s in writing of the identity of such person prior to taking any such action, and (2) Diedrich may not furnish any non-public information regarding Diedrich to any person unless the board of directors of Diedrich (or a committee thereof) has determined in good faith, after consultation with Diedrich’s outside legal counsel and its financial advisor(s), that such person has made or is financially capable of making a “superior proposal” (as defined below), and that such person would be reasonably capable of consummating the transaction contemplated by such superior proposal. A “superior proposal” is defined in the merger agreement as an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding shares of Diedrich common stock or Diedrich’s assets, that (A) was not obtained or made as a direct or indirect result of a breach of the merger agreement and (B) is on terms and conditions that the board of directors of Diedrich (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with Diedrich’s financial advisors and outside counsel, and after taking into account the likelihood and timing of completion of the purchase transaction contemplated by such superior proposal, to be more favorable from a financial point of view to Diedrich’s stockholders than the offer and the merger.

Second, at any time prior to the acceptance for exchange of shares of Diedrich common stock in the offer (whether during the go-shop period or thereafter), Diedrich is permitted to furnish non-public information regarding Diedrich to, and enter into discussions or negotiations with, any person and its representatives in response to a written acquisition proposal that is submitted to Diedrich by such person (and not withdrawn), which the board of directors of Diedrich determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a superior proposal if (1) neither Diedrich nor any representative of Diedrich has breached in any material respect any of the non-solicitation provisions set forth in the merger agreement, (2) the board of directors of Diedrich determines in good faith, after consultation with Diedrich’s outside legal counsel, that the failure to take such action could reasonably be expected to constitute a breach of Diedrich’s board of directors’ fiduciary obligations to Diedrich’s stockholders under applicable law, (3) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such person, (A) Diedrich gives written notice to Peet’s of the identity of such person and of Diedrich’s decision to furnish non-public information to, or enter into discussions or negotiations with, such person, and (B) Diedrich receives from such person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such person by or on behalf of Diedrich that are no less favorable to Diedrich than the confidentiality provisions and use restrictions of the existing confidentiality agreement between Diedrich and Peet’s, and (4) contemporaneously with or prior to furnishing any such non-public information to such person, Diedrich makes available to Peet’s all such non-public information (to the extent such non-public information has not been previously made available to Peet’s).

The merger agreement also requires that Diedrich promptly advise Peet’s of any acquisition proposal or any request for non-public information received by Diedrich at any time prior to the completion of the merger (including the identity of the Person making or submitting such proposal or request and the material terms thereof) and provide Peet’s with a copy of such proposal or request if it is in writing, and that Diedrich keep

Peet’s promptly informed with respect to any material development relating to such proposal or request and any modification or proposed modification thereto, and provide Peet’s with copies of such development, modification and proposed modification if they are in writing. Finally, the merger agreement provides that except to the extent necessary to engage in the activities permitted during the go-shop period, Diedrich agrees not to release any person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which Diedrich is or becomes a party or under which Diedrich has or acquires any rights, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Peet’s.

Diedrich Stockholders’ Meeting

The merger agreement provides that, if the adoption of the merger agreement by Diedrich’s stockholders is required by law in order to complete the merger, Diedrich will, as promptly as practicable following the later of the acceptance for exchange of shares of Diedrich common stock in the offer or the expiration of any subsequent offering period, take all action necessary under all applicable legal requirements to hold a meeting of the holders of Diedrich common stock to vote on the adoption of the merger agreement, and prepare and file with the SEC a proxy statement relating to such meeting. Additionally, Peet’s has agreed in such event to prepare and file a post-effective amendment to the registration statement. Peet’s and Diedrich have also agreed to use reasonable efforts to have any such post-effective amendment declared effective as promptly as practicable after it is filed, and cause the proxy statement to be mailed to Diedrich’s stockholders. Peet’s has also agreed to cause all shares of Diedrich common stock owned by Peet’s or any subsidiary of Peet’s to be voted in favor of the adoption of the merger agreement at such Diedrich stockholder meeting.

If the Purchaser owns at least 90% of the outstanding shares of Diedrich common stock after the acceptance for exchange of shares of Diedrich common stock in the offer or the expiration of any subsequent offering period, then the parties are required under the merger agreement to take all necessary and appropriate action to cause the merger to become effective as soon as practicable without a stockholders’ meeting.

Recommendation of Diedrich’s Board of Directors

The board of directors of Diedrich has unanimously recommended that the stockholders of Diedrich accept the offer, tender their shares of Diedrich common stock pursuant to the offer and (to the extent necessary) adopt the merger agreement. The merger agreement provides that, except as provided below, the board of directors of Diedrich may not withdraw or modify in a manner adverse to Peet’s or the Purchaser the Diedrich board recommendation.

Notwithstanding the foregoing, the merger agreement provides that the Diedrich board recommendation in favor of the offer and the merger may be withdrawn or modified in a manner adverse to Peet’s and the Purchaser prior to the acceptance for exchange of shares of Diedrich common stock in the offer in two circumstances. First, the merger agreement provides that such recommendation may be withdrawn or modified in a manner adverse to Peet’s and the Purchaser if: (1) a proposal for an acquisition transaction is made that did not result from a breach by Diedrich of any of the nonsolicitation provisions of the merger agreement; (2) at least one day prior to the date of any meeting of Diedrich’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such proposal may constitute a superior proposal or whether such proposal may require Diedrich to withdraw or modify the Diedrich board recommendation, Diedrich provides Peet’s with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such proposal; (3) Diedrich’s board of directors determines in good faith, after consultation with Diedrich’s outside legal counsel and its financial advisor(s), (A) that such proposal would, if the merger agreement or the offer were not amended or an alternative transaction with Peet’s were not entered into, constitute a superior proposal and (B) that in light of such proposal, the failure to withdraw or modify the Diedrich board recommendation, if the merger agreement or the offer were not amended or an alternative transaction with Peet’s were not entered into, could reasonably be expected to constitute a breach of Diedrich’s board of directors’ fiduciary obligations to Diedrich’s stockholders under applicable law; (4) Diedrich delivers to Peet’s a written notice with respect to such proposal stating that Diedrich (or its board of directors) intends to change the Diedrich board recommendation and/or terminate the merger agreement with respect to such proposal (including as an attachment the proposed form of definitive acquisition duly executed by the person making such proposal, providing for the consummation of the transaction contemplated by such proposal); (5) during the four business day period commencing on the date of Peet’s receipt of such notice (as such period may be extended if such proposal is thereafter amended), Diedrich shall have made its representatives reasonably available for the purpose of engaging in negotiations with Peet’s (to the extent Peet’s desires to negotiate) regarding a possible amendment of the merger agreement or the offer or a possible alternative transaction so that the proposal that is the subject of such notice ceases to be a superior proposal, (6) any definitive written proposal made by Peet’s or the Purchaser to amend the merger agreement or the offer or enter into an alternative transaction during the negotiations described in clause “(5)” above shall have been considered by the board of directors of Diedrich in good faith, and (7) following the negotiation period described above, Diedrich’s board of directors determines in good faith, after consultation with Diedrich’s outside legal counsel and its financial advisor(s), and after taking into account any definitive written proposal submitted to Diedrich by Peet’s or the Purchaser to amend the merger agreement or the offer or to enter into an alternative transaction as a result of negotiations between Diedrich and Peet’s or the Purchaser, that (A) such proposal constitutes a superior proposal, and (B) in light of such proposal, the failure to withdraw or modify the Diedrich board recommendation could reasonably be expected to constitute a breach of Diedrich’s board of directors’ fiduciary obligations to Diedrich’s stockholders under applicable law.

Second, the merger agreement provides that the Diedrich board recommendation in favor of the offer and the merger may be withdrawn or modified in a manner adverse to Peet’s and the Purchaser if: (1) there shall occur or arise after the date of the merger agreement an “intervening event”, defined as a material and fundamental development or material and fundamental change in circumstances that relates to Diedrich but does not relate to any acquisition proposal; (2) neither Diedrich nor any representative of Diedrich had any knowledge of such intervening event or, as of the date of the merger agreement, could reasonably foresee that such intervening event would occur; (3) at least one day prior to the date of any meeting of Diedrich’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such intervening event may require Diedrich to withdraw or modify the Diedrich board recommendation, Diedrich provides Peet’s with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such intervening event; (4) Diedrich’s board of directors determines in good faith, after consultation with Diedrich’s outside legal counsel and its financial advisor(s), that, in light of such intervening event, the failure to withdraw or modify the Diedrich board recommendation, if the merger agreement or the offer were not amended or an alternative transaction with Peet’s were not entered into, could reasonably be expected to constitute a breach of Diedrich’s board of directors’ fiduciary obligations to Diedrich’s stockholders under applicable law; (5) the Diedrich board recommendation is not withdrawn or modified at any time within the period of four business days after Peet’s receives written notice from Diedrich confirming that Diedrich’s board of directors has determined that the failure to withdraw or modify the Diedrich board recommendation in light of such intervening event could reasonably be expected to constitute a breach of its fiduciary obligations to Diedrich’s stockholders under applicable law; (6) during such four business day period, if requested by Peet’s, Diedrich engages in good faith negotiations with Peet’s to amend the merger agreement or the offer or enter into an alternative transaction so that the failure to withdraw or modify the Diedrich board recommendation in light of such intervening event could reasonably be expected to constitute a breach of its fiduciary obligations to Diedrich’s stockholders under applicable law; and (7) at the end of such four business day period, Diedrich’s board of directors determines in good faith, after consultation with Diedrich’s outside legal counsel and its financial advisor(s), that the failure to withdraw or modify the Diedrich board recommendation could not reasonably be expected to constitute a breach of the fiduciary obligations of Diedrich’s board of directors to Diedrich’s stockholders under applicable law in light of such intervening event (taking into account any definitive written proposal submitted to Diedrich by Peet’s or the Purchaser to amend the merger agreement or the offer or enter into an alternative transaction as a result of the negotiations described above).

The merger agreement further provides that the Diedrich board recommendation will be deemed to have been modified in a manner adverse to Peet’s and the Purchaser if it ceases to be unanimous.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides for the continuation, for the six year period following the completion of the merger, of all rights to indemnification by Diedrich existing in favor of the directors and officers of Diedrich as of the date of the merger agreement for their acts and omissions as directors and officers, as provided in Diedrich’s charter documents and in individual indemnification agreements with Diedrich, will survive the merger for a period of six years. Without limiting the foregoing, the merger agreement further provides that Peet’s must cause Diedrich (as the surviving corporation of the merger) to, to the fullest extent permitted under applicable law, indemnify and hold harmless each of such directors and officers against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any action to each of such directors and officers to the fullest extent permitted by applicable law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative arising out of, relating to or in connection with any action or omission by such directors and officers occurring or alleged to have occurred at or before the completion of the merger. The merger agreement further provides that prior to the completion of the merger, Diedrich is required to purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Diedrich with respect to matters arising at or before the completion of the merger, covering without limitation the offer and the merger, provided that if such “tail” policy is not available at a cost equal to or less than 300% of the aggregate annual premiums paid by Diedrich during the most recent policy year for its existing director and officer liability insurance policies, Diedrich is required to purchase the best coverage as is reasonably available for such amount.

Employee Benefits

Pursuant to the merger agreement, Peet’s has agreed to provide certain employee benefits to any employees of Diedrich who continue employment with Peet’s or Diedrich following the completion of the merger.

Other Covenants

The merger agreement provides that each party must (1) use commercially reasonable efforts to file, as soon as practicable after the date of the merger agreement, all notices, reports and other documents required to be filed by such party with any governmental body with respect to the offer and the merger, including preparing and filing the notification and report forms required to be filed under the HSR Act in connection with the offer and the merger, and must submit promptly any additional information requested by any such governmental body, and (2) commercially reasonable efforts to obtain each consent (if any) required to be obtained pursuant to any applicable law by such party in connection with the offer and the merger. However, neither Peet’s nor the Purchaser has any obligation under the merger agreement to take any of the following actions, if Peet’s determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Peet’s, any of Peet’s subsidiaries or Diedrich in any adverse way: (i) to dispose of or transfer or cause any of its subsidiaries to dispose of or transfer any assets, or to commit to cause Diedrich to dispose of or transfer any assets; (ii) to discontinue or cause any of its subsidiaries to discontinue offering any product or service, or to commit to cause Diedrich to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its subsidiaries to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right, or to commit to cause Diedrich to license or otherwise make available to any person any technology, software or other intellectual property or intellectual property right; (iv) to hold separate or cause any of its subsidiaries to hold separate any assets or operations (either before or after the completion of the merger), or to commit to cause Diedrich to hold separate any assets or operations; (v) to make or cause any of its subsidiaries to make any commitment, or to commit to cause Diedrich to make any commitment (to any governmental body or otherwise) regarding its future operations or the future operations of Diedrich; or (vi) to contest any legal proceeding or any order, writ, injunction or decree relating to the offer or the merger.

The merger agreement also provides that until the completion of the merger, upon the request of Peet’s, Diedrich must, and must instruct its representatives to, cooperate reasonably with Peet’s in connection with Peet’s financing of the offer and the merger in various ways set forth in the merger agreement, provided that such requested cooperation does not unreasonably interfere with the ongoing operations of Diedrich.

Conditions to Completion of the Merger

The merger agreement provides that the respective obligations of Peet’s and the Purchaser, on the one hand, and Diedrich, on the other hand, to complete the merger are subject to the following conditions: (1) if required by applicable law in order to complete the merger, the merger agreement shall have been duly adopted by the required vote of Diedrich’s stockholders; (2) no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any law enacted or deemed applicable to the merger by a governmental body having authority over any of the parties that makes completion of the merger illegal; (3) the registration statement of which this prospectus/offer to purchase is a part and the required post-effective amendment thereto relating to the merger shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC and be outstanding, and no proceeding for that purpose shall have been initiated by the SEC and be outstanding or be threatened by the SEC; and (4) shares of Diedrich common stock validly tendered (and not withdrawn) pursuant to the offer shall have been accepted for exchange and paid for pursuant to the offer.

Termination of the Merger Agreement

The merger agreement provides that it may be terminated as follows:

•	by mutual written consent of Peet’s and Diedrich at any time prior to the completion of the merger;

•

by either Peet’s or Diedrich at any time prior to the completion of the merger if any U.S. court or other U.S. governmental body having authority over the parties shall have issued a final and nonappealable judgment, order, injunction, writ or decree or taken any other action having the effect of (1) permanently restraining, enjoining or otherwise prohibiting (A) prior to such acceptance, the acceptance of shares of Diedrich common stock for exchange pursuant to the offer or the delivery of consideration in exchange therefor, or (B) prior to the completion of the merger, the merger, (2) prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer, making the acquisition of or delivery of consideration for shares of Diedrich common stock pursuant to the offer illegal, or (3) prior to the completion of the merger, making the completion of the merger illegal;

•

by either Peet’s or Diedrich at any time after March 31, 2010 and prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer if such acceptance shall not have occurred on or prior to March 31, 2010 (the “end-date termination right”);

•

by Peet’s at any time prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer if a triggering event (as defined in “The Offer—Conditions to the Offer”) shall have occurred (the “triggering event termination right”);

•

by Diedrich at any time prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer, in order to accept a superior proposal and enter into a definitive acquisition agreement relating to such superior proposal, if (1) such superior proposal shall not have resulted from a breach by Diedrich of any of the nonsolicitation provisions of the merger agreement, (2) Diedrich and its board of directors shall have satisfied in all material respects all of the notice, negotiation and other requirements set forth in the merger agreement with respect to such superior proposal and the related mandatory negotiation period(s) with Peet’s shall have expired, (3) Diedrich shall have, or shall have caused to be, paid to Peet’s the applicable termination fee described below, and (iv) Diedrich enters into the definitive acquisition agreement relating to such superior proposal immediately following the termination of the merger agreement (the “superior offer termination right”);

•

by Peet’s at any time prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer if: (1) any of Diedrich’s representations and warranties contained in the merger agreement shall be inaccurate as of the date of the merger agreement or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), in either case such that either of the Diedrich representation conditions would not be satisfied; or (2) any of Diedrich’s covenants contained in the merger agreement shall have been breached such that the Diedrich covenant condition would not be satisfied; in each case subject to certain notice and cure rights;

•

by Diedrich at any time prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer if (1) any of the representations and warranties of Peet’s or the Purchaser contained in the merger agreement shall be inaccurate as of the date of the merger agreement or shall have become inaccurate as of a date subsequent to the date of the merger agreement (as if made on such subsequent date), or (2) any of Peet’s or the Purchaser’s covenants contained in the merger agreement shall have been breached, subject in each of the foregoing cases to certain notice and cure rights, and provided that such inaccuracy or breach has had or could reasonably be expected to have or result in a material adverse effect on the Purchaser’s ability to purchase and pay for shares of Diedrich common stock validly tendered (and not properly withdrawn) pursuant to the offer or Peet’s or the Purchaser’s ability to otherwise complete the transactions contemplated by the merger agreement; or

•

by Peet’s at any time prior to the acceptance of shares of Diedrich common stock for exchange pursuant to the offer if a company material adverse effect (as defined in “The Offer—Conditions to the Offer”) shall have occurred, subject to certain cure rights.

Termination Fees

The merger agreement provides that all expenses incurred in connection with the merger agreement, the offer and the merger will be paid by the party incurring such expenses, whether or not the offer or the merger is completed. However, there are several circumstances under which Diedrich may become obligated to pay Peet’s a termination fee at or following the termination of the merger agreement, as follows:

•

The merger agreement provides that if (1) the merger agreement is terminated by Peet’s or Diedrich pursuant to the end-date termination right, (2) at or prior to the time of the termination of the merger agreement, an acquisition proposal involving at least a 50% interest in Diedrich shall have been publicly disclosed, announced or commenced (and not withdrawn at least five business days prior to the time of termination), and (3) within one year after the date of termination of the merger agreement, (i) an acquisition transaction involving Diedrich is consummated or (ii) a definitive agreement contemplating an acquisition transaction involving Diedrich is executed and such acquisition transaction is ultimately consummated, then Diedrich must pay to Peet’s, in cash at the time such acquisition transaction is consummated, a nonrefundable termination fee in the amount of $8,517,000.

•

The merger agreement provides that if the merger agreement is terminated (1) by Peet’s at any time based upon the withdrawal or modification in a manner adverse to Peet’s or the Purchaser of the Diedrich board recommendation, or the board of directors of Diedrich having taken certain other actions publicly that would cause a reasonable observer to conclude that the board of directors of Diedrich does not unanimously support the offer or the merger (a termination described in this clause (i), an “adverse recommendation termination”), (2) by Peet’s following the expiration of the go-shop period (the period between the date of the merger agreement and 5:00 p.m. Pacific Time on November 23, 2009) pursuant to any other component of the triggering event termination right, or (3) by Diedrich following the expiration of the go-shop period pursuant to the superior offer termination right, then Diedrich must pay to Peet’s, in cash at the time specified in the next sentence, a nonrefundable termination fee in the amount of $8,517,000. In the case of any such termination of the merger agreement by Peet’s, the termination fee referred to in the preceding sentence must be paid by Diedrich within two business days after such termination, and in the case of any such termination of the merger agreement by Diedrich, the termination fee referred to in the preceding sentence must be paid by Diedrich at or prior to the time of such termination.

•

The merger agreement provides that if the merger agreement is terminated during the go-shop period either (1) by Diedrich pursuant to the superior offer termination right, or (2) by Peet’s pursuant to the triggering event termination right (other than an adverse recommendation termination), then Diedrich must pay to Peet’s, in cash at or prior to the time of such termination, a nonrefundable termination fee in the amount of $6,388,000.

The merger agreement further provides that in the event of any termination of the merger agreement, the merger agreement will be of no further force or effect, provided that (1) the termination, termination fee and miscellaneous provisions of the merger agreement (and the existing confidentiality agreement between Diedrich and Peet’s) will survive the termination of the merger agreement and will remain in full force and effect, (2) the termination of the merger agreement will not relieve any party from any liability for any prior material breach of any covenant or obligation contained in the merger agreement and will not relieve any party from any liability for any material breach of any representation or warranty contained in the merger agreement, and (3) no termination of the merger agreement will in any way affect any of the parties’ rights or obligations with respect to any shares of Diedrich common stock accepted for exchange pursuant to the offer prior to such termination. The merger agreement also provides that, except with respect to any liability of Diedrich for any willful or intentional breach of any covenant or obligation contained in the merger agreement, the payment of the termination fees described above will be the exclusive remedy of Peet’s and the Purchaser with respect to a termination of the merger agreement under the circumstances that entitle Peet’s to receive such termination fee, subject to the payment of such termination fee.

OTHER AGREEMENTS RELATED TO THE TRANSACTION

Financing Commitment

Peet’s has received a commitment letter, dated as of November 2, 2009, from Wells Fargo and Wells Fargo Securities to provide, subject to the conditions set forth in the debt commitment letter, $140.0 million of senior secured credit facilities (not all of which is expected to be drawn in connection with the completion of the offer) for the purpose of financing the offer and the merger, to refinance certain existing indebtedness of Diedrich and its subsidiaries, paying fees and expenses incurred in connection with the foregoing and for providing ongoing working capital and for other general corporate purposes.

The debt commitment expires on the earliest of (1) the acceptance for exchange of Diedrich common stock pursuant to the offer, (2) termination of the merger agreement, (3) April 1, 2010, if the Purchaser shall not have accepted for purchase shares pursuant to the offer representing the minimum condition on or prior to March 31, 2010, (4) the date on which Peet’s enters into a commitment letter, definitive credit agreement or similar agreement for a financing with certain financial institutions other than Wells Fargo or Wells Fargo Securities, and (5) April 15, 2010. The documentation governing the financing has not been finalized and, accordingly, their actual terms may differ from those described in this prospectus/offer to purchase.

Although the financing described in this prospectus/offer to purchase is not subject to a due diligence or “market out,” such financing may not be considered assured. Peet’s and the Purchaser have represented in the merger agreement that Peet’s or the Purchaser will have at the time of the acceptance of the tendered shares of Diedrich common stock in the offer, sufficient funds available to satisfy the cash consideration for each share of

Diedrich common stock validly tendered (and not withdrawn) in the Offer. As of the date of this prospectus/offer to purchase, no alternative financing arrangements or alternative financing plans have been made in the event the financing described herein is not available as anticipated.

Conditions Precedent to the Commitment. The availability of the senior secured credit facilities contemplated by the financing commitment is subject, among other things, to (1) the entering into of certain definitive documentation regarding the senior secured credit facilities, (2) the merger agreement being in full force and effect (without any amendment, supplement or other modification that materially affects the interests of the lenders under the senior secured credit facilities), (3) satisfaction of the conditions to the Purchaser’s obligations under the merger agreement (except to the extent the failure to satisfy a condition would not relieve Peet’s or the Purchaser from their obligations under the merger agreement) (4) acceptance by the Purchaser of shares representing the minimum condition, and to the extent the exercise of the top-up option would result in the Purchaser owning shares sufficient to complete a short-form merger, the exercise of such top-up option, (5) Wells Fargo Securities having received certain historical financial statements with respect to Peet’s and Diedrich, (6) the pro forma ratio of Total Funded Debt (as defined in the commitment letter) to EBITDAR (as defined in the commitment letter) of Peet’s and its subsidiaries not exceeding 4.25:1.00 and minimum EBITDAR for the twelve months ended as of the most recent fiscal quarter for which financial statements are available being at least $55.9 million, (7) receipt of certain customary information regarding anti-money-laundering, know your customer and USA Patriot Act rules and regulations, (8) the absence of any restraining order, preliminary or permanent injunction or other order preventing the senior secured credit facilities from funding, (9) payment of required fees and expenses, (10) none of Peet’s, Diedrich or their respective subsidiaries announcing, offering, arranging, syndicating or issuing any debt securities or bank financing and (11) from and after the date of the commitment letter, there not having occurred a company material adverse effect.

General. The senior secured credit facilities will be comprised of a (1) $100.0 million term loan facility with a term of five years and (2) a $40.0 million revolving credit facility with a term of five years.

Interest Rate and Fees. Loans under the senior secured credit facilities are expected to bear interest, at Peet’s option, at a rate equal to the adjusted London interbank offer rate or an alternate base rate, in each case plus an applicable margin. After Peet’s delivery of financial statements with respect to at least one full fiscal quarter ending after the funding of the senior secured credit facilities, interest rates under the senior secured credit facilities shall be subject to change based on a Total Leverage Ratio (as defined in the commitment letter).

Guarantors. All obligations under the senior secured credit facilities and under any interest rate protection or other hedging arrangement or treasury management arrangements entered into with a lender or any of its affiliates will be unconditionally guaranteed jointly and severally by Peet’s and each of the existing and future direct and indirect, wholly-owned subsidiaries of Peet’s; provided that guarantees by foreign subsidiaries will be required only to the extent that such guarantees would not have material adverse tax consequences for Peet’s.

Security. The obligations of Peet’s and the guarantors under the senior secured credit facilities and the guarantees, and under any interest rate protection or other hedging arrangement or treasury management arrangement entered into with a lender or any of its affiliates, will be secured, subject to certain customary exceptions to be agreed, (1) on a first-lien basis, by all the capital stock of Peet’s and its subsidiaries (limited, in the case of foreign subsidiaries, to 100% of the non-voting capital stock and 66% of the voting capital stock of such subsidiaries) directly held by Peet’s or any guarantor and (2) on a first-lien basis, by substantially all tangible and intangible assets of Peet’s and each guarantor. If certain security is not provided upon the initial funding of the senior secured credit facilities despite the use of commercially reasonable efforts to do so, the delivery of such security will not be a condition precedent to the availability of the senior secured credit facilities on the initial funding date, but instead will be required to be delivered following the initial funding date pursuant to arrangements to be agreed upon.

Other Terms. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, liens and dividends and other distributions. The senior secured credit facilities will also include customary events of defaults including a change of control to be defined.

Stockholder Agreements

In order to induce Peet’s and the Purchaser to enter into the merger agreement, each of Paul C. Heeschen, Timothy J. Ryan, James W. Stryker, Jeanne Ortiz, James L. Harris, James R. Phillips, Gregory D. Palmer, Sean M. McCarthy, Jack Hosier and Dana A. King has entered into a stockholder agreement with Peet’s, solely in his or her capacity as a stockholder of Diedrich. The following is a summary of the stockholder agreements. The following summary does not purport to be a complete description of the terms and conditions of the stockholder agreements and is qualified in its entirety by reference to the forms of stockholder agreements, copies of which are attached as Annex B-1 and Annex B-2 to this prospectus/offer to purchase and are incorporated herein by reference.

Pursuant to the terms of the stockholder agreements, each stockholder who entered into a stockholder agreement has agreed to:

•

tender (and not withdraw) all of the shares of Diedrich common stock beneficially owned by such stockholder in the offer, except that Mr. Heeschen’s obligation to tender is limited to 1,832,580 of the shares beneficially owned by him, representing approximately 32% of the outstanding shares of Diedrich as of November 16, 2009; and

•

vote in favor of the merger, the adoption of the merger agreement and the terms thereof and the other actions contemplated therein, vote against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of Diedrich in the merger agreement, and vote against any action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the offer or the merger or any of the other transactions contemplated by the merger agreement or the stockholder agreement, except that Mr. Heeschen’s obligation to vote as provided above is limited to 1,832,580 of the shares beneficially owned by him, to the extent not acquired in the offer.

Under the terms of the stockholder agreements, each stockholder has also agreed to restrictions on the transferability of its shares and the transferability of certain voting rights. Each stockholder agreement automatically terminates upon completion of the merger, or upon termination of the merger agreement in accordance with its terms. Each stockholder agreement also contains customary representations and warranties.

Under the terms of his stockholder agreement, Mr. Heeschen has agreed not to exercise or cause or permit to be exercised any warrants owned of record or beneficially by Mr. Heeschen unless consented to in advance by Peet’s.

As of November 16, 2009, 1,843,000 beneficially owned shares of Diedrich common stock (excluding shares issuable upon the exercise of options and warrants beneficially owned by such stockholders) were subject to the stockholder agreements, which represented in the aggregate approximately 32.2% of the outstanding shares of Diedrich common stock as of that date.

INFORMATION RELATING TO DIEDRICH

Diedrich is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information as of particular dates concerning Diedrich’s directors and executive officers, their remuneration, stock options and other matters, the principal holders of Diedrich’s securities and any material interest of such persons in transactions with Diedrich is required to be disclosed in Diedrich’s proxy statements distributed to Diedrich’s stockholders and filed with the Securities and Exchange Commission. For information on how you can obtain copies of such filings, please see the section entitled “Where You Can Find Additional Information” beginning on page 100 of this prospectus/offer to purchase.

As required by SEC rules, Diedrich has filed a solicitation/recommendation statement on Schedule 14D-9 describing its recommendation in favor of the offer and the merger and related matters. Diedrich stockholders are encouraged to carefully review the Schedule 14D-9 and this prospectus/offer to purchase.

Diedrich specializes in sourcing, roasting and selling the world’s highest quality coffees. In recent years, the primary driver of Diedrich’s growth has been the sale of K-Cup portion pack coffees and teas. Diedrich is one of only three independent roasters under non-exclusive license to produce K-Cups for Keurig’s top selling single-cup brewing system. Keurig is the wholly-owned subsidiary of Green Mountain Coffee Roaster, Inc. Diedrich markets its three leading brands of specialty coffees—Diedrich Coffee, Coffee People and Gloria Jean’s Coffees—through office coffee distributors, restaurants and specialty retailers and via Diedrich’s web stores. In addition, Diedrich operates a coffee roasting facility and a distribution center in central California that supplies freshly roasted coffee beans to its wholesale customers.

Diedrich was incorporated in Delaware in August 1996. Diedrich’s principal executive offices are located at 28 Executive Park, Suite 200, Irvine, CA 92614. The telephone number at that location is (949) 260-1600. Diedrich’s internet address is www.diedrich.com.

INFORMATION RELATING TO PEET’S AND THE PURCHASER

Information about Peet’s

The following is a brief description of the business of Peet’s. Additional information regarding Peet’s is contained in its filings with the SEC. For information on how you can obtain copies of such filings, please see the section entitled “Where You Can Find Additional Information” beginning on page 100 of this prospectus/offer to purchase.

Peet’s is a specialty coffee roaster and marketer of fresh roasted whole bean coffee and tea. Peet’s sells its coffee under strict freshness standards through multiple channels of distribution including grocery stores, home delivery, office and foodservice accounts and Peet’s-owned and operated stores in six states. Peet’s operates its business through two reportable segments: retail and specialty sales. As of November 2, 2009 Peet’s operated 195 retail stores in six states through which it sells whole bean coffee, beverages and pastries, tea, and other related items. In addition to sales through its retail stores, Peet’s sells its products through a network of grocery stores, including Safeway, Stop & Shop, Kroger, Publix and Whole Foods Market. Other sales channels include home delivery and Peet’s foodservice and office business.

Peet’s was incorporated in Washington in 1971. Its principal executive offices are located at 1400 Park Avenue, Emeryville, CA 94608, and its telephone number is (510) 594-2100. Peet’s internet address is www.peets.com.

Information about the Purchaser

The Purchaser was incorporated in Delaware on October 29, 2009 and is a wholly-owned subsidiary of Peet’s. Its principal executive offices are located at 1400 Park Avenue, Emeryville, CA 94608 and its telephone number is (510) 594-2100. Since it is a newly formed corporation with no operating history, and it was created specifically to enable Peet’s to acquire all of the outstanding shares of Diedrich common stock, it does not have financial information to be presented in this prospectus/offer to purchase.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Peet’s and the Purchaser are set forth in Schedule I hereto.

During the last five years, none of the Purchaser, Peet’s or, to the best knowledge of the Purchaser and Peet’s, any of the persons listed in Schedule I to this prospectus/offer to purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

Except as described in this prospectus/offer to purchase, none of the Purchaser, Peet’s or, to the knowledge of the Purchaser and Peet’s, any of the persons listed in Schedule I to this prospectus/offer to purchase, or any associate or majority-owned subsidiary of Peet’s, the Purchaser or any of the persons listed in Schedule I to this prospectus/offer to purchase, beneficially owns any equity security of Diedrich, and none of the Purchaser, Peet’s or, to the knowledge of the Purchaser and Peet’s, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of Diedrich during the past 60 days.

Except as described in this prospectus/offer to purchase or the Tender Offer Statement on Schedule TO filed by Peet’s with the Securities and Exchange Commission to which this prospectus/offer to purchase is filed as an exhibit, (i) there have not been any contacts, transactions or negotiations between the Purchaser or Peet’s, any of their respective subsidiaries or, to the knowledge of the Purchaser and Peet’s, any of the persons listed in Schedule I to this prospectus/offer to purchase, on the one hand, and Diedrich or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Securities and Exchange Commission and (ii) none of the Purchaser, Peet’s or, to the knowledge of the Purchaser and Peet’s, any of the persons listed on Schedule I to this prospectus/offer to purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of Diedrich.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information gives effect to the proposed acquisition by Peet’s of Diedrich. The merger will be accounted for under the acquisition method in accordance with FASB Codification 805 “Business Combinations” (ASC 805). Under the acquisition method of accounting, the total estimated purchase price, calculated as described in Note 1 to this unaudited pro forma condensed combined financial information, is allocated to the net tangible and intangible assets of Diedrich acquired in connection with the offer and the merger, based on their fair values as of the completion of the offer and the merger. Independent valuation specialists are currently conducting an independent valuation in order to assist management of Peet’s in determining the fair values of a significant portion of these assets. The preliminary work performed by the independent valuation specialists has been considered in management’s estimates of the fair values reflected in this unaudited pro forma condensed combined financial information.

PEET’S COFFEE & TEA, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

	Historical
	Peet’s As of September 27, 2009	Diedrich As of September 16, 2009	Pro Forma Adjustments		Pro Forma Combined
	(in thousands)
ASSETS

Current assets
Cash and cash equivalents	$16,966	$3,082	$(151,492	)(j)
			140,000	(d)	$8,556
Short-term marketable securities	4,232		(4,232	)(i)
Accounts receivable, net	10,682	6,321			17,003
Inventories	30,564	5,601			36,165
Deferred income taxes—current	2,907				2,907
Notes receivable, net		2,634			2,634
Prepaid expenses and other	8,029	1,229			9,258

Total current assets	73,380	18,867	(15,724)		76,523

Property, plant and equipment, net	106,900	5,268			112,168
Intangible assets			162,700	(f)	162,700
Goodwill			29,114	(f)
			66,056	(k)	95,170
Deferred income taxes—non current	3,146		6,678	(m)
			(9,824	)(n)
Other assets, net	2,764	1,887	3,100	(h)	7,751

Total assets	$186,190	$26,022	$242,100		$454,312

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable and other accrued liabilities	$8,811	$5,891			$14,702
Accrued compensation and benefits	9,568	1,935			11,503
Deferred revenue	4,759				4,759
Current debt and current portion of long-term debt		2,000	$(2,000	)(l)
			11,111	(d)	11,111

Total current liabilities	23,138	9,826	9,111		42,075

Long-term debt		1,374	(1,374	)(l)
			128,889	(d)	128,889
Deferred income taxes			66,056	(k)
			(9,824	)(n)	56,232
Deferred lease credits	7,264	125	(125	)(o)	7,264
Other long-term liabilities	950	278			1,228

Total liabilities	31,352	11,603	192,733		235,688
Shareholders’ equity
Common stock	88,320	63,420	(63,420	)(e)
			47,712	(a)
			15,993	(b)
			6,178	(c)	158,203

Accumulated other comprehensive income (loss)	3,838		(3,861	)(i)	(23)
Retained earnings (accumulated deficit)	62,680	(49,001)	49,001	(e)
			(7,000	)(g)
			(626	)(l)
			5,390	(i)	60,444

Total shareholders’ equity	154,838	14,419	49,367		218,624

Total liabilities and shareholders’ equity	$186,190	$26,022	$242,100		$454,312

See notes to condensed combined pro forma financial information.

PEET’S COFFEE & TEA, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
	Peet’s Year Ended December 28, 2008	Diedrich Year Ended December 10, 2008	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Retail stores	$187,719				$187,719
Specialty sales	97,103	$47,032			144,135

Net revenue	284,822	47,032			331,854

Cost of sales and related occupancy expenses	133,537	39,116			172,653
Operating expenses	98,844	4,372			103,216
General and administrative expenses	22,519	7,552			30,071
Depreciation and amortization expenses	12,921	1,391	$8,093	(p)	22,405
Goodwill impairment		6,311			6,311

Total costs and expenses from operations	267,821	58,742	8,093		334,656

Operating income (loss) from continuing operations	17,001	(11,710)	(8,093)		(2,802)
Interest income (expense), net	726	(369)	(6,727	)(q)	(6,370)

Income (loss) from continuing operations, before income tax	17,727	(12,079)	(14,820)		(9,172)
Income tax provision (benefit)	6,562	104	(6,017	)(s)	649

Income (loss) from continuing operations	$11,165	$(12,183)	$(8,803)		$(9,821)

Net income (loss) from continuing operations per share:
Basic	$0.81				$(0.64)
Diluted	$0.80				$(0.64)
Shares used in calculation of net income (loss) from continuing operations per share:
Basic	13,723				15,433
Diluted	13,997				15,433

See notes to condensed combined pro forma financial information.

PEET’S COFFEE & TEA, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

	Historical
	Peet’s Nine Months Ended September 27, 2009	Diedrich Nine Months Ended September 16, 2009	Pro Forma Adjustments		Pro Forma Combined
	(in thousands, except per share data)
Retail stores	$144,686				$144,686
Specialty sales	74,889	$53,805			128,694

Net revenue	219,575	53,805			273,380
Cost of sales and related occupancy expenses	99,812	39,776			139,588
Operating expenses	76,804	3,290			80,094
General and administrative expenses	17,782	5,606	$(128	)(r)	23,260
Depreciation and amortization expenses	11,200	1,510	6,070	(p)	18,780

Total costs and expenses from operations	205,598	50,182	5,942		261,722

Operating income (loss) from continuing operations	13,977	3,623	(5,942)		11,658
Interest income (expense), net	111	(889)	(4,121	)(q)	(4,899)

Income (loss) from continuing operations, before income tax	14,088	2,734	(10,063)		6,759
Income tax provision (benefit)	5,158	(38)	(4,086	)(s)	1,034

Income (loss) from continuing operations	$8,930	$2,772	$(5,977)		$5,725

Net income from continuing operations per share:
Basic	$0.69				$0.39
Diluted	$0.67				$0.38
Shares used in calculation of net income from continuing operations per share:
Basic	12,977				14,687
Diluted	13,267				14,985

See notes to condensed combined pro forma financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1) Description of Transaction

On November 2, 2009, Peet’s, the Purchaser and Diedrich entered into a merger agreement that contemplates the acquisition by Peet’s, through the Purchaser, of all of the outstanding equity interests of Diedrich for a total purchase price valued at $213.0 million, including approximately $70.0 million in Peet’s common stock, $137.0 million in cash (of which approximately $124.0 million is expected to be funded with debt), and $6.0 million representing Peet’s current investment in Diedrich common stock. The merger agreement contemplates a two-step transaction comprised of a combination cash and stock exchange offer for all of the issued and outstanding shares of Diedrich common stock, followed by a merger of the Purchaser with and into Diedrich. In the offer, the Purchaser will deliver a combination of $17.33 in cash and a fraction of a share of Peet’s common stock having a numerator equal to $8.67 and a denominator equal to the Parent Average Stock Price (as defined in the merger agreement) in exchange for each share of Diedrich common stock validly tendered in the offer (and not withdrawn), provided that in no event will such fraction of a share exceed 0.315 of a share of Peet’s common stock, subject to adjustment for stock splits, stock dividends and similar events. In addition, upon the acquisition by the Purchaser of shares of Diedrich common stock tendered in the offer, all outstanding in-the-money warrants and options to acquire Diedrich common stock will be automatically converted into a combination of cash and shares of Peet’s common stock based on formulae set forth in the merger agreement, and certain of the options will vest in full as a result of the transactions contemplated by the merger agreement.

The merger agreement provides that the Purchaser will use commercially reasonable efforts to commence the offer as promptly as practicable after the date of the merger agreement. The obligation of the Purchaser to accept for exchange and deliver consideration for shares of Diedrich common stock validly tendered in the offer is subject to a number of conditions set forth in the merger agreement, including (i) that more than 50% of the outstanding shares of Diedrich common stock (determined, at the option of Peet’s, on a fully-diluted basis based on a formula set forth in the merger agreement) have been validly tendered in the offer and (ii) other conditions set forth in Exhibit B to the merger agreement, including conditions with respect to the accuracy of Diedrich’s representations and warranties in the merger agreement, Diedrich’s compliance with its covenants set forth in the merger agreement and no material adverse effect with respect to Diedrich having occurred and being continuing.

The merger agreement further provides that, following the completion of the offer (and if necessary, the adoption of the merger agreement by Diedrich’s stockholders) and subject to the satisfaction or waiver of certain conditions set forth in the merger agreement, the Purchaser will be merged with and into Diedrich, and Diedrich will become a wholly-owned subsidiary of Peet’s. Upon completion of the merger, each then-outstanding share of Diedrich common stock held by persons other than Peet’s, the Purchaser and Diedrich, or any wholly-owned subsidiary of Peet’s or Diedrich, or held in Diedrich’s treasury, or owned by any stockholder of Diedrich who properly preserves appraisal rights under applicable law, will be converted into the right to receive the same combination of cash and fraction of a share of Peet’s common stock delivered in the offer. The respective boards of directors of Peet’s and Diedrich have approved the merger agreement, the offer and the merger, and the Diedrich board of directors has agreed to recommend that Diedrich’s stockholders tender all of their outstanding shares of Diedrich common stock into the offer and if necessary, vote in favor of the adoption of the merger agreement. For a detailed description of the offer and the merger, see the sections of this prospectus/offer to purchase entitled “The Offer” and “The Merger Agreement.”

The merger agreement may be terminated by either Peet’s or Diedrich under certain circumstances set forth in the merger agreement, including the failure of the offer to be completed on or before March 31, 2010 for any reason, including the failure of the minimum tender condition to the offer. If the merger agreement is terminated (a) in certain circumstances following the receipt by Diedrich of an alternative acquisition proposal, (b) as a result of the Diedrich board of directors changing its recommendation in favor of the offer and the merger, or (c) as a result of certain “triggering events” with respect to Diedrich (as described in the merger agreement), Diedrich will be obligated to pay a termination fee to Peet’s as provided in the merger agreement.

2) Debt Obligations Related to the Transaction

In conjunction with the entering into the merger agreement, on November 2, 2009, Peet’s entered into a commitment letter with Wells Fargo and Wells Fargo Securities, setting forth the material terms and conditions of: (a) a senior secured revolving credit facility in an aggregate amount up to $40.0 million to be provided by Wells Fargo and a syndicate of financial institutions and other institutional lenders (the “Lenders”) to Peet’s, as borrower; and (b) one or more tranches of term loans in an aggregate amount up to $100.0 million to be provided by the Lenders to Peet’s, each of which is to be guaranteed by all existing and future subsidiaries of Peet’s. Wells Fargo and Wells Fargo Securities have committed to provide the financing described in the commitment letter through the earliest to occur of (a) completion of the offer, (b) termination of the merger agreement, (c) April 1, 2010, if the offer has not been completed on or prior to March 31, 2010 and (d) April 15, 2010, unless the commitment letter is terminated earlier by Peet’s. The commitment letter provides that the revolving credit facility and term loans would mature five years after the closing of the financing.

Peet’s intends to use the proceeds from the senior secured credit facilities, together with cash on hand, to finance the offer and merger and the costs and expenses related to the merger and the ongoing working capital and other general corporate purposes of the combined organization after completion of the merger.

The senior credit facilities are subject to the negotiation of mutually acceptable credit or loan agreements and other mutually acceptable definitive documentation, which are expected to include customary representations and warranties, affirmative and negative covenants, provisions for security, mandatory prepayments upon the occurrence of certain events, financial covenants (including maximum total leverage ratio, minimum fixed charge coverage ratio and minimum net income tests) and provisions for events of default. The Lenders’ obligations to provide the financing are subject to the satisfaction of specified conditions, including that more than 50% of the shares of Diedrich common stock (determined on a fully-diluted basis based on a formula set forth in the merger agreement) have been validly tendered, no material adverse effect having occurred with respect to Diedrich, the absence of debt other than certain permitted debt, the accuracy of specified representations and warranties, compliance with a minimum earnings before interest, taxes, depreciation and rent (“EBITDAR”) requirement and a maximum total leverage ratio after giving effect to the offer, and other customary conditions.

3) Basis of Presentation

The offer and the merger are reflected in the unaudited pro forma condensed combined financial information as being accounted for under the acquisition method in accordance with FASB Codification 805 “Business Combinations” (ASC 805). Under the acquisition method, the total estimated purchase price is calculated as described in Note 1 to the unaudited pro forma condensed combined financial information. In accordance with ASC 805, the assets acquired and the liabilities assumed have been measured at fair value based on various preliminary estimates. These estimates are based on key assumptions of the offer and the merger. Due to the fact that the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded for the offer and the merger may differ materially from the information presented. These estimates are subject to change pending further review of the fair value of assets acquired and liabilities assumed. In addition, the final determination of the recognition and measurement of the identified assets acquired and liabilities assumed will be based on an estimate of the fair market value of actual net tangible and intangible assets and liabilities of Diedrich at the time of the completion of the merger.

Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting Diedrich are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. Total acquisition-related transaction costs expected to be incurred by Peet’s and Diedrich are estimated to be approximately $7.0 million and are reflected in the unaudited pro forma condensed combined balance sheet as a reduction of cash and retained earnings. The unaudited pro forma condensed combined financial information does not reflect any acquisition-related restructuring charges to be incurred in connection with the offer and the merger but these charges are expected to be in the range of approximately $2.0 million. These costs will be expensed as incurred.

The unaudited pro forma condensed combined financial information does not reflect ongoing cost savings that Peet’s expects to achieve as a result of the offer and the merger or the costs necessary to achieve the costs savings or synergies.

For purposes of measuring the estimated fair value, where applicable, of the assets acquired and the liabilities assumed as reflected in the unaudited pro forma condensed combined financial information, Peet’s has applied the guidance in FASB Codification 820 “Fair Value Measurements and Disclosures” (ASC 820) which establishes a framework for measuring fair value. In accordance with ASC 820, fair value is an exit price and is defined as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The historical balance sheet of Peet’s used to create the unaudited pro forma condensed combined balance sheet is as of September 27, 2009, the last day of Peet’s third fiscal quarter. Peet’s results are based on a fiscal year that ends on the Sunday closest to the last day of December. The historical statements of income of Peet’s used to create the unaudited pro forma condensed combined statements of operations are for the fiscal year ended December 28, 2008 and for the nine months ended September 27, 2009.

The historical balance sheet of Diedrich used to create the unaudited pro forma condensed combined balance sheet is as of September 16, 2009, the last day of Diedrich’s first fiscal quarter. Diedrich’s results are based on a fiscal year that ends on the Wednesday closest to the last day of June. The historical statements of operations of Diedrich used to create the unaudited pro forma condensed combined statements of operations are for the four consecutive fiscal quarters ended December 10, 2008 and the three consecutive fiscal quarters ended September 16, 2009.

Tabular dollars are presented in thousands, except per share amounts.

4) Accounting Policies

Upon completion of the merger, Peet’s will review Diedrich’s accounting policies. As a result of that review it may become necessary to adjust the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity. The unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

5) Allocation of Purchase Price

Under the acquisition method of accounting, the total estimated purchase price as shown in the table below is allocated to Diedrich’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the merger. The preliminary estimated purchase price has been allocated based on preliminary estimates that are described in the introduction to the unaudited pro forma condensed combined financial information. The allocation of the preliminary purchase price, estimated useful lives and first year amortization associated with certain assets are as follows:

	Amount	First Year Amortization	Estimated Useful Life
Net tangible assets acquired	$14,419
Adjustments to:
Deferred income taxes	(59,378)
Deferred lease credits	125
Identifiable intangible assets:
License agreement	124,000	$4,960	25 years
Brand and trade names	11,000	1,100	10 years
Customer relationships	27,000	1,800	15 years
Roasting agreement	700	233	3 years

Total	162,700	$8,093

Goodwill	95,170

Total preliminary estimated purchase price	$213,036

Identifiable intangible assets. For purposes of estimating the fair value of the assets to be acquired in the merger, it is assumed that all assets will be used in a manner that represents their highest and best use. The favorable impact of buyer-specific synergies expected to be incurred upon completion of the merger are excluded. The estimated fair values of the most significant acquired intangible assets are based on the amount and timing of projected future cash flows associated with the assets.

The preliminary estimates of fair values and weighted-average useful lives of the intangible assets will likely differ from the final estimates of fair value to be reflected in accounting for the merger, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial information. The estimates of fair value and weighted-average useful lives could be impacted by a variety of factors including legal, regulatory, contractual, competitive, economic or other factors. Increased knowledge about these factors upon completion of the merger could result in a change to the estimated fair value of Diedrich’s intangible assets and/or to the estimated weighted-average useful lives from what is assumed in the unaudited pro forma condensed combined financial information. In addition, the combined effect of any such changes could result in a significant increase or decrease to the related amortization expense estimates.

Preliminary fair value estimates for both definite-lived intangible assets acquired, primarily consisting of a non-exclusive license to produce K-Cup® for Keurig, brand and trade names, customer relationships and a roasting agreement are noted in the table above. Amortization of customer relationships is calculated using the straight line method as management is still giving consideration to using the accelerated amortization method. Amortization related to the fair value of amortizable intangible assets is reflected as an adjustment to the unaudited pro forma condensed combined statements of operations. The determination of the useful lives was based upon an evaluation of a number of factors, including contractual arrangements, market share, consumer awareness, and economic factors pertaining to the combined company.

Goodwill. Approximately $95.2 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the underlying net tangible and intangible assets. $66.1 million of goodwill is related to the deferred tax liability recorded in the same amount for the tax effect of definite lived identifiable intangible assets that are not tax deductible. In accordance with FASB Code 350, Goodwill and Other Intangible Assets (ASC 350), goodwill will not be amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present). In the event that Peet’s determines that the value of goodwill has become impaired, Peet’s will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made.

6) Estimate of Consideration Expected to be Delivered

The following is a preliminary estimate of consideration expected to be delivered to effect the acquisition of Diedrich for purposes of the unaudited pro forma condensed combined financial information. The computations below are calculated based on a deemed per share price of $26.00. For further information please see the sections, “What Diedrich Stockholders will Receive in the Merger,” “Treatment of Diedrich Stock Options” and “Treatment of Diedrich Warrants” beginning on page 57.

	Conversion Calculation	Estimated Fair Value	Form of Consideration
	(shares in thousands)	(in thousands)
Number of shares of Diedrich common stock outstanding as of September 16, 2009, excluding Diedrich common stock held by Peet’s, which will be canceled as part of the transaction	5,505.3

Multiplied by the deemed value of the Peet’s common stock being issued in the Offer in exchange for each share of Diedrich common stock	$8.67	$47,712	Peet’s common stock

Multiplied by the cash consideration being paid in the Offer in exchange for each share of Diedrich common stock	$17.33	$95,424	Cash

Number of shares of Diedrich common stock underlying warrants outstanding as of September 16, 2009	1,987.0

Multiplied by $8.05 (the deemed value of the Peet’s common stock to be issued with respect to each share of Diedrich common stock underlying the warrants exchanged in the transaction, assuming a weighted average exercise price of $1.85 per share)	$8.05	$15,993	Peet’s common stock

Multiplied by $16.10 (the cash consideration to be paid with respect to each share of Diedrich common stock underlying the warrants exchanged in the transaction, assuming a weighted average exercise price of $1.85 per share)	$16.10	$31,986	Cash

Number of shares of Diedrich common stock underlying vested stock options outstanding as of September 16, 2009	713.0

Multiplied by $8.67 (the deemed value of the Peet’s common stock to be issued with respect to each share of Diedrich common stock underlying the stock options exchanged in the transaction)	$8.67	$6,178	Peet’s common stock

Multiplied by $14.01 (the cash consideration to be paid with respect to each share of Diedrich common stock underlying the stock options exchanged in the transaction, assuming a weighted average exercise price of $3.32 per share)	$14.01	$9,982	Cash

Estimated total consideration		$207,275

Shares in Diedrich common stock ($26.00 per share value) already owned by Peet’s (to be canceled as part of the transaction)		5,761

Total estimated purchase price		$213,036

7) Pro Forma Adjustments

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the merger and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements and notes thereto of Peet’s and Diedrich and should be read in conjunction with the historical financial statements for Peet’s and Diedrich.

The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the offer and the merger, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the combined results of Peet’s and Diedrich.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Peet’s and Diedrich filed consolidated income tax returns during the periods presented.

The unaudited pro forma condensed combined financial information does not include liabilities that may result from integration activities which are not presently estimable. Management of Peet’s is in the process of making these assessments and estimates of these costs are not currently known. However, liabilities ultimately may be recorded for severance costs for Diedrich employees, costs of vacating some facilities of Diedrich, or other costs associated with exiting activities of Diedrich that would affect the pro forma financial information. These costs will be expensed as incurred.

Peet’s has not identified any existing Diedrich contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability or impairment can be reasonably estimated. Prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the purchase price allocation.

Certain stock options will vest upon the close of the transaction, which will result in an immaterial charge to Diedrich. Such amount has not been included as it is non-recurring and has no net effect on the combined company’s equity.

The pro forma adjustments included in the unaudited pro forma condensed combined financial information are as follows:

(a) To record the fair value of Peet’s stock exchanged in the offer and the merger with Diedrich’s shareholders.

(b) To record the fair value of Peet’s stock distributable to Diedrich’s warrant holders.

(c) To record stock issued upon exercise of vested stock options.

(d) To record the full borrowings allowable under the term loan and revolving credit facility. Peet’s ultimate borrowings will be dependent on cash on hand at the time of closing. The amount classified as current represents the first three quarterly scheduled payments on the term loan beginning in March 2010.

(e) To eliminate Diedrich’s equity and accumulated deficit.

(f) To record the fair value of Diedrich’s identifiable intangible assets and goodwill.

(g) To record transaction fees to be expensed.

(h) To record deferred financing fees on the term loan and revolving credit facility, which include banking and legal costs.

(i) To eliminate common stock owned by Peet’s in Diedrich prior to the offer and the merger and record a gain of $5.4 million, $3.9 million of which was recorded in accumulated other comprehensive income as of September 27, 2009, based on the purchase price. For purposes of the pro forma adjustments, the gain is gross of taxes.

(j) To record cash to be utilized in connection with the offer and merger transaction, as follows:

Cash consideration	$137,392
Deferred financing fees	3,100
Other transaction fees	7,000
Payment of long-term debt	2,000
Payment of short-term debt	2,000

Total cash	$151,492

(k) To record a deferred tax liability and associated goodwill related to identifiable intangible assets acquired at the estimated federal and state blended statutory tax rate of 40.6%.

(l) To record payment of outstanding debt of Diedrich, including elimination of the discount on notes payable.

(m) To record the fair value of deferred income taxes based on Peet’s ability to more likely than not utilize Diedrich’s net operating loss carryforwards.

(n) To reclassify deferred income taxes to a net non-current liability.

(o) To eliminate Diedrich’s deferred lease credits.

(p) To amortize acquired intangible assets. See Note 5.

(q) To eliminate Diedrich’s interest expense assuming all debt is paid; and to record interest expense on the term loan and revolving credit facility including amortization of deferred financing fees, assuming a fully drawn facility of $140.0 million and an average interest rate of 4.70%. Quarterly payments are assumed to be made on the term loan beginning in March 2008 and interest only payments are assumed to be made against the revolving credit facility. The interest rate is calculated based on the 3 month LIBOR on November 5, 2009 plus the applicable interest margins based on the Total Leverage Ratio, as defined in the commitment letter. Additionally, the interest rate assumes that Peet’s purchases a 2 year interest rate hedge to fix the rate on $70.0 million of the facility as required by the commitment letter, which results in a premium of 135 basis points over the assumed spread to LIBOR for that portion of the facility. The pro forma adjustments are based on the pro forma combined Total Leverage Ratio, which is the highest margin. Actual interest rates for the credit facilities and the cost to purchase an interest rate hedge may vary from the assumed rate. The effect of a 0.125% change in interest rates would result in a $173,000 change in annual interest expense. Deferred financing fees are amortized over a five year period.

(r) To eliminate transaction fees incurred.

(s) To record tax adjustment to pro forma statements of operations using the estimated federal and state blended statutory rate of 40.6%. This rate does not reflect Peet’s effective tax rate, which includes other tax items, such as state taxes, as well as other tax charges or benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

8) Pro Forma Net Income (Loss) per Share from Continuing Operations

Shares used in computing pro forma combined basic and diluted net income from continuing operations per share is the sum of Peet’s shares, and Diedrich shares. Diedrich shares are calculated by multiplying each share of Diedrich common stock by an exchange ratio of approximately 0.208 of a share of Peet’s common stock for each share of Diedrich common stock outstanding (representing the amount determined by dividing $8.67 by the closing price of Peet’s common shares on November 16, 2009 of $41.58, although the actual exchange ratio will ultimately be determined pursuant to a formula set forth in the merger agreement, and in no event will exceed 0.315 of a share of Peet’s common stock, subject to adjustment for stock splits, stock dividends and similar events). Dilutive potential common shares have been included only if they have a dilutive effect on earnings per share. Actual shares may vary due to the difference between the assumed exchange ratio and the actual exchange ratio. The effect of a decrease in Peet’s stock price at the time of closing up to the maximum shares possible (using the exchange ratio of 0.315) under the merger agreement would result in an 875 share increase in diluted weighted average shares and a $0.04 decrease in diluted pro forma loss from continuing operations per share for 2008 and an 879 share increase in diluted average shares and a $0.02 decrease in diluted pro forma income from continuing operations per share for the nine month period ended September 27, 2009.

COMPARATIVE AND HISTORICAL PER SHARE MARKET PRICE DATA

Peet’s common stock trades on the Nasdaq Global Select Market under the symbol “PEET.” Diedrich common stock trades on the Nasdaq Capital Market under the symbol “DDRX.” Diedrich common stock first began trading on the Nasdaq National Market on September 12, 1996.

The following table shows the high and low prices per share of Peet’s common stock as reported on the Nasdaq Global Select Market and Diedrich common stock as reported on the Nasdaq Capital Market on (1) November 2, 2009, the last full trading day before the public announcement of the offer and the merger, and on November 16, 2009, the last full trading day before the printing of this prospectus/offer to purchase.

The table also includes the equivalent high and low prices per share of Diedrich common stock on those dates. The equivalent high and low price per share reflects the fluctuating value of the merger consideration that Diedrich stockholders would receive in exchange for each share of Peet’s common stock if the merger was completed on either of these dates.

As of November 16, 2009, there were approximately 362 holders of record of Peet’s common stock and 13,098,477 shares of Peet’s common stock outstanding. As of November 16, 2009, there were approximately 498 holders of record of Diedrich common stock and 5,726,813 shares of Diedrich common stock outstanding.

	Peet’s Common Stock		Diedrich Common Stock		Estimated Equivalent Diedrich Per Share Price(1)
	High	Low	High	Low	High	Low
November 2, 2009	$34.56	$33.04	$22.90	$19.79	$26.00	$26.00
November 16, 2009	$41.62	$39.18	$26.40	$25.85	$26.00	$26.00

(1)	The equivalent price per share amounts are calculated by adding (a) the cash component of the offer consideration, or $17.33, to (b) the stock component of the offer consideration having a value equal to $8.67 per share, based on a formula set forth in the merger agreement.

The following table sets forth the high and low closing sales prices of Peet’s common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this proxy statement/prospectus.

	Peet’s Common Stock
	Low	High
Year Ended December 30, 2007
First quarter	$24.94	$28.20
Second quarter	24.63	28.89
Third quarter	23.35	28.01
Fourth quarter	26.02	30.06

Year Ended December 28, 2008
First quarter	19.89	29.07
Second quarter	20.86	24.92
Third quarter	18.79	28.88
Fourth quarter	19.05	27.92

Year Ending December 27, 2009
First quarter	19.41	23.54
Second quarter	21.33	29.00
Third quarter	25.20	28.54
Fourth quarter (through November 16, 2009)	27.51	41.58

The following table sets forth the high and low closing sales prices of Diedrich’s common stock for the periods indicated. The prices indicated below have been appropriately adjusted to give retroactive effect to all stock splits that have occurred through the date of this proxy statement/prospectus.

	Diedrich Common Stock
	Low	High
Year Ended June 25, 2008
First quarter	$3.61	$4.28
Second quarter	3.47	3.80
Third quarter	2.90	3.58
Fourth quarter	1.90	2.95

Year Ended June 24, 2009
First quarter	1.71	2.35
Second quarter	0.30	2.29
Third quarter	0.30	0.70
Fourth quarter	0.31	18.71

Year Ending June 23, 2010
First quarter	17.36	25.59
Second quarter (through November 16, 2009)	18.40	29.88

Following the completion of the merger, Peet’s common stock will continue to be listed on the Nasdaq Global Select Market, and there will be no further market for Diedrich common stock.

The foregoing tables show only historical information. These tables may not provide meaningful information to you in determining whether to tender your shares of Diedrich common stock. Diedrich stockholders should obtain current market quotations for Peet’s common stock and Diedrich common stock and review carefully the other information contained in this prospectus/offer to purchase and in Diedrich’s solicitation/recommendation statement on Schedule 14D-9, or incorporated by reference into this prospectus/offer to purchase or the Schedule 14D-9, in considering whether to tender shares in the offer. See the section entitled “Where You Can Find Additional Information” beginning on page 100 of this prospectus/offer to purchase.

COMPARISON OF RIGHTS OF PEET’S SHAREHOLDERS AND DIEDRICH STOCKHOLDERS

The rights of Peet’s shareholders are currently governed by the Washington Business Corporation Act (“Washington law”), Peet’s articles of incorporation and Peet’s bylaws. The rights of Diedrich stockholders are currently governed by Delaware law, Diedrich’s certificate of incorporation and Diedrich’s bylaws. Upon completion of the merger, Diedrich stockholders will automatically become Peet’s shareholders, and their rights as Peet’s shareholders will be governed by Washington law, Peet’s articles of incorporation and Peet’s bylaws.

The following paragraphs summarize some of the important differences between the rights of Peet’s shareholders and the rights of Diedrich stockholders. This summary does not purport to be a complete statement of all of those differences or a complete description of the specific provisions referred to in this summary. Peet’s bylaws and articles of incorporation provide that, should Peet’s become subject to Section 2115 of the California Corporations Code, Peet’s shareholders would have certain rights that differ from the rights described below. The summary below is qualified in its entirety by reference to Washington law, Peet’s articles of incorporation, Peet’s bylaws, Delaware law, Diedrich’s certificate of incorporation and Diedrich’s bylaws, and Diedrich stockholders should carefully review the relevant provisions thereof. For more information on how to obtain these documents, see “Where You Can Find Additional Information” beginning on page 100 of this prospectus/offer to purchase.

AUTHORIZED CAPITAL STOCK

Diedrich Stockholder Rights	Peet’s Shareholder Rights

Diedrich’s authorized capital stock consists of 20,500,000 shares of capital stock, consisting of:

•      17,500,000 shares of Diedrich common stock, $0.01 par value

•      3,000,000 shares of Diedrich preferred stock, $0.01 par value per share.

Peet’s authorized capital stock consists of 60,000,000 shares of capital stock, consisting of:

•      50,000,000 shares of Peet’s common stock, no par value

•      10,000,000 shares of Peet’s preferred stock, no par value per share.

STOCK LISTING
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Diedrich’s common stock is listed on the NASDAQ Capital Market.	Peet’s common stock is listed on the NASDAQ Global Select Market.

VOTING RIGHTS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Each share of Diedrich’s common stock entitles its holder to one vote on all matters on which common stockholders are entitled to vote.	Each share of Peet’s common stock entitles its holder to one vote on all matters on which common stockholders are entitled to vote.

CUMULATIVE VOTING
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Diedrich’s certificate of incorporation does not provide for cumulative voting. Accordingly, holders of Diedrich common stock have no cumulative voting rights in connection with the election of directors.	Peet’s articles of incorporation provide that no shareholder entitled to vote at an election for directors may cumulate votes. Accordingly, holders of Peet’s common stock have no cumulative voting rights in connection with the election of directors.

NUMBER OF DIRECTORS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Diedrich’s bylaws provide that the number of directors that constitute the board of directors shall be determined by a resolution of its board of directors, but in no event shall there be fewer than three (3) or more than seven (7) directors. The Diedrich board of directors currently consists of five (5) directors.	Peet’s articles of incorporation and bylaws provide that the number of directors that constitute the board of directors shall be fixed exclusively by resolution adopted by the majority of the authorized number of directors. The Peet’s board of directors currently consists of eight (8) directors.

CLASSIFICATION OF BOARD OF DIRECTORS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Diedrich’s certificate of incorporation and bylaws do not classify its board of directors into separate classes.	Peet’s articles of incorporation and bylaws classify its board of directors into three separate classes with staggered three-year terms.

ELECTION OF DIRECTORS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Diedrich’s bylaws provide that directors shall be elected annually by Diedrich’s stockholders, and the persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the directors.	Peet’s articles of incorporation provide that at each annual meeting of shareholders, directors shall be elected for three-year terms to succeed the directors of the class whose terms expire at such annual meeting. The persons receiving the greatest number of votes cast by the shares entitled to vote in the election, up to the number of directors to be elected, shall be directors.

FILLING VACANCIES ON THE BOARD OF DIRECTORS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Delaware law provides that, unless the certificate of incorporation or bylaws provide otherwise, vacancies and newly created directorships may be filled by the affirmative vote of a majority of the directors then in office or a sole remaining director, even though less than a quorum. Diedrich’s bylaws provide that any vacancy in the board of directors, whether because of death, resignation, disqualification, an increase in the number of directors, or any other cause, may be filled by vote of the majority of the remaining directors, even if less than a quorum, or by a sole remaining director.	Under Washington law, unless the articles of incorporation provide otherwise, a vacancy may be filled by the shareholders or by the affirmative vote of a majority of the directors then in office, even though less than a quorum. Peet’s articles of incorporation and bylaws provide that any vacancy on the board of directors resulting from death, resignation, disqualification, removal, any increase in the number of directors, or other causes shall, unless the board of directors determines by resolution that such vacancy shall be filled by shareholders, be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum.

REMOVAL OF DIRECTORS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Under Delaware law, the affirmative vote of a majority of the shares entitled to vote for the election of directors is required to remove directors, with or without cause, subject to certain exceptions. Diedrich’s bylaws provide that any director or the entire board of directors may be removed, either with or without cause, by the affirmative vote of the stockholders having a majority of voting power of all issued and outstanding stock entitled to vote at the election of directors.	Under Washington law, shareholders may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. Peet’s articles of incorporation and bylaws provide that directors may only be removed for cause.

INTERESTED DIRECTORS
Diedrich Stockholder Rights	Peet’s Shareholder Rights

Under Delaware law, specified contracts or transactions in which one or more of a corporation’s directors has an interest are not void or voidable solely because of such interest if such contract or transaction

•     is ratified by the corporation’s stockholders or a majority of disinterested members of the board of directors or a committee thereof if the material facts of the contract or transaction are disclosed or known, or

•     was fair to the corporation at the time it was approved.

Washington law permits transactions in which one or more directors have a conflicting interest if:

•     a majority, although no fewer than two, of the qualified directors on the board of directors, or on the committee considering the transaction, approves the transaction;

•     an affirmative vote of a majority of all qualified shares approves the transaction; or

•     at the time of commitment, the transaction was fair to the corporation.

Such vote must occur after the directors have received disclosure of the conflicting interest, with certain limited exceptions, or the vote will be invalid.

Further, a committee vote is valid only if all members of the committee are qualified directors and, either:

•     are all the qualified directors on the board of directors; or

•     were appointed by the affirmative vote of a majority of the board of directors’ qualified directors.

A director is a qualified director if he or she has neither a conflicting interest regarding the transaction; nor any familial, financial, professional or employment relationship with a second director who does have a conflicting interest, if the relationship would reasonably be expected to exert influence on the first director’s judgment in voting on the transaction.

Qualified shares are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest regarding the transaction.

STOCKHOLDER AND SHAREHOLDER PROPOSALS
Diedrich Stockholder Rights	Peet’s Shareholder Rights

Diedrich’s bylaws allow stockholders to propose business, including the nomination of an individual for election as a director, to be brought before any annual or special stockholder meeting.

For business to be properly submitted by a stockholder before an annual stockholder meeting, written notice must be delivered to Diedrich’s secretary not earlier than one hundred twenty (120) days prior to nor later than ninety (90) days prior to the anniversary of the preceding year’s annual meeting, or, if the date of the annual meeting is advanced more than thirty (30) days or delayed more than sixty (60) days from such anniversary date, not earlier than one hundred twenty (120) days and not later than the later of (x) the ninetieth (90th) day prior to such meeting and (y) the tenth (10th) day after the date on which the Diedrich publicly announces such annual stockholder meeting.

Only such business specified in the notice of a special stockholders meeting may be conducted at such special meeting of Diedrich’s stockholders. In the event that a special stockholders meeting is called for the purpose of electing one or more directors to Diedrich’s board of directors, any stockholder of record entitled to vote at such meeting at the time such notice is delivered may nominate a person or persons for election to the board of directors by delivering a notice to the secretary of Diedrich not earlier than one hundred twenty (120) days prior to such special meeting nor later than the later of (x) ninety (90) days prior to such special meeting and (y) ten (10) days following the public announcement of such special meeting.

Any notice of proposed stockholder business delivered to Diedrich’s secretary must contain:

(1) as to each person nominated for election as a director, all information that is required to be provided by the Securities and Exchange Commission’s proxy rules, and such nominee’s written consent to being named as a nominee and to serving as a director if elected;

Peet’s bylaws provide that a shareholder may propose business to be conducted at an annual meeting, including the nomination of an individual for election as director, by notice in writing delivered to Peet’s secretary at Peet’s principal executive offices not earlier than one hundred twenty (120) days prior to nor later than the ninety (90) days prior to the anniversary of the preceding year’s annual shareholder meeting, or, in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, not earlier than the ninetieth (90th) or later than the sixtieth (60th) day prior to such annual meeting. In the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, such notice must be delivered no later than ten (10) days following the day on which public announcement of the date of such meeting is first made by the corporation.

Such notice must contain:

•     a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•     the name and address, as they appear on Peet’s books, of the shareholder proposing such business;

•     the class and number of shares of Peet’s shares which are beneficially owned by the shareholder;

•     any material interest of the shareholder in such business; and

•     any other information that is required to be provided by the Securities and Exchange Commission’s proxy rules.

(2) as to any other business that the stockholder proposes to bring before the meeting:

•     a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend Diedrich’s bylaws, the language of the proposed amendment);

•     the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective names and addresses;

•     the class and number of shares of Diedrich’s capital stock that are owned beneficially and of record by such stockholder and such beneficial owner;

•     a representation that the stockholder is a holder of record of Diedrich’s entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

•     a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Diedrich’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination

ACTION BY WRITTEN CONSENT
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Under Delaware law, unless the certificate of incorporation provides otherwise, actions may be taken by the stockholders by written consent, provided that the written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted.	Under Washington law, shareholder action with respect to a public company may be taken without a meeting only if written consents setting forth such action are signed by all shareholders entitled to vote on the action. Peet’s articles of incorporation provides that any action by Peet’s shareholders must be taken at a special or annual meeting of Peet’s shareholders.

Diedrich’s bylaws allow its stockholders to take any action by the written consent, without prior notice and without a vote, that would or could otherwise be taken at an annual meeting or special meeting of the Diedrich stockholders. Such written consent must be signed by holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous consent must be given to those stockholders who did not consent in writing.

ADVANCE NOTICE OF STOCKHOLDER OR SHAREHOLDER MEETINGS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Diedrich’s bylaws provide that Diedrich must give notice of annual and special meetings of its stockholders not more than sixty (60) days before the date of such meeting and not less than ten (10) days before the date of such meeting to each stockholder of record entitled to vote at such meeting.	Peet’s bylaws provide that Peet’s must give notice to its shareholders of each meeting of its shareholders not more than sixty (60) days before the date of such meeting and not less than ten (10) days (or, if the proposed business to be conducted such meeting includes an amendment of Peet’s articles of incorporation, a voluntary liquidation, a proposed merger, consolidation, or disposition of substantially all of Peet’s assets, twenty (20) days) before the date of such meeting.

CALLING SPECIAL MEETINGS OF STOCKHOLDERS OR SHAREHOLDERS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Diedrich’s bylaws provide that special meetings of stockholders may only be called by the board of directors, the chairman of the board, or the president of Diedrich with the concurrence of a majority of the board of directors.	Washington law provides that a special meeting of shareholders of a corporation may be called by its board of directors, by holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting, or by other persons authorized to do so by the articles of incorporation or bylaws of the corporation. However, Washington law allows a corporation’s articles of incorporation to limit or deny entirely the right of shareholders to call a special meeting. Peet’s bylaws provide that special meetings of shareholders may only be called by a majority of the board of directors, the chairperson of the board of directors (if one be elected), or the chief executive officer.

APPRAISAL OR DISSENTERS’ RIGHTS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Under Delaware law, if Diedrich is a party to a merger, under certain circumstances, a Diedrich stockholder may be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. A Delaware corporation’s charter may also provide that appraisal rights shall be available in the event of the sale of all or substantially all of a corporation’s assets or the adoption of an amendment to its charter, however Diedrich’s charter does not provide for such rights. See the section entitled “Appraisal Rights” beginning on page 44 of this prospectus/offer to purchase.	Under Chapter 23B.13 of the Washington Business Corporation Act, a shareholder is entitled to dissent from, and obtain the fair value of his or her shares in connection with, certain corporate actions, including certain mergers, share exchanges and sales of all or substantially all of the corporation’s property other than in the usual and regular course of business, which require shareholder approval. To the extent that the articles, bylaws or resolutions of the board of directors provide for dissenters’ rights, shareholders also may exercise these rights in connection with any corporate action taken by shareholder vote. Shareholders generally will not have such dissenters’ rights if shareholder approval is not required to effect the corporate action. If Peet’s is a party to a merger, under certain circumstances, a Peet’s shareholder may be entitled to appraisal rights pursuant to which such stockholder may receive cash in the amount of the fair value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

LIMITATION OF PERSONAL LIABILITY OF DIRECTORS
Diedrich Stockholder Rights	Peet’s Shareholder Rights

Under Delaware, a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director may be eliminated or limited in the corporation’s articles, except that the articles may not limit the liability of a director:

•     for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•     for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•     for conduct violating Section 174 of the Delaware General Corporation Law (pertaining to unlawful distributions); or

•     for any transaction from which the director derived an improper personal benefit.

Diedrich’s certificate of incorporation provides that, to the fullest extent permitted by Delaware law, as now exists or may hereafter be amended, no director will be personally liable to Diedrich or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under Washington law, a director’s personal liability to the corporation or its shareholders for monetary damages for conduct as a director may be eliminated or limited in the corporation’s articles, except that the articles may not limit the liability of a director:

•     for acts or omissions by a director that involve intentional misconduct or a knowing violation of the law,

•     for conduct violating Section 23B.08.310 of the Washington Business Corporation Act (pertaining to unlawful distributions); or

•     for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Peet’s articles of incorporation provide that, if Washington law is amended to further eliminate or limit the personal liability of directors, then the liability of Peet’s directors shall be deemed eliminated or limited to the fullest extent permitted under Washington law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS
Diedrich Stockholder Rights	Peet’s Shareholder Rights

Delaware law generally permits indemnification of a person who acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation or in the case of a criminal action, had no reason to believe that his or her conduct was unlawful.

Diedrich’s bylaws provide that Diedrich shall, to the fullest extent provided by Delaware law, indemnify and hold harmless each person who is a party to, is threatened to be made a party of, or initiates (with the consent or ratification of Diedrich’s board of directors) any proceeding by reason of the fact that such person was, is, or allegedly committed an action in his or her official capacity as, a director or officer or Diedrich (or was serving as such at another entity at Diedrich’s request), against any expense (including attorneys’ fees) or liability reasonably incurred or suffered in connection with such proceeding. Diedrich must also provide to such person, to the extent not prohibited by law, advancement of expenses (including attorneys’ fees) incurred in defending such proceeding prior to its final disposition. If required by Delaware law, such advancement of expenses shall be conditioned on the receipt of an undertaking by and on behalf of such indemnified person to repay all amounts so advanced if it is later adjudicated that such person is not entitled to indemnification under Diedrich’s bylaws.

Diedrich’s bylaws also provide that it may indemnify its employees and agents to the same extent as its directors and officers.

Washington law generally permits indemnification of a person who acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the conduct was unlawful. Indemnification is permissible under Washington law, except that a corporation must indemnify a present or former officer or director who is successful on the merits or otherwise in the defense of certain specified actions, suits or proceedings for expenses, including attorney’s fees, actually and reasonably incurred in connection therewith.

Peet’s bylaws provide that it must indemnify its directors and executive officers against all reasonable expenses (including attorneys’ fees) in any proceeding to which he or she was a party because of being a director or executive officer of the corporation:

•     if he or she if wholly successful in the defense of such proceeding; or

•     if he or she acted in good faith and reasonably believed: (a) if acting in an official capacity with the corporation, that his or her conduct was in the corporation’s best interests; (b) in the case of any criminal proceeding, he or she had no reasonable cause to believe the his or her conduct was unlawful; and, (c) in all other cases, this or her conduct was at least not opposed to the corporation’s best interests.

However, Peet’s bylaws provide that it shall not indemnify a director in connection with a proceeding by or in the right of the corporation in which a director or executive officer is adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to a director or executive officer, whether or not involving action in the his or her official capacity, in which the director or executive officer was adjudged liable on the basis that personal benefit was improperly received by the him or her.

Peet’s bylaws also provide that it may indemnify and advance expenses (including attorney’s fees) to other officers, employees or agents to the same extent to its directors.

VOTE ON CERTAIN FUNDAMENTAL ISSUES
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Delaware law generally provides that, unless otherwise specified in a corporation’s charter or unless the provisions of the Delaware law relating to business combinations indicated herein are applicable, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of a majority of the outstanding stock entitled to vote on the matter. However, under Delaware law, unless required by its charter, no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if certain requirements are met.

Under Washington law, a merger or share exchange must be approved by the affirmative vote of a majority of directors when a quorum is present and by two-thirds of all votes entitled to be cast by each voting group entitled to vote as a separate group, unless another percentage is specified in the articles of incorporation (which percentage may not be below a majority of all votes entitled to be cast by such voting group). The sale of all or substantially all of a corporation’s assets other than in the regular course of business or a vote to dissolve the corporation must be approved by the affirmative vote of a majority of directors when a quorum is present and by two-thirds of all votes entitled to be cast on the proposal unless another percentage is specified in the articles of incorporation (which percentage may not be below a majority of all votes entitled to be cast by such voting group).

Under Washington law, a merger may also become effective without the approval of the surviving corporation’s shareholders if certain requirements are met.

BUSINESS COMBINATION RESTRICTIONS
Diedrich Stockholder Rights	Peet’s Shareholder Rights

Section 203 of the Delaware General Corporation Law limits specified business combinations of Delaware corporations with interested stockholders. Under the Delaware General Corporation Law, an interested stockholder (a stockholder whose beneficial ownership in the corporation is at least 15% of the outstanding voting securities) cannot enter specified business combinations with the corporation for a period of three years following the time that the stockholder became an interested stockholder unless:

•     prior to that time, the corporation’s board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder;

•     upon consummation of the transaction in which any person becomes an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares

Chapter 23B.19 of the Washington Business Corporation Act, which applies to Washington corporations that have a class of voting stock registered with the SEC under section 12 or 15 of the Exchange Act, prohibits a target corporation, with certain exceptions, from engaging in certain significant business transactions with a person or group of persons who or which beneficially owns 10% or more of the voting shares of the target corporation for a period of five years after such share acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the board of directors of the target corporation prior to the time of the initial acquisition by the acquiring person.

These prohibited transactions include, among other things:

•     a merger, share exchange or consolidation with, dispositions of a certain amount of assets to, or issuance or redemption of owned by specified employee stock ownership plans and persons who are both directors and officers of the corporation; or

•     at or subsequent to such time, the business combination is both approved by the board of directors and authorized at an annual or special meeting of stockholders, not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholders.

shares to or from, the acquiror or its affiliates or associates;

•     termination of 5% or more of the employees of the target corporation or its subsidiaries who are employed in Washington State following the acquiror’s acquisition of 10% or more of the shares; or

•     allowing the acquiror to receive any disproportionate benefit as a shareholder.

AMENDMENT OF CERTIFICATE OF INCORPORATION AND ARTICLES OF INCORPORATION
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Delaware law generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote, and in certain circumstances, a separate class vote is required to amend a corporation’s certificate of incorporation. It also provides that a certificate of incorporation may provide for a greater or lesser vote than would otherwise be required by Delaware law. Diedrich has reserved the right to amend, alter, change or repeal any provisions contained in its certificate of incorporation, in the manner now or hereafter prescribed by statute, with all rights conferred on stockholders granted subject to such reservation.	Washington law generally requires that any amendment to a corporation’s articles of incorporation be approved by each voting group entitled to vote on the amendment by a majority of all the votes entitled to be cast by that voting group unless another percentage is specified (1) in the articles of incorporation, (2) by the board of directors as a condition to its recommendation or (3) by the provisions of Washington law. Peet’s has reserved the right to amend, alter, change or repeal any provision contained in its articles of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on shareholders are granted subject to such reservation. The affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding capital stock entitled to vote generally in the election of Peet’s directors is required to alter, amend or repeal the articles of incorporation.

AMENDMENT OF BYLAWS
Diedrich Stockholder Rights	Peet’s Shareholder Rights
Diedrich’s certificate of incorporation and bylaws provide that its board of directors may make, repeal, alter, amend and rescind its bylaws. Diedrich’s bylaws provide that its bylaws may be altered, amended or repealed, and new bylaws may be made, by its stockholders at any annual meeting of stockholders, without previous notice, or at any special meeting of stockholders, provided that notice of such proposed amendment, modification, repeal or adoption is given in the notice of the special meeting. Diedrich’s bylaws further provide that any bylaw made or altered by its stockholders may be altered or repealed by either of Diedrich’s board of directors or stockholders.	Peet’s articles of incorporation and bylaws provide that its bylaws may be altered, amended or repealed by either (i) the vote of at least a majority of the authorized number of directors, or (ii) the affirmative vote of the holders of at least sixty six and two-thirds percent (66 2/3%) of the outstanding capital stock entitled to vote generally in the election of Peet’s directors.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows Peet’s to “incorporate by reference” information into this prospectus/offer to purchase, which means that we can disclose important information to Diedrich’s stockholders by referring them to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus/offer to purchase, except for any information superseded by information contained directly in this prospectus/offer to purchase. The information that Peet’s or Diedrich files with the SEC later will automatically update and supersede this information. This prospectus/offer to purchase incorporates by reference the documents listed below that Peet’s and Diedrich have previously filed with the SEC. These documents contain important information about Peet’s and Diedrich and their respective businesses, financial conditions and results of operations.

Peet’s filings (File no. 0-32233)	Period
Annual Report on Form 10-K	Year ended December 28, 2008, as filed on March 13, 2009
Quarterly Report on Form 10-Q	Quarter ended March 29, 2009, as filed on May 7, 2009
Quarterly Report on Form 10-Q	Quarter ended June 28, 2009, as filed on August 6, 2009
Quarterly Report on Form 10-Q	Quarter ended September 27, 2009, as filed on November 6, 2009
Current Report on Form 8-K	Filed on November 4, 2009
The description of Peet’s common stock contained in Registration Statement 8-A/A	Filed on January 18, 2001, as amended January 23, 2001

Diedrich filings (File no. 0-21203)	Period
Annual Report on Form 10-K	Year ended June 24, 2009, as filed on September 22, 2009
Quarterly Report on Form 10-Q	Quarter ended September 16, 2009, as filed on November 2, 2009
Current Report on Form 8-K	Filed on October 28, 2009
Current Report on Form 8-K	Filed on November 3, 2009

All information and documents subsequently filed by Peet’s and Diedrich pursuant to Section 13(a), Section 13(c), Section 14 or Section 15(d) of the Exchange Act but prior to the earlier of the date that the merger agreement is terminated or the date on which the merger becomes effective shall also be deemed to be incorporated herein by reference and will constitute a part of this document from the date of filing of that information or document.

Neither Peet’s nor the Purchaser has authorized anyone to give any information or make any representation about the offer that is different from, or in addition to, that contained in this prospectus/offer to purchase or in any of the materials that Peet’s and the Purchaser have incorporated by reference into this prospectus/offer to purchase. Therefore, if anyone provides information of this sort, Diedrich’s stockholders should not rely on it. If Diedrich stockholders are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if it is unlawful to direct these types of activities, to any Diedrich stockholders then the offer presented in this document does not extend to such stockholders. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies, and neither the mailing of this prospectus to the stockholders nor the issuance of shares of Peet’s common stock pursuant to the offer or in the merger shall create any implication to the contrary.

Diedrich stockholders may obtain copies of this prospectus/offer to purchase and the documents incorporated herein by reference herein and Diedrich’s Schedule 14D-9 and the documents incorporated herein by reference without charge (excluding all exhibits unless such exhibits have been specifically incorporated by reference in this prospectus/offer to purchase) by contacting Peet’s at its address or telephone number indicated below under the caption “Where You Can Find Additional Information.”

LEGAL MATTERS

Cooley Godward Kronish LLP, counsel to Peet’s, will pass upon the validity of the Peet’s common stock to be issued in the offer and the merger for Peet’s.

EXPERTS

The consolidated financial statements incorporated in this prospectus/offer to purchase by reference from the Form 10-K of Peet’s Coffee & Tea, Inc. and subsidiaries (the “Company”) for the fiscal year ended December 28, 2008, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference (which report (1) expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” and (2) expresses an unqualified opinion on the effectiveness of the internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements and schedule of Diedrich Coffee, Inc. at June 24, 2009 and June 25, 2008 and for each of the two years in the period ended June 24, 2009 appearing in Diedrich Coffee, Inc.’s Annual Report on Form 10-K, for the year ended June 24, 2009, have been audited by BDO Seidman, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated here by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Peet’s and Diedrich file annual, quarterly and other reports, proxy statements and other information with the SEC under the Exchange Act. Such reports, proxy statements and other information may be read and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the regional offices of the SEC located at 3 World Financial Center, Suite 400, New York, NY 10281 and 175 W. Jackson Boulevard, Suite 900, Chicago, IL 60604. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC’s principal office at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain information by calling the SEC at 1-800-732-0330. The SEC also maintains a website at www.sec.gov that contains public filings reports, proxy statements and other information relating to Diedrich and Peet’s that have been filed via the EDGAR System. Such material should also be available for inspection at the offices of the Financial Industry Regulatory Authority. located at 1735 K Street, NW, Washington, D.C. 20006.

You may also request copies of these documents from the Purchaser, without charge, excluding all exhibits, unless the Purchaser has specifically incorporated by reference an exhibit in this prospectus/offer to purchase. You may obtain documents incorporated by reference in this prospectus/offer to purchase by requesting them in writing or by telephone from Laurel Hill Advisory Group, LLC (the Information Agent) at the address set forth below. You can also contact the Information Agent at its address and telephone number listed below for answers to your questions regarding the transaction.

Laurel Hill Advisory Group, LLC

100 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (917) 338-3181

All Others Call Toll Free: (888) 742-1305

You may also obtain copies of this information from Peet’s website, www.peets.com, or by sending an email to investorrelations@peets.com. Information contained on Peet’s or Diedrich’s website does not constitute part of this prospectus/offer to purchase.

In order to receive timely delivery of any SEC filings or documents incorporated by reference, you must make your request no later than December 8, 2009.

You should rely only on the information contained in, or incorporated by reference into, this prospectus/offer to purchase, together with the Schedule 14D-9 of Diedrich that has been mailed to you together with this prospectus/offer to purchase in deciding whether to tender your shares of Diedrich common stock in the offer. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this prospectus/offer to purchase or Schedule 14D-9 of Diedrich. You should not assume that the information contained in, or incorporated by reference into, this prospectus/offer to purchase is accurate as of any date other than that November 17, 2009.

On November 17, 2009, Peet’s filed a registration statement on Form S-4 with the SEC under the Securities Act to register the shares of Peet’s common stock to be issued in the offer and the merger, and Peet’s may also file amendments to that registration statement. This prospectus/offer to purchase is a part of that registration statement and constitutes a prospectus of Peet’s for the shares of Peet’s common stock to be issued to Diedrich’s stockholders in the offer and the merger. As allowed by SEC rules, this prospectus/offer to purchase does not contain all of the information found in the registration statement or the exhibits to the registration statement. For further information relating to Peet’s and the shares of Peet’s common stock, you should consult the registration statement and its exhibits. In addition, on November 17, 2009, Peet’s filed with the SEC a Tender Offer Statement on Schedule TO under the Exchange Act, to furnish certain information about the offer, and Peet’s may also file amendments to the Schedule TO. On November 17, 2009, Diedrich filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 regarding the offer and the merger, which includes an information statement pursuant to Section 14(f) of the Exchange Act and Rule 14F-1. You may obtain copies of the registration statement and its exhibits, the Schedule TO and the Schedule 14D-9 (and any amendments to those documents) in the manner described above.

TRADEMARKS

This document contains trademarks of Peet’s and Diedrich and may contain trademarks of others.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus/offer to purchase are, and statements in other material filed or to be filed with the SEC (as well as information included in oral statements or other written statements made or to be made by Peet’s) will be, forward-looking within the meaning of the Securities Act and the Exchange Act. Generally, the words “will,” “may,” “should,” “continue,” “believe,” “expect,” “intend,” “anticipate” or similar expressions identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

You should understand that the following important factors, in addition to those discussed under the caption “Risk Factors” and in the documents that are incorporated herein by reference, could affect the future results of Peet’s, Diedrich and the combined company following the completion of the offer and the merger and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	business expansion or cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time-frame;

•	operating results following the proposed acquisition may be lower than expected;

•	Peet’s may experience increased competitive pressure among companies in its industry generally or actions directed specifically against it by competitors;

•	Peet’s and its subsidiaries may not be successful in implementing their business expansion and other financial and operational initiatives;

•	Peet’s may be adversely affected by industry competition, conditions, performance and consolidation;

•	Peet’s may be adversely affected by legislative and/or regulatory developments;

•	Peet’s may experience adverse changes in labor costs;

•	Peet’s may be adversely affected by global and domestic economic repercussions from recent terrorist activities and the government response thereto;

•	Peet’s may be adversely affected by labor stoppages; and

•	Peet’s may be adversely affected by the outcome of claims and litigation.

Forward-looking statements speak only as of the date the statements were made. Peet’s assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If Peet’s does update one or more forward- looking statements, no inference should be drawn that Peet’s will make additional updates with respect thereto or with respect to other forward-looking statements.

Annex A-1

AGREEMENT AND PLAN OF MERGER

among:

PEET’S COFFEE & TEA, INC.,

a Washington corporation;

MARTY ACQUISITION SUB, INC.,

a Delaware corporation; and

DIEDRICH COFFEE, INC.,

a Delaware corporation

Dated as of November 2, 2009

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of November 2, 2009, by and among: PEET’S COFFEE & TEA, INC., a Washington corporation (“Parent”); MARTY ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”); and DIEDRICH COFFEE, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The boards of directors of Parent, Acquisition Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement.

B. In furtherance of the contemplated acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement: (a) Acquisition Sub shall make an exchange offer (such exchange offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock at the Per Share Consideration (as defined in Section 1.1(a)) for each such share; and (b) after acquiring shares of Company Common Stock pursuant to the Offer, Acquisition Sub shall merge into the Company (the merger of Acquisition Sub into the Company being referred to in this Agreement as the “Merger”).

C. In order to induce Parent and Acquisition Sub to enter into this Agreement and to consummate the Contemplated Transactions, concurrently with the execution and delivery of this Agreement certain stockholders of the Company are executing and delivering stockholder agreements in favor of Parent and Acquisition Sub (the “Stockholder Agreements”).

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1. THE OFFER

1.1 Conduct of the Offer.

(a) Parent shall cause Acquisition Sub to, and Acquisition Sub shall, use commercially reasonable efforts to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable after the date of this Agreement and to the extent feasible and with the reasonable cooperation of the Company and the Company’s Representatives, within ten (10) business days after the date of this Agreement. Each share of Company Common Stock accepted by Acquisition Sub in accordance with the terms and subject to the conditions of the Offer shall be exchanged for the right to receive a combination of (i) $17.33, net to the holder of such share in cash (the “Cash Component”), and (ii) a fraction of a share of Parent Common Stock having a numerator equal to $8.67 and having a denominator equal to the Parent Average Stock Price (the “Applicable Fraction”); provided, however, that in no event will the Applicable Fraction exceed 0.315 of a share of Parent Common Stock. The date on which Acquisition Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b) The obligation of Acquisition Sub to accept for exchange (and the obligation of Parent to cause Acquisition Sub to accept for exchange) shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company

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Common Stock that, together with any shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiaries of Parent immediately prior to the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, represents more than 50% of the Adjusted Outstanding Share Number (as defined below) and (ii) the other conditions set forth in Exhibit B. The Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions.” For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time, plus (2) at the election of Parent, an additional number of shares up to (but not exceeding) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Company Options, Company Warrants and other rights to acquire Company Common Stock that are outstanding immediately prior to the acceptance of shares of Company Common Stock for exchange pursuant to the Offer and that are vested and exercisable or will be vested and exercisable prior to the Effective Time (but in all cases excluding the shares of Company Common Stock subject to the Top-Up Option).

(c) Acquisition Sub expressly reserves the right, in its sole discretion, to (i) increase the Per Share Consideration and (ii) waive or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that (1) changes the form of consideration to be delivered by Acquisition Sub pursuant to the Offer, (2) decreases any component of the Per Share Consideration, (3) decreases the number of shares of Company Common Stock to be purchased by Acquisition Sub in the Offer, (4) modifies the Offer or the Offer Conditions in a manner adverse to the stockholders of the Company or imposes conditions to the Offer in addition to the Offer Conditions, or (5) except as provided in Section 1.1(d), extends the expiration time of the Offer beyond the initial expiration time of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Acquisition Sub shall, and Parent shall cause Acquisition Sub to, (x) accept for exchange all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer as soon as practicable after Acquisition Sub is permitted to do so under applicable Legal Requirements (and in any event in compliance with Rule 14e-1(c) of the Exchange Act) and (y) deliver the Per Share Consideration in exchange for each share of Company Common Stock accepted for exchange pursuant to the Offer.

(d) The Offer shall initially be scheduled to expire 20 business days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, at the time as of which the Offer is scheduled to expire, any Offer Condition is not satisfied and has not been waived, then, subject to the parties’ respective termination rights under Section 8.1, Acquisition Sub shall extend the Offer on one or more occasions, for additional successive periods of up to 20 business days per extension (with the length of such periods to be determined by Parent), until all Offer Conditions are satisfied or validly waived in order to permit the Acceptance Time to occur; provided, however, that in no event shall Acquisition Sub be required to extend the Offer to a date later than March 31, 2010; and (ii) Acquisition Sub shall extend the Offer from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff of the SEC applicable to the Offer. If less than 90% of the number of outstanding shares of Company Common Stock are accepted for exchange pursuant to the Offer, Acquisition Sub may, in its sole discretion (and without the consent of the Company or any other Person), elect to provide for one or more subsequent offering periods (of up to 20 business days in the aggregate) in accordance with Rule 14d-11 under the Exchange Act. Subject to the terms and conditions of this Agreement, Acquisition Sub shall promptly accept for exchange, and deliver consideration for, all shares of Company Common Stock that are validly tendered during any such subsequent offering period (or any extension thereof). For the avoidance of doubt, if, at any scheduled expiration date of the Offer, all of the Offer Conditions have been satisfied or waived in writing by Parent, and this Agreement has not otherwise been terminated in accordance with its terms,

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Acquisition Sub shall promptly accept for exchange, and deliver consideration for, all Shares validly tendered and not validly withdrawn pursuant to the Offer in accordance with this Agreement. For the further avoidance of doubt, the Acceptance Time shall not be extended by any subsequent offering periods.

(e) No fractional shares of Parent Common Stock shall be issued in connection with the Offer, and no certificates or scrip for any such fractional shares shall be issued in connection with the Offer. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Offer (after aggregating all fractional shares of Parent Common Stock issuable to such holder in the Offer) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing trading price of a share of Parent Common Stock as reported on the Nasdaq Capital Market on the trading day immediately before the trading day that includes the Acceptance Time.

(f) As soon as practicable after the date of this Agreement but in no event after the Offer Commencement Date, Parent shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Parent Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) under the Exchange Act (the “Preliminary Prospectus”). On the Offer Commencement Date, Parent and Acquisition Sub shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference the Preliminary Prospectus and forms of the related letter of transmittal and summary advertisement (such Tender Offer Statement on Schedule TO and all exhibits, amendments and supplements thereto being referred to collectively in this Agreement as the “Offer Documents”); and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder). Parent and Acquisition Sub shall cause the Registration Statement and the Offer Documents to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder). The Company and its counsel shall be given reasonable opportunity to review and comment on the Registration Statement and the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC, and Parent and Acquisition Sub shall include all additions, deletions or changes thereto suggested by the Company and its legal counsel that Parent determines, in its good faith discretion, to be appropriate. Parent and Acquisition Sub shall promptly provide the Company and its counsel with a copy of any written comments and a description of any oral comments received by Parent, Acquisition Sub or their counsel from the SEC or its staff with respect to the Registration Statement or the Offer Documents. Each of Parent and Acquisition Sub shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Registration Statement, the Offer Documents or the Offer. To the extent required by applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder), (1) each of Parent, Acquisition Sub and the Company shall correct promptly any information provided by it for use in the Registration Statement or the Offer Documents to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect and (2) Parent and Acquisition Sub shall take all steps necessary to promptly cause the Registration Statement and the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Acquisition Sub all information concerning the Company and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1(f). Parent shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as possible after its filing and to maintain its effectiveness for so long as shall be required for the issuance of Parent Common Stock pursuant to the Offer and the Merger. Following the time the Registration Statement is declared effective, Parent shall file the final prospectus included therein under Rule 424(b) under the Securities Act.

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(g) Between the date of this Agreement and the date on which any particular share of Company Common Stock is accepted for exchange pursuant to the Offer, (i) if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (ii) if the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Applicable Fraction shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(h) Notwithstanding anything to the contrary in this Agreement (including Section 1.1(a)), in the event that pursuant to Nasdaq Listing Rule 5635(a) (or its successor), the issuance of shares of Parent Common Stock (or rights with respect thereto) as part of the Contemplated Transactions would, but for the provisions of this Section 1.1(h), require the approval of the stockholders of Parent, then the Applicable Fraction shall automatically (and without any action on the part of any party hereto) be reduced to be the greatest fraction of a share of Parent Common Stock that would, if such fraction were the Applicable Fraction, not require the approval of the stockholders of Parent with respect to such issuance.

1.2 Company Actions.

(a) The Company hereby consents to the Offer and represents and warrants to Parent and Acquisition Sub that the Company’s board of directors, at a meeting duly called and held on November 2, 2009, has by the unanimous vote of all directors of the Company (i) determined that this Agreement and the Contemplated Transactions, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) adopted and approved this Agreement and approved the Offer, the Merger and the other Contemplated Transactions, in accordance with the requirements of the Delaware General Corporation Law (the “DGCL”), (iii) declared that this Agreement is advisable, (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and (to the extent necessary) adopt this Agreement, and (v) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Legal Requirement that would otherwise apply to the Stockholder Agreements, the Offer, the Merger or any of the other Contemplated Transactions.

(b) Contemporaneously with the filing of the Schedule TO or as promptly as practicable thereafter on the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the dissemination of the Offer Documents and related documents) disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 5.3, shall reflect the Company Board Recommendation. Without limiting the foregoing, the parties hereto shall use commercially reasonable efforts to cause the Schedule 14D-9 to be disseminated concurrently with and in the same mailing envelope as the Offer Documents. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder). Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC, and the Company shall include all additions, deletions or changes thereto suggested by Parent and its legal counsel that the Company determines, in its good faith discretion, to be appropriate. The Company shall promptly provide Parent and its legal counsel with a copy of any written comments and a description of any oral comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9 and shall use commercially reasonable

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efforts to respond promptly to any such comments. To the extent required by applicable Legal Requirements (including the Exchange Act and the rules and regulations thereunder), (i) each of Parent, Acquisition Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, if required by applicable Legal Requirements, to be disseminated to holders of shares of Company Common Stock.

(c) The Company shall promptly provide to Parent (i) a list of the Company’s stockholders as well as mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date, and (ii) such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger. Except as may be required by applicable Legal Requirements, and except as may be necessary to disseminate the Offer Documents, Parent and Acquisition Sub shall hold in confidence, in accordance with the terms of the Confidentiality Agreement and this Agreement, any information contained in any such labels, listings and files provided by the Company to Parent.

1.3 Directors.

(a) Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company’s board of directors, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company’s board of directors (giving effect to any increase in the size of the Company’s board of directors effected pursuant to this Section 1.3(a)); by (ii) a fraction having (x) a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Acquisition Sub or any other Subsidiaries of Parent (including all shares of Company Common Stock accepted for exchange pursuant to the Offer) and (y) a denominator equal to the total number of shares of Company Common Stock then issued and outstanding. Promptly following a written request from Parent, the Company shall take all actions necessary and reasonably available to the Company to cause Parent’s designees (the “Parent Designees”) to be elected or appointed to the Company’s board of directors, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company’s board of directors. From and after the Acceptance Time, to the extent requested by Parent, the Company shall also, as permitted by all applicable Legal Requirements (including the rules of the Nasdaq Capital Market), cause the Parent Designees to constitute the number of members, rounded up to the next whole number, on (1) each committee of the Company’s board of directors and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the board of directors of the Company. In furtherance of the foregoing, Parent shall designate an adequate number of Parent Designees so that the audit committee of the Company has at least three (3) members, and each of the Parent Designees serving on such audit committee shall be an “independent director” as defined by Rule 5605(a)(2) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and Nasdaq Marketplace Rules, and at least one (1) of whom shall be an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and the instructions thereto. Notwithstanding the provisions of this Section 1.3, at all times prior to the Effective Time (as defined in Section 2.3), at least two (2) of the members of the Company’s board of directors shall be individuals who were directors of the Company on the date of this Agreement (“Continuing Directors”); provided, however, that if at any time prior to the Effective Time there shall be only one Continuing Director serving as a director of the Company for any reason, then the Company’s board of directors shall, subject to the following sentence, cause an individual selected by the remaining Continuing Director to be appointed to serve on the

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Company’s board of directors (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement). The Company shall designate, prior to the Acceptance Time, two (2) alternate Continuing Directors that the board of directors of the Company shall appoint in the event of death, disability or resignation of the Continuing Directors, each of whom shall, following such appointment to the Company’s board of directors, be deemed to be a Continuing Director of the Company.

(b) In connection with the performance of its obligations to cause the Parent Designees to be elected or appointed to the Company’s board of directors, each of the Company and Parent shall use its commercially reasonable efforts to promptly take all actions, and the Company shall cause to be included in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees (including the Parent Designees), officers, directors and affiliates required by Section 14(f) and Rule 14f-1, and Parent shall use its commercially reasonable efforts to provide such information to enable it to be filed with the SEC in the Schedule 14D-9 on the date the Offer Documents are filed with the SEC. The provisions of this Section 1.3 are in addition to, and shall not limit, any right that Acquisition Sub, Parent or any affiliate of Acquisition Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Legal Requirements as a holder or beneficial owner of shares of Company Common Stock.

(c) Following the election or appointment of the Parent Designees to the Company’s board of directors pursuant to Section 1.3(a) and until the Effective Time, each of the following actions may be effected only if there are on the Company’s board of directors one or more Continuing Directors and such action is approved by a majority of such Continuing Directors: (i) action by the Company with respect to any amendment or waiver of any term or condition of this Agreement, the Merger, or the certificate of incorporation or bylaws of the Company; (ii) termination of this Agreement by the Company; (iii) extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Acquisition Sub, or any waiver or assertion of any of the Company’s rights under this Agreement; or (iv) other consent or action by the Company with respect to the Offer, the Merger or any of the other Contemplated Transactions; provided that, in each case, the taking of such action could reasonably be expected to affect adversely the holders of shares of Company Common Stock (other than Parent or Acquisition Sub). To the extent permitted under applicable Legal Requirements, until the Effective Time, (x) the approval of any of the foregoing actions by a majority of the Continuing Directors shall constitute the valid authorization of the Company’s board of directors with respect to such action (provided that all other requirements under the Company’s certificate of incorporation and bylaws and under applicable Legal Requirements are satisfied) and (y) in addition to any requirements under the Company’s certificate of incorporation and bylaws, any quorum of the Company’s board of directors for the purposes of any meeting thereof or transacting of business thereby with respect to the approval of any of the foregoing actions shall be deemed to require the attendance of at least one (1) Continuing Director.

1.4 Top-Up Option.

(a) The Company hereby grants to Parent and Acquisition Sub an assignable and irrevocable option (the “Top-Up Option”), exercisable upon the terms and subject to the conditions set forth in this Agreement, to purchase from the Company an aggregate number of newly-issued shares of Company Common Stock equal to the lesser of (i) the Top-Up Number (as defined below) or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. “Top-Up Number” means the number of shares of Company Common Stock that, when added to the number of shares of

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Company Common Stock owned of record by Parent or Acquisition Sub or any other Subsidiaries of Parent at the time of exercise of the Top-Up Option, constitutes a designated percentage of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to the Top-Up Option, which percentage shall be designated by Parent at its sole discretion, provided that such percentage shall be greater than 90% but less than 91%.

(b) The Top-Up Option may be exercised by Parent or Acquisition Sub, in whole or in part, at any time at or after the Acceptance Time but prior to the earlier of the Effective Time and the date on which this Agreement is terminated. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Acquisition Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by an amount equal to the sum of (i) the Cash Component and (ii) the amount determined by multiplying (A) the Applicable Fraction by (B) the Parent Average Stock Price. Such purchase price may be paid by Parent or Acquisition Sub, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution thereof and may be prepaid without premium or penalty.

(c) In the event Parent or Acquisition Sub wishes to exercise the Top-Up Option, Parent or Acquisition Sub shall deliver to the Company a notice setting forth (i) the number of shares of Company Common Stock that Parent or Acquisition Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Parent or Acquisition Sub intends to pay the applicable exercise price and (iii) the place, date and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Acquisition Sub is to take place, which date shall not be more than ten (10) business days after the date of such notice. At the closing of the purchase of such shares of Company Common Stock, Parent or Acquisition Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Acquisition Sub (as the case may be) a certificate representing such shares or, at Parent or Acquisition Sub’s request or otherwise if the Company does not then have certificated shares, the applicable number of uncertificated shares represented by book-entry (“Book-Entry Shares”).

(d) Acquisition Sub acknowledges that the shares of Company Common Stock that Acquisition Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Acquisition Sub represents and warrants to the Company that Acquisition Sub is, and will be upon the purchase of shares subject to the Top-Up Option, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Acquisition Sub agrees that the Top-Up Option and the shares to be acquired upon exercise thereof are being and will be acquired by Acquisition Sub for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 2. THE MERGER

2.1 Merger of Acquisition Sub into the Company. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Acquisition Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of Acquisition Sub shall cease.

2.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub shall

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vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of the Company and Acquisition Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation.

2.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place at the offices of Cooley Godward Kronish LLP, 3175 Hanover Street, Palo Alto, California, at 10:00 a.m. on a date to be designated by Parent, which shall be no later than the second (2nd) business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, or at such other place or at such other time or on such other date as Parent and the Company mutually agree in writing. The day on which the Closing takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, Parent, Acquisition Sub and the Company shall cause the Merger to be consummated by causing a certificate of merger complying with Section 251 or a certificate of ownership and merger complying with Section 253, as applicable, of the DGCL (either, the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware on the Closing Date. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in such Certificate of Merger (the “Effective Time”).

2.4 Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:

(a) the Certificate of Incorporation of the Surviving Corporation shall be amended in its entirety immediately after the Effective Time to conform to the Certificate of Incorporation of Acquisition Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Diedrich Coffee, Inc.”;

(b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Acquisition Sub as in effect immediately prior to the Effective Time; and

(c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Acquisition Sub immediately prior to the Effective Time.

2.5 Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Acquisition Sub, the Company or any holder of shares of the Company:

(i) any shares of Company Common Stock then held by the Company or any wholly owned Subsidiary of the Company or held in the Company’s treasury shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) any shares of Company Common Stock then owned of record by Parent, Acquisition Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) except as provided in clauses “(i)” and “(ii)” above and subject to Sections 2.5(b), 2.5(c) and 2.7, each share of Company Common Stock then outstanding shall be converted into the right to receive (upon the proper surrender of the certificate representing such share or, in the case of a Book-Entry Share, the proper surrender of such Book-Entry Share) the Per Share Consideration; and

(iv) each share of the common stock, $0.001 par value per share, of Acquisition Sub then outstanding shall be converted into one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Between the date of this Agreement and the Effective Time, (i) if the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock

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split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Per Share Consideration shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome, and (ii) if the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Applicable Fraction shall be adjusted to the extent necessary or appropriate to achieve the same economic outcome.

(c) If (i) any share of Company Common Stock outstanding immediately prior to the Effective Time is unvested or is subject to a repurchase option, risk of forfeiture or other condition under any restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, and (ii) such restricted stock purchase agreement or other agreement does not provide that the vesting of such share of Company Common Stock shall fully accelerate at or prior to the Effective Time, then the amount payable with respect thereto (or with respect to any portion that does not accelerate at or prior to the Effective Time) pursuant to Section 2.5(a)(iii) will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued in connection with the Merger. Any holder of Company Common Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock in the Merger (after aggregating all fractional shares of Parent Common Stock issuable to such holder in the Merger) shall, in lieu of such fraction of a share and upon surrender of such holder’s Stock Certificate(s) (as defined in Section 2.6(b)), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing trading price of a share of Parent Common Stock as reported on the Nasdaq Capital Market on the trading day immediately before the trading day that includes the Effective Time.

2.6 Surrender of Certificates; Stock Transfer Books.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) cash in an amount equal to the cash payable pursuant to Section 2.5(a)(iii), (ii) certificates representing any shares of Parent Common Stock issuable pursuant to Section 2.5(a)(iii) and (iii) cash sufficient to make any payments in lieu of fractional shares of Parent Common Stock that would have been payable with respect to Company Common Stock but for Section 2.5(d), in each case excluding amounts applicable to shares of Company Common Stock with respect to which the holder thereof has perfected appraisal rights under Section 262 of the DGCL. The cash amounts and any shares of Parent Common Stock so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the “Exchange Fund.” The cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent in money market funds or similar short-term liquid investments.

(b) Promptly after the Effective Time (and in any event no more than five (5) business days after the Effective Time), Parent will instruct the Exchange Agent to promptly mail to the Persons who, immediately prior to the Effective Time, were record holders of certificates representing shares of Company Common Stock (“Stock Certificates”) or uncertificated shares of Company Common Stock represented by Book-Entry Shares, (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including, in the case of holders of Stock Certificates, a provision confirming that delivery of Stock Certificates shall be effected, and risk of loss and title to Stock Certificates shall pass, only upon delivery of such Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Stock Certificates and Book-Entry Shares. Upon

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surrender of a Stock Certificate or Book-Entry Share to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (A) the holder of such Stock Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the consideration deliverable to such holder pursuant to Section 2.5(a)(iii) and any cash payment in lieu of a fractional share of Parent Common Stock in accordance with Section 2.5(d), and (B) the Stock Certificate or Book-Entry Share so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.6(b), each Stock Certificate or Book-Entry Share shall be deemed, from and after the Effective Time, to represent solely the right to receive the Per Share Consideration for each share of Company Common Stock formerly evidenced by such Stock Certificate or Book-Entry Share. If any Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition to the delivery of any consideration with respect thereto, require the owner of such lost, stolen or destroyed Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Stock Certificate with respect to any shares of Parent Common Stock that such holder has the right to receive in the Merger until such holder surrenders such Stock Certificate in accordance with this Section 2.6 (at which time such holder shall be entitled, subject to the effect of applicable escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Stock Certificates or Book-Entry Shares as of the date that is nine (9) months after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any holders of Stock Certificates or Book-Entry Shares who have not theretofore surrendered their Stock Certificates or Book-Entry Shares in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for delivery of consideration in connection with the Merger. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any cash amounts or shares of Parent Common Stock delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

(e) At the Effective Time, holders of Stock Certificates and Book-Entry Shares that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Stock Certificate is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 2.6.

(f) Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of Company Common Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation determines in good faith may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign Tax law or under any other Legal Requirement. To the extent any such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(g) If any Stock Certificate has not been surrendered by the earlier of (i) the fifth anniversary of the date on which the Merger becomes effective or (ii) the date immediately prior to the date on which the consideration that such Stock Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such consideration shall, to the extent

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permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

2.7 Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any share of Company Common Stock that, as of the Effective Time, is held by a holder who is entitled to, and who has properly preserved, appraisal rights under Section 262 of the DGCL with respect to such share shall not be converted into or represent the right to receive the Per Share Consideration in accordance with Section 2.5(a)(iii), and the holder of such share shall be entitled only to such rights as may be granted to such holder pursuant to Section 262 of the DGCL with respect to such share; provided, however, that if such appraisal rights shall not be perfected or the holder of such share shall otherwise lose such holder’s appraisal rights with respect to such share, then, as of the later of the Effective Time or the time of the failure to perfect such rights or the loss of such rights, such share shall automatically be converted into and shall represent only the right to receive (upon the surrender of the Stock Certificate representing such share) the Per Share Consideration in accordance with Section 2.5(a)(iii).

(b) The Company shall give Parent (i) prompt notice of (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Common Stock pursuant to Section 262 of the DGCL and (B) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to direct all negotiations and proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, the Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Acquisition Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Acquisition Sub, in the name of the Company and otherwise) to take such action.

Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as explicitly set forth in (i) the Annual Report on Form 10-K filed by the Company with the SEC with respect to the fiscal year ended June 24, 2009, (ii) any Current Reports on Form 8-K filed by the Company with the SEC since the filing date of the Form 10-K referred to above, and (iii) the most recent draft of the Quarterly Report on Form 10-Q to be filed by the Company with the SEC with respect to the quarter ended September 16, 2009, a copy of which draft has been furnished to Parent, excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature (but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) in a manner where the relevance of such information to a particular representation and warranty below is readily apparent, and except as set forth in the Disclosure Schedule (it being understood that any exception or disclosure set forth in any part or subpart of the Disclosure Schedule shall be deemed an exception or disclosure, as applicable, only with respect to: (a) the corresponding Section or subsection of this Section 3; (b) the Section or subsection of this Section 3 corresponding to any other part or subpart of the Disclosure Schedule that is explicitly cross-referenced therein; and (c) any other Section or subsection of this Section 3 with respect to which the relevance of such exception or disclosure is readily apparent), the Company represents and warrants to Parent and Acquisition Sub as follows:

3.1 Due Organization; Former Subsidiary; Etc.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its

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business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b) The Company is qualified to do business as a foreign corporation, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

(c) The Company has no Subsidiaries, and does not own any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Part 3.1(c) of the Disclosure Schedule. The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Except as set forth on Part 3.1(c) of the Disclosure Schedule, the Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of its certificate of incorporation, bylaws and other charter and organizational documents (collectively the “Charter Documents”), each as currently in effect. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; and (b) any code of conduct or similar policy adopted by the Company or by the board of directors, or any committee of the board of directors, of the Company. The Company has not violated any of its Charter Documents.

3.3 Capitalization, Etc.

(a) The authorized capital stock of the Company consists of: (i) 17,500,000 shares of Company Common Stock, of which 5,726,813 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 3,000,000 shares of Company Preferred Stock, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a) of the Disclosure Schedule: (A) none of the outstanding shares of Company Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (B) none of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company; and (C) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is the Company bound by any Company Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities. The Company holds no repurchase right with respect to shares of Company Common Stock (including shares issued pursuant to the exercise of stock options).

(b) As of the date of this Agreement: (i) 791,500 shares of Company Common Stock are subject to issuance pursuant to Company Options; and (ii) 261,417 shares of Company Common Stock are reserved for future issuance pursuant to equity awards not yet granted under the Company Equity Plans. Part 3.3(b) of the Disclosure Schedule sets forth with respect to each Company Option outstanding as of the date of this Agreement the following information: (A) the particular plan (if any) pursuant to which such Company Option was granted; (B) the name of the holder of such Company Option; (C) the number of shares of Company Common Stock subject to such Company Option; (D) the per-share exercise price (if any) of such Company Option; (E) the date on which such Company Option was granted; (F) the applicable vesting schedule, and the extent to which such Company Option is vested and exercisable; (G) the date on which such Company Option expires; and (H) whether such

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Company Option is an “incentive stock option” (as defined in the Code) or a non-qualified stock option. The Company has Made Available to Parent accurate and complete copies of all equity plans pursuant to which any outstanding Company Options were granted by the Company, and the forms of all stock option agreements evidencing such Company Options. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Options were recorded on the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Documents (as defined in Section 3.4(a)) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights or equity-based awards with respect to the Company other than as set forth in Part 3.3(b) of the Disclosure Schedule.

(c) As of the date of this Agreement, 1,987,000 shares of Company Common Stock are subject to issuance pursuant to Company Warrants. Part 3.3(c) of the Disclosure Schedule sets forth with respect to each Company Warrant outstanding as of the date of this Agreement the following information: (A) the name of the holder of such Company Warrant; (B) the number of shares of Company Common Stock subject to such Company Warrant; (C) the per-share exercise price (if any) of such Company Warrant; (D) the date on which such Company Warrant was granted; (E) the applicable vesting schedule, if any, and the extent to which such Company Warrant is vested and exercisable; and (F) the date on which such Company Warrant expires. The Company has Made Available to Parent accurate and complete copies of all Company Warrants and all related agreements.

(d) Except as set forth in Parts 3.3(b) and 3.3(c) of the Disclosure Schedule, there is: (i) as of the date of this Agreement, no outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) as of the date of this Agreement, no outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; or (iii) no stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Company Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.

(e) All outstanding shares of Company Common Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts.

3.4 SEC Filings; Internal Controls and Procedures; Financial Statements.

(a) Except as set forth on Part 3.4(a) of the Disclosure Schedule, the Company has filed with the SEC all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents required to be filed by the Company with the SEC since January 1, 2005, and all amendments thereto (the “Company SEC Documents”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or its officers with the SEC have been so filed on a timely basis. The Company has Made Available to Parent accurate and complete copies of each Company SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Documents complied as to form with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or

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Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Company SEC Documents (collectively, the “Certifications”) are accurate and complete, and comply as to form and content with all applicable Legal Requirements. As used in this Agreement, the term “file” and variations thereof, when used in reference to the SEC, shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that: (i) all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC; and (ii) all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(c) The Company maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 24, 2009, and such assessment concluded that such controls were effective. Since June 24, 2009, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company; (B) any illegal act or fraud, whether or not material, that involves the Company’s management or other employees; or (C) any claim or allegation regarding any of the foregoing.

(d) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than the Company are required by GAAP to be included in the consolidated financial statements of the Company. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Company SEC Documents, there have been no deficiencies or weaknesses identified in writing by the Company or the Company’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by the Company and its consolidated Subsidiaries.

(e) The Company’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the

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Exchange Act; and (iii) to the Knowledge of the Company, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder. All non-audit services performed by the Company’s auditors for the Company that were required to be approved in accordance with Section 202 of the Sarbanes-Oxley Act were so approved.

(f) Part 3.4(f) of the Disclosure Schedule lists all securitization transactions, special purpose entities, unconsolidated Subsidiaries, joint ventures, material minority interest investments and all other “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company or the Former Subsidiary since January 1, 2005. The Company does not have any obligation or other commitment to become a party to any such “off-balance sheet arrangements” in the future.

(g) As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(h) Except as set forth on Part 3.4(h) of the Disclosure Schedule, the Company is, in all material respects, in compliance with (i) the applicable rules and regulations of the NASDAQ Stock Market LLC, (ii) the applicable listing requirements of the NASDAQ Capital Market, and (iii) the applicable provisions of the Sarbanes-Oxley Act, and has not since January 1, 2005 received any notice asserting any non-compliance with the rules and regulations of the NASDAQ Stock Market LLC, the listing requirements of the NASDAQ Capital Market or the applicable provisions of the Sarbanes-Oxley Act.

3.5 Absence of Changes. Since the date of the Year-End Balance Sheet:

(a) there has not been any Company Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);

(c) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock; or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than repurchases from employees of the Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock purchase agreements;

(d) the Company has not sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options identified in Part 3.3(b) of the Disclosure Schedule); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under: (i) any provision of any of the Company Equity Plans; (ii) any provision of any Contract evidencing any outstanding Company Option; (iii) any restricted stock agreement; or (iv) any other Contract evidencing or relating to any equity award (whether payable in cash or stock);

(f) the Company has not: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right; except for, in each case, rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(g) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $20,000 in each case and $100,000 in the aggregate;

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(h) the Company has not: (i) lent money to any Person in excess of $250,000 in the aggregate; or (ii) incurred or guaranteed any indebtedness (other than indebtedness for reimbursement of expenses made in the ordinary course of business) in excess of $250,000 in the aggregate;

(i) the Company has not: (i) adopted, established or entered into any Company Employee Plan; (ii) caused or permitted any Company Employee Plan to be amended in any material respect; or (iii) materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors, officers or other employees;

(j) to the Knowledge of the Company, there has been no violation of, and neither the Company’s board of directors nor any committee of the Company’s board of directors has granted any waiver with respect to, the Company’s Code of Ethics;

(k) the Company has not changed any of its methods of accounting or accounting practices in any material respect, except as required by GAAP;

(l) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(m) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(l)” above.

3.6 Title to Assets. The Company owns, and has good and valid title to, all assets reflected on the Year-End Balance Sheet (except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Year-End Balance Sheet, free and clear of any Encumbrances, except for: (i) any Encumbrance for current taxes not yet due and payable; (ii) Encumbrances that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company; and (iii) Encumbrances described in Part 3.6 of the Disclosure Schedule (clauses “(i)” through “(iii),” collectively, “Permitted Encumbrances”). The Company is the lessee of, and holds valid leasehold interests in, all leasehold estates reflected in the Year-End Balance Sheet and has enjoyed undisturbed possession of such leasehold estates.

3.7 Receivables; Customers; Inventories; Cash.

(a) All existing accounts receivable of the Company (including those accounts receivable reflected on the Year-End Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Year-End Balance Sheet and have not yet been collected): (i) represent, in all material respects, valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business; and (ii) are current and, to the Knowledge of the Company, will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $250,000 in the aggregate).

(b) Part 3.7(b) of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that accounted for more than 5% of the consolidated gross revenues of the Company in the fiscal year ended June 24, 2009. The Company has not received any written notice or, to the Knowledge of the Company, other communication indicating that any such customer is ceasing, will cease or plans to cease dealing with the Company.

(c) The inventory of the Company reflected on the Year-End Balance Sheet was as of June 24, 2009, and the current inventory of the Company (the “Current Inventory”) is, in all material respects, in usable and saleable condition in the ordinary course of business. The Current Inventory is not, in any material respect, excessive and is, in all material respects, adequate in relation to the requirements of the businesses of the Company, and none of the Current Inventory is obsolete, slow moving, unmarketable or of limited value in relation to the businesses of the Company, in any material respect. The finished goods, work in progress, raw materials and other materials and supplies included in the Current Inventory are, in all material respects, of a standard that is at least as high as the generally accepted standard prevailing in the industries in which the Company operate.

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(d) The cash equivalents and short-term investments of the Company are liquid and unimpaired. The Year-End Balance Sheet accurately reflects the fair market value of the cash equivalents and short-term investments of the Company as of June 24, 2009. Except as set forth in Part 3.7(d) of the Disclosure Schedule, none of the cash, cash equivalents or short-term investments of the Company is subject to any restriction or other Encumbrance.

3.8 Real Property; Equipment.

(a) The Company does not own a fee interest in any real property. Part 3.8(a) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease pursuant to which the Company leases real property from any other Person. (All real property leased to the Company, including all buildings, structures, fixtures and other improvements leased to the Company, are referred to as the “Leased Real Property.”) The present use and operation of the Leased Real Property is, in all material respects, in compliance with all applicable zoning, land use, building, fire, health, labor, safety and environmental laws and other Legal Requirements. To the Knowledge of the Company, no Legal Proceeding is pending or has been threatened that challenges or adversely affects the continuation of the present leasehold ownership, use or operation of any Leased Real Property by the Company. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or by any other Person that challenges or otherwise adversely affects the continuation of the present ownership, use or operation of any Leased Real Property by the Company. Except as set forth on Part 3.8(a) of the Disclosure Schedule, there are no subleases, licenses, occupancy agreements or other contractual obligations to which the Company is party that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Company, and there is no Person in possession of or with a right to occupy, any of the Leased Real Property other than the Company.

(b) All items of equipment and other tangible assets owned by or leased to the Company are, in all material respects, adequate for the uses to which they are being put, in good condition and repair (ordinary wear and tear excepted) and adequate for the conduct of the business of the Company in the manner in which such business is currently being conducted.

3.9 Intellectual Property.

(a) Part 3.9(a) of the Disclosure Schedule accurately identifies:

(i) in Part 3.9(a)(i) of the Disclosure Schedule: (A) each item of Registered IP that is part of the Company IP; (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; and (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; provided, however, that nothing in this Agreement shall constitute any representation or warranty by Company that any Registered IP, if an application for registration, shall proceed to grant or registration.

(ii) in Part 3.9(a)(ii) of the Disclosure Schedule: (A) each Contract (including any Contract entered into in settlement or avoidance of litigation) pursuant to which any material Intellectual Property or Intellectual Property Right is licensed or otherwise provided (but not assigned) to the Company (other than implied licenses to Intellectual Property Rights where the Company receives a license to the Intellectual Property which embodies the Intellectual Property Rights, or software license agreements for any third-party software that is generally available on standard terms or is licensed under an Open Source License); and (B) whether these licenses are exclusive or nonexclusive (for purposes of this Agreement, a covenant not to sue or not to assert infringement claims shall be deemed to be equivalent to a license); and

(iii) in Part 3.9(a)(iii) of the Disclosure Schedule: (A) each patent license or cross-license (other than implied licenses to Intellectual Property Rights where the Company receives a license to the Intellectual Property which embodies the Intellectual Property Rights) to which the Company is a party pursuant to which any Person has been granted any license under, or

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otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP; and (B) whether these licenses, rights and interests are exclusive or nonexclusive.

(b) The Company has sufficient rights to all of the material Intellectual Property and Intellectual Property Rights in or relating to the Company Products and necessary to conduct its business in the manner that such business is, as of the date of this Agreement, being conducted by the Company and planned by the Company to be conducted.

(c) All Company IP is valid, subsisting and enforceable. The Company is not bound by, and no Company IP is subject to, any settlement, Legal Proceeding, Order or stipulation that limits or restricts, or would limit or restrict, in any material respect the ability of the Company to use, transfer, license, exploit, assert or enforce any Company IP or that may adversely affect the validity of any Company IP differently from the manner in which such Company IP is, as of the date of this Agreement, being used by the Company and planned by the Company to be used. The Company has taken sufficient reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, all material proprietary information held by the Company, or purported to be held by the Company, as a trade secret.

(d) Neither the execution, delivery or performance of this Agreement or the Stockholder Agreements, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, impose or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) an obligation to make any payment or royalties or the loss or acceleration of any payment or royalties; (iii) a breach, modification, cancellation, termination or suspension of any Contract listed or required to be listed in Part 3.9(a) of the Disclosure Schedule or any Material Contract relating to any Company IP; (iv) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; or (vi) any restriction on pursuing any claim or enforcing any material Intellectual Property Right or any other material restriction, including any noncompetition restriction, on the operation or scope of the business of the Company.

(e) To the Knowledge of the Company, since January 1, 2007, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.

(f) Except as set forth in Part 3.9(f) of the Disclosure Schedule, neither the Company nor any of the Company Products, since January 1, 2007, has infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated (where such infringement, misappropriation, or violation has not been settled, dismissed or otherwise concluded) or currently infringes (directly, contributorily, by inducement or otherwise), misappropriates or otherwise violates any Intellectual Property Right of any other Person.

(g)(i) No infringement, misappropriation or similar claim or Legal Proceeding is pending (other than office actions in connection with applications for Registered IP) or, to the Knowledge of the Company, threatened against the Company, and (ii) since January 1, 2007, the Company has not received any requests for indemnification or received written notice of any claims from any Person that is, or has asserted or could reasonably be expected to assert that it is, entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding (excluding any claim or Legal Proceeding that has been settled, dismissed or otherwise concluded).

(h) Except for the Company’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based on Company Products as part of the ordinary course of business, the Company has not assumed, or agreed to discharge or otherwise take responsibility for, any obligation to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or similar claim relating to Intellectual Property Rights.

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(i) Except as set forth in Part 3.9(i) of the Disclosure Schedule, the Company has complied at all applicable times and in all material respects with all Company Privacy Policies and with all applicable Legal Requirements pertaining to privacy, user data, or Personal Data and none of (i) the execution, delivery, or performance of this Agreement or the Stockholder Agreement, (ii) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, or (iii) Parent’s possession or use of any user data, will or could reasonably be expected to result in any violation of any Company Privacy Policy or any Legal Requirement pertaining to privacy or Personal Data.

3.10 Contracts.

(a) Part 3.10 of the Disclosure Schedule identifies each Company Contract that constitutes a Material Contract (as defined below). For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any Contract imposing any material restriction on the right or ability of the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (E) to perform services for any other Person; (F) to bring any claim or enforce any Intellectual Property right against any Person; or (G) to transact business or deal in any other manner with any other Person;

(ii) any Contract of the type required under Section 3.9 to be identified on the Disclosure Schedule;

(iii) any Contract relating to the disposition or acquisition by the Company of a business unit or material amount of assets outside the ordinary course of business;

(iv) any Contract that provides for indemnification of any Indemnified Person (as defined in Section 6.5(a));

(v) any Contract that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $250,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $250,000 in the aggregate;

(vi) any Contract (other than Contracts evidencing Company Options): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon the Company any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;

(vii) any Contract incorporating or relating to any guaranty, any warranty, any sharing of liabilities or any indemnity or similar obligation, except for (A) Contracts which do not differ materially from the standard forms Made Available by the Company to Parent, (B) the Company’s obligations to indemnify customers, distributors, resellers and sales representatives against third party infringement claims based solely on Company Products that are contained in Company Contracts entered into in the ordinary course of business, and (C) the Company’s obligations to indemnify certain licensors, suppliers and other vendors that are contained in Company Contracts entered into in the ordinary course of business;

(viii) any Contract containing “standstill” or similar provisions;

(ix) any other Contract, if a breach or termination of such Contract would constitute a Company Material Adverse Effect; and

(x) any “material contract” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC.

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(b) The Company has Made Available to Parent an accurate and complete copy of each Material Contract. To the Company’s Knowledge, there are no agreements, understandings, arrangements or courses of dealing between the Company and any third party, written or oral, explicit or implicit, that could result in any Material Contract, other than any agreement set forth on Part 3.10(b) of the Disclosure Schedule (any such agreement, a “Specified Contract”), being interpreted or enforced other than in accordance with the explicit terms thereof that have been disclosed to Parent prior to the date of this Agreement. There are no agreements, understandings, arrangements or courses of dealing between the Company and any third party, written or oral, explicit or implicit, that could result in any Specified Contract being interpreted or enforced other than in accordance with the explicit terms thereof that have been disclosed to Parent prior to the date of this Agreement.

(c) Each Material Contract is valid and in full force and effect, and is enforceable against the Company (and to the Knowledge of the Company is enforceable against each other party thereto) in accordance with its terms, and subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)(i) The Company is not in material violation or breach of, or in default under, any Material Contract; (ii) to the Knowledge of the Company, no other Person is in material violation or breach of, or in default under, any Material Contract; (iii) to the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (A) result in a material violation or breach of any of the provisions of any Material Contract; or (B) give any Person the right to cancel, terminate, modify or declare a default or exercise any remedy under any Material Contract; and (iv) the Company has not received any written notice from another party to a Material Contract asserting that the Company is in breach of or default under any such Material Contract.

3.11 Company Products.

(a) Since January 1, 2009, to the Knowledge of the Company, the Company has not received any written notice from any material supplier threatening to cease supplying products to the Company.

(b) Except as set forth in Part 3.11(b) of the Disclosure Schedule, the Company is not bound by any Contract that limits or restricts the ability of the Company to develop, manufacture, market or sell any Company Product for any period of time, in any territory, to or for any particular customer or group of customers or in any other material respect.

3.12 No Undisclosed Liabilities. The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured, except for: (a) liabilities identified in the Year-End Balance Sheet of the Company (or the notes thereto); (b) normal and recurring current liabilities that have been incurred by the Company since the date of the Year-End Balance Sheet in the ordinary course of business and consistent with past practice; and (c) liabilities for performance of obligations of the Company under Company Contracts, to the extent such liabilities are readily ascertainable (in nature, scope and amount) from the copies of such Company Contracts Made Available to Parent prior to the date of this Agreement.

3.13 Compliance with Legal Requirements. Except as set forth on Part 3.13 of the Disclosure Schedule, the Company is, and the Company and the Former Subsidiary have at all times since January 1, 2007 been in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2007, neither the Company nor the Former Subsidiary has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person, or otherwise obtained Knowledge, regarding any actual or possible violation of, inquiry or investigation relating to or failure of the Company or the Former Subsidiary, or any of their respective Representatives, to comply with any material Legal Requirement, or any actual or possible violation by any Person of, or failure by any Person to comply with, any Legal Requirement relating to the Company Common Stock or the purchase or sale of Company Common Stock, or any inquiry or investigation relating to any of the foregoing.

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3.14 Certain Business Practices. Neither the Company nor any director, officer, other employee or agent of the Company has violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.

3.15 Governmental Authorizations. Except as set forth on Part 3.15 of the Disclosure Schedule, (a) The Company holds all Governmental Authorizations necessary to enable the Company to conduct its businesses in the manner in which such businesses are currently being conducted, (b) all such Governmental Authorizations are valid and in full force and effect, and (c) the Company is, and at all times since January 1, 2007 has been, in compliance with the terms and requirements of such Governmental Authorizations. Since January 1, 2007, the Company has not received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding: (i) any violation of or failure to comply with any term or requirement of any such Governmental Authorization; or (ii) any revocation, withdrawal, suspension, cancellation, termination or modification of any such Governmental Authorization.

3.16 Tax Matters.

(a) Each of the Tax Returns required to be filed by or on behalf of the Company with respect to any taxable period ending on or before the Closing Date (the “Company Returns”): (i) has been or will be filed on or before the applicable due date (taking into account any extensions of such due date); and (ii) has been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date. The Company has timely withheld and timely paid all Taxes which are required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, stockholder or other Person. There are no material unsatisfied liabilities of the Company (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to any Tax (other than liabilities for Taxes that are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established on the Year-End Balance Sheet).

(b) To the Knowledge of the Company, except as set forth in Part 3.16(b) of the Disclosure Schedule, since January 1, 2007, no Company Return has been examined or audited by any Governmental Body. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted by the Company or other Person(s) authorized by the Company, and no such extension or waiver has been requested in writing from the Company. The Company has not received any notice or other communication in writing that any Company Return will be subject to an audit that has not commenced.

(c) No Legal Proceeding with respect to Tax is pending or, to the Knowledge of the Company, threatened against or with respect to the Company. There are no liens for material Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.

(d) The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision of state or foreign Tax laws) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(e) Part 3.16(e) of the Disclosure Schedule sets forth each country or state in which the Company files a Tax Return. Since January 1, 2007, no written claim has been received by the Company from any Governmental Body in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction which has resulted or would reasonably be expected to result in a material Tax obligation.

(f) There are no agreements relating to allocating or sharing of Taxes to which the Company is a party. The Company is not liable for Taxes of any other Person, or is currently under any contractual obligation to indemnify any Person with respect to any amounts of such Person’s Taxes or is a party to any agreement providing for payments by the Company with respect to any amount of Taxes of any

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other Person. For the purposes of this Section 3.16(f), commercially reasonable agreements providing for the allocation or payment of real property Taxes attributable to real property leased or occupied by the Company and commercially reasonable agreements for the allocation of payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold by the Company in the ordinary course of business shall be disregarded.

(g) The Company is not, and has not been since January 1, 2007, either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code.

(h) The Company is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(i) The Company is not and has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Tax law).

(j) Except as set forth on Part 3.16(j) of the Disclosure Schedule, the Company has Made Available to Parent accurate and complete copies of all federal and state income Tax Returns of the Company for all Tax years that remain open or are otherwise subject to audit, and all other material Tax Returns of the Company filed after December 31, 2006. The Company has disclosed on its federal income Tax Returns all positions that could give rise to a material understatement penalty within the meaning of Section 6662 of the Code or any similar Legal Requirement.

(k) The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or similar transaction under any corresponding or similar Legal Requirement.

(l) The Company has never participated in an international boycott as defined in Section 999 of the Code.

(m) The Company is not and has never been a passive foreign investment company within the meaning of Sections 1291 through 1297 of the Code.

(n) The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(o) The Company is not a party to a gain recognition agreement under Section 367 of the Code.

(p) Since January 1, 2007, the Company is not and has not been a party to a transaction or agreement that is in conflict with, in any material respect, the Tax rules on transfer pricing in any relevant jurisdiction. None of the transactions by the Company (or other related party) that occurred on or after January 1, 2007 is subject to any material adjustment, apportionment, allocation or re-characterization under Section 482 of the Code or any similar federal, state or local or foreign rule or regulation, and all of such transactions have been effected on an arm’s length basis. The Company has made available to Parent copies or descriptions of all intercompany agreements (whether or not in writing) that were entered into on or after January 1, 2007 and relate to transfer pricing.

(q) The Company is, in all material respects, in compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement, approval or order of any Governmental Body.

3.17 Employee and Labor Matters; Benefit Plans.

(a) The Company has Made Available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of Company Associates.

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(b) To the Knowledge of the Company, no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material effect on the business or operations of the Company or, following the Merger, Parent or any of its Subsidiaries.

(c) The Company is not a party to or bound by any collective bargaining agreement or union contract, and no collective bargaining agreement is being negotiated by the Company. To the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any Company employees. There is no labor dispute, strike or work stoppage pending against the Company or, to the Knowledge of the Company, threatened against the Company. The Company has not committed and, to the Knowledge of the Company, the Company has not been accused of committing any unfair labor practice in connection with the operation of its business that could reasonably be expected to result in a material liability to the Company. There are no material actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Company, threatened relating to any labor, safety or discrimination matters involving any Company Associate, including charges of unfair labor practices or discrimination complaints, which, if adversely determined, could reasonably be expected to result in a material liability to the Company.

(d) None of the current or former independent contractors of the Company is required to be reclassified as an employee.

(e) Part 3.17(e)(i) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each Company Employee Agreement. Except as set forth in Part 3.17(e)(ii) of the Disclosure Schedule, the Company does not intend, and the Company has not committed, to establish or enter into any new Company Employee Plan, Foreign Plan or Company Employee Agreement, or to modify any Company Employee Plan, Foreign Plan or Company Employee Agreement (except to conform any such Company Employee Plan, Foreign Plan or Company Employee Agreement to the requirements of Section 409A of the Code or any other applicable Legal Requirements).

(f) Except as set forth on Part 3.17(f) of the Disclosure Schedule, the Company has Made Available to Parent accurate and complete copies of: (i) each material Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent annual reports/filings, if any, required under applicable Legal Requirements in connection with each Company Employee Plan; (iii) the most recent annual and periodic accounting of Company Employee Plan assets, if any, for each Company Employee Plan; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or any similar Legal Requirement with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all material correspondence to or from any Governmental Body relating to any Company Employee Plan since January 1, 2007; and (vii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(g)

(i) The Company and each of the Company Affiliates has performed in all material respects all obligations required to be performed by it under each Company Employee Plan, each Foreign Plan and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements.

(ii) Each Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable, on which the adopting employer is entitled to rely) as to its qualified status under the Code, and no event has

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occurred and no circumstance or condition exists that would reasonably be expected to result in the disqualification of any such Company Employee Plan.

(iii) No non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA has occurred with respect to any Company Employee Plan.

(iv) There are no claims or Legal Proceedings pending, or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan.

(v) There are no audits, inquiries or Legal Proceedings pending or, to the Knowledge of the Company, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan.

(vi) The Company and each of the Company Affiliates has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(h) Neither the Company nor any Company Affiliate has at any time in the past six (6) years maintained, established, sponsored, participated in or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code.

(i) Except as set forth in Part 3.17(i) of the Disclosure Schedule, no Company Employee Plan or Company Employee Agreement provides (except at no cost to the Company or any Company Affiliate) post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

(j) Except as set forth in Part 3.17(j) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the Offer or the Merger or any of the other Contemplated Transactions will (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan or Company Employee Agreement that will result (either alone or in connection with any other circumstance or event) in or give rise to: (i) any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate; or (ii) any “parachute payment” within the meaning of Section 280G(b)(2) of the Code. The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(k) Except as set forth in Part 3.17(k) of the Disclosure Schedule, each of the Company and Company Affiliates: (i) is, and at all times has been, in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Associates; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by applicable Contracts to be withheld and reported with respect to wages, salaries and other payments to Company Associates; (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Associates (other than routine payments to be made in the ordinary course of business and consistent with past practice).

(l) There is no agreement, plan, arrangement or other Contract covering any Company Associate, and no payments have been made or will be made to any Company Associate, that, considered individually or considered collectively with any other such Contracts or payments, will, or could reasonably be expected to, be characterized as a “parachute payment” within the meaning of

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Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws). The Company is not a party to any agreement to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.

(m) There are no loans or other advances that have been made by the Company to any Company Associate that are currently outstanding, other than expense advances made to employees in the ordinary course of business.

(n) To the Knowledge of the Company, except as set forth in Part 3.17(n) of the Disclosure Schedule, no executive officer of the Company or other employee of the Company at the level of Vice President or above: (i) has indicated his or her intent to terminate his or her employment with the Company; or (ii) has received an offer to join a business that could reasonably be expected to be competitive with the Company’s business.

3.18 Environmental Matters.

(a) The Company: (i) is and has since January 1, 2007 been in compliance in all material respects with, and has not been and is not in material violation of or subject to any material liability under, any applicable Environmental Laws (as defined below); and (ii) possesses all permits and other Governmental Authorizations required under applicable Environmental Laws, and is in compliance with the terms and conditions thereof.

(b) The Company has not received any written notice or, to the Knowledge of the Company, other communication, whether from a Governmental Body that alleges that the Company is not or might not be in compliance in any material respect with any Environmental Law.

(c) To the Knowledge of the Company: (i) all Leased Real Property and any other property that is or was controlled or used by the Company, and all surface water, groundwater and soil associated with or adjacent to such property, is free of any Materials of Environmental Concern (as defined below) or material environmental contamination of any nature caused by the Company; (ii) none of the Leased Real Property or any other property that is or was controlled or used by the Company contains any underground storage tanks, asbestos, equipment using PCBs or underground injection wells; and (iii) none of the Leased Real Property or any other property that is or was controlled or used by the Company contains any septic or other tanks or leach field or other area into which process wastewater or any Materials of Environmental Concern have been Released (as defined below) by the Company.

(d) The Company has never Released any Materials of Environmental Concern except in compliance in all material respects with all applicable Environmental Laws.

(e) To the Knowledge of the Company, the Company has never sent or transported, or arranged to send or transport, any Materials of Environmental Concern to a site that, pursuant to any applicable Environmental Law: (i) has been placed on the “National Priorities List” of hazardous waste sites or any similar state list; (ii) is otherwise designated or identified as a potential site for remediation, cleanup, closure or other environmental remedial activity; or (iii) is subject to a Legal Requirement to take “removal” or “remedial” action as detailed in any applicable Environmental Law or to make payment for the cost of cleaning up any site.

(f) For purposes of this Section 3.18: (i) “Environmental Law” shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is regulated by any

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Environmental Law; and (iii) “Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping or other releasing into the environment, whether intentional or unintentional.

3.19 Insurance. Except as set forth on Part 3.19 of the Disclosure Schedule, the Company has Made Available to Parent a copy of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Company. Each of such insurance policies is in full force and effect. Since January 1, 2007, the Company has not received any (a) written notice or, to the Knowledge of the Company, other communication regarding any cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such insurance policy. Except as set forth in Part 3.19 of the Disclosure Schedule, there is no pending workers’ compensation claim under any insurance policy of the Company. With respect to each Legal Proceeding that has been filed against the Company, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or, to the Knowledge of the Company, informed the Company of its intent to do so.

3.20 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed prior to the date of this Agreement, between June 24, 2009 and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.21 Legal Proceedings; Orders.

(a) Except as set forth in Part 3.21(a) of the Disclosure Schedule, there is not pending any Legal Proceeding, and, to the Knowledge of the Company, no Person has threatened to commence any Legal Proceeding that involves the Company or any of the assets owned or used by the Company.

(b) There is no Order to which the Company, or any of the assets owned or used by the Company, is subject. To the Knowledge of the Company, no named executive officer of the Company is subject to any Order that prohibits such officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

3.22 Authority; Inapplicability of Anti-takeover Statutes; Binding Nature of Agreement. The board of directors of the Company (at a meeting duly called and held) has: (a) unanimously determined that the Offer, the Merger and this Agreement are advisable and fair to and in the best interests of the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Offer and the Merger; (c) unanimously resolved to recommend that stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt this Agreement; and (d) to the extent necessary, adopted a resolution having the effect of causing the Contemplated Transactions not to be subject to Section 203 of the DGCL. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.23 Vote Required. If required under applicable Legal Requirements in order to permit the consummation of the Merger, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger or consummate any of the other Contemplated Transactions.

3.24 Non-Contravention; Consents. Except as set forth in Part 3.24 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or the Stockholder Agreements, nor

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(2) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Charter Documents of the Company; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Company;

(b) in any material respect, contravene, conflict with or result in a violation of any Legal Requirement or any Order to which the Company, or any of the assets owned or used by the Company, is subject;

(c) in any material respect, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company or to any of the assets owned or used by the Company;

(d) in any material respect, contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Material Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Material Contract; (ii) accelerate the maturity or performance of any such Material Contract; or (iii) cancel, terminate or modify any right, benefit, obligation or other term of any such Material Contract;

(e) result in the imposition or creation of any Encumbrance upon or with respect to any material asset owned or used by the Company, except for Permitted Encumbrances; or

(f) result in the transfer of any material asset of the Company to any Person (except as contemplated by this Agreement).

Except as set forth in Part 3.24 of the Disclosure Schedule, the Company is not and will not be required to make any filing with, give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by the Company, (y) the execution, delivery or performance of the Stockholder Agreements or (z) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws.

3.25 Fairness Opinion. The Company’s board of directors has received the written opinion of Houlihan, Lokey, Howard & Zukin Capital, Inc. (“Houlihan Lokey”), financial advisor to the Company, dated November 2, 2009, to the effect that, as of the date of such opinion and subject to the matters set forth in such opinion, the Per Share Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than any Affiliates of the Company or Parent, Acquisition Sub and their respective Affiliates). The Company has furnished (solely for informational purposes) a copy of said written opinion to Parent.

3.26 Financial Advisor. Except for Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Offer or the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.27 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Registration Statement, the Post-Effective Amendment, the Offer Documents or the Schedule 14D-9 will, at the time the Registration Statement is filed with the SEC, at the time the Post- Effective Amendment is filed with the SEC, at the time the Offer Documents and the Schedule 14D-9 are mailed to stockholders of the Company or at any time between the time the Registration Statement is filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to stockholders of the Company or at the time of the Company Stockholders’ Meeting

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(or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. No representation or warranty is made by the Company with respect to written information supplied by Parent or Acquisition Sub specifically for inclusion in the Schedule 14D-9 or the Proxy Statement.

Section 4. REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as explicitly set forth in (i) the Annual Report on Form 10-K filed by Parent with the SEC with respect to the fiscal year ended December 28, 2008, (ii) any Current Reports on Form 8-K filed by Parent with the SEC since the filing date of the Form 10-K referred to above, and (iii) the Quarterly Reports on Form 10-Q filed by Parent with the SEC since the filing date of the Form 10-K referred to above (excluding any “risk factors” or similar statements that are cautionary, predictive or forward-looking in nature (but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) in a manner where the relevance of such information to a particular representation and warranty below is readily apparent, Parent and Acquisition Sub represent and warrant to the Company as follows:

4.1 Due Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Parent is qualified to do business as a foreign corporation, and is in good standing (except for any jurisdiction that does not recognize such concept) under the laws of all jurisdictions where the nature of its business requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, do not constitute a Parent Material Adverse Effect.

(b) Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

4.2 Certificate of Incorporation and Bylaws. Parent has Made Available to the Company accurate and complete copies of its and Acquisition Sub’s certificate of incorporation, bylaws and other charter and organizational documents (collectively the “Parent Charter Documents”), each as currently in effect.

4.3 Capitalization. The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock. As of October 30, 2009, (a) 12,995,078 shares of Parent Common Stock are issued and outstanding and (b) 2,887,917 shares of Parent Common Stock are subject to issuance pursuant to securities convertible into or exchangeable for shares of Parent Common Stock. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Common Stock or securities convertible into or exchangeable for Parent Common Stock. The shares of Parent Common Stock to be issued in the Offer and the Merger will be duly authorized, validly issued, fully paid and nonassessable. All shares or other equity interests of the Subsidiaries of Parent are owned by Parent or another wholly owned Subsidiary of Parent free and clear of any Encumbrance.

4.4 SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all registration statements, proxy statements, Certifications and other statements, reports, schedules, forms and other documents required to be filed by Parent with the SEC since January 1, 2005, and all amendments thereto (the “Parent SEC Documents”). All statements,

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reports, schedules, forms and other documents required to have been filed by Parent or its officers with the SEC have been so filed on a timely basis. Parent has Made Available to the Company accurate and complete copies of each Parent SEC Document (including each exhibit thereto) that is not publicly available through the SEC’s EDGAR database. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and the applicable rules and regulations of the SEC thereunder; and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of the certifications and statements required by: (A) Rule 13a-14 or Rule 15d-14 under the Exchange Act; (B) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act); or (C) any other rule or regulation promulgated by the SEC or applicable to the Parent SEC Documents are accurate and complete, and comply as to form and content with all applicable Legal Requirements.

(b) The consolidated financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents (as amended prior to the date of this Agreement): (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that will not, individually or in the aggregate, be material in amount), and (iii) fairly presented, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods covered thereby. No financial statements of any Person other than Parent are required by GAAP to be included in the consolidated financial statements of Parent. With respect to the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents, there have been no deficiencies or weaknesses identified in writing by Parent or Parent’s independent auditors (whether current or former) in the design or operation of internal controls of financial reporting utilized by Parent and its consolidated Subsidiaries.

4.5 Authority; Binding Nature of Agreement. Parent and Acquisition Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Acquisition Sub of this Agreement have been duly authorized by any necessary action on the part of Parent and Acquisition Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against them in accordance with its terms, subject to: (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.6 No Vote Required. No vote of the holders of Parent Common Stock is required to authorize the issuance of shares of Parent Common Stock in connection with the Offer or the Merger.

4.7 Absence of Changes. Since June 28, 2009, except as otherwise contemplated by this Agreement, there has not been any Parent Material Adverse Effect.

4.8 Non-Contravention; Consents. Except as does not constitute a Parent Material Adverse Effect, neither (1) the execution, delivery or performance by Parent or Acquisition Sub of this Agreement, nor (2) the consummation by Parent or Acquisition Sub of the Offer, the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of: (i) any of the provisions of the Parent

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Charter Documents; or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of Parent or Acquisition Sub; or

(b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent, Acquisition Sub or any of the assets owned or used by either of them, is subject.

Each of Parent and Acquisition Sub is not and will not be required to make any filing with, give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement by Parent or Acquisition Sub, or (y) the consummation of the Offer, the Merger or any of the other Contemplated Transactions, except as may be required by the Securities Act, the Exchange Act, the DGCL, any applicable state or foreign securities laws, the HSR Act, any foreign antitrust Legal Requirement and the NASD Bylaws.

4.9 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Registration Statement, the Post-Effective Amendment, the Offer Documents or the Schedule 14D-9 will, at the time the Registration Statement is filed with the SEC, at the time the Post-Effective Amendment is filed with the SEC or at the time the Offer Documents and the Schedule 14D-9 are mailed to the stockholders of the Company or at any time between the time the Registration Statement is filed with the SEC and the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent or Acquisition Sub with respect to written information supplied by the Company specifically for inclusion in the Registration Statement, the Post-Effective Amendment or the Offer Documents.

4.10 Funds. Parent or Acquisition Sub will have, at the Acceptance Time, sufficient funds available to satisfy the obligation to pay the Cash Component for each share of Company Common Stock validly tendered (and not withdrawn) in the Offer, and Parent or Acquisition Sub will have, at the Effective Time, sufficient funds available to satisfy the obligation to pay the Cash Component for each share of Company Common Stock that is converted into the right to receive the Per Share Consideration pursuant to Section 2.5(a)(iii) in connection with the Merger.

Section 5. CERTAIN COVENANTS OF THE PARTIES

5.1 Access and Investigation. During the period from the date of this Agreement through the earlier of (1) the Effective Time and (2) the termination of this Agreement pursuant to Section 8.1 (the “Pre-Closing Period”), the Company shall, and shall cause the respective Representatives of the Company to: (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request. During the Pre-Closing Period, the Company shall, and shall cause the Representatives of the Company to, permit Parent’s senior officers to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers of the Company responsible for the Company’s financial statements and the internal controls of the Company to discuss such matters as Parent may deem necessary or appropriate in order to enable Parent to satisfy its obligations

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under the Sarbanes-Oxley Act and the rules and regulations relating thereto. Without limiting the generality of any of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

(i) all material operating and financial reports prepared by the Company for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Company and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows;

(ii) any written materials or communications sent by or on behalf of the Company to its stockholders;

(iii) any material notice, document or other communication (other than any communication that relates solely to routine commercial transactions and that is of the type sent in the ordinary course of business and consistent with past practices) sent by or on behalf of the Company to any party to any Company Contract that constitutes a Material Contract or sent to the Company by any party to any Company Contract that constitutes a Material Contract;

(iv) any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company in connection with the Offer or the Merger or any of the other Contemplated Transactions; and

(v) any material notice, report or other document received by the Company from any Governmental Body.

During the Pre-Closing Period, Parent shall promptly provide the Company with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of Parent or Acquisition Sub in connection with the Offer or the Merger or any of the other Contemplated Transactions. Without limiting the effect of any of the other obligations set forth in this Agreement, before filing any document with or furnishing any document to the SEC or any other Governmental Body in connection with the Offer or the Merger or any of the other Contemplated Transactions, each party shall consult with the other party regarding the proposed content of such document. All information obtained pursuant to this Section 5.1 shall be subject to the Confidentiality Agreement to the extent such information constitutes Confidential Information (as defined in the Confidentiality Agreement).

5.2 Operation of the Company’s Business.

(a) Except in each case (x) as specifically required by any other provision of this Agreement or specifically set forth in Part 5.2(a) of the Disclosure Schedule, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of Parent, during the Pre-Closing Period: (i) the Company shall conduct its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance, in all material respects, with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Material Contracts; (ii) the Company shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and other employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the Company; (iii) the Company shall keep in full force all insurance policies referred to in Section 3.19 (other than any such policies that are immediately replaced with substantially similar policies); and (iv) the Company shall promptly notify Parent of (A) any written notice or other communication of which the Company has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened against, relating to, involving or otherwise affecting the Company that relates to the consummation of the Offer or the Merger or any of the other Contemplated Transactions. Except in each case (x) as specifically required by any other provision of this Agreement, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of the Company, during the

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Pre-Closing Period, Parent shall promptly notify the Company of (A) any written notice or other communication of which Parent has Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the Knowledge of Parent, threatened against, relating to, involving or otherwise affecting Parent or Acquisition Sub that relates to the consummation of the Offer or the Merger or any of the other Contemplated Transactions.

(b) Except in each case (x) as specifically required by any other provision of this Agreement or specifically set forth in Part 5.2(b) of the Disclosure Schedule, (y) as required by any applicable Legal Requirement, or (z) with the prior written consent of Parent, during the Pre-Closing Period (which consent shall not be unreasonably withheld, conditioned or delayed, but only with respect to clauses “(xi),” “(xvii),” “(xx),” “(xxi)” and “(xxii)” below), the Company shall not:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, split, combine or reclassify any capital stock or repurchase, redeem or otherwise reacquire, directly or indirectly, any shares of capital stock or other securities, other than repurchases from employees of the Company following termination of employment pursuant to the terms of applicable pre-existing restricted stock agreements;

(ii) sell, issue, grant deliver or authorize the sale, issuance, delivery or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that: (1) the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices, grant to any employee of the Company below the level of Vice President (x) options (having an exercise price equal to the fair market value of the Company Common Stock covered by such options determined as of the time of the grant of such options, containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) or (y) restricted stock units or restricted stock awards (containing no vesting acceleration provisions and containing the Company’s standard vesting schedule) under the Company Equity Plans in connection with either the hiring of such employee during the Pre-Closing Period or the Company’s annual employee review process, provided that (I) any such award grants made to newly-hired employees of the Company shall be made in accordance with the Company’s new hire guidelines set forth in Part 5.2(b)(ii)(I) of the Disclosure Schedule; and (II) any award grants made to Company employees in connection with the Company’s annual employee performance review process, shall be made in accordance with the guidelines set forth in Part 5.2(b)(ii)(I) of the Disclosure Schedule;

(iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and previously Made Available to Parent;

(iv) amend or permit the adoption of any amendment to any of its Charter Documents, or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity;

(vi) make any capital expenditure (except that the Company may make any capital expenditure that: (A) does not exceed $250,000 individually; and (B) when added to all other

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capital expenditures made on behalf of the Company during the calendar month in which such capital expenditure is made, does not exceed $2,000,000 in the aggregate);

(vii) other than in the ordinary course of business consistent with past practices (A) enter into or become bound by, or permit any of the material assets owned or used by it to become bound by, any Material Contract or (B) amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

(viii) grant any exclusive license or right with respect to any Company IP, other than any grant of Company IP that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement and previously Made Available to Parent;

(ix) enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any Person following the Merger any right or license to any Intellectual Property right owned as of the date of this Agreement by the Company or Parent;

(x) enter into, renew or become bound by, or permit any of the material assets owned or used by it to become bound by, any Contract containing, or otherwise subjecting the Company to, any non-competition, exclusivity or other material restriction on the operation of the business of the Company or Parent;

(xi) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, lease or license any right or other asset to any other Person (except in each case for assets (that are not material individually or in the aggregate) acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or, other than in the ordinary course of business in connection with the collection of accounts receivable, waive or relinquish any material right;

(xii) other than in the ordinary course of business consistent with past practices, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;

(xiii) make any pledge of any of its material assets or (B) permit any of its material assets to become subject to any Encumbrances, except for Encumbrances that do not materially detract from the value of such assets or materially impair the operations of the Company;

(xiv) permit any cash, cash equivalents or short-term investments of the Company to become subject to any Encumbrance;

(xv) (A) lend money to any Person, incur or guarantee any indebtedness (including capital lease obligations) (other than indebtedness for reimbursement of expenses made in the ordinary course of business) or obtain or enter into any bond or letter of credit or any related Contract, in each case in excess of $50,000 individually or $250,000 in the aggregate, or (B) announce, offer, arrange, syndicate or issue any debt securities (including convertible securities) or announce, arrange or syndicate any bank financing;

(xvi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any of its directors or any of its officers or other employees (except that the Company: (A) may provide routine, reasonable salary increases to employees that are not at the Vice President level or above in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process; (B) may amend the Company Employee Plans to the extent required by Section 409A of the Code and other applicable Legal Requirements; (C) may make customary bonus payments and profit sharing payments consistent with past practices in accordance with existing bonus and profit sharing plans referred to in Part 3.16(b) of the Disclosure Schedule); and (D) may comply with requirements set

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forth Company Employee Plans or Company Employee Agreements that are in existence as of the date of this Agreement or are entered into in compliance with this Agreement, each of which was previously Made Available to Parent;

(xvii) hire any employee (A) at the director level with compensation that is inconsistent with the Company’s compensation guidelines or its past practices; (B) at the level of Vice President or above, or (C) with an annual base salary in excess of $150,000;

(xviii) other than in the ordinary course of business consistent with past practices, materially change any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies, or any of its methods of accounting or accounting practices (other than as required by GAAP) in any respect;

(xix) make any material Tax election, amend any Tax Return or file a claim for refund with respect to any Tax Return described in the first sentence of Section 3.16(j), compromise or settle any Legal Proceeding with respect to any Tax or Tax-related matter, enter into or obtain any Tax ruling or take any action that could reasonably be expected to have a material and adverse impact on the Tax liability of the Company;

(xx) commence any Legal Proceeding, other than Legal Proceedings commenced for the routine collection of bills;

(xxi) settle any claim or Legal Proceeding, other than claims or Legal Proceedings against the Company that do not relate to Tax or Tax-related matters and with respect to which the settlement involves solely the payment by the Company of an amount less than $50,000 individually and less than $250,000 in the aggregate for all such claims and Legal Proceedings settled during the Pre-Closing Period;

(xxii) pay, discharge, settle or satisfy any claims (whether or not commenced prior to the date of this Agreement), except that the Company may pay, discharge, settle or satisfy any claim if the only obligation involved on the part of the Company will be payment of money in an amount not to exceed $50,000 individually and not to exceed $250,000 in the aggregate for all such claims during the Pre-Closing Period; or

(xxiii) agree or commit to take any of the actions described in clauses “(i)” through “(xxii)” of this Section 5.2(b).

(c) Notwithstanding anything in Section 5.2(a) or 5.2(b) to the contrary, if (i) the Parent Designees constitute a majority of the directors sitting on the board of directors of the Company and (ii) the board of directors of the Company expressly directs or authorizes the Company (of its officers) to act or not act in a certain manner, or expressly consents, in advance, to such action or inaction, then such action or inaction shall be deemed not to constitute a breach of Section 5.2(a) or 5.2(b); provided, however, that such direction, authorization or consent, as applicable, of the board of directors of the Company shall be based on a resolution of the entire board of directors (and not the approval of merely the majority of the Continuing Directors, as contemplated by the Section 1.3(c)).

(d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing if the Company has the right to exercise any right or option to repurchase shares of its capital stock from any Company Associate or other Person upon termination of such Person Person’s service. The Company shall not exercise any such repurchase right except to the extent directed by Parent in writing.

(e) By not later than immediately prior to the Acceptance Time, the Company shall either (i) renegotiate all existing equipment leases that have change in control provisions so that the lessor no longer has the right to either demand accelerated rent or repossess the equipment by reason of the consummation of the Offer or the Merger, or (ii) if the Company shall have been unable to renegotiate all such leases in the manner described above, exercise its buyout option with respect to all of such

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leases that have not been renegotiated, with the result that the Company shall obtain fee ownership in all such equipment and the lessors’ rights with respect to such equipment shall be terminated. If the Company becomes obligated to exercise such buyout option, but determines in good faith that it has inadequate funds to do so, then the Company shall promptly notify Parent of the amount of funds so required and provide Parent with reasonable documentary evidence supporting such calculation, and Parent shall thereafter either (A) make such funds available to the Company (which the Company shall use solely for the purpose of exercising such buyout option), or (B) waive the Company’s obligation to exercise such buyout option.

5.3 No Solicitation; Go-Shop; Etc.

(a) Subject to Sections 5.3(b), 5.3(c) and 5.3(g), during the Pre-Closing Period, the Company shall not directly or indirectly, and shall not cause or permit any Representatives of the Company to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or providing for any Acquisition Transaction or accepting any Acquisition Proposal; provided, however, that none of the foregoing restrictions shall apply to the Company’s and its Representatives’ interactions with Parent, Acquisition Sub and their respective Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action taken by any Representative of the Company that, if taken by the Company would constitute a breach of this Section 5.3, shall be deemed to constitute a breach of this Section 5.3 by the Company (whether or not such Representative is purporting to act on behalf of the Company).

(b) Notwithstanding the provisions of Section 5.3(a), during the period between the date of this Agreement and 5:00 p.m. Pacific Time on November 23, 2009 (the “Go-Shop Period”), the Company may (directly or through its Representatives) take any of the actions set forth in Section 5.3(a), provided that (i) the Company shall not take any of the actions set forth in Section 5.3(a) with respect to such Person unless the Company has informed Parent in writing of the identity of such Person prior to taking any such action, and (ii) the Company shall not furnish any non-public information regarding the Company to any Person unless the board of directors of the Company (or a committee thereof) has determined in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that such Person has made or is financially capable of making a Superior Proposal, and that such Person would be reasonably capable of consummating the transaction contemplated by such Superior Proposal. Notwithstanding the foregoing, the Company shall, and shall cause its Representatives to, (A) immediately upon the expiration of the Go-Shop Period, cease and cause to be terminated all actions and activities that, but for the provisions of this Section 5.3(b), would have been prohibited by the terms of this Agreement and (B) during the Go-Shop Period, comply with all other requirements set forth in this Section 5.3 (other than the requirements set forth in Section 5.3(a) which is addressed by this Section 5.3(b)).

(c) Nothing in this Agreement shall prohibit the Company or its board of directors from furnishing non-public information regarding the Company to, or entering into discussions or negotiations (including, as a part thereof, exchanging any counterproposals) with, any Person and its Representatives in response to a written Acquisition Proposal that is submitted to the Company by such Person (and not withdrawn) which the board of directors of the Company determines in good faith (after consultation with its financial advisor(s)) is, or could reasonably be expected to lead to, a Superior Proposal if (i) neither the Company nor any Representative of the Company shall have breached in any material respect any of the provisions set forth in this Section 5.3, (ii) the board of directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action could reasonably be expected to constitute a breach of the

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Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (iii) prior to furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, (A) the Company gives written notice to Parent of the identity of such Person and of the Company’s decision to furnish non-public information to, or enter into discussions or negotiations with, such Person, and (B) the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company that are no less favorable to the Company than the confidentiality provisions and use restrictions of the Confidentiality Agreement, and (iv) contemporaneously with or prior to furnishing any such non-public information to such Person, the Company Makes Available to Parent all such non-public information (to the extent such non-public information has not been previously Made Available to Parent).

(d) If the Company or any of its Representatives receives an Acquisition Proposal or any request for non-public information at any time during the Pre-Closing Period (other than from Parent, Acquisition Sub or their respective Representatives), then the Company shall promptly (and in no event later than 24 hours after receipt of such Acquisition Proposal or request) advise Parent in writing of such Acquisition Proposal or request (including the identity of the Person making or submitting such Acquisition Proposal or request and the material terms thereof) and provide Parent with a copy of such Acquisition Proposal or request if it is in writing. The Company shall keep Parent promptly informed with respect to any material development relating to such Acquisition Proposal or request and any modification or proposed modification thereto, and provide Parent with copies of such development, modification and proposed modification if they are in writing.

(e) Subject to Section 5.3(b), the Company shall immediately cease and cause to be terminated any existing discussions between the Company or any of its Representatives and any Person (other than Parent, Acquisition Sub and their respective Representatives) with respect to any Acquisition Proposal or Acquisition Inquiry pending as of the date of this Agreement.

(f) Except to the extent necessary to engage in the activities permitted during the Go-Shop Period, the Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, “standstill,” nonsolicitation or similar agreement to which the Company is or becomes a party or under which the Company has or acquires any rights, and will use commercially reasonable efforts to enforce or cause to be enforced each such agreement at the request of Parent; provided, however, that this Section 5.3(f) shall not preclude the Company from responding to an unsolicited Acquisition Proposal submitted to the Company by a party that is bound by a “standstill” agreement and shall not require the Company to enforce or cause to be enforced its rights under such “standstill” agreement relating to the submission of such unsolicited Acquisition Proposal. The Company also shall promptly request each Person that has executed a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction to return or destroy in accordance with the terms of such confidentiality agreement all confidential information heretofore furnished to such Person by or on behalf of the Company, provided that in the case of any Person with respect to which the Company or its Representatives permissibly engages in the activities described in Section 5.3(a) during the Go-Shop Period, the Company shall not be required to make the foregoing request until the expiration of the Go-Shop Period.

(g) Notwithstanding any other provision in this Agreement to the contrary:

(i) Subject to the Company’s right to make a Recommendation Change (as defined below) to the extent permitted by Section 5.3(g)(ii) or 5.3(g)(iii), the Company (1) consents to the inclusion of the Company Board Recommendation in the Offer Documents; and (2) agrees that the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent or Acquisition Sub, and that no resolution of the board of directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or Acquisition Sub shall be adopted (it being understood that the Company

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Board Recommendation shall be deemed to have been modified in a manner adverse to Parent and Acquisition Sub if it shall no longer be unanimous) (any such withdrawal, modification or adoption being referred to in this Agreement as a “Recommendation Change”).

(ii) A Recommendation Change may be made at any time prior to the Acceptance Time if: (i) an Acquisition Proposal is made that did not result from a breach by the Company of any of the provisions of Section 5.3; (ii) at least one (1) day prior to the date of any meeting of the Company’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such Acquisition Proposal may constitute a Superior Proposal or whether such Acquisition Proposal may require the Company to make a Recommendation Change, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Acquisition Proposal; (iii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), (A) that such Acquisition Proposal would, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, constitute a Superior Proposal and (B) that in light of such Acquisition Proposal, the failure to make a Recommendation Change, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (iv) the Company delivers to Parent a Superior Proposal Notice in accordance with Section 5.3(g)(iv) with respect to such Acquisition Proposal (including as an attachment the Specified Definitive Acquisition Agreement (as defined in Section 5.3(g)(iv)) relating to such Acquisition Proposal) and otherwise complies in all material respects with the notice, negotiation and other requirements set forth in Section 5.3(g)(iv); and (v) following the negotiation period(s) described in Section 5.3(g)(iv), the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), and after taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or to enter into an alternative transaction as a result of any negotiations contemplated by Section 5.3(g)(iv), that (A) such Acquisition Proposal constitutes a Superior Proposal, and (B) in light of such Acquisition Proposal, the failure to make a Recommendation Change could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(iii) A Recommendation Change may also be made at any time prior to the Acceptance Time if: (i) there shall occur or arise after the date of this Agreement a material and fundamental development or material and fundamental change in circumstances that relates to the Company but does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to in this Agreement as an “Intervening Event”); (ii) neither the Company nor any Representative of the Company had any Knowledge of such Intervening Event or, as of the date of this Agreement, could reasonably foresee that such Intervening Event would occur; (iii) at least one (1) day prior to the date of any meeting of the Company’s board of directors (or any committee thereof) at which such board of directors (or committee) will consider whether such Intervening Event may require a Recommendation Change, the Company provides Parent with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event; (iv) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that, in light of such Intervening Event, the failure to make a Recommendation Change, if this Agreement or the Offer were not amended or an alternative transaction with Parent were not entered into, could reasonably be expected to constitute a breach of the Company’s board of directors’ fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (v) a Recommendation Change is not made at any time within the period of four (4) business days after

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Parent receives written notice from the Company confirming that the Company’s board of directors has determined that the failure to make a Recommendation Change in light of such Intervening Event could reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; (vi) during such four (4) business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that the failure to make a Recommendation Change in light of such Intervening Event could reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements; and (vii) at the end of such four (4) business day period, the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that the failure to make a Recommendation Change could reasonably be expected to constitute a breach of the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Legal Requirements in light of such Intervening Event (taking into account any definitive written proposal submitted to the Company by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction as a result of the negotiations contemplated by clause “(vi)” above).

(iv) Notwithstanding anything to the contrary contained in Section 5.3(g)(ii), a Recommendation Change may not be made pursuant to Section 5.3(g)(ii), and this Agreement may not be terminated pursuant to Section 8.1(e), unless: (i) the board of directors of the Company shall have received an Acquisition Proposal that it has determined to be a Superior Proposal pursuant to Section 5.3(g)(ii) and shall have received from the Person making such Acquisition Proposal a definitive acquisition agreement, duly executed on behalf of such Person, providing for the consummation of the transaction contemplated by such Acquisition Proposal, or other duly executed summary of all of the terms of such Acquisition Proposal (in either case, the “Specified Definitive Acquisition Agreement”); (ii) not less than four (4) business days (or such longer period as provided below) prior to any such Recommendation Change pursuant to Section 5.3(g)(ii) and not less than four (4) business days (or such longer period as provided below) prior to any termination of this Agreement by the Company pursuant to Section 8.1(e), the Company shall have delivered to Parent a written notice (the “Superior Proposal Notice”) stating that the Company (or its board of directors) intends to take such action pursuant to Section 5.3(g)(ii) and/or Section 8.1(e) and intends to enter into the Specified Definitive Acquisition Agreement with respect to such Acquisition Proposal (it being understood and agreed that any determination to send to Parent, or actual delivery to Parent of, a Superior Proposal Notice shall not, in and of itself, constitute a Triggering Event); (iii) during the four (4) business day period commencing on the date of Parent’s receipt of such Superior Proposal Notice (as such period may be extended as provided below), the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; and (iv) any definitive written proposal made by Parent or Acquisition Sub to amend this Agreement or the Offer or enter into an alternative transaction during the negotiations described in clause “(iii)” above shall have been considered by the board of directors of the Company in good faith, and, after the expiration of the negotiation period described in clause “(iii)” above, the Company’s board of directors shall have determined in good faith, after consultation with the Company’s outside legal counsel and its financial advisor(s), that such Acquisition Proposal still constitutes a Superior Proposal; provided, however, that, in the event of any amendment to the financial or other material terms of such Acquisition Proposal, the Company shall be required to deliver to Parent a new Superior Proposal Notice (including as attachments thereto a copy of the new Specified Definitive Acquisition Agreement relating to such amended Acquisition Proposal), and the negotiation period described in clause “(iii)” above shall

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be extended by an additional two (2) business days from the date of Parent’s receipt of such new Superior Proposal Notice, with respect to any such amendment.

(h) Nothing in this Agreement shall prohibit the Company or its board of directors from disclosing to the Company’s stockholders a position with respect to a tender offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, the Company shall first comply with Section 5.3(g)(iii) to the extent applicable to such disclosure and such disclosure may, to the extent provided herein, constitute a Triggering Event.

Section 6. ADDITIONAL COVENANTS OF THE PARTIES

6.1 Stockholder Approval; Proxy Statement.

(a) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, the Company shall, as promptly as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, take all action necessary or advisable under applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.

(b) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, as soon as practicable following the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, (i) the Company shall prepare and file with the SEC the Proxy Statement, and (ii) Parent shall prepare and file with the SEC the Post-Effective Amendment. Each of Parent and the Company shall use its reasonable efforts to (A) cause the Post-Effective Amendment and the Proxy Statement to comply in all material respects with applicable Legal Requirements (including the Exchange Act and the Securities Act and the rules and regulations thereunder), (B) respond promptly to any comments received from the SEC or its staff with respect to the Post-Effective Amendment or the Proxy Statement, (C) have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and (D) cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. The Company (x) shall give Parent reasonable opportunity to comment on any correspondence with the SEC or its staff regarding the Proxy Statement or any proposed material to be included in the Proxy Statement prior to its transmission to the SEC or its staff and (y) shall not transmit any such material to which Parent reasonably objects. Parent (I) shall give the Company reasonable opportunity to comment on any correspondence with the SEC or its staff regarding the Post-Effective Amendment or any proposed material to be included in the Post-Effective Amendment prior to its transmission to the SEC or its staff and (II) shall not transmit any such material to which the Company reasonably objects. The Company shall respond promptly to any comments received from the SEC or its staff with respect to the Proxy Statement, and shall correct promptly any information in the Proxy Statement if and to the extent that it becomes aware that such information shall be or shall have become false or misleading in any material respect. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that should be set forth in an amendment or supplement to the Post-Effective Amendment or to the Proxy Statement, or the Post-Effective Amendment or the prospectus included therein is amended by Parent to correct any information therein, the Company shall (1) with respect to the Post-Effective Amendment and the prospectus included therein, cooperate with Parent in filing such amendment or supplement with the SEC and transmitting such supplement or amendment to the Company’s

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stockholders, and (2) with respect to the Proxy Statement, promptly prepare such an amendment or supplement and, after obtaining the consent of Parent to such amendment or supplement, promptly transmit such amendment or supplement to the Company’s stockholders.

(c) Notwithstanding anything to the contrary contained in this Agreement, if Parent, Acquisition Sub or any other Subsidiary of Parent shall own, by virtue of the Offer or otherwise, in the aggregate at least 90% of the outstanding shares of Company Common Stock, Parent, Acquisition Sub and the Company shall take all actions necessary and appropriate to cause the merger of Acquisition Sub into the Company to become effective as soon as practicable following the time such ownership is first obtained, without a stockholders’ meeting in accordance with Section 253 of the DGCL.

(d) If the adoption of this Agreement by the Company’s stockholders is required by applicable Legal Requirements in order to consummate the Merger, Parent agrees to cause all shares of Company Common Stock owned by Parent, Acquisition Sub or any other Subsidiary of Parent to be present and voted in favor of the adoption of this Agreement at the Company Stockholders’ Meeting.

6.2 Company Options and Company Warrants.

(a) At the Acceptance Time, each Company Option that is outstanding and unexercised as of immediately prior to the Acceptance Time, whether or not vested, shall automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and cease to represent a right to acquire shares of Company Common Stock, and converted into the right (each, a “Right”) to receive the following:

(i) if the exercise price per share of such Company Option is less than the Cash Component, then (A) an amount of cash determined by multiplying (1) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Acceptance Time, times (2) the amount by which (x) the Cash Component exceeds (y) the exercise price per share of such Company Option, and (B) a number of shares of Parent Common Stock determined by multiplying (1) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Acceptance Time, times (2) the Applicable Fraction;

(ii) if the exercise price per share of such Company Option is equal to the Cash Component, then (A) no cash and (B) a number of shares of Parent Common Stock determined by multiplying (1) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Acceptance Time, times (2) the Applicable Fraction;

(iii) if the exercise price per share of such Company Option is greater than the Cash Component but less than the Total Option Value (as defined below), then (A) no cash and (B) a number of shares of Parent Common Stock determined by multiplying (1) the number of shares of Company Common Stock that were subject to such Company Option immediately prior to the Acceptance Time, times (B) the Applicable Fraction, times (C) the In-the-Money Option Percentage (as defined below); and

(iv) if the exercise price per share of such Company Option is greater than the Total Option Value, then (A) no cash and (B) no shares of Parent Common Stock.

For purposes of this Section 6.2(a): (1) the “Total Option Value” shall be the sum of (i) the Cash Component, plus (ii) the product of the Applicable Fraction times the Parent Average Stock Price; and (2) the “In-the-Money Option Percentage” shall be the percentage corresponding to a fraction (i) whose numerator is the sum of (A) an amount equal to the product of the Applicable Fraction times the Parent Average Stock Price, minus (B) the amount by which the exercise price per share of such Company Option exceeds the Cash Component, and (ii) whose denominator is an amount equal to the product of the Applicable Fraction times the Parent Average Stock Price. The vesting terms previously applicable to any Company Option that is so cancelled and converted into a Right shall continue in full force and effect and in all respects apply to such Right, and the cash and shares of Parent Common Stock payable or issuable in respect of such Right, as set forth in clauses “(i)” through “(iv)”

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above, shall be delivered to the holder of such Right at such times and in the same percentages as the cancelled Company Option would have become vested in connection with or following the acquisition of shares by Acquisition Sub pursuant to the Offer and/or consummation of the Merger. For the avoidance of doubt, any vesting of a Company Option that occurs by reason of the acquisition of shares by Acquisition Sub pursuant to the Offer and/or consummation of the Merger (whether alone or in combination with any other event) shall be given effect by its application to the Right into which such Company Option shall be converted upon its cancellation. At the Acceptance Time, Parent’s board of directors or a committee thereof shall succeed to the authority and responsibility of the Company’s board of directors or any committee thereof with respect to each such Company Option and corresponding Right.

(b) Within ten (10) business days following the Acceptance Time, Parent shall send to each former holder of a Company Option a written notice setting forth the amount of cash and the number of shares of Parent Common Stock subject to each Right in respect of a Company Option.

(c) Prior to the Acceptance Time, the Company shall use commercially reasonable efforts to take all action that may be necessary (under the Company Equity Plans and otherwise) to effectuate the provisions of this Section 6.2 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 6.2.

(d) At the Acceptance Time, each Company Warrant that is outstanding immediately prior to the Acceptance Time shall automatically (and without any action on the part of any party hereto or the holder thereof) be cancelled and cease to represent a right to acquire shares of Company Common Stock, and converted into the right to receive (i) an amount of cash determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Acceptance Time, times (B) the Cash Component, times (C) the In-the-Money Warrant Percentage (as defined below), and (ii) a number of shares of Parent Common Stock determined by multiplying (A) the number of shares of Company Common Stock that were subject to such Company Warrant immediately prior to the Acceptance Time, times (B) the Applicable Fraction, times (C) the In-the-Money Warrant Percentage. For purposes of this Section 6.2(d), the “In-the-Money Warrant Percentage” shall be the percentage corresponding to a fraction (1) whose numerator is the sum of (A) the Cash Component, plus (B) an amount equal to the product of the Applicable Fraction times the Parent Average Stock Price, minus (C) the exercise price per share of such Company Warrant, and (2) whose denominator is the sum of (A) the Cash Component, plus (B) an amount equal to the product of the Applicable Fraction times the Parent Average Stock Price.

(e) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Section 6.2 such amounts as Parent or the Surviving Corporation is required to deduct and withhold under the Code, or any provision of state or local Tax law. Notwithstanding the foregoing, no deduction or withholding shall be made with respect to amounts payable in consideration for the Company Warrants if the holder thereof provides documentation reasonably requested by Parent or the Surviving Corporation that evidences that such deduction or withholding is not required.

6.3 Employees, Compensation and Benefits.

(a) Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time, all employees of the Company who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) will be provided with base salary, incentive compensation opportunities and employee benefits (excluding equity, equity-based and long-term incentive opportunities) that are no less favorable in the aggregate than that provided by the Company and immediately prior to the Effective Time. Parent agrees that the acquisition of shares of Company Common Stock by Acquisition Sub pursuant to the Offer shall be deemed a “change in control” and/or “change of control” for all purposes under each of the Company Employee Plans and Company Employee Agreements.

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(b) If Parent elects not to maintain the Surviving Corporation’s health, vacation or 401(k) plans after the Effective Time, then, subject to any Legal Requirements: (i) all Continuing Employees shall be eligible to participate in Parent’s health, vacation and 401(k) plans, to substantially the same extent as similarly situated employees of Parent; and (ii) for purposes of determining a Continuing Employee’s eligibility to participate in such plans, such Continuing Employee shall receive credit under such plans for his or her years of continuous service with the Company prior to the Effective Time. Each such Continuing Employee will receive credit for purposes of eligibility to participate, level of benefits, vesting and vacation, sick and personal time off (but not for purposes of benefit accrual) under such plan, program or policy for years of service with the Company, provided that such credit does not result in a duplication of benefits, compensation, incentive or otherwise. Parent shall cause any and all pre-existing condition (or actively at work or similar) limitations, eligibility waiting periods and evidence of insurability requirements under Parent’s employee benefit plans in which Continuing Employees are eligible to participate after the Effective Time to be waived with respect to such Continuing Employees and their eligible dependents, and shall provide Continuing Employees and their eligible dependents with credit for any co-payments, deductibles, and offsets (or similar payments) made during the plan year in which the Effective Time occurs for the purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any of Parent’s employee benefit plans in which they are eligible to participate after the Effective Time.

(c) Nothing in this Section 6.3 or elsewhere in this Agreement shall be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent. Except for Indemnified Persons (as defined in Section 6.4(a)) to the extent of their respective rights pursuant to Section 6.4, no Company Associate, and no Continuing Employee, shall be deemed to be a third party beneficiary of this Agreement. Nothing in this Section 6.3(c) shall limit the effect of Section 9.9.

(d) Unless otherwise requested by Parent in writing at least two (2) days prior to the Acceptance Time, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the date on which the Acceptance Time occurs written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent). The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request.

(e) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, neither the Company nor any ERISA Affiliate shall communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which shall not be unreasonably withheld.

6.4 Indemnification of Officers and Directors.

(a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current (as of the Effective Time) or former directors or officers of the Company (each, an “Indemnified Person”) as provided in the Charter Documents or in any Indemnification Agreement (as defined below) shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Charter Documents as in effect as of the date of this

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Agreement or in any Indemnification Agreements, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Person; provided, however, that all rights to exculpation, indemnification and advancement of expenses in favor of such Indemnified Person in respect of any Action (as defined in Section 5.5(b)) pending or asserted or any claim made against them within such six-year period shall continue until the final disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.4. For purposes of this Agreement, “Indemnification Agreement” shall mean any indemnification agreement between the Company and an Indemnified Person, as such agreement is in effect as of the date of this Agreement.

(b) Without limitation of any superior rights in the Charter Documents or any Indemnification Agreement, Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Legal Requirements, indemnify and hold harmless each Indemnified Person against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any Action to each Indemnified Person to the fullest extent permitted by applicable Legal Requirements), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”) arising out of, relating to or in connection with any action or omission by such Indemnified Person occurring or alleged to have occurred at or before the Effective Time (whether such Action is asserted or claimed prior to, at or after the Effective Time) in connection with such Indemnified Person serving as an officer or director of the Company or at the request of the Company as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. In the event of any such Action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such Action.

(c) Prior to the Effective Time, the Company shall purchase and prepay a six-year “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “Existing D&O Policies”) with respect to matters arising at or before the Effective Time, covering without limitation the Contemplated Transactions (the “Tail Policy”); provided, however, that if such “tail” policy is not available at a cost equal to or less than 300% of the aggregate annual premiums paid by the Company during the most recent policy year for the Existing D&O Policies (the “Maximum Premium Amount”), the Company shall purchase the best coverage as is reasonably available for such amount. Parent shall cause the Tail Policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation. In the event that any of the carriers issuing or reinsuring the Tail Policy shall become insolvent or otherwise financially distressed such that any of them is unable to satisfy its financial obligations under the Tail Policy at any time during the aforementioned six-year period, Parent agrees that it shall, from time to time, cause the Tail Policy to be replaced with another prepaid “tail” policy on terms and conditions providing substantially equivalent benefits and coverage levels as the Tail Policy, with a term extending for the remainder of such six-year period (the “New Tail Policy”); provided, however, that in no event shall the maximum amount that Parent is required to expend to obtain any New Tail Policy under this Section 5.5(c) exceed the amount by which the Maximum Premium Amount exceeds the sum of (i) the premium paid by the Company for the Tail Policy plus (ii) the aggregate premium(s) paid by Parent and the Surviving Corporation to obtain any other New Tail Policy. In such event, references in this Agreement to the Tail Policy shall be deemed to include any New Tail Policy, as applicable.

(d) The rights of each Indemnified Person hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Charter Documents of the Company or the Surviving Corporation, under any other indemnification arrangement, under the DGCL or

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otherwise. The provisions of this Section 6.4 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons.

(e) This Section 6.4 shall be binding on Parent and the Surviving Corporation and their successors and assigns.

6.5 Regulatory Approvals and Related Matters.

(a) Each party shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Offer, the Merger and the other Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall, promptly after the date of this Agreement and in any event within ten (10) business days, prepare and file: (i) the notification and report forms required to be filed under the HSR Act in connection with the Offer, the Merger and the other Contemplated Transactions; and (ii) if required in connection with the Offer, the Merger and the other Contemplated Transactions, all notifications and other documents under all applicable foreign antitrust- or competition-related Legal Requirements. The Company and Parent shall respond as promptly as practicable to: (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation; and (B) any inquiries or requests received from any state attorney general, foreign antitrust or competition authority or other Governmental Body in connection with antitrust or competition matters. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Company, provided that any such action is conditioned upon the consummation of the Offer or the Merger.

(b) Subject to the limitations set forth in Section 6.5(c), Parent and the Company shall use commercially reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Offer and the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to the limitations set forth in Section 6.5(c), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party or any of its Subsidiaries in connection with the Offer and the Merger and the other Contemplated Transactions; (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained pursuant to any applicable Legal Requirement by such party or any of its Subsidiaries in connection with the Offer and the Merger or any of the other Contemplated Transactions; and (iii) shall use commercially reasonable efforts to lift any restraint, injunction or other legal bar to the Offer or the Merger or any of the other Contemplated Transactions. Each of Parent and the Company shall provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. Each of Parent and the Company shall promptly deliver to the other party a copy of each such filing or other submission made, each notice given and each Consent obtained.

(c) Notwithstanding anything to the contrary contained in this Section 6.6 or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to take any of the following actions, if Parent determines in good faith that taking such actions could reasonably be expected to materially affect the business or interests of Parent, any of Parent’s Subsidiaries or the Surviving Corporation in any adverse way: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause the Company to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause the Company to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual

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Property Right, or to commit to cause the Company to license or otherwise make available to any Person any technology, software or other Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause the Company to hold separate any assets or operations; (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause the Company to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of the Company; or (vi) to contest any Legal Proceeding or any order, writ, injunction or decree relating to the Offer or the Merger or any of the other Contemplated Transactions.

6.6 Notification of Certain Matters.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of the discovery by the Company of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or would make the failure of any such condition reasonably likely. No notification given to Parent pursuant to this Section 6.6(a) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of the discovery by Parent of: (i) any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent or Acquisition Sub in this Agreement if such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent or Acquisition Sub; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the Offer Conditions or the conditions set forth in Section 7 impossible or would make the failure of any such condition reasonably likely. No notification given to the Company pursuant to this Section 6.6(b) or any information or knowledge obtained pursuant to Section 5.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of Parent or Acquisition Sub contained in this Agreement.

6.7 Public Announcements. Parent and the Company shall consult with one another before any press release is issued by a party hereto or any public statement is made by a party hereto with respect to the Offer, the Merger or any of the other Contemplated Transactions. Except as otherwise required or permitted by this Agreement, the parties to this Agreement shall not, and shall not permit any of their respective Subsidiaries or Representatives to, make any public disclosure regarding the Offer, the Merger or any of the other Contemplated Transactions unless (a) the other parties shall have approved such disclosure (which approval shall not be unreasonably withheld, conditioned or delayed) or (b) such disclosure is required by applicable Legal Requirements.

6.8 Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock being issued in the Offer to be promptly approved for listing (subject to notice of issuance) on The Nasdaq Capital Market at or prior to the Acceptance Time and shall cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on The Nasdaq Capital Market at or prior to the Effective Time.

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6.9 Financing. During the Pre-Closing Period, upon the request of Parent, the Company shall, and shall instruct its Representatives to, cooperate reasonably with Parent in connection with Parent’s financing of the Offer and the Merger, including by: (i) making senior management of the Company available to participate in meetings and road shows, if any; (ii) providing on a timely basis information reasonably requested by Parent relating to such financing; (iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements), including delivery to Parent of a balance sheet, income statement and statement of cash flows for the Company for any fiscal year that has ended at least 90 days prior to the Closing Date and for any fiscal quarter since the most recently ended fiscal year that has ended at least 45 days prior to the Closing Date; (iv) assisting in a timely manner in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents; (v) providing such assistance as Parent may reasonably require in procuring a corporate credit rating for Parent from Standard & Poor’s Rating Services and a corporate family credit rating for Parent from Moody’s Investor Services, Inc.; (vi) obtaining the consent of, and customary comfort letters from, BDO Seidman, LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Parent’s use of the Company’s financial statements; (vii) using commercially reasonable efforts to ensure that the syndication effort of the lenders to Parent benefit materially from the existing lending relationships of the Company; and (viii) providing such other documents as may be reasonably requested by Parent for such financing, including (x) confirmation of public or non-public nature of information provided, (y) solvency and closing certificates and documents and information necessary to facilitate the pledge of collateral (including the release of any Encumbrances on the assets of the Company), and (z) providing such documentation and other information to Parent’s lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act; provided, however, to the extent that a third party (including the Person brokering, arranging or providing the financing) is proposed to receive confidential information in connection with any of the foregoing activities, the Company’s related obligations shall be subject to such party first entering into a confidentiality agreement in form and substance reasonably acceptable to the Company. Without limiting the generality of the foregoing, all financial and other projections concerning the Company that are Made Available by the Company to Parent after the date of this Agreement shall be prepared in good faith and shall be based upon assumptions that are reasonable at the time made. Notwithstanding the foregoing: (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company; and (B) the Company shall not be required to pay any commitment or other similar fee or incur any other liability in connection with such financing prior to the Acceptance Time.

6.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Offer, the Merger or any of the other Contemplated Transactions or the Stockholder Agreements, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

6.11 Section 16 Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable Legal Requirements and no-action letters issued by the SEC) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) in connection with the Merger by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and the acquisition of Parent Common Stock (including derivative securities with respect to Parent Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 under the Exchange Act. At least five (5) days prior to the Closing Date, the Company shall furnish the following information to Parent for each individual who, in connection with the Contemplated Transactions, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for

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shares of Parent Common Stock pursuant to the Merger; (b) the number of Company Options and Company RSUs held by such individual and expected to be converted into options to purchase or rights to be issued shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

Section 7. CONDITIONS PRECEDENT TO THE MERGER

The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

7.1 Stockholder Approval. If required by applicable Legal Requirements in order to consummate the Merger, this Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.2 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes consummation of the Merger illegal; provided, however, that prior to invoking this Section 7.2, each party shall have used its commercially reasonable efforts to have any such injunction, order or Legal Requirement or other prohibition lifted.

7.3 Effectiveness of Registration Statement. The Registration Statement and the Post-Effective Amendment shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC and be outstanding, and no proceeding for that purpose shall have been initiated by the SEC and be outstanding or be threatened by the SEC, with respect to the Registration Statement or the Post-Effective Amendment.

7.4 Consummation of Offer. Shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall have been accepted for exchange and paid for pursuant to the Offer; provided, however, that neither Parent nor Acquisition Sub shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, Acquisition Sub fails to purchase any shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

Section 8. TERMINATION

8.1 Termination. This Agreement may be terminated:

(a) by mutual written consent of Parent and the Company at any time prior to the Effective Time;

(b) by either Parent or the Company at any time prior to the Effective Time if any U.S. court of competent jurisdiction or other U.S. Governmental Body having authority over Parent, Acquisition Sub or the Company shall have issued a final and nonappealable judgment, order, injunction, writ or decree, or shall have taken any other action, having the effect of (i) permanently restraining, enjoining or otherwise prohibiting (A) prior to the Acceptance Time, the acquisition or acceptance for exchange of, or the delivery of consideration in exchange for, shares of Company Common Stock pursuant to the Offer or (B) prior to the Effective Time, the Merger, (ii) prior to the Acceptance Time, making the acquisition of or delivery of consideration for shares of Company Common Stock pursuant to the Offer illegal, or (iii) prior to the Effective Time, making the consummation of the Merger illegal; provided, however, that (1) the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used commercially reasonable efforts to resist or lift such judgment, order, injunction, writ or decree and (2) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the issuance of such judgment, order, injunction, writ or decree is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

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(c) by either Parent or the Company at any time after March 31, 2010 and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or prior to March 31, 2010; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of the Acceptance Time to occur on or prior to March 31, 2010 is attributable to the failure of such party to fulfill any of its obligations under this Agreement;

(d) by Parent at any time prior to the Acceptance Time if a Triggering Event shall have occurred;

(e) by the Company at any time prior to the Acceptance Time, in order to accept a Superior Proposal and enter into the Specified Definitive Acquisition Agreement relating to such Superior Proposal, if (i) such Superior Proposal shall not have resulted from a breach by the Company of any of the provisions of Section 5.3, (ii) the Company and its board of directors shall have satisfied in all material respects all of the notice, negotiation and other requirements set forth in Section 5.3(g) with respect to such Superior Proposal and the negotiation period(s) described in Section 5.3(g)(iii) shall have expired, (iii) the Company shall have, or shall have caused to be, paid to Parent the fee required to be paid to Parent pursuant to Section 8.3(c) or Section 8.3(d), as applicable, and (iv) the Company enters into the Specified Definitive Acquisition Agreement relating to such Superior Proposal immediately following the termination of this Agreement;

(f) by Parent at any time prior to the Acceptance Time if: (i) any of the Company’s representations and warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), in either case such that the condition set forth in clause “(a)” of Exhibit B or the condition set forth in clause “(b)” of Exhibit B would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date, (A) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants contained in this Agreement shall have been breached such that the condition set forth in clause “(c)” of Exhibit B would not be satisfied; provided, however, that if such inaccuracy or breach is curable by the Company within 30 days after receiving notice thereof and the Company is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which the Company receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner such that such inaccuracy or breach no longer results in the applicable condition set forth in Exhibit B not being satisfied;

(g) by the Company at any time prior to the Acceptance Time if: (i) Parent’s representations and warranties contained in this Agreement shall have failed to be accurate in all respects as of the date of this Agreement or shall have failed to be accurate in all respects as of a date subsequent to the date of this Agreement (as if made on such subsequent date) (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), and the inaccuracy in such representations and warranties has had or could reasonably be expected to have or result in a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; provided, however, that, for purposes of determining the accuracy of such representations and warranties, all “material adverse effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded; (ii) Parent or Acquisition Sub shall have materially failed to comply with or perform its obligations under Sections 1.1(a) or 6.5(a); or (iii) Parent or Acquisition Sub shall have materially failed to comply with or perform each covenant set forth in this Agreement (other than the covenants set forth in

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Section 8.1(g)(ii) above) that Parent or Acquisition Sub is required to comply with or perform, and such failure has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; provided, however, that if any inaccuracy or breach described in clause “(i),” clause “(ii)” or clause “(iii)” above is curable by Parent or Acquisition Sub within 30 days after receiving notice thereof and Parent is continuing to exercise reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach (1) during the 30-day period commencing on the date on which Parent receives notice of such inaccuracy or breach or (2) after such 30-day period if such inaccuracy or breach shall have been cured in a manner such that such inaccuracy or breach no longer has a material adverse effect on Acquisition Sub’s ability to purchase and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or Parent’s or Acquisition Sub’s ability to otherwise consummate the Contemplated Transactions; or

(h) by Parent at any time prior to the Acceptance Time if a Company Material Adverse Effect shall have occurred; provided, however, that if the Company can reasonably expect to cause such Company Material Adverse Effect to no longer constitute a Company Material Adverse Effect prior to March 31, 2010 and the Company is continuing to exercise reasonable efforts to cause such Company Material Adverse Effect to no longer constitute a Company Material Adverse Effect, then Parent may not terminate this Agreement under this Section 8.1(h) on account of such Company Material Adverse Effect prior to the expiration time of the Offer.

Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party pursuant to Section 8.3 at or prior to the time of such termination shall have been paid in full.

8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 8.2, Section 8.3 and Section 9 (and the Confidentiality Agreement) shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the termination of this Agreement shall not relieve any party from any liability for any prior material breach of any covenant or obligation contained in this Agreement and shall not relieve any party from any liability for any material breach of any representation or warranty contained in this Agreement, and (iii) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any shares of Company Common Stock accepted for exchange pursuant to the Offer prior to such termination. Notwithstanding anything herein to the contrary, except with respect to any liability of the Company for any willful or intentional breach of any covenant or obligation contained in this Agreement, the payment of the Termination Fee shall be the exclusive remedy of Parent and Acquisition Sub with respect to a termination of this Agreement pursuant to Sections 8.1(d) or 8.1(e) or a termination of this Agreement pursuant to Sections 8.1(c)) followed by payment of the Termination Fee pursuant to Section 8.3(b).

8.3 Expenses; Termination Fees.

(a) Except as set forth in this Section 8.3, all expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not any shares are purchased pursuant to the Offer and whether or not the Merger is consummated.

(b) If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(c), and (ii) at or prior to the time of the termination of this Agreement an Acquisition Proposal shall have been publicly disclosed, announced or commenced (and not withdrawn at least five (5) business days prior to the time of termination), and (iii) within one (1) year after the date of termination of this Agreement, (A) an Acquisition Transaction is consummated or (B) a definitive agreement contemplating an Acquisition Transaction is executed and such Acquisition Transaction is ultimately consummated, then

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the Company shall pay to Parent, in cash at the time such Acquisition Transaction (as it may have been modified, including any other Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated, a nonrefundable fee in the amount of $8,517,000; provided, however, that for purposes of clause “(iii)” above, all references to “15%” in the definition of Acquisition Transaction shall be deemed to refer to “50%”.

(c) If this Agreement is terminated (i) by Parent at any time pursuant to Section 8.1(d) based upon clause “(i)” of the definition of “Triggering Event”, (ii) by Parent following the expiration of the Go-Shop Period pursuant to Section 8.1(d) based upon any of clauses “(ii),” “(iii),” “(iv)” or “(v)” of the definition of “Triggering Event” or (iii) by the Company following the expiration of the Go-Shop Period pursuant to Section 8.1(e), then the Company shall pay to Parent, in cash at the time specified in the next sentence, a nonrefundable fee in the amount of $8,517,000. In the case of any termination of this Agreement by Parent pursuant to Section 8.1(d), the fee referred to in the preceding sentence shall be paid by the Company within two (2) business days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.1(e), the fee referred to in the preceding sentence shall be paid by the Company at or prior to the time of such termination.

(d) If, during the Go-Shop Period, this Agreement is terminated by the Company pursuant to Section 8.1(e) or by Parent pursuant to Section 8.1(d) based upon any of any of clauses “(ii),” “(iii),” “(iv)” or “(v)” of the definition of “Triggering Event”, then the Company shall pay to Parent, in cash at or prior to the time of such termination, a nonrefundable fee in the amount of $6,388,000.

(e) If the Company fails to pay when due any amount payable under Section 8.3(b), Section 8.3(c) or Section 8.3(d), then (i) the Company shall reimburse Parent for all reasonable costs and expenses (including fees and disbursements of legal counsel) actually incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 8.3, and (ii) the Company shall pay to Parent interest on any amount that is overdue (for the period during which such amount is overdue) at a rate per annum equal to 300 basis points over the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

Section 9. MISCELLANEOUS PROVISIONS

9.1 Amendment. Subject to Section 1.3, this Agreement may be amended with the approval of the respective boards of directors of the Company and Parent at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which under applicable Legal Requirements requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2 Parent Guarantee. Parent shall cause Acquisition Sub to comply in all respects with each of its representations, warranties, covenants, obligations, agreements and undertakings pursuant to or otherwise in connection with this Agreement, the Offer, the Merger and the other Contemplated Transactions.

9.3 Waiver.

(a) Subject to Section 1.3, at any time prior to the Effective Time, Parent and Acquisition Sub, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any uncured inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (iii) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement by the Company’s stockholders, there may not be any extension or waiver of this Agreement which would require the approval of the Company’s stockholders under applicable Legal Requirements without the approval of such stockholders.

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(b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.4 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Acceptance Time.

9.5 Entire Agreement; Counterparts. Without limiting Section 8.2, this Agreement and the other agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

9.6 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

9.7 Disclosure Schedule. The fact that any item of information is disclosed in the Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Inclusion of any item in the Disclosure Schedule shall not be deemed an admission that such item is material or that such item constitutes or is reasonably likely to result in a Company Material Adverse Effect. The Disclosure Schedule shall be arranged in separate parts corresponding to the sections contained in Section 3. However, descriptive headings in the Disclosure Schedule are inserted for reference purposes and for convenience of the reader only, and shall not affect the interpretation thereof or of this Agreement. Nothing contained in the Disclosure Schedule shall be construed as an admission of liability or responsibility in connection with any pending, threatened or future matter or proceeding.

9.8 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.9 Assignability; Third Party Beneficiaries. This Agreement shall be binding upon, and except as otherwise provided in Section 6.4, shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by any party hereto without the prior written consent of the other parties, and any attempted assignment of this Agreement or any of such rights by any party without such consent shall be void and of no effect. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person (other than (i) the parties hereto and (ii) the Indemnified Persons to the extent of their respective rights pursuant to Section 6.4).

9.10 Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, then such communication shall be deemed duly given and

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made upon receipt; (b) if sent by nationally recognized overnight air courier (such as DHL or Federal Express), then such communication shall be deemed duly given and made two (2) business days after being sent; (c) if sent by facsimile transmission before 5:00 p.m. (California time) on any business day, then such communication shall be deemed duly given and made when receipt is confirmed; (d) if sent by facsimile transmission on a day other than a business day and receipt is confirmed, or if sent after 5:00 p.m. (California time) on any business day and receipt is confirmed, then such communication shall be deemed duly given and made on the business day following the date which receipt is confirmed; and (e) if otherwise actually personally delivered to a duly authorized representative of the recipient, then such communication shall be deemed duly given and made when delivered to such authorized representative; provided that, in all cases, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:

if to Parent or Acquisition Sub:

Peet’s Coffee & Tea, Inc.

1400 Park Avenue

Emeryville, CA 94608

Attention: Chief Financial Officer

Facsimile: (510) 594-2180

with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP

101 California Street

San Francisco, CA 94111

Attention: Kenneth L. Guernsey

Facsimile: (650) 849-7400

if to the Company:

Diedrich Coffee, Inc.

28 Executive Park, Suite 200

Irvine, CA 92614

Attention: Chief Financial Officer

Facsimile: (949) 260-6781

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

3161 Michelson Drive

Irvine, CA 92612

Attention: John M. Williams

Facsimile: (949) 451-4220

9.11 Cooperation. The Company and Parent agree to cooperate fully with each other and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable

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and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

9.13 Enforcement. In the event of any breach or threatened breach by Parent or Acquisition Sub, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary or damages remedy: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

9.14 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

PEET’S COFFEE & TEA, INC.

By:	/s/ Patrick O’Dea
Name:	Patrick O’Dea
Title:	CEO

MARTY ACQUISITION SUB, INC.

By:	/s/ Tom Cawley
Name:	Tom Cawley
Title:	CFO

DIEDRICH COFFEE, INC.

By:	/s/ James R. Phillips
Name:	James R. Phillips
Title:	President/CEO

SIGNATURE PAGE

TO

AGREEMENT AND PLAN OF MERGER

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EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A and Exhibit B):

Acceptance Time. “Acceptance Time” shall mean the first time as of which Acquisition Sub accepts any shares of Company Common Stock for exchange pursuant to the Offer.

Acquisition Inquiry. “Acquisition Inquiry” shall mean an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries or by any of their respective Representatives on their behalf) that could reasonably be expected to lead to an Acquisition Proposal.

Acquisition Proposal. “Acquisition Proposal” shall mean any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest made or submitted by Parent, Acquisition Sub or any of their respective Subsidiaries or by any of their respective Representatives on their behalf) relating to any Acquisition Transaction.

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions with any Person other than Parent or Acquisition Sub or any of their respective Subsidiaries involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which the Company is a constituent corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or (iii) in which the Company issues securities representing more than 15% of the outstanding securities of any class of voting securities of the Company; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Company.

Affiliate. “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Affiliate. “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

Company Associate. “Company Associate” shall mean any current or former employee, independent contractor, consultant or director of or to the Company or any Company Affiliate.

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Company Board Recommendation. “Company Board Recommendation” shall mean the recommendation of the Company’s board of directors that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and adopt the Agreement.

Company Common Stock. “Company Common Stock” shall mean the Common Stock, $0.01 par value per share, of the Company.

Company Contract. “Company Contract” shall mean any Contract to which the Company is a party, by which the Company or any of its assets are bound or pursuant to which the Company has any rights.

Company Employee Agreement. “Company Employee Agreement” shall mean any management, employment, severance, transaction bonus, change in control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Associate, other than: (i) any such Contract which is terminable “at will” without any obligation on the part of the Company or any Company Affiliate to make any severance, change in control or similar payment or provide any benefit; (ii) any Company Employee Plan; and (iii) any Foreign Plan.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether written, unwritten or otherwise and whether funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan): (a) that is or has been maintained or contributed to, or required to be maintained or contributed to, by the Company or any Company Affiliate for the benefit of any Company Associate; and (b) with respect to which the Company or any Company Affiliate has or may incur or become subject to any liability or obligation; provided, however, that Company Employee Agreements and Foreign Plans shall not be considered Company Employee Plans.

Company Equity Plan. “Company Equity Plan” shall mean any of the following, in each case as amended: the Diedrich Coffee, Inc. 2000 Equity Incentive Plan; the 2000 Non-Employee Directors Stock Option Plan; the Amended and Restated Diedrich Coffee, Inc. 1996 Stock Incentive Plan; the Diedrich Coffee, Inc. 1996 Non-Employee Directors Stock Option Plan; and the J. Russell Phillips Stock Option Agreement.

Company IP. “Company IP” shall mean all material Intellectual Property and Intellectual Property Rights that the Company owns (or purports to own) or in which the Company has (or purports to have) an exclusive license or similar exclusive right.

Company Material Adverse Effect. “Company Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has had or could reasonably be expected to have or result in a material adverse effect on, (1) the business, financial condition or results of operations of the Company or (2) the ability of the Company to consummate the Contemplated Transactions, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which the Company operates, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, or (F) any stockholder class action or derivative litigation commenced against the Company since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; (ii) any adverse impact on the Company’s relationships with employees, customers and suppliers of the Company that is attributable to the announcement or pendency of the Agreement and the

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Contemplated Transactions, or any other adverse impact on the Company that is directly (and to the extent) attributable to the announcement and pendency of the Contemplated Transactions; (iii) any failure after the date of the Agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of Company Common Stock, in and of itself; or (iv) the taking of any action required to be taken by the Company pursuant to the Agreement or specifically instructed or consented to, in advance and in writing, by Parent; provided that, (x) in the case of each of clauses “(i)(A),” “(i)(B),” (i)(C),” (i)(D)” and “(i)(E)” above, the exception shall apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact the Company relative to other participants in the industry or industries in which the Company conducts its business and (y) any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(i)(F)” of the preceding sentence, or underlying, causing or contributing to any failure or decline of the type referred to in clause “(iii)” of the preceding sentence, in each case that are not otherwise excluded from the definition of a Company Material Adverse Effect, may be taken into account in determining whether there has been or would be a Company Material Adverse Effect. Notwithstanding any of the foregoing, (x) for purposes of the representations and warranties of the Company in Section 3 and the conditions set forth in clauses “(a)” and “(b)” of Exhibit B, any effect, change, claim, event or circumstance that results or could reasonably be expected to result in (i) the termination of any Specified Contract, or (ii) a material adverse effect on the value to the Company of any Specified Contract will be considered a Company Material Adverse Effect, and (y) any action taken by a party to a Specified Contract or any Affiliate of such party after the date of the Agreement, other than effects, changes, claims, events and circumstances described in clause “(x)” above, will not in and of itself be considered a Company Material Adverse Effect.

Company Option. “Company Option” shall mean each option to purchase shares of Company Common Stock from the Company, whether granted by the Company pursuant to a Company Equity Plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested; provided that the Top-Up Option shall not be considered a Company Option.

Company Pension Plan. “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Preferred Stock. “Company Preferred Stock” shall mean the Preferred Stock, $0.01 par value per share, of the Company.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or current privacy policy of the Company, including any policy relating to: (a) the privacy of any user of any Company Product or any user of any website of the Company; (b) the collection, storage, disclosure or transfer of any Personal Data; or (c) any employee information.

Company Product. “Company Product” shall mean any product or service that the Company manufactured, marketed, distributed, leased (as lessor), licensed (as licensor) or sold at any time since January 1, 2008.

Company Warrants. “Company Warrants” shall mean all warrants to acquire shares of Company Common Stock from the Company.

Confidentiality Agreement. “Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated as of March 5, 2008, between the Company and Parent, as amended through the date hereof.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

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Contemplated Transactions. “Contemplated Transactions” shall mean: (i) all actions and transactions contemplated by the Agreement, including (A) the Offer and the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, and (B) the Merger; and (ii) all actions and transactions contemplated by the Stockholder Agreements.

Contract. “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, warrant, note, debenture, indenture, option, warranty, purchase order, license, sublicense, or legally binding commitment or undertaking, and any amendments to any of the foregoing.

Designated Representations. “Designated Representations” shall mean the representations and warranties of the Company contained in Section 3.3 of the Agreement.

Disclosure Schedule. “Disclosure Schedule” shall mean the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 9.7 of the Agreement and that has been delivered by the Company to Parent on the date of the Agreement.

DOL. “DOL” shall mean the United States Department of Labor.

Employee Plans. “Employee Plans” shall mean each employment, consulting, salary, bonus, vacation, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, severance, termination, retention, change-in-control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, other welfare fringe benefits, profit-sharing, pension or retirement plans, program, practice agreement or commitment and each other employee benefit plan or arrangement, whether written, unwritten or otherwise, funded or unfunded, including each Foreign Plan and each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been sponsored, maintained, contributed to or required to be contributed to by the Company and with respect to which the Company has or may have any liability or obligation.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, tenancy license, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate. “ERISA Affiliate” shall mean any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

Exchange Act. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

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Foreign Plan. “Foreign Plan” shall mean any (a) plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States to which the Company is required to contribute or under which the Company has or may have any material liability, (b) Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States or (c) Employee Plan that covers or has covered any former or current employee, consultant or director of the Company whose services are or have been performed primarily outside of the United States.

Form S-4 Registration Statement. “Form S-4 Registration Statement” shall mean the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock pursuant to the Offer and the Merger, as said registration statement may be amended.

Former Subsidiary. “Former Subsidiary” shall mean Praise U.S. Holdings, Inc., a Delaware corporation.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other governmental jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market LLC and the Financial Industry Regulatory Authority).

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

HSR Act. “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Intellectual Property. “Intellectual Property” shall mean algorithms, apparatus, databases, data collections, diagrams, formulae, inventions (whether or not patentable), recipes, tools, files, records and data, all schematics, test methodologies, prototypes, processes, know-how, logos, marks (including brand names, product names, logos, and slogans), methods, proprietary information, protocols, schematics, specifications, software, software code (in any form, including firmware, source code and executable or object code), techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, samples, studies and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (b) trademark and trade name rights and similar rights (collectively with those rights in clause “(f)”, “Trademarks”); (c) trade secret rights; (d) patent and industrial property rights (collectively with those rights in clause “(f)”, “Patents”); (e) other proprietary rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

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Knowledge. An Entity shall be deemed to have “Knowledge” of a fact or other matter if any of the members of its board of directors or any of its executive officers has actual knowledge of such fact or other matter.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Made Available. Any statement in the Agreement to the effect that any information, document or other material has been “Made Available” shall mean that such information, document or material was made available by the Company to Parent or by Parent to the Company, as applicable, for review prior to the execution of the Agreement, by either (i) physically delivering such information to the recipient, (ii) delivering such information to the recipient in electronic format, whether via email or contained in a disc or other memory device, or (iii) by making such information available to the recipient in a virtual data room maintained by such party or otherwise in connection with the Contemplated Transactions.

Open Source License. “Open Source License” shall mean any license that has been designated as an approved “open source license” on www.opensource.org (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards Source License (SISSL) and the Apache License).

Order. “Order” shall mean any order, writ, injunction, judgment or decree issued, entered or otherwise promulgated by a court of competent jurisdiction or other Governmental Body.

Parent Average Stock Price. “Parent Average Stock Price” shall mean the volume weighted average price for one share of Parent Common Stock as reported on the Nasdaq Capital Market for the five (5) trading day period ending immediately prior to (and excluding) the date on which the Acceptance Time occurs.

Parent Common Stock. “Parent Common Stock” shall mean the Common Stock, no par value per share, of Parent.

Parent Material Adverse Effect. “Parent Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that, considered together with all other effects, changes, claims, events and circumstances, has or could reasonably be expected to have or result in a material adverse effect on, (i) the business, financial condition or results of operations of Parent or (ii) the ability of Parent or Acquisition Sub to consummate the Contemplated Transactions, but shall not include: (i) effects, changes, claims, events or circumstances resulting from (A) changes since the date of the Agreement in general economic or political conditions or the securities, credit or financial markets worldwide, (B) changes since the date of the Agreement in conditions generally affecting the industry in which Parent operates, (C) changes since the date of the Agreement in generally accepted accounting principles or the interpretation thereof, (D) changes since the date of the Agreement in Legal Requirements, (E) any acts of terrorism or war since the date of the Agreement, or (F) any stockholder class action or derivative litigation commenced against Parent since the date of the Agreement and arising from allegations of breach of fiduciary duty of Parent’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by Parent with respect to the Agreement; (ii) any adverse

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impact on Parent’s relationships with employees, customers and suppliers of Parent that is attributable to the announcement or pendency of the Agreement and the Contemplated Transactions, or any other adverse impact on Parent that is directly (and to the extent) attributable to the announcement and pendency of the Contemplated Transactions; (iii) any failure after the date of the Agreement to meet internal or analyst projections or forecasts for any period or changes in the trading price or trading volume of Parent Common Stock, in and of itself; or (iv) the taking of any action required to be taken by Parent or Acquisition Sub pursuant to by the Agreement or specifically instructed or consented to, in advance and in writing, by the Company; provided that, (x) in the case of each of clauses “(i)(A),” “(i)(B),” (i)(C),” (i)(D)” and “(i)(E)” above, the exception shall apply so long as and only to the extent that such effects, changes, claims, events or circumstances do not disproportionately impact Parent relative to other participants in the industry or industries in which Parent conducts its business, and (y) any facts or circumstances underlying, causing or contributing to any litigation of the type referred to in clause “(i)(F)” of the preceding sentence, or underlying, causing or contributing to any failure or decline of the type referred to in clause “(iii)” of the preceding sentence, in each case that are not otherwise excluded from the definition of a Parent Material Adverse Effect, may be taken into account in determining whether there has been or would be a Parent Material Adverse Effect.

PBGC. “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Per Share Consideration. “Per Share Consideration” shall mean the Cash Component and the fraction of a share of Parent Common Stock representing the Applicable Fraction.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall include (a) a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number and customer or account number, (b) any other piece of information that allows the identification of a natural person and (c) any other data or information collected by or on behalf of the Company from users of Company Products or any website of the Company.

Post-Effective Amendment. “Post-Effective Amendment” shall mean a post-effective amendment to the Registration Statement for the offer and sale of shares of Parent Common Stock in connection with the Merger, in which the Proxy Statement shall be included as a prospectus.

Proxy Statement. “Proxy Statement” shall mean the proxy or information statement of the Company to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered or filed with, or issued under the authority of, any Governmental Body, including all granted Patents, registered copyrights, registered mask works and registered Trademarks and all applications for any of the foregoing.

Representatives. “Representatives” shall mean directors, officers, other employees, agents, attorneys, accountants, advisors and representatives.

Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

SEC. “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended.

Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests

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in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

Superior Proposal. “Superior Proposal” shall mean an unsolicited bona fide written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity or debt securities or a combination thereof, all or substantially all of the outstanding shares of Company Common Stock or the Company’s assets, that (a) was not obtained or made as a direct or indirect result of a breach of the Agreement and (b) is on terms and conditions that the board of directors of the Company (or a committee thereof) determines, in its reasonable, good faith judgment, after consultation with the Company’s financial advisors and outside counsel, and after taking into account the likelihood and timing of consummation of the purchase transaction contemplated by such Superior Proposal, to be more favorable from a financial point of view to the Company’s stockholders than the Transaction.

Tax. “Tax” shall mean any tax (including any tax based upon or measured by income, capital gains, gross receipts, profits, employment or occupation, any value-added tax, franchise tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff or duty (including any customs duty) and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return. “Tax Return” shall mean any return (including any information return), report, declaration, schedule, notice, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body relating to Taxes.

Triggering Event. A “Triggering Event” shall be deemed to have occurred if: (i) the board of directors of the Company shall have failed to make a Company Board Recommendation or shall have made a Recommendation Change, or shall have taken any other action publicly that would cause a reasonable observer to conclude that the board of directors of the Company does not unanimously support the Offer or the Merger; (ii) following the disclosure or announcement of an Acquisition Proposal or an Acquisition Inquiry, the board of directors of the Company fails to reaffirm publicly the Company Board Recommendation, within ten (10) business days after Parent requests in writing that such recommendation or determination be reaffirmed publicly; (iii) the board of directors of the Company shall have publicly approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or Contract contemplating or providing for any Acquisition Proposal (other than a confidentiality agreement executed and delivered in accordance with clause “(3)” of Section 5.3(c) of the Agreement); or (v) a tender or exchange offer relating to securities of the Company shall have been commenced by a third party and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

Year-End Balance Sheet. “Year-End Balance Sheet” shall mean the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 24, 2009, included in the Company’s Report on Form 10-K for the fiscal year then ended, as filed with the SEC on September 22, 2009.

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EXHIBIT B

CONDITIONS TO THE OFFER

The obligation of Acquisition Sub to accept for exchange and deliver consideration for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(l)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for exchange or deliver consideration for, and may delay the acceptance for exchange or the delivery of consideration for, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not be satisfied by midnight, Eastern Time, on the expiration date of the Offer (taking into account any extensions made pursuant to Section 1.1(d)), or (ii) any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a) each of the Designated Representations shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(b) each of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), except where the failure of such representations and warranties to be accurate, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(c) each covenant set forth in the Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

(d) since the date of the Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(e) Parent and the Company shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(d)” of this Exhibit B have been duly satisfied;

(f) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

(g) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger shall have been issued by any court of competent jurisdiction or other

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Governmental Body having authority over Parent, Acquisition Sub or the Company and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger illegal;

(h) there shall not be pending, or threatened in writing, any Legal Proceeding by any Governmental Body having authority over Parent, Acquisition Sub or the Company challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other Contemplated Transactions;

(i) no Triggering Event shall have occurred; and

(j) the Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent.

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Annex A-2

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of November 17, 2009, by and among: PEET’S COFFEE & TEA, INC., a Washington corporation (“Parent”); MARTY ACQUISITION SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent (“Acquisition Sub”); and DIEDRICH COFFEE, INC., a Delaware corporation (the “Company”).

RECITALS

A. Parent, Merger Sub and the Company are parties to that certain Agreement and Plan of Merger dated as of November 2, 2009 (the “Merger Agreement”).

B. Section 9.1 of the Merger Agreement permits the parties to amend the Merger Agreement, with the approval of the respective boards of directors of the Company and Parent, by an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

C. The parties desire to amend the Merger Agreement as provided in this Amendment.

D. The respective boards of directors of Parent, Merger Sub and the Company have approved this Amendment.

AGREEMENT

The parties to this Amendment, intending to be legally bound, agree as follows:

Section 1. DEFINITIONS

1.1 Definitions; References. Each capitalized term used but not defined in this Amendment shall have the meaning assigned to such term in the Merger Agreement. Each reference in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to “hereof,” “hereunder,” “hereby,” “this Agreement,” “the Agreement” or any similar term shall, from and after the date of this Amendment, refer to the Merger Agreement (as amended by this Amendment). Each reference in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to the “date of this Agreement”, “date of the Agreement”, the “date hereof” or any similar term shall refer to November 2, 2009. Except as otherwise indicated, all references in the Merger Agreement (including references added to the Merger Agreement by means of this Amendment) to “Sections” are intended to refer to Sections of the Merger Agreement (as amended by this Amendment), and not sections of this Amendment.

Section 2. AMENDMENTS TO MERGER AGREEMENT

2.1 Amendment to Certain Nasdaq References in the Merger Agreement. All references to the “Nasdaq Capital Market” in Sections 1.1(e), 2.5(d) and 6.8 of the Merger Agreement, and in the definition of “Parent Average Stock Price” in Exhibit A to the Merger Agreement, are hereby replaced with references to the “Nasdaq Global Select Market”.

2.2 Amendment to Section 4.3 of the Merger Agreement. The first sentence of Section 4.3 of the Merger Agreement is hereby replaced in its entirety with the following:

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“The authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, and 10,000,000 shares of the Preferred Stock, no par value per share, of Parent (of which no shares have been issued or are outstanding).”

2.3. Amendment to Section 5.3(g)(iii) of the Merger Agreement. Clause (vi) of Section 5.3(g)(iii) of the Merger Agreement is hereby replaced in its entirety with the following:

“(vi) during such four (4) business day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement or the Offer or enter into an alternative transaction so that the failure to make a Recommendation Change in light of such Intervening Event could not reasonably be expected to constitute a breach of its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements;”

2.4. Amendment to Exhibit B to the Merger Agreement. Exhibit B to the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“The obligation of Acquisition Sub to accept for exchange and deliver consideration for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses “(a)” through “(k)” below. Accordingly, notwithstanding any other provision of the Offer or the Agreement to the contrary, Acquisition Sub shall not be required to accept for exchange or deliver consideration for, and may delay the acceptance for exchange or the delivery of consideration for, any tendered shares of Company Common Stock, if (i) the Minimum Condition shall not be satisfied by midnight, Eastern Time, on the expiration date of the Offer (taking into account any extensions made pursuant to Section 1.1(d)), or (ii) any of the following additional conditions shall not be satisfied or have been waived in writing by Parent:

(a) each of the Designated Representations shall have been accurate in all material respects as of the date of the Agreement, and shall be accurate in all material respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all material respects as of such date or time); provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(b) each of the representations and warranties of the Company set forth in the Agreement (other than those referred to in clause “(a)” above) shall have been accurate in all respects as of the date of the Agreement, and shall be accurate in all respects at and as of the expiration time of the Offer with the same force and effect as if made at and as of such time (in each case, except for representations and warranties that by their terms are made only as of a specific date or time, which need only be accurate in all respects as of such date or time), except where the failure of such representations and warranties to be accurate, including the circumstances constituting or giving rise to such inaccuracies, considered in the aggregate, do not constitute a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties, (x) all “Company Material Adverse Effect” and other qualifications based on the word “material” contained in such representations and warranties shall be disregarded, and (y) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(c) each covenant set forth in the Agreement that the Company is required to comply with or to perform at or prior to the Acceptance Time shall have been complied with or performed in all material respects, or, if not complied with or performed in all material respects, such noncompliance or failure to perform shall have been cured;

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(d) since the date of the Agreement, no Company Material Adverse Effect shall have occurred and be continuing;

(e) Parent and the Company shall have received a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer confirming that the conditions set forth in clauses “(a),” “(b),” “(c)” and “(d)” of this Exhibit B have been duly satisfied;

(f) the waiting period applicable to the Offer under the HSR Act shall have expired or been terminated;

(g) the Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC and be outstanding, and no proceeding for that purpose shall have been initiated by the SEC and be outstanding or be threatened by the SEC;

(h) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or preventing consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body having authority over Parent, Acquisition Sub or the Company and remain in effect, and there shall not be any applicable Legal Requirement enacted or deemed applicable to the Offer or the Merger by a Governmental Body having authority over Parent, Acquisition Sub or the Company that makes the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger illegal;

(i) there shall not be pending, or threatened in writing, any Legal Proceeding by any Governmental Body having authority over Parent, Acquisition Sub or the Company challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Company Common Stock pursuant to the Offer or the consummation of the Merger or any of the other Contemplated Transactions;

(j) no Triggering Event shall have occurred; and

(k) the Agreement shall not have been validly terminated.

The foregoing conditions are for the sole benefit of Parent and Acquisition Sub and may be waived by Parent, in whole or in part at any time and from time to time, in the sole discretion of Parent.”

Section 3. Miscellaneous

3.1. No Further Amendment. Except as otherwise expressly provided in this Amendment, all of the terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.

3.2. Effect of Amendment. This Amendment shall form a part of the Merger Agreement for all purposes, and each party hereto and thereto shall be bound hereby. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto.

3.3. Applicable Law; Jurisdiction. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to the Merger Agreement or this Amendment or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

3.4. Entire Agreement; Counterparts. Without limiting Section 8.2 of the Merger Agreement, the Merger Agreement (as amended by this Amendment) and the other agreements referred to in the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof;

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provided, however, that the provisions of the Confidentiality Agreement shall not be superseded and shall remain in full force and effect. This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first above written.

PEET’S COFFEE & TEA, INC.

By:	/s/ Tom Cawley
Name:	Thomas P. Cawley
Title:	CFO

MARTY ACQUISITION SUB, INC.

By:	/s/ Tom Cawley
Name:	Thomas P. Cawley
Title:	CFO

DIEDRICH COFFEE, INC.

By:	/s/ Sean M. McCarthy
Name:	Sean M. McCarthy
Title:	CFO

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Annex B-1

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of November 2, 2009, by and between PEET’S COFFEE & TEA, INC., a Washington corporation (“Parent”), and the stockholder identified on the signature page hereto (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Diedrich Coffee, Inc., a Delaware corporation (the “Company”).

B. Parent, Marty Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (on the terms and subject to the conditions set forth therein) for Parent to acquire the Company by (i) causing Acquisition Sub to make an exchange offer as contemplated by the Merger Agreement (the “Offer”) for all of the issued and outstanding common stock of the Company for the Per Share Consideration (as defined in the Merger Agreement) and (ii) as promptly as practicable after the closing of the Offer, causing Acquisition Sub to merge with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the same consideration payable pursuant to the Offer.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Shares” shall mean: 1,832,580 shares of Company Common Stock Owned by Stockholder as of the date of this Agreement.

(d) “Termination Date” shall mean the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms and (ii) the Effective Time of the Merger.

(e) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Acquisition Sub; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Acquisition Sub.

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(f) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. TRANSFER OF SUBJECT SHARES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Shares. Subject to Section 2.3, during the period from the date of this Agreement through the Termination Date, Stockholder shall not cause or permit any Transfer if such Transfer would result in Stockholder’s failure to Own the Subject Shares or inability to comply with Stockholder’s obligations hereunder.

2.2 Restriction on Transfer of Voting or Disposition Rights. During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Shares is deposited into a voting trust; (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Shares; and (c) no Person other than Stockholder (or any other Person that is the record or beneficial owner of any of the Subject Shares as of the date of this Agreement) is granted dispositive power with respect to any of the Subject Shares.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a corporation, partnership or limited liability company, to one or more stockholders, partners or members of Stockholder or to an affiliated entity under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Prior to the Termination Date, Stockholder agrees to promptly (and, in any event, not later than five business days after receipt by Stockholder of all documents and instruments enabling Stockholder to do so) validly tender or cause to be validly tendered in the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Securities Exchange Act of 1934, all of the Subject Shares (free and clear of any encumbrances or restrictions).

3.2 No Withdrawal. Prior to the Termination Date, Stockholder agrees not to withdraw or cause to be withdrawn any of the Subject Shares from the Offer unless and until the Offer expires without Acquisition Sub having accepted for exchange shares of Company Common Stock validly tendered in the Offer.

3.3 Conditional Obligation. Stockholder acknowledges and agrees that Acquisition Sub’s obligation to accept for exchange shares of Company Common Stock in the Offer, including any Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

SECTION 4. VOTING OF SHARES

Stockholder hereby agrees that, prior to the Termination Date, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any Subject Shares not acquired pursuant to the Offer to be voted:

(a) in favor of the Merger and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

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(c) against any action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or the Merger or any of the other Contemplated Transactions or this Agreement.

Prior to the Termination Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence. For the avoidance of doubt, nothing in this Agreement shall in any way limit Stockholder’s right to vote the Subject Shares in Stockholder’s sole discretion on any matters other than the foregoing matters that may be submitted to a stockholder vote, consent or other approval.

Notwithstanding the foregoing or any contrary provision hereof, no covenant or agreement herein of Stockholder, and no action taken or omitted to be taken by Stockholder pursuant to the terms of this Agreement or the Merger Agreement, is intended, nor shall it be deemed or construed, to constitute the consent or approval of Stockholder (whether in Stockholder’s capacity as a stockholder, director or officer of the Company or otherwise) for any purpose under any employment, severance, change-in-control or similar agreement or arrangement to which Stockholder may be party.

SECTION 5. WAIVER OF APPRAISAL RIGHTS

Subject to the acceptance of the Subject Shares by Acquisition Sub in the Offer pursuant to the Merger Agreement, Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal or dissenters’ rights relating to the Merger with respect to the Subject Shares.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

6.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2 Company Warrants. Stockholder hereby covenants and agrees that until the Termination Date, Stockholder will not exercise or cause or permit to be exercised any Company Warrants owned of record or beneficially by Stockholder, and agrees and understands that any attempted or purported exercise of any such Company Warrants shall, unless such exercise shall have been consented to in advance by Parent in writing (which consent Parent may grant or withhold in its sole and absolute discretion), be null and void, and no shares of Company Common Stock shall be issued in connection therewith. Stockholder has reviewed and consents to the treatment of Company Warrants owned of record or beneficially by Stockholder as provided in the Merger Agreement.

6.3 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any Legal Requirements applicable to Stockholder; or (ii) result in or constitute a breach of, or give to any Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Shares pursuant to any Contract to which Stockholder is a party.

(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent or approval of any Person.

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6.4 Title to Securities. As of the date of this Agreement, Stockholder holds of record (free and clear of any encumbrances or restrictions) the Subject Shares.

SECTION 7. ADDITIONAL COVENANTS OF STOCKHOLDER

7.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Schedule TO, the Form S-4 Registration Statement or other publicly-filed documents relating to the Offer and, if adoption of the Merger Agreement by the stockholders of the Company is required under the terms of the DGCL or other applicable law, the Proxy Statement, Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s obligations under this Agreement.

7.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and fulfilling the obligations of Stockholder under this Agreement.

SECTION 8. MISCELLANEOUS

8.1 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

3161 Michelson Drive, 12th Floor

Irvine, California 92612

Attention: John M. Williams

Facsimile: (949) 451-4220

if to Parent:

Peet’s Coffee & Tea, Inc.

1400 Park Avenue

Emeryville, CA 94608

Attention: Chief Financial Officer

Facsimile: 510-594-2180

8.2 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

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8.3 Entire Agreement. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.4 Assignment; Binding Effect; Etc. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are transferred. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person other than the parties hereto, provided that Acquisition Sub shall be a third party beneficiary with respect to all of Stockholder’s obligations under this Agreement.

8.5 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

8.6 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.8 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.9 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

8.10 Waiver. A party shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.11 Not Binding in Other Capacities. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Stockholder is entering into this Agreement solely in his capacity as a stockholder of the Company and nothing in this Agreement shall be construed to prohibit or restrict Stockholder from taking any action in his capacity as an officer or member of the Board of Directors of the Company or, subject to the limitations (and consequences of such actions) set forth in the Merger Agreement, from taking any action with respect to any Acquisition Proposal as an officer or member of the Board of Directors of the Company to the extent permitted by the Merger Agreement.

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8.12 Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the Termination Date.

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IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

PEET’S COFFEE & TEA, INC.

/s/ Patrick O’Dea
By
President and CEO
Title

STOCKHOLDER

/s/ Paul C. Heeschen
Signature
Paul C. Heeschen
Printed Name

Address:

Facsimile:

Signature Page to Stockholder Agreement

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Annex B-2

STOCKHOLDER AGREEMENT

THIS STOCKHOLDER AGREEMENT (this “Agreement”) is entered into as of November 2, 2009, by and between PEET’S COFFEE & TEA, INC., a Washington corporation (“Parent”), and the stockholder identified on the signature page hereto (“Stockholder”).

RECITALS

A. Stockholder is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of certain shares of common stock of Diedrich Coffee, Inc., a Delaware corporation (the “Company”).

B. Parent, Marty Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and the Company are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”) which provides (on the terms and subject to the conditions set forth therein) for Parent to acquire the Company by (i) causing Acquisition Sub to make an exchange offer as contemplated by the Merger Agreement (the “Offer”) for all of the issued and outstanding common stock of the Company for the Per Share Consideration (as defined in the Merger Agreement) and (ii) as promptly as practicable after the closing of the Offer, causing Acquisition Sub to merge with and into the Company (the “Merger”).

C. In the Merger, each outstanding share of common stock of the Company will be converted into the right to receive the same consideration payable pursuant to the Offer.

D. Stockholder is entering into this Agreement in order to induce Parent to enter into the Merger Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1. CERTAIN DEFINITIONS

For purposes of this Agreement:

(a) “Company Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

(b) Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if Stockholder: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of such security.

(c) “Subject Securities” shall mean: (i) all equity securities of the Company (including all shares of Company Common Stock and all options, warrants and other rights to acquire shares of Company Common Stock) Owned by Stockholder as of the date of this Agreement; and (ii) all additional equity securities of the Company (including all additional shares of Company Common Stock and all additional options, warrants and other rights to acquire shares of Company Common Stock) of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

(d) “Subject Shares” shall mean: (i) all shares of Company Common Stock Owned by Stockholder as of the date of this Agreement; and (ii) all additional shares of Company Common Stock of which Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

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(e) “Termination Date” shall mean the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms and (ii) the Effective Time of the Merger.

(f) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than Parent or Acquisition Sub; or (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than Parent or Acquisition Sub.

(g) Capitalized terms used but not otherwise defined in this Agreement have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. TRANSFER OF SUBJECT SECURITIES AND VOTING RIGHTS

2.1 Restriction on Transfer of Subject Securities. Subject to Section 2.3, during the period from the date of this Agreement through the Termination Date, Stockholder shall not cause or permit any Transfer of any of the Subject Securities.

2.2 Restriction on Transfer of Voting or Disposition Rights. During the period from the date of this Agreement through the Termination Date, Stockholder shall ensure that: (a) none of the Subject Securities is deposited into a voting trust; (b) no proxy is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities; and (c) no Person other than Stockholder (or any other Person that is the record or beneficial owner of any of the Subject Securities as of the date of this Agreement, but only with respect to such Subject Securities) is granted dispositive power with respect to any of the Subject Securities.

2.3 Permitted Transfers. Section 2.1 shall not prohibit a Transfer of Subject Securities by Stockholder (a) if Stockholder is an individual (i) to any member of Stockholder’s immediate family, or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family, or (ii) upon the death of Stockholder, or (b) if Stockholder is a corporation, partnership or limited liability company, to one or more stockholders, partners or members of Stockholder or to an affiliated entity under common control with Stockholder; provided, however, that a Transfer referred to in this sentence shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

SECTION 3. AGREEMENT TO TENDER

3.1 Tender of Subject Shares. Prior to the Termination Date, Stockholder agrees to promptly (and, in any event, not later than five business days after receipt by Stockholder of all documents and instruments enabling Stockholder to do so) validly tender or cause to be validly tendered in the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Securities Exchange Act of 1934, all of the Subject Shares Owned by Stockholder as of the date of this Agreement (free and clear of any encumbrances or restrictions), and if Stockholder acquires Ownership of any additional Subject Shares after the date of this Agreement, to promptly (and, in any event, not later than the later of (x) two business days after Stockholder acquires Ownership of such additional Subject Shares and (y) receipt by Stockholder of all documents and instruments enabling Stockholder to do so) validly tender or cause to be validly tendered in the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional Subject Shares (free and clear of any encumbrances or restrictions).

3.2 No Withdrawal. Prior to the Termination Date, Stockholder agrees not to withdraw or cause to be withdrawn any of the Subject Shares from the Offer unless and until the Offer expires without Acquisition Sub having accepted for exchange shares of Company Common Stock validly tendered in the Offer.

3.3 Conditional Obligation. Stockholder acknowledges and agrees that Acquisition Sub’s obligation to accept for exchange shares of Company Common Stock in the Offer, including any Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

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SECTION 4. VOTING OF SHARES

Stockholder hereby agrees that, prior to the Termination Date, at any meeting of the stockholders of the Company, however called, and in any action by written consent of stockholders of the Company, unless otherwise directed in writing by Parent, Stockholder shall cause any Subject Shares not acquired pursuant to the Offer to be voted:

(a) in favor of the Merger and the adoption of the Merger Agreement and the terms thereof, in favor of each of the other actions contemplated by the Merger Agreement and in favor of any action in furtherance of any of the foregoing;

(b) against any action or agreement that would result in a breach of any representation, warranty, covenant or obligation of the Company in the Merger Agreement; and

(c) against any action that is intended, or that could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Offer or the Merger or any of the other Contemplated Transactions or this Agreement.

Prior to the Termination Date, Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner inconsistent with clause “(a)”, clause “(b)” or clause “(c)” of the preceding sentence. For the avoidance of doubt, nothing in this Agreement shall in any way limit Stockholder’s right to vote the Subject Shares in Stockholder’s sole discretion on any matters other than the foregoing matters that may be submitted to a stockholder vote, consent or other approval.

Notwithstanding the foregoing or any contrary provision hereof, no covenant or agreement herein of Stockholder, and no action taken or omitted to be taken by Stockholder pursuant to the terms of this Agreement or the Merger Agreement, is intended, nor shall it be deemed or construed, to constitute the consent or approval of Stockholder (whether in Stockholder’s capacity as a stockholder, director or officer of the Company or otherwise) for any purpose under any employment, severance, change-in-control or similar agreement or arrangement to which Stockholder may be party.

SECTION 5. WAIVER OF APPRAISAL RIGHTS

Subject to the acceptance of the Subject Shares by Acquisition Sub in the Offer pursuant to the Merger Agreement, Stockholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal or dissenters’ rights relating to the Merger with respect to any shares of Company Common Stock Owned by Stockholder.

SECTION 6. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Parent as follows:

6.1 Authorization, etc. Stockholder has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.2 No Conflicts or Consents.

(a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not: (i) conflict with or violate any Legal Requirements applicable to Stockholder; or (ii) result in or constitute a breach of, or give to any Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of the Subject Securities pursuant to any Contract to which Stockholder is a party.

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(b) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, require any consent or approval of any Person.

6.3 Title to Securities. As of the date of this Agreement: (a) Stockholder holds of record (free and clear of any encumbrances or restrictions) the number of outstanding shares of Company Common Stock set forth under the heading “Shares Held of Record” on the signature page hereof; (b) Stockholder holds (free and clear of any encumbrances or restrictions) the options, warrants and other rights to acquire shares of Company Common Stock set forth under the heading “Options and Other Rights” on the signature page hereof; (c) Stockholder Owns the additional equity securities of the Company set forth under the heading “Additional Securities Beneficially Owned” on the signature page hereof; and (d) Stockholder does not directly or indirectly Own any shares of capital stock or other equity securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other equity securities of the Company, other than the shares and options, warrants and other rights set forth on the signature page hereof.

SECTION 7. ADDITIONAL COVENANTS OF STOCKHOLDER

7.1 Stockholder Information. Stockholder hereby agrees to permit Parent and Acquisition Sub to publish and disclose in the Schedule TO, the Form S-4 Registration Statement or other publicly-filed documents relating to the Offer and, if adoption of the Merger Agreement by the stockholders of the Company is required under the terms of the DGCL or other applicable law, the Proxy Statement, Stockholder’s identity and ownership of shares of Company Common Stock and the nature of Stockholder’s obligations under this Agreement.

7.2 Further Assurances. From time to time and without additional consideration, Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as Parent may reasonably request for the purpose of carrying out and fulfilling the obligations of Stockholder under this Agreement.

SECTION 8. MISCELLANEOUS

8.1 Notices. Any notice or other communication required or permitted to be delivered to either party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when received at the address or facsimile telephone number set forth beneath the name of such party below (or at such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Stockholder:

at the address set forth on the signature page hereof

with a copy (which shall not constitute notice) to:

Gibson Dunn & Crutcher LLP

3161 Michelson Drive, 12th Floor

Irvine, California 92612

Attention: John M. Williams

Facsimile: (949) 451-4220

if to Parent:

Peet’s Coffee & Tea, Inc.

1400 Park Avenue

Emeryville, CA 94608

Attention: Chief Financial Officer

Facsimile: 510-594-2180

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8.2 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

8.3 Entire Agreement. This Agreement and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by both parties.

8.4 Assignment; Binding Effect; Etc. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by either party, and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Securities are transferred. Nothing in this Agreement, express or implied, is intended to or shall confer any right, benefit or remedy of any nature whatsoever upon any Person other than the parties hereto, provided that Acquisition Sub shall be a third party beneficiary with respect to all of Stockholder’s obligations under this Agreement.

8.5 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach.

8.6 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.

8.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

8.8 Captions. The captions contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

8.9 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by or on behalf of the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement are consummated.

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8.10 Waiver. A party shall not be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy of such party under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

8.11 Not Binding in Other Capacities. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that Stockholder is entering into this Agreement solely in his capacity as a stockholder of the Company and nothing in this Agreement shall be construed to prohibit or restrict Stockholder from taking any action in his capacity as an officer or member of the Board of Directors of the Company or, subject to the limitations (and consequences of such actions) set forth in the Merger Agreement, from taking any action with respect to any Acquisition Proposal as an officer or member of the Board of Directors of the Company to the extent permitted by the Merger Agreement.

8.12 Termination. This Agreement shall automatically terminate and become void and of no further force or effect on the Termination Date.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

PEET’S COFFEE & TEA, INC.

By

Title

STOCKHOLDER

Signature

Printed Name

Address:

Facsimile:

Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned

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Annex C

§ 262. DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148,§§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, §1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21.)

Complete and correct copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for shares of Diedrich Coffee, Inc. common stock and any other required documents should be sent or delivered by each stockholder of Diedrich Coffee, Inc. or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the address set forth below:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By mail or hand delivery:

Continental Stock Transfer & Trust Company

Attn: Reorganization Dept.

17 Battery Place, 8th Floor

New York, NY 10004

By facsimile transmission:

(for eligible institutions only)

(212) 616-7610

Confirm facsimile transmission:

(212) 509-4000 (ext. 536)

Questions and requests for assistance or additional copies of this prospectus/offer to purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification on Substitute Form W-9 may be directed to the Information Agent at the locations and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company or other nominee for assistance concerning the offer.

The Information Agent for the Offer is:

Laurel Hill Advisory Group, LLC

100 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokers Call Collect: (917) 338-3181

All Others Call Toll Free: (888) 742-1305

Until the expiration of the offer or any subsequent offering period, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.

Schedule I

DIRECTORS AND EXECUTIVE OFFICERS OF

PEET’S COFFEE & TEA, INC. AND THE PURCHASER

The names of the directors and executive officers of Peet’s Coffee & Tea, Inc. (“Peet’s”) and Marty Acquisition Sub, Inc. and their present principal occupations or employment and material employment history for the past five years are set forth below. Unless otherwise indicated, each director and executive officer has been so employed or held such position for a period in excess of five years. The business address of each of the directors and executive officers of Peet’s is 1400 Park Avenue, Emeryville, CA 94608. The business address of each of the directors and executive officers of Marty Acquisition Sub, Inc. is c/o Peet’s Coffee & Tea, Inc., 1400 Park Avenue, Emeryville, CA 94608.

Peet’s Coffee & Tea, Inc.

Name	Country of Citizenship	Position
Gerald Baldwin	United States	Director
Hilary Billings	United States	Director
Elizabeth Sartain	United States	Director
David Deno	United States	Director
Michael Linton	United States	Director
Jean-Michel Valette	United States	Chairman of the Board and Director
Patrick J. O’Dea	United States	Chief Executive Officer, President and Director
Ted W. Hall	United States	Director
Thomas P. Cawley	United States	Secretary, Treasurer and Chief Financial Officer
P. Christine Lansing	United States	Vice President, General Manager Consumer Business
Kay L. Bogeajis	United States	Vice President, Retail Operations

Gerald Baldwin, 67, has served as a director of Peet’s since 1971 and served as Chairman of the Board from 1994 through January 2001. From 1971 until 1994, Mr. Baldwin was President and Chief Executive Officer of Peet’s. Since 2000, he has also served as a director of TechnoServe, Inc., a non-profit organization operating in Africa and Latin America. Mr. Baldwin served as a director of Association Scientifique Internationale du Café from 1999 through March 2005 and its President from 2001 to December 2004.

Hilary Billings, 46, has served as a director of Peet’s since January 2002. Since 2004, Ms. Billings has been an independent brand strategy consultant. From May 1999 to March 2004, Ms. Billings was Chairman of the Board and Chief Marketing Officer of RedEnvelope, a multi-channel gift company.

Elizabeth Sartain, 55, has served as director of Peet’s since October 2007. Ms. Sartain currently serves as an independent Human Resource Advisor and Consultant. She previously served as an executive vice president and chief people Yahoo at Yahoo! Inc. from 2001 to 2008. Before joining Yahoo!, Ms. Sartain held executive and officer positions at Southwest Airlines, where she led all human resources functions. Ms. Sartain is the co-author of three widely-read books on successful employment strategies and contributes regularly to industry and business publications on human resource management issues.

David Deno, 52, joined the Board of Directors in August 2006. Mr. Deno is currently a Managing Director with Obelysk Capital in Toronto, a position he assumed in May 2009. Mr. Deno was not employed in March and April of 2009. From January 2008 to February 2009, Mr. Deno was the President and then CEO of Quiznos LLC. From August 2006 to December 2007, he was a Managing Director with the private equity firm CCMP Capital Advisors, LLC. Prior to this, he had a 15-year career with YUM! Brands, Inc. where he served as Chief Operating Officer from October 2004 to February 2006 and as Chief Financial Officer from November 1999 to October 2004. Mr. Deno was not employed between March 2006 and July 2006. Mr. Deno currently serves as a director of NXT Nutritional Holdings, Inc.

Michael Linton, 52, joined the Board of Directors in March 2005. Mr. Linton has been a consultant, advisor and columnist for Forbes.com since March 2009. Mr. Linton held executive positions at eBay from December 2006 to March 2009, including Chief Marketing Officer and Senior Vice President for eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores. Prior to this, Mr. Linton was Executive Vice President and Chief Marketing Officer for Best Buy Co., Inc., a specialty retailer of consumer-electronics and related products and services, from January 1999 through August 2006. Mr. Linton was not employed between September 2006 and November 2006.

Jean-Michel Valette, 49, has served as Chairman of the Board of Directors since January 2004 and a director of Peet’s since July 2001. Mr. Valette has been an independent advisor to branded consumer companies since May 2000. Mr. Valette also served as Chairman of The Robert Mondavi Winery, from April 2005 to October 2006 and as its President and Managing Director from October 2004 to April 2005. From August 1998 to May 2000, Mr. Valette was President and Chief Executive Officer of Franciscan Estates, a premium wine company. Mr. Valette currently serves as a director of Select Comfort Corporation and the Boston Beer Company.

Patrick J. O’Dea, 48, has served as Chief Executive Officer, President and as a director of Peet’s since May 2002. From April 1997 to March 2001, he was Chief Executive Officer of Archway/Mother’s Cookies and Mother’s Cake and Cookie Company. From 1995 to 1997, Mr. O’Dea was the Vice President and General Manager of the Specialty Cheese Division of Stella Foods. From 1984 to 1995, he was with Procter & Gamble, where he marketed several of the company’s snack and beverage brands.

Ted W. Hall, 61, joined the Board of Directors in October 2008. Mr. Hall has been General Partner of Long Meadow Ranch and President of the associated Long Meadow Ranch Winery in Napa Valley since 1994. He has been the Managing Director of Mayacamas Associates, his own consulting firm, since 2000. From 2003 to 2005, Mr. Hall was the Chairman of the Board of The Robert Mondavi Corporation. From 1972 to 2000, Mr. Hall served in a variety of senior leadership roles at McKinsey & Company, including as an elected member of the McKinsey shareholder committee, which is McKinsey’s board of directors. Mr. Hall also serves as a director of Dolby Laboratories, Inc. and Williams-Sonoma, Inc.

Thomas P. Cawley has served as Chief Financial Officer since July 2003. From August 2000 to June 2003, he was at Gap, Inc. serving as Chief Financial Officer, Gap Brand. From 1986 to August 2000, Mr. Cawley was at PepsiCo/Yum Brands (formerly Tricon Global Restaurants), holding various positions such as Director of Finance, Vice President—Controller, and Chief Financial Officer of Pizza Hut. Previous to 1986, Mr. Cawley was with The Quaker Oats Company and General Foods.

P. Christine Lansing joined Peet’s as Vice President, Chief Marketing Officer in October 2005. She assumed additional responsibility for the management of the grocery channel in October 2007 and in November 2008 became the Vice President, General Manager Consumer Business (grocery and home delivery), leading the strategic planning and implementation of Peet’s grocery expansion and innovation efforts. From May 2002 to October 2005, Ms. Lansing served as Vice President of Marketing, Flagship Brands for The Hershey Company. From August 1989 to April 2002, she held a breadth of marketing positions with Procter & Gamble in the United States and Western Europe.

Kay L. Bogeajis has served as Vice President, Retail Operations since she joined Peet’s in October 2007. From January 2003 to October 2007, Ms. Bogeajis served as Vice President, Western Operations for Taco Bell Corporation, a Yum Brand company, where she was responsible for more than 1,400 stores and approximately $1.4 billion in system-wide sales. From October 2001 to January 2003, she was Vice President Systemwide Operations for Taco Bell. Previously, she held prominent retail operations and sales positions with Taco Bell, Frito-Lay, Inc., a PepsiCo company, and Burger King Corporation.

Marty Acquisition Sub, Inc.

Name	Country of Citizenship	Position
Patrick J. O’Dea	United States	Chief Executive Officer, President and Director
Thomas P. Cawley	United States	Treasurer and Chief Financial Officer

Patrick J. O’Dea currently serves as Chief Executive Officer, President and as a director of Peet’s.

Thomas P. Cawley currently serves as Chief Financial Officer of Peet’s.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Sections 23B.8.500 through 23B.8.600 of the Washington Business Corporation Act (“WBCA”) authorize a court to award, or a corporation’s board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”). The directors and officers of the corporation also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by the registrant for this purpose. Section 23B.08.320 of the WBCA authorizes a corporation to limit a director’s liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article VI of Peet’s articles of incorporation provides for indemnification of its directors, except for (i) acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) conduct violating WBCA 23B.08.310, or (iii) any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled. Peet’s articles of incorporation further provide that if the WBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Peet’s directors shall be deemed eliminated or limited to the fullest extent permitted by the WBCA, as so amended. Article XI of Peet’s bylaws provide for indemnification of its directors and executive officers, under specified circumstances, except for (i) in connection with a proceeding by or in the right of Peet’s in which a director or executive officer is adjudged liable to Peet’s, or (ii) in connection with any other proceeding charging improper personal benefit to the director or executive officer in which the director or executive officer is adjudged liable on the basis on the basis that they received an improper personal benefit.

Peet’s has also entered into indemnity agreements with certain officers and directors, which, among other things, provide for indemnification of Peet’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any such person in any action or proceeding arising out of such person’s services as a director or executive officer or at Peet’s request to the full extent permitted by Washington law. In addition, Peet’s maintains directors’ and officers’ liability insurance for the benefit of its officers and directors.

The merger agreement (Exhibits 2.1 and 2.2 hereto) provides that, if the offer is completed, all rights to indemnification (including advancement of expenses and payment of litigation expenses) of current or former directors and officers of Diedrich arising from actions taken before the completion of the merger, under Delaware law, in Diedrich’s certificate of incorporation and bylaws and in certain agreements between Diedrich and its directors and officers will be assumed by the registrant, continue in full force and effect for six years from the completion of the merger, and that Peet’s will cause the registrant to comply with its obligations thereunder.

The above discussion of the Washington law and of Peet’s articles of incorporation, bylaws, and indemnity agreements and the merger agreement is not intended to be exhaustive and is qualified in its entirety by such statutes, articles of incorporation, bylaws and indemnity agreements and the merger agreement.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibits.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of November 2, 2009, among Peet’s Coffee & Tea, Inc., Marty Acquisition Sub, Inc. and Diedrich Coffee, Inc. (included as Annex A-1 to prospectus/offer to purchase).

2.2	Amendment No. 1 to Agreement and Plan of Merger, dated as of November 17, 2009, by and among Peet’s Coffee & Tea, Inc., Marty Acquisition Sub, Inc. and Diedrich Coffee, Inc. (included as Annex A-2 to prospectus/offer to purchase).

2.3	Stockholder Agreement dated as of November 2, 2009, between Peet’s Coffee & Tea, Inc. and Paul C. Heeschen (included as Annex B-1 to prospectus/offer to purchase).

2.4	Form of Stockholder Agreement dated as of November 2, 2009, between Peet’s Coffee & Tea, Inc. and certain directors and executive officers of Diedrich Coffee, Inc. (included as Annex B-2 to prospectus/offer to purchase).

3.1	Amended and Restated Articles of Incorporation of Peet’s Coffee & Tea, Inc. (incorporated by reference to Exhibit 3.6 from Peet’s Registration Statement on Form S-1/A (File No. 333-47957) filed on December 1, 2000, as subsequently amended).

3.2	Amended and Restated Bylaws of Peet’s Coffee & Tea, Inc. (incorporated by reference to Exhibit 3.8 from Peet’s Information Statement on Form S-1/A (File No. 333-47957) filed on December 1, 2000, as subsequently amended).

4.1	Form of Registrant’s Common Stock certificate (incorporated by reference to Exhibit 4.1 from Peet’s Information Statement on Form S-1/A (File No. 333-47957) filed on December 22, 2000, as subsequently amended).

5.1	Opinion of Cooley Godward Kronish LLP as to the issuance of shares of Peet’s common stock in connection with the offer and the merger.

10.1	Commitment Letter with Wells Fargo, N.A. and Wells Fargo Securities LLC, dated as of November 2, 2009 (incorporated by reference to Exhibit 10.1 from Peet’s Current Report on Form 8-K as filed on November 4, 2009).

21.1	Subsidiaries (incorporated by reference to Exhibit 21.1 from Peet’s Annual Report on Form 10-K for the fiscal year ended December 28, 2008).

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm, with respect to Peet’s Coffee & Tea, Inc.

23.2	Consent of BDO Seidman LLP, independent registered public accounting firm, with respect to Diedrich Coffee, Inc.

23.3	Consent of Cooley Godward Kronish LLP (set forth in Exhibit 5.1)

24.1	Power of Attorney (see signature page to this Form S-4)

99.1	Form of Letter of Transmittal.

99.2	Form of Notice of Guaranteed Delivery.

99.3	Form of Letter from the Information Agent to Brokers, Dealers, Banks, Trust Companies and Other Nominees.

99.4	Form of Letter to Clients for use by Brokers, Dealers, Banks, Trust Companies and Other Nominees.

99.5	Instructions for Certification of Taxpayer Identification Number on Substitute Form W-9.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(a) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(b) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

(c) to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form;

(e) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(f) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(g) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i) that, for the purposes of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(j) that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on November 17, 2009.

PEET’S COFFEE & TEA, INC.

By:	/S/ PATRICK J. O’DEA
Patrick J. O’Dea
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Patrick J. O’Dea and Thomas P. Cawley, and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution and resubstitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that are to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ PATRICK J. O’DEA Patrick J. O’Dea	President, Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2009

/S/ THOMAS P. CAWLEY Thomas P. Cawley	Vice President, Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	November 17, 2009

/S/ JEAN-MICHEL VALETTE Jean-Michel Valette	Chairman	November 17, 2009

/S/ GERALD BALDWIN Gerald Baldwin	Director	November 17, 2009

/S/ HILARY BILLINGS Hilary Billings	Director	November 17, 2009

/S/ DAVID DENO David Deno	Director	November 17, 2009

Signature	Title	Date

/S/ TED W. HALL Ted W. Hall	Director	November 17, 2009

/S/ MICHAEL LINTON Michael Linton	Director	November 17, 2009

/S/ ELIZABETH SARTAIN Elizabeth Sartain	Director	November 17, 2009